   As Filed with the Securities and Exchange Commission on November 1, 1996
                                                Registration No. 33-____________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     Under

                           THE SECURITIES ACT OF 1933

                    --------------------------------------

                            COMPASS BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                     6711                        63-0593897
(State or other jurisdiction   (Primary Standard             (I.R.S. Employer
   of incorporation or         Classification Code           Identification No.)
       organization)                Number)

                              15 South 20th Street
                           Birmingham, Alabama 35233
                                 (205) 933-3000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    --------------------------------------

                            Jerry W. Powell, Esquire
                                General Counsel
                            Compass Bancshares, Inc.
                              15 South 20th Street
                           Birmingham, Alabama 35233
                                 (205) 933-3960
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)


     Approximate date of commencement    As soon as practicable following the
     of proposed sale to the public:     effective date of this Registration
                                         Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                    --------------------------------------

                        CALCULATION OF REGISTRATION FEE


 ===================================================================================
  Title of each
    class of         Amount    Proposed maximum    Proposed maximum     Amount of
  securities to      to be      offering price         aggregate        registra-
  be registered    registered      per share        offering price       tion fee
------------------------------------------------------------------------------------
Common Stock        1,080,740        (1)       $13,558,073(2)          $4,108.51(2)
$2.00 par value
====================================================================================

(1)  Not Applicable

(2) Computed in accordance with rule 457(f)(2) under the Securities Act of 1933, as amended, based upon the book value of all outstanding shares of common stock of Enterprise National Bank of Jacksonville as of September 30, 1996.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                            COMPASS BANCSHARES, INC.

                               -----------------


                             CROSS REFERENCE SHEET

                   (Pursuant to Item 501(b) of Regulation S-K
                       and Item 1 of Part I of Form S-4)

                                                 Location of Proxy Statement/
     S-4 Item Number and Heading                      Prospectus Heading
-----------------------------------------   -------------------------------------

A.  Information About the Transaction
    ---------------------------------

    1.  Forepart of Registration            Forepart of the Registration
        Statement and Outside Front Cover   Statement; Outside Front Cover Page
        Page of Prospectus                  of Prospectus

    2.  Inside Front and Outside Back       Table of Contents; Available
        Cover Pages of Prospectus           Information; Incorporation of Certain
                                            Documents by Reference

    3.  Risk Factors, Ratio of              Summary; Risk Factors; Selected
        Earnings to Fixed Charges and       Financial Data and Comparative Per
        Other Information                   Share Data; The Merger; Supervision
                                            and Regulation

    4.  Terms of the Transaction            Forepart of the Registration
                                            Statement; Summary; The Merger;
                                            Description of Compass Common and
                                            Preferred Stock; Comparison of Rights
                                            of Shareholders of ENB and Compass;
                                            Information About Compass; Appendix I
                                            and Appendix II

    5.  Pro Forma Financial Information     Not Applicable

    6.  Material Contacts with the          Summary; Recommendation of Board of
        Company Being Acquired              Directors; The Merger; Information
                                            About ENB

    7.  Additional Information              Not applicable
        Required for Reoffering by
        Persons and Parties Deemed to be
        Underwriters

    8.  Interests of Named Experts and      Relationships with Independent
        Counsel                             Accountants; Experts; Legal Opinions

    9.  Disclosure of Commission            Indemnification
        Position on Indemnification for
        Securities Act Liabilities

B.  Information About the Registrant
    --------------------------------

    10. Information with Respect to         Available Information; Incorporation
        S-3 Registrants                     of Certain Documents by Reference;
                                            Summary; Selected Financial Data and
                                            Comparative Per Share Data;
                                            Information About Compass

    11. Incorporation of Certain            Incorporation of Certain Documents by
        Information by Reference            Reference; Information About Compass

    12. Information with Respect to         Not applicable
        S-2 or S-3 Registrants

    13. Incorporation of Certain            Not applicable
        Information by Reference

                             CROSS REFERENCE SHEET
                                  (Continued)


                                                                     Location of Proxy Statement/
         S-4 Item Number and Heading                                      Prospectus Heading
-------------------------------------------------         ---------------------------------------------------


   14.  Information with respect to                       Not applicable
        Registrants Other Than S-3 or S-2
        Registrants

C. Information About the Company Being Acquired

   15.  Information with Respect to S-3 Companies         Not applicable

   16.  Information with Respect to                       Not applicable.
        S-2 or S-3 Companies

   17.  Information with Respect to                       Summary; The Merger; Selected
        Companies Other Than S-2 or S-3                   Financial Data and Comparative Per
        Companies                                         Share Data; Information About ENB;
                                                          Comparison of Rights of Shareholders
                                                          of ENB and Compass

D. Voting and Management Information
   ---------------------------------

   18.  Information if Proxies,                           The Special Meeting; Incorporation of
        Consents or Authorizations are to                 Certain Documents by Reference;
        be Solicited                                      Information About Compass;
                                                          Information About ENB; Relationships
                                                          with Independent Accountants; Experts

   19.  Information if Proxies,                           Not applicable
        Consents or Authorizations are
        not to be Solicited, or in an
        Exchange Offer


 ENTERPRISE NATIONAL BANK                              COMPASS BANCSHARES, INC.
     OF JACKSONVILLE

                          PROXY STATEMENT/PROSPECTUS

  Compass Bancshares, Inc., a Delaware corporation ("Compass"), has filed this Proxy Statement/Prospectus with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Compass $2.00 par value common stock ("Compass Common Stock") to be issued in the proposed merger (the "Merger") of Enterprise National Bank of Jacksonville, a national banking association ("ENB"), with and into Compass Bank, a Florida banking corporation and wholly-owned subsidiary of Compass ("Compass Bank").

  This Proxy Statement/Prospectus constitutes the proxy statement of ENB relating to the solicitation of proxies for use at the Special Meeting of Shareholders of ENB (the "Special Meeting") scheduled to be held on December 11, 1996 at 10:00 A.M. Jacksonville, Florida time, at ENB's main office located at 4190 Belfort Road, Jacksonville, Florida, 32216 and any adjournments thereof. At the Special Meeting, the shareholders of record of ENB as of November 4, 1996 (the "Record Date") will consider and vote upon a proposal to approve, ratify, confirm and adopt the Agreement and Plan of Merger dated as of July 31, 1996 (the "Merger Agreement", a copy of which is attached to this Proxy Statement/Prospectus as Appendix I), by and among Compass, Compass Bank and ENB, and the transactions contemplated thereby. As more fully described herein, pursuant to the Merger Agreement, ENB will merge with and into Compass Bank, and the then outstanding shares of ENB common stock, par value $5.00 ("ENB Common Stock"), together with the then unexercised options and warrants to acquire ENB Common Stock (the "ENB Options"), shall be converted into the right to receive, in the aggregate, a number of shares of Compass Common Stock (the "Aggregate Merger Consideration") equal to the sum of (i) 911,000 plus (ii) one share for every $31.9712 of additional capital received by ENB upon exercise of ENB Options between January 1, 1996 to the consummation of the Merger. Pursuant to certain option and warrant cancellation agreements (the "Cancellation Agreements"), the holders of ENB Options have exercised, or have agreed to exercise, a total of 509,868 ENB Options between January 1, 1996 and the consummation of the Merger for an aggregate exercise price of $5,233,060. Assuming the Cancellation Agreements are honored, the Aggregate Merger Consideration will be 1,074,680 shares of Compass Common Stock (rounded to the nearest whole share).

  A portion of the Aggregate Merger Consideration (the "Option Payment Shares") will be issued to the holders of ENB Options (the "ENB Option Holders") in cancellation of their ENB Options, and the remaining portion of the Aggregate Merger Consideration (the "Stock Payment Shares") will be issued to the holders of ENB Common Stock as of the time of the Merger (the "ENB Stockholders"). The actual number of Option Payment Shares will be determined based on a formula set forth in the Merger Agreement that takes into consideration (i) the number of ENB Options remaining unexercised immediately prior to the Merger and their exercise prices, and (ii) the average closing sales price of the Compass Common Stock as reported by the NASDAQ National Market System for the 10 trading days immediately preceding the fifth business day prior to the closing of the transactions contemplated by the Merger Agreement (the "Market Price" as determined during the "Valuation Period"), all as more fully described herein. SEE "THE MERGER--MERGER CONSIDERATION."

  Each ENB Stockholder shall be entitled to receive, for each share of ENB Common Stock held, a number of shares of Compass Common Stock determined by dividing the Stock Payment Shares by the number of shares of ENB Common Stock outstanding immediately prior to the Merger (the "Per Share Merger Consideration," or the "Conversion Ratio"). Assuming the Cancellation Agreements are honored prior to the Merger, there will be 1,271,376 shares of ENB Common Stock outstanding immediately prior to the Merger. SEE "THE MERGER--MERGER CONSIDERATION." A table setting forth the number of Option Payment Shares, Stock Payment Shares and Conversion Ratios based on a range of assumed Market Prices appears elsewhere in this Proxy Statement/Prospectus. SEE "THE MERGER--MERGER CONSIDERATION."

  Compass Common Stock is publicly traded in the over-the-counter market and
quoted on the NASDAQ National Market System. On      , 1996, the last reported
sale price per share of Compass Common Stock was $ . No active trading market exists for the ENB Common Stock.

  This Proxy Statement/Prospectus also constitutes the prospectus of Compass with respect to the shares of Compass Common Stock to be delivered to the ENB Stockholders and ENB Option Holders in the Merger; however, it does not cover resales of shares of Compass Common Stock by certain affiliates of ENB upon consummation of the proposed reorganization, and no person is authorized to use this Proxy Statement/Prospectus in connection with any such resale. SEE "RESALE OF COMPASS STOCK".

  Compass' principal executive offices are located at 15 South 20th Street, Birmingham, Alabama 35233, and its telephone number is (205) 933-3000. ENB's principal executive offices are located at 4190 Belfort Road, Jacksonville, Florida 32216, telephone number (904) 296-2265.

 THE SECURITIES OF  COMPASS BANCSHARES,  INC. OFFERED IN  CONNECTION WITH THE
  MERGER  HAVE NOT  BEEN  APPROVED  OR  DISAPPROVED  BY  THE SECURITIES  AND
   EXCHANGE COMMISSION, NOR HAS THE  COMMISSION PASSED UPON THE ACCURACY OR
    ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  This Proxy Statement/Prospectus is dated      , 1996 and is first being
mailed or delivered to all holders of record of ENB Common Stock as of the
Record Date on or about      , 1996.

                             AVAILABLE INFORMATION

  Compass is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission's public reference rooms located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the public reference facilities in the New York Regional Office, 13th Floor, Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Branch, 450 Fifth Street, N.W., Washington, D.C. 20549. Compass' electronic filings made through the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are also publicly available at the Commission's internet web site--http: www.sec.gov.

  Compass has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act for the registration of the Compass Common Stock proposed to be issued and exchanged in the Merger. This Proxy Statement/Prospectus was filed as a part of the Registration Statement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, as certain parts are permitted to be omitted by the rules and regulations of the Commission. For further information pertaining to Compass, ENB, Compass Common Stock, and related matters, reference is made to the Registration Statement, including the exhibits filed as a part thereof, which may be inspected at, and copies of which may be obtained by mail from, the Public Reference Branch of the Commission referred to above. The Registration Statement is also available through the EDGAR web site referred to above.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT INCLUDED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS CONCERNING COMPASS (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE TO EACH BENEFICIAL OWNER OF ENB COMMON STOCK WITHOUT CHARGE AND UPON REQUEST, FROM THE CONTROLLER OF COMPASS AT 15 SOUTH 20TH STREET, BIRMINGHAM, ALABAMA 35223 (TELEPHONE NUMBER (205) 558-5740). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY NOVEMBER 22, 1996.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by Compass (File No. 0-6032) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

    (i) Compass' annual report on Form 10-K for the year ended December 31, 1995;

    (ii) Compass' quarterly report on Form 10-Q for the quarter ended March 31, 1996;

    (iii) Compass' quarterly report on Form 10-Q for the quarter ended June 30, 1996;

    (iv) Compass' Proxy Statement dated March 6, 1996, relating to its annual meeting of shareholders held on April 9, 1996; and

    (v) The description of Compass Common Stock contained in its Proxy Statement dated April 16, 1982, relating to its Annual Meeting held May 17, 1982;

  All documents filed by Compass pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting are incorporated herein by reference, and shall be deemed a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Proxy Statement/Prospectus, shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.

  No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Compass, Compass Bank, ENB or their respective affiliates. This Proxy Statement/Prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, any securities other than the Compass Common Stock offered hereby, nor does it constitute an offer to exchange or sell or a solicitation of an offer to exchange or purchase such securities in any state or other jurisdiction to any person to whom such an offer or solicitation would be unlawful.

  Neither the delivery of this Proxy Statement/Prospectus, nor any distribution of securities made hereunder, shall under any circumstances create any implication that there has been no change in the affairs of Compass, Compass Bank, ENB or their respective affiliates since the date of this Proxy Statement/Prospectus.

  All information concerning Compass and Compass Bank has been furnished by Compass, and all information regarding ENB has been furnished by ENB.

                           PROXY STATEMENT/PROSPECTUS
                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................   3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................   3
SUMMARY.....................................................................   6
 Parties to the Merger......................................................   6
 The Merger.................................................................   7
 Reasons for the Merger; Recommendation of Board of Directors...............   8
 The Special Meeting........................................................   8
 Record Date................................................................   8
 Shareholder Votes Required.................................................   8
 Dissenters' Rights.........................................................   8
 Conditions to Consummation and Regulatory Approvals; Termination...........   9
 Federal Income Tax Consequences............................................   9
 Accounting Treatment.......................................................   9
 Market Value of Securities.................................................  10
SELECTED FINANCIAL DATA AND COMPARATIVE PER SHARE DATA......................  11
PRO FORMA FINANCIAL INFORMATION.............................................  13
RISK FACTORS................................................................  14
THE SPECIAL MEETING.........................................................  14
 General....................................................................  14
 Date, Place and Time.......................................................  14
 Record Date................................................................  15
 Shareholder Votes Required.................................................  15
 Voting and Revocation of Proxies...........................................  15
 Solicitation of Proxies....................................................  15
THE MERGER..................................................................  16
 General....................................................................  16
 Merger Consideration.......................................................  16
 Background and Reasons for the Merger......................................  18
 Opinion of Financial Consulting Associates, Inc............................  19
 Effective Time.............................................................  22
 Exchange of Shares.........................................................  22
 Operations After the Merger................................................  23
 Terms and Conditions to the Merger.........................................  23
 Additional Agreements......................................................  24
 Government Approvals.......................................................  25
 Business Pending Effective Time............................................  25
 Amendment; Termination.....................................................  26
 Dissenters' Rights.........................................................  27
 Federal Income Tax Consequences............................................  28
 Accounting Treatment.......................................................  29
SUPERVISION AND REGULATION..................................................  29
 General....................................................................  29
 Compass, Compass-Texas and Compass Bancorporation..........................  29
 The Subsidiary Banks.......................................................  31
 Other......................................................................  32
DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK...........................  33
 Compass Common Stock.......................................................  33
 Compass Preferred Stock....................................................  33
COMPARISON OF RIGHTS OF SHAREHOLDERS OF ENB AND COMPASS.....................  34
 Charter and Bylaw Provisions Affecting Compass Stock.......................  34
 Shareholder Approval of Mergers............................................  34
 Dissenters' Rights.........................................................  35

 Shareholders' Meetings and Voting.........................................  35
 Dividends.................................................................  36
 Preemptive Rights.........................................................  37
 Liquidation Rights........................................................  37
 Limitation of Liability and Indemnification...............................  37
 Antitakeover Provisions...................................................  38
RESALE OF COMPASS STOCK....................................................  39
INFORMATION ABOUT COMPASS..................................................  39
 Incorporation of Certain Documents by Reference...........................  39
 Information About Voting Securities and the Principal Holders Thereof;
  Directors and Executive Officers; Certain Relationships and Related
  Transactions.............................................................  39
 Interests of Certain Persons..............................................  40
INFORMATION ABOUT ENB......................................................  40
 Description of the Business...............................................  40
 Information About Voting Securities and the Principal Holders Thereof.....  41
 Interests of Certain Persons in the Merger................................  41
MANAGEMENT'S DISCUSSION AND ANALYSIS Enterprise National Bank and
 Subsidiaries..............................................................  43
 Summary...................................................................  43
COMPARISON OF THE YEARS ENDED
 DECEMBER 31, 1995 AND 1994................................................  43
 Earning Assets............................................................  43
 Loans.....................................................................  44
 Yields Earned and Rates Paid..............................................  47
 Rate/Volume Analysis......................................................  48
 Investments...............................................................  48
 Asset Quality.............................................................  50
 Asset/Liability Management................................................  53
 Deposits and Other Sources of Funds.......................................  54
 Regulatory Capital Requirements...........................................  56
 Liquidity and Capital Resources...........................................  56
 Earnings..................................................................  57
 Discontinued Operations...................................................  57
 Personnel.................................................................  57
COMPARISON OF THE YEARS ENDED
 DECEMBER 31, 1994 AND 1993................................................  58
 Earning Assets............................................................  58
 Loans.....................................................................  58
 Investments...............................................................  58
 Asset Quality.............................................................  58
 Deposits and Other Sources of Funds.......................................  58
 Regulatory Capital Requirements...........................................  59
 Liquidity and Capital Resources...........................................  59
 Earnings..................................................................  59
COMPARISON OF THE SIX MONTHS ENDED
 JUNE 30, 1996 AND 1995....................................................  60
 Summary...................................................................  60
 Operations................................................................  60
 Financial Condition.......................................................  60
 Subsequent Events.........................................................  60
RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS.................................  60
EXPERTS....................................................................  61
LEGAL OPINIONS.............................................................  61
INDEMNIFICATION............................................................  61
OTHER MATTERS..............................................................  61
ENB FINANCIAL STATEMENTS................................................... F-1
APPENDICES.................................................................

                                    SUMMARY

  The following is a brief summary of certain information relating to the Merger contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to describe all material information relating to the Merger and is qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents referred to herein or incorporated by reference. ENB Stockholders are urged to read carefully the entire Proxy Statement/Prospectus and the related documents.

PARTIES TO THE MERGER

  COMPASS. Compass is a Delaware corporation which was organized in 1970. It is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Substantially all of Compass' revenues are derived from its subsidiaries, which are primarily commercial banks located in Alabama, Texas and Florida.

  Compass owns Compass Bank, which is headquartered in Jacksonville, Florida, Compass Bank, an Alabama state bank headquartered in Birmingham, Alabama ("Compass-Alabama"), and Central Bank of the South, an Alabama state bank headquartered in Anniston, Alabama. Compass Bank and Compass-Alabama conduct a general, full-service commercial and consumer banking business through 87 banking offices located in 45 communities in Alabama and 33 banking offices in Florida. Compass-Alabama also is engaged in the investment, trust and equipment leasing businesses, and other bank operating activities. Central Bank of the South primarily serves as a controlled disbursement facility for commercial deposit customers of Compass-Alabama.

  Compass also owns Compass Banks of Texas, Inc., a Delaware corporation ("Compass-Texas"). Compass-Texas, its wholly-owned subsidiary, Compass Bancorporation of Texas, Inc., a Delaware corporation ("Compass Bancorporation"), and Compass Texas Acquisition Corp, a Delaware corporation ("Compass Acquisition") are bank holding companies registered with the Federal Reserve under the BHC Act. Compass Acquisition serves only to facilitate acquisitions in Texas. Compass Bancorporation owns Compass Bank, a Texas state bank headquartered in Houston, Texas ("Compass-Houston"), River Oaks Trust Company, a trust company located in Houston, Texas ("River Oaks Trust Company"), and Compass Texas Management, Inc., a Texas corporation ("Compass Management"). Compass Management provides management services to its affiliated Texas banks. The wholly owned Texas commercial bank subsidiary conducts a general, full-service commercial and consumer banking business through 38 banking offices in Houston, 24 banking offices in Dallas, 16 banking offices in San Antonio, 3 banking offices in Central Texas, and 3 banking offices in East Texas.

  Compass actively pursues business combinations which are deemed beneficial to its shareholders. During 1996, Compass acquired CFB Bancorp, Inc. and its bank subsidiary, Community First Bank, located in Jacksonville, Florida; Royall Financial Corporation and its bank subsidiary, The Royall National Bank of Palestine, located in Palestine, Texas; Equitable BankShares, Inc. and its bank subsidiary, Equitable Bank, located in Dallas, Texas; Peoples Bancshares, Inc. and its bank subsidiary, The Peoples National Bank, located in Belton, Texas; Flower Mound Bancshares, Inc. and its bank subsidiary, Security Bank, located in Flower Mound, Texas; Texas American Bank located in San Antonio, Texas; and Post Oak Bank, located in Houston, Texas. During 1996, Compass also purchased three branches from Coastal Bank, SSB, in San Antonio, Texas. Announced acquisitions which are pending include the Merger, Horizon Bancorp, Inc. and its bank subsidiary Horizon Bank & Trust, located in Austin, Texas; Greater Brazos Valley Bancorp, Inc. and its bank subsidiary Commerce National Bank, located in College Station, Texas; and ProBank, located in The Woodlands, Texas.

  On June 30, 1996, Compass and its subsidiaries had consolidated assets of $11.6 billion, consolidated deposits of $9.1 billion, and total shareholders' equity of $777 million. Of Compass' $11.6 billion of consolidated assets, approximately $5.8 billion are held in Alabama, $4.8 billion are held in Texas, and $1.0 billion are held in Florida. SEE "AVAILABLE INFORMATION" AND "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  ENB. ENB is a national bank which commenced operations on August 31, 1987. ENB is subject to regulation and supervision by the Office of the Comptroller of the Currency (the "OCC"), and its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (the "FDIC"). ENB is also a member of the Federal Reserve. ENB maintains its main office and two full service branches in Jacksonville, Florida.

  On June 30, 1996, ENB had assets of $161 million, deposits of $144 million, and total shareholders' equity of $13 million.

THE MERGER

  General. Pursuant to the Merger Agreement, ENB will merge with and into Compass Bank. Compass Bank will be the surviving entity, and certain officers of ENB will become officers of Compass Bank after the Merger. SEE "THE MERGER-- OTHER AGREEMENTS." The Merger will be consummated upon the filing of Articles of Merger with the Florida Department of State and will be effective as of the close of business on the day of the closing of the transactions contemplated by the Merger Agreement (the "Closing"), which is expected to be on or about December 12, 1996, or such other date and time within two business days after such Closing as the parties may specify in the Articles of Merger (the "Effective Time").

  Merger Consideration. The Aggregate Merger Consideration will be the sum of
(i) 911,000 shares plus (ii) one share for each $31.9712 of additional capital received by ENB from January 1, 1996 to the Effective Time of the Merger upon exercise of ENB Options. Pursuant to the Cancellation Agreements, ENB Option Holders have exercised, or committed to exercise, a total of 509,868 ENB Options between January 1, 1996 and the Effective Time for an aggregate exercise price of $5,233,060 (rounded to the nearest whole dollar), and have committed to refrain from exercising the remaining 66,081 of ENB Options having an aggregate exercise price of $809,492 (rounded to the nearest whole dollar). The unexercised ENB Options will be cancelled at the Effective Time pursuant to the Cancellation Agreements. Giving effect to these Cancellation Agreements, the Aggregate Merger Consideration will be 1,074,680 shares of Compass Common Stock.

  Of the Aggregate Merger Consideration, a portion will constitute Option Payment Shares to be delivered to the ENB Option Holders in cancellation of their ENB Options, and the remainder will constitute Stock Payment Shares to be delivered to ENB Stockholders in exchange for their ENB Common Stock. Assuming the Cancellation Agreements are honored, the number of Option Payment Shares will depend only upon the Market Price of the Compass Common Stock as determined during the Valuation Period. A table setting forth possible calculations of Option Payment Shares and Stock Payment Shares based upon a range of Market Prices appears at page 17 in this Proxy Statement/Prospectus. SEE "THE MERGER--MERGER CONSIDERATION" AND "THE MERGER--ADDITIONAL AGREEMENTS."

  The Aggregate Merger Consideration of 1,074,680 shares of Compass Common Stock is fixed pursuant to the Cancellation Agreements. Of this Aggregate Merger Consideration, however, the number of Option Payment Shares and Stock Payment Shares will vary depending on the Market Price of Compass Common Stock as determined during the Valuation Period. THE RANGE OF POSSIBLE MARKET PRICES REFLECTED IN THE TABLE AT PAGE 17 HEREIN ARE ONLY GIVEN AS EXAMPLES BASED ON HISTORICAL TRADING VALUES, AND NO ASSURANCE CAN BE GIVEN THAT THE ACTUAL MARKET
PRICE WILL NOT BE SIGNIFICANTLY LOWER OR HIGHER THAN THESE EXAMPLES. On    ,
1996, the last reported sale price per share of Compass Common Stock was $   .

  Compass will not issue fractional shares of Compass Common Stock, but instead will pay cash to any ENB Stockholder or ENB Option Holder otherwise entitled to receive a fractional share. Such cash payment shall be based on the Per Share Merger Consideration. The Merger Agreement also provides that the number of shares of Compass Common Stock to be received by ENB Stockholders and ENB Option Holders in the Merger will be adjusted to give effect to any stock splits with respect to Compass Common Stock occurring between the date of execution of the Merger Agreement and the Effective Time. SEE "THE MERGER--MERGER CONSIDERATION" AND APPENDIX I.

  Opinion of Financial Advisor. ENB has received the written opinion of Financial Consulting Associates, Inc. ("Financial"), dated October 28, 1996, that the Per Share Purchase Price and Terms (as defined therein) of the Merger Agreement were fair, from a financial point of view, to the ENB Stockholders and ENB Option Holders as of the date of such opinion. A copy of such opinion is attached to this Proxy Statement/Prospectus as Appendix II. SEE "THE MERGER--OPINION OF FINANCIAL CONSULTING ASSOCIATES, INC."

REASONS FOR THE MERGER; RECOMMENDATION OF BOARDS OF DIRECTORS

  Consummation of the Merger offers the ENB Stockholders and ENB Option Holders the opportunity to acquire an equity interest in a larger, more diversified financial institution, which is interested in expanding its operations in Florida, but which is not dependent solely upon the economic conditions of the Jacksonville, Florida metropolitan area. Compass Common Stock is publicly traded and has a history of paying dividends. ENB's Board of Directors anticipates that the Merger will expand the banking products and services offered to ENB's customers and the community. ENB's Board of Directors has determined that the proposed Merger is in the best interests of ENB and the ENB Stockholders and ENB Option Holders. ENB'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ENB SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER and has authorized consummation of the Merger subject to approval of the ENB Stockholders and the satisfaction of certain other conditions. SEE "THE MERGER--BACKGROUND AND REASONS FOR THE MERGER".

THE SPECIAL MEETING

  The Special Meeting will be held on December 11, 1996 at 10:00 A.M., local time, at ENB's main office at 4190 Belfort Road, Jacksonville, Florida, 32216 for the purpose of approving, ratifying, confirming and adopting the Merger Agreement and transacting such other business as may properly come before the Special Meeting.

RECORD DATE

  The Record Date has been set by ENB's Board of Directors as the close of business on November 4, 1996. Only holders of ENB Common Stock as of such date will be entitled to vote at the Special Meeting.

SHAREHOLDER VOTES REQUIRED

  The Merger must be approved by the affirmative of the holders of at least two-thirds ( 2/3) of the shares of the ENB Common Stock issued and outstanding and entitled to vote at the special Meeting. Directors, certain officers and
certain shareholders of ENB who owned     shares of ENB Common Stock,
comprising % of the total shares of ENB Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to a Voting Agreement and Irrevocable Proxy, to vote their shares of ENB Common Stock in favor of the Merger.

DISSENTERS' RIGHTS

  ENB Stockholders may exercise their right to dissent from the Merger by complying with the provisions of the National Bank Act relating to rights of dissenting stockholders, 12 U.S.C. (S) 214a, a copy of which is attached as Appendix III. SEE "THE MERGER--DISSENTERS' RIGHTS"; COMPARISON OF RIGHTS OF SHAREHOLDERS OF ENB AND COMPASS--DISSENTERS' RIGHTS"; AND APPENDIX III.

CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS; TERMINATION

  Consummation of the Merger is subject to approval of the Merger by holders of the requisite number of shares of ENB Common Stock as of the Record Date, which approval is being solicited by the Board of Directors of ENB pursuant to this Proxy Statement/Prospectus.

  Consummation of the Merger is also subject to the approval of the Federal Reserve and the Florida Department of Banking and Finance (the "Department"). Compass Bank has filed applications with the Federal Reserve and the Department to approve the Merger. The Federal Reserve's approval order is dated October 22, 1996, and the Department's approval is expected to be granted prior to the Effective Time. SEE, "THE MERGER--GOVERNMENTAL APPROVALS."

  The respective boards of directors of Compass and ENB may terminate the Merger Agreement as a result of, among other things, the failure of any of the several conditions to each of their respective obligations to close, or if the Effective Time does not occur on or before March 1, 1997 or such later date agreed to in writing by Compass and ENB. SEE "THE MERGER--OTHER TERMS AND CONDITIONS," "THE MERGER--AMENDMENT; TERMINATION."

FEDERAL INCOME TAX CONSEQUENCES

  Compass expects to receive an opinion from Balch & Bingham, counsel to Compass and Compass Bank, at the Closing that the Merger will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, as a result of such qualification, no gain or loss will be recognized by ENB Stockholders for federal income tax purposes upon receipt of Compass Common Stock in accordance with the Merger Agreement, except to the extent that ENB Stockholders receive cash in lieu of fractional shares in the Merger. Such opinion will be based upon certain assumptions and representations. Compass' receipt of such opinion is a condition to consummation of the Merger. No information is provided herein with respect to the tax consequences, if any, of the Merger to the ENB Shareholders under any state, local or foreign tax laws. ENB SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO ALL TAX CONSEQUENCES OF THE MERGER AFFECTING THEM. SEE "THE MERGER--FEDERAL INCOME TAX CONSEQUENCES", "THE MERGER--OTHER TERMS AND CONDITIONS" AND "LEGAL OPINIONS."

ACCOUNTING TREATMENT

  Compass intends to account for the Merger as a "pooling of interests" for financial reporting and all other purposes. Compass expects to receive a letter from KPMG Peat Marwick, LLP, dated as of the Effective Time, to the effect that the Merger will qualify for pooling of interests accounting treatment. Compass' receipt of such letter is a condition to consummation of the Merger. SEE "THE MERGER--ACCOUNTING TREATMENT".

MARKET VALUE OF SECURITIES

  Compass Common Stock is traded in the national over-the-counter securities market. Since July 1984, Compass Common Stock has been quoted under the symbol "CBSS" on the NASDAQ National Market System. The following table sets forth for the periods indicated the high and low sales prices for Compass Common Stock as report through the NASDAQ National Market System and published in The Wall Street Journal. The prices shown do not include retail mark-ups, mark-downs or commissions. All share values have been rounded to the nearest 1/8 of one dollar.

                                               COMPASS
                                            COMMON STOCK
                                            -------------
            PERIOD                           HIGH   LOW
            ------                          ------ ------
            1994
             First Quarter................  24     21
             Second Quarter...............  26 3/4 23
             Third Quarter................  26     23
             Fourth Quarter...............  23 3/4 21
            1995
             First Quarter................  28     21 1/2
             Second Quarter...............  29 1/4 25 1/2
             Third Quarter................  33 3/4 28 1/2
             Fourth Quarter...............  33 1/2 30 1/8
            1996
             First Quarter................  35     30 3/4
             Second Quarter...............  35 5/8 32 1/4
             Third Quarter................  35 1/4 31 1/2
             Fourth Quarter through     ..     --     --

  The following table sets forth certain information determined as if the Effective Time were (A) July 30, 1996 (the business day immediately preceding
the announcement of the execution of the Merger Agreement) and (B)       ,
1996, the last day for which such information could be calculated prior to the mailing of this Proxy Statement/Prospectus:

            HYPOTHETICAL         CLOSING PRICE OF                    VALUE PER SHARE OF ENB
           EFFECTIVE TIME      COMPASS COMMON STOCK CONVERSION RATIO    COMMON STOCK(1)
           --------------      -------------------- ---------------- ----------------------
      July 30, 1996...........       32 1/16             .8223(2)            $26.50
          , 1996..............           --                -- (3)              $--

  No assurance can be given as to what the actual trading value of Compass Common Stock or the Conversion Ratio will be at the Effective Time. ENB Shareholders are encouraged to obtain current market quotations for Compass Common Stock. SEE "THE MERGER--MERGER CONSIDERATIONS."
--------
(1) Equals the Conversion Ratio (based on the Market Price) multiplied by the actual closing price of Compass Common Stock as of the Effective Time.
(2) Calculated using a Market Price of $32.23, which would have been the Market Price if July 30, 1996 had been the Effective Time.
(3) Calculated using a Market Price of $    , which would have been the Market
    Price if          had been the Effective Time.

            SELECTED FINANCIAL DATA AND COMPARATIVE PER SHARE DATA

  The following table, except for the lines designated as pro forma, summarizes certain unaudited consolidated historical financial data of Compass and ENB for each of the last five fiscal years. The historical data of ENB is derived from, and should be read in conjunction with the audited financial statements of ENB, including the notes thereto, which appear in this Proxy Statement/Prospectus at pages F-1 through F-23. SEE "AVAILABLE INFORMATION" AND "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  The table also summarizes, where indicated, certain pro forma combined financial information for Compass Common Stock and certain pro forma equivalent per share financial information for the ENB Common Stock. Compass' pro forma combined information and ENB's pro forma equivalent per share information have been calculated as if the Effective Time of the Merger were July 30, 1996, the day before the announcement of the execution of the Merger Agreement, at which time the Market Price of the Compass Common Stock would have been $32.23 and the Conversion Ratio would have been .8223 (giving effect to the Cancellation Agreements). The pro forma data do not purport to be indicative of the results of future operations or the results that would have occurred had the Merger been consummated prior to the period stated below. The pro forma data should be read in conjunction with audited financial statements of ENB, including the notes thereto, which appear in this Proxy Statement/Prospectus at pages F-1 through F-23. SEE "AVAILABLE INFORMATION" AND "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                           AS OF AND
                            FOR THE
                          SIX MONTHS
                             ENDED
                            JUNE 30         AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                          ----------- -------------------------------------------------------
                             1996        1995        1994       1993       1992       1991
                          ----------- ----------- ---------- ---------- ---------- ----------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
TOTAL ASSETS
 Compass................  $10,947,444 $10,678,369 $9,639,540 $7,808,063 $7,484,662 $7,122,202
 ENB....................      161,134     166,864    138,474    118,610    103,224     84,482
TOTAL DEPOSITS
 Compass................    8,861,703   8,090,818  7,511,470  6,047,131  5,776,902  5,425,146
 ENB....................      143,993     153,921    127,865    106,888     92,283     76,293
LONG-TERM DEBT
 Compass................      612,936     590,044    494,327    332,391    209,404     22,038
 ENB....................            0           0          0          0          0          0
TOTAL SHAREHOLDERS' EQ-
 UITY
 Compass................      716,677     737,463    637,877    585,868    538,217    469,072
 ENB....................       12,721      11,741      9,757      9,145      8,063      7,375
NET INTEREST INCOME
 Compass................      194,287     368,954    353,208    347,725    334,585    271,934
 ENB....................        3,702       6,960      6,243      4,829      3,820      3,124
NET INCOME FROM CONTINU-
 ING OPERATIONS(1)
 Compass................       68,671     114,225    105,438     96,920     80,938     66,130
 ENB....................          847       1,457      1,215        947        498        239
NET INCOME PER COMMON
 SHARE FROM
 CONTINUING OPERATIONS
 Compass
 Historical.............         1.70        2.82       2.62       2.37       1.97       1.68
 Pro forma..............         1.68        2.78       2.58       2.33       1.93       1.64
 ENB
 Historical.............         0.77        1.33       1.17       0.91       0.50       0.31
 Equivalent pro
  forma(2)..............         1.38        2.29       2.12       1.92       1.59       1.35
CASH DIVIDEND PER COMMON
 SHARE
 Compass
 Historical.............         0.64        1.12       0.92       0.76      0.667      0.587
 Pro forma..............         0.60        1.03       0.82       0.66       0.54       0.47
 ENB
 Historical.............            0           0          0          0          0          0
 Equivalent pro
  forma(2)..............         0.49        0.85       0.67       0.54       0.44     . 0.39

                          AS OF AND
                           FOR THE
                          SIX MONTHS
                            ENDED
                           JUNE 30       AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                          ---------- --------------------------------------------------
                             1996       1995      1994      1993      1992      1991
                          ---------- ---------- --------- --------- --------- ---------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
SHAREHOLDERS' EQUITY
 (BOOK VALUE) PER
 COMMON SHARE
 Compass
 Historical                    18.30      18.29     15.91     14.63     12.88     11.37
 Pro forma..............       18.12      18.10     15.73     14.47     12.74     11.25
 ENB
 Historical.............       16.17      15.42     12.85     12.04     10.69      9.78
 Equivalent pro
  forma(2)..............       14.90      14.88     12.93     11.90     10.48      9.25
WEIGHTED AVERAGE NUMBER
 OF SHARES OUTSTANDING
 Compass
 Historical.............      40,284     40,513    40,320    40,310    39,984    38,373
 Pro forma..............      41,359     41,588    41,395    41,385    41,059    39,448
 ENB
 Historical.............       1,095      1,095     1,038     1,044       990       761
NUMBER OF COMMON SHARES
 OUTSTANDING AT
 END OF PERIOD
 Compass
 Historical.............      39,171     40,325    40,096    40,050    39,983    39,208
 Pro forma..............      40,246     41,400    41,171    41,125    41,058    40,283
 ENB
 Historical.............         787        762       759       759       755       754

--------
(1) Net income per common share from continuing operations represents primary earnings per share (i.e., the amount of earnings attributable to each share of common stock outstanding, including common stock equivalents).
(2) ENB's Equivalent Pro Forma per share amounts are computed by multiplying Compass' Pro Forma amounts by a Conversion Ratio of .8223, which is a hypothetical Conversion Ratio obtained as if the Effective Time were July 30, 1996, the day before the announcement of the execution of the Merger Agreement. The actual Conversion Ratio may vary. SEE "THE MERGER--MERGER CONSIDERATION."

                        PRO FORMA FINANCIAL STATEMENTS

  During 1996, Compass has completed several acquisitions in Texas and Florida. Presented below are pro forma financial statements for Compass reflecting the pro forma effect of these acquisitions on Compass' financial position and results of operations. With regard to the balance sheet summary, the information is presented assuming the acquisitions occurred on June 30, 1996, while the earnings summary has been prepared assuming the acquisitions occurred on January 1, 1995.

                           COMPASS BANCSHARES, INC.
                            PRO FORMA BALANCE SHEET
                              AS OF JUNE 30, 1996

                                                       PRO                    ENTERPRISE  PRO FORMA
                           JUNE 30      PURCHASE      FORMA       ADJUSTED     NATIONAL    JUNE 30
                            1996      TRANSACTIONS ADJUSTMENTS     BALANCE       BANK       1996
                         -----------  ------------ -----------   -----------  ---------- -----------
ASSETS
Cash and due from banks  $   523,281    $ 16,656     $(6,635)(a) $   533,302   $  8,144  $   541,446
Interest bearing
 deposits with other
 banks                         1,005          70         --            1,075        --         1,075
Investment securities        752,093      21,633         --          773,726        733      774,459
Investment securities
 available for sale        2,218,710      75,791         --        2,294,501     21,046    2,315,547
Trading account
 securities                   99,886         --          --           99,886        --        99,886
Federal funds sold and
 securities purchased
 under agreements to
 resell                       74,687       6,377         --           81,064        --        81,064
Loans                      6,940,811     238,444         --        7,179,255    128,843    7,308,098
Allowance for loan
 losses                     (116,217)     (1,911)        --         (118,128)    (1,162)    (119,290)
                         -----------    --------     -------     -----------   --------  -----------
  Net loans                6,824,594     236,533         --        7,061,127    127,681    7,188,808
Premises and equipment,
 net                         235,482       5,966      (1,188)(b)     240,260      1,403      241,663
Other assets                 217,706      13,707      30,815 (c)     262,228      2,187      264,415
                         -----------    --------     -------     -----------   --------  -----------
    Total assets         $10,947,444    $376,733     $22,992     $11,347,169   $161,194  $11,508,363
                         ===========    ========     =======     ===========   ========  ===========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Deposits:
  Noninterest bearing    $ 1,542,630    $ 52,562     $   --      $ 1,595,192   $ 30,872  $ 1,626,064
  Interest bearing         7,319,073     268,547         --        7,587,620    113,121    7,700,741
                         -----------    --------     -------     -----------   --------  -----------
  Total deposits           8,861,703     321,109         --        9,182,812    143,993    9,326,805
Federal funds purchased
 and securities sold
 under agreements to
 repurchase                  527,747       6,655         --          534,402      3,700      538,102
Other short-term
 borrowings                  179,051      22,000         --          201,051        --       201,051
Accrued expenses and
 other liabilities            49,330       3,852         115 (b)      53,297        780       54,077
FHLB and other
 borrowings                  612,936          58         --          612,994        --       612,994
                         -----------    --------     -------     -----------   --------  -----------
    Total liabilities     10,230,767     353,674         115      10,584,556    148,473   10,733,029
Shareholders' equity:
 Common stock                 81,043       1,909      (1,909)(a)      81,043      3,933       84,976
 Surplus                      59,641      17,774     (17,774)(a)      59,641      4,095       63,736
 Loans to finance stock
  purchases                   (6,110)        --          --           (6,110)       --        (6,110)
 Unearned restricted
  stock                       (1,210)        --          --           (1,210)       --        (1,210)
 Net unrealized holding
  loss on available-
  for-sale securities         (9,427)       (906)        906 (a)      (9,427)      (194)      (9,621)
 Treasury stock              (46,769)        --       45,936 (a)        (833)       --          (833)
 Retained earnings           639,509       4,282      (4,282)(a)     639,509      4,887      644,396
                         -----------    --------     -------     -----------   --------  -----------
  Total shareholders'
   equity                    716,677      23,059      22,877         762,613     12,721      775,334
                         -----------    --------     -------     -----------   --------  -----------
Total liabilities and
 shareholders' equity    $10,947,444    $376,733     $22,992     $11,347,169   $161,194  $11,508,363
                         ===========    ========     =======     ===========   ========  ===========

Footnotes to pro forma balance sheet:

(a) Purchase of ProBank of Houston, Texas for cash and the issuance of treasury shares in the acquisition of CFB Bancorp, Inc.

(b) Sale of ProBank building prior to consumation of acquisition and recording of the tax liability related to the gain on the sale.

(c) Intangible assets resulting from the purchase of ProBank and CFB Bancorp, Inc.

                           COMPASS BANCSHARES, INC.
                         PRO FORMA STATEMENT OF INCOME
                    FOR THE SIX MONTHS ENDED JUNE 30, 1996

                                      COMPLETED PURCHASE TRANSACTIONS                                    COMPASS
                           SIX MONTHS ----------------------------------------               ENTERPRISE BANCSHARES
                           ENDED JUNE ACQUIRED      PRO FORMA                   ADJUSTED      NATIONAL  PRO FORMA
                            30, 1996  ENTITIES     ADJUSTMENTS       TOTAL       TOTAL          BANK      TOTAL
                           ---------- ----------   -------------    ----------  --------     ---------- ----------
Interest income             $396,324  $   35,483     $      --      $   35,483  $431,807       $6,426    $438,233
Interest expense             202,037      14,729          1,657 (a)     16,386   218,423        2,724     221,147
                            --------  ----------     ----------     ----------  --------       ------    --------
 Net interest income         194,287      20,754         (1,657)        19,097   213,384        3,702     217,086
Provision for loan losses      8,502         675            --             675     9,177           97       9,274
                            --------  ----------     ----------     ----------  --------       ------    --------
 Net interest income
  after provision for
  loan losses                185,785      20,079         (1,657)        18,422   204,207        3,605     207,812
Noninterest income            78,025       7,145            --           7,145    85,170          375      85,545
Noninterest expense          156,702      23,140          2,746 (b)     25,886   182,588        2,687     185,275
                            --------  ----------     ----------     ----------  --------       ------    --------
 Net income before income
  tax expense                107,108       4,084         (4,403)          (319)  106,789        1,293     108,082
Income tax expense            38,437        (562)        (1,580)(c)     (2,142)   36,295          446      36,741
                            --------  ----------     ----------     ----------  --------       ------    --------
   Net income               $ 68,671  $    4,646     ($   2,823)    $    1,823  $ 70,494       $  847    $ 71,341
                            ========  ==========     ==========     ==========  ========       ======    ========
Net income per common
 share                      $   1.72                                            $   1.75                 $   1.72
                            ========                                            ========                 ========
Weighted average common
 shares outstanding           39,889                                              40,349 (d)    1,075      41,424

                           COMPASS BANCSHARES, INC.
                         PRO FORMA STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1995

                                      COMPLETED PURCHASE TRANSACTIONS                               COMPASS
                          YEAR ENDED  ---------------------------------------           ENTERPRISE BANCSHARES
                         DECEMBER 31, ACQUIRED     PRO FORMA                   ADJUSTED  NATIONAL  PRO FORMA
                             1995     ENTITIES    ADJUSTMENTS       TOTAL       TOTAL      BANK      TOTAL
                         ------------ ----------  -------------    ----------  -------- ---------- ----------
Interest income            $754,910   $   58,944    $      --      $   58,944  $813,854  $12,215    $826,069
Interest expense            385,956       25,306         3,333 (a)     28,639   414,595    5,255     419,850
                           --------   ----------    ----------     ----------  --------  -------    --------
 Net interest income        368,954       33,638        (3,333)        30,305   399,259    6,960     406,219
Provision for loan
 losses                      11,008           83           --              83    11,091      167      11,258
                           --------   ----------    ----------     ----------  --------  -------    --------
 Net interest income
  after provision for
  loan losses               357,946       33,555        (3,333)        30,222   388,168    6,793     394,961
Noninterest income          127,750       11,018           --          11,018   138,768      700     139,468
Noninterest expense         308,228       34,890         5,561 (b)     40,451   348,679    5,214     353,893
                           --------   ----------    ----------     ----------  --------  -------    --------
 Net income before
  income tax expense        177,468        9,683        (8,894)           789   178,257    2,279     180,536
Income tax expense           63,243        1,812        (3,169)(c)     (1,357)   61,886      822      62,708
                           --------   ----------    ----------     ----------  --------  -------    --------
   Net income              $114,225   $    7,871    $(   5,725)    $    2,146  $116,371  $ 1,457    $117,828
                           ========   ==========    ==========     ==========  ========  =======    ========
Net income per common
 share                     $   2.82                                            $   2.87             $   2.83
                           ========                                            ========             ========
Weighted average common
 shares outstanding          40,513                                              40,513    1,075      41,588

Footnotes to pro forma statements of income:

(a) Additional interest expense incurred on additional borrowings issued in connection with the Company's purchase transactions.

(b) Amortization of intangibles recorded in connection with purchase transactions.

(c) Income tax effect of pro forma adjustments.

(d) Weighted average shares have been adjusted to eliminate the impact of the treasury stock outstanding during 1996 that was issued in connection with the acquisition of CFB Bancorp, Inc. in August, 1996.

                                 RISK FACTORS

  ENB Stockholders currently control ENB through their ability to elect the Board of Directors and vote on various matters affecting ENB. The Merger will transfer control of ENB from the ENB Stockholders to Compass, and the former offices and branches of ENB will become branches of Compass Bank. As of the Effective Time, the ENB Stockholders and ENB Option Holders will become shareholders of Compass, a multi-bank holding company. As a result of the Merger, the ENB Stockholders will no longer have the ability to control or influence the management policies of ENB's operations and as shareholders of Compass their ability to influence the management policies of Compass will be limited due to the fact that they will hold a relatively small percentage of the voting stock of Compass.

  Compass' banking subsidiaries compete with other banking institutions on the basis of service, convenience and, to some extent, price. Due in part to both regulatory changes and consumer demands, banks have experienced increased competition from other financial entities offering similar products. Competition from both bank and non- bank organizations is expected to continue.

  In addition, general economic conditions impact the banking industry. The credit quality of Compass' loan portfolio necessarily reflects, among other things, the general economic conditions in the areas in which it conducts its business. The continued financial success of Compass and its subsidiaries depends somewhat on factors which are beyond Compass' control, including national and local economic conditions, the supply and demand for investable funds, interest rates and federal, state and local laws affecting these matters. Any substantial deterioration in any of the foregoing conditions could have a material adverse effect on Compass' financial condition and results of operations, which, in all likelihood, would adversely affect the market price of Compass Common Stock.

  Compass' Restated Certificate of Incorporation, as amended (the "Certificate"), and Bylaws contain several provisions which may make Compass a less attractive target for acquisition by anyone who does not have the support of Compass' Board of Directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, and the limitation that shareholder actions without a meeting may only be taken by unanimous written shareholder consent. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF ENB AND COMPASS--CHARTER AND BY-LAW PROVISIONS AFFECTING COMPASS COMMON STOCK".

  The Aggregate Merger Consideration is based upon a formula which is determined in part by the Market Price of The Compass Common Stock as more fully described in "THE MERGER--MERGER CONSIDERATION."

  A description of the regulatory considerations relating to ownership of the Compass Common Stock appears elsewhere in this Proxy Statement/Prospectus. SEE "SUPERVISION AND REGULATION."

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement/Prospectus constitutes a proxy statement of ENB and is being furnished to the holders of ENB Common Stock in connection with the solicitation of proxies by the Board of Directors of ENB for use at the Special Meeting to consider and vote upon a proposal to approve and adopt the Merger Agreement and to transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof. Each copy of this Proxy Statement/Prospectus mailed to the ENB Stockholders is accompanied by a Proxy Card (a "Proxy") to be used at the Special Meeting.

DATE, PLACE AND TIME

  The Special Meeting is scheduled to be held on December 11, 1996 at 10:00 A.M. local time, at ENB's main office located at 4190 Belfort Road, Jacksonville, Florida 32216.

RECORD DATE

  The Board of Directors of ENB has fixed November 4, 1996 as the Record Date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments thereof. As of such date, ENB had
3,000,000 shares of ENB Common Stock authorized, of which      shares were
issued, outstanding and being held of record by     persons or entities. Each
share of ENB Common Stock entitles the holder of record on the Record Date to one vote as to the Merger and one vote as to any other proposal to be voted on at the Special Meeting. The presence, in person or by proxy, of the holders of
a       the shares of ENB Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

SHAREHOLDER VOTES REQUIRED

  The affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of ENB Common Stock is required for approval of the Merger. ENB'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER.

  Certain directors, executive officers and other ENB Stockholders control,
with the power to vote, an aggregate of     shares of ENB Common Stock,
comprising approximately % of the total shares of ENB Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to a Voting Agreement and Irrevocable Proxy, to vote their shares in favor of the Merger. SEE, "THE MERGER--ADDITIONAL AGREEMENTS."

VOTING AND REVOCATION OF PROXIES

  ENB's Board of Directors is soliciting Proxies from each holder of ENB Common Stock as of the Record Date. Any Proxy, if received in time for voting and not revoked, will be voted at the Special Meeting in accordance with the ENB Stockholder's instructions thereon. IF A PROXY IS PROPERLY EXECUTED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS THEREON, THE PROXY WILL BE VOTED IN FAVOR OF THE MERGER. Failure to submit a Proxy or to vote at the Special Meeting will have the same effect as a vote against the Merger. At present, ENB's Board of Directors knows of no other matters to be presented at the Special Meeting, but if other matters are properly presented, the persons named in the Proxy will vote or refrain from voting in accordance with the recommendation of ENB's Board of Directors pursuant to the discretionary authority conferred by the Proxy.

  A Proxy may be revoked at any time prior to its exercise by filing, at ENB's principal office, a duly executed Proxy bearing a later date or a written notice revoking such Proxy. Any shareholder entitled to vote at the Special Meeting may attend the Special Meeting and vote in person by written ballot on any matter presented for a vote at such Special Meeting, whether or not such shareholder has given a Proxy previously, and such action will constitute a revocation of any prior Proxy.

SOLICITATION OF PROXIES

  Proxies will be solicited initially by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of ENB, with no special or extra compensation therefor. Such officers, directors and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with custodians, nominees, and fiduciaries for the forwarding of soliciting materials to the beneficial owners of ENB Common Stock held of record by such persons, and ENB may reimburse such custodians, nominees, and fiduciaries for reasonable out-of- pocket expenses that they incur in that connection. Expenses incurred in connection with the Merger, including those attributable to the solicitation of Proxies, will be paid by the party to the Merger Agreement incurring the expense.

                                   THE MERGER

  The following information relating to the Merger is not intended to be a complete description of all information relating to the Merger and is qualified in its entirety by reference to more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents referred to herein or incorporated herein by reference. A copy of the Merger Agreement is included as Appendix I, and is incorporated herein by reference. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

GENERAL

  The Merger Agreement provides for the Merger of ENB with and into Compass Bank in accordance with the terms and conditions of the Merger Agreement. Compass Bank will be the surviving entity in the Merger and the separate existence of ENB will cease. Following the Merger, it is anticipated that certain executive officers of ENB will become executive officers of Compass Bank. SEE "THE MERGER--OTHER AGREEMENTS."

MERGER CONSIDERATION

  Aggregate Merger Consideration. The Aggregate Merger Consideration to be issued to the ENB Stockholders and ENB Option Holders will be the sum of (i) 911,000 shares plus (ii) one share for each $31.9712 of additional capital received by ENB from January 1, 1996 to the Effective Time of the Merger upon exercise of ENB Options. Pursuant to the Cancellation Agreements between ENB and the ENB Option Holders, ENB Option Holders have exercised, or committed to exercise, a total of 509,868 ENB Options between January 1, 1996 and the Effective Time for an aggregate exercise price of $5,233,060 (rounded to the nearest whole dollar), and have committed to refrain from exercising any other ENB Options prior to the Effective Time. SEE "THE MERGER--OTHER AGREEMENT." Giving effect to the Cancellation Agreements, the Aggregate Merger Consideration will be 1,074,680 shares of Compass Common Stock.

  Stock Payment Shares. The number of Stock Payment Shares will be equal to the Aggregate Merger Consideration less the Option Payment Shares. As discussed below, the number of Option Payment Shares will depend upon the Market Price of Compass Common Stock as determined during the Valuation Period. The number of Option Payment Shares will also depend upon the extent to which all ENB Option Holders honor their commitments to exercise (or refrain from exercising) a specific number of their ENB Options prior to the Effective Time.

  Option Payment Shares. As noted above, the number of Option Payment Shares will depend upon the Market Price of Compass Common Stock as well as the aggregate exercise prices of the ENB Options which remain unexercised as of the Effective Time. Pursuant to the Cancellation Agreements, the ENB Option Holders have committed to exercise all of the ENB Options prior to the Effective Time, except for 66,081 ENB Options having an aggregate exercise price of $809,492 (rounded to the nearest whole dollar).

  The ENB Option Holders who have elected to refrain from exercising ENB Options prior to the Effective Time have agreed to accept the Option Payment Shares in cancellation of each ENB Option then held. The number of Option Payment Shares will be calculated in accordance with the following formula: first, determine the aggregate dollar value of the transaction (the "Aggregate Dollar Value") by multiplying the Aggregate Merger Consideration times the Market Price; second, determine the selling price per share of ENB common stock ("Selling Price Per Share") by dividing the sum of the Aggregate Dollar Value and the total dollar amount to be paid by ENB Option Holders if they were to exercise each and every ENB Option remaining unexercised as of the Effective Time, by the number of shares of ENB common stock issued and outstanding plus the number of ENB Options remaining unexercised as of the Effective Time (which will be 1,337,457 assuming no additional shares or ENB Options are issued after July 31, 1996, the date the Merger Agreement was executed); and finally, determine the Option Payment Shares by subtracting the average exercise price of the ENB Options from the

Selling Price Per Share and multiplying that difference times the number of ENB Options outstanding and dividing that product by the Market Price. The following is a summary of the above stated formula:

 Step 1 Aggregate Dollar Value =          Aggregate Merger Consideration times
                                          the Market Price;
 Step 2 Selling Price Per Share =         [Aggregate Dollar Value plus (average
                                          exercise price times number of
                                          unexercised ENB Options)], divided by
                                          (shares outstanding plus unexercised
                                          ENB Options);
 Step 3 Aggregate Option Payment Shares = [(Selling Price Per Share minus average exercise price per ENB
                                          Option) times (number of unexercised
                                          ENB Options)], divided by the Market
                                          Price.

  Each ENB Option Holder will receive, in consideration for the cancellation of each of his or her unexercised ENB Options, a number of shares of Compass Common Stock determined by subtracting the exercise price for such ENB Options from the Selling Price Per Share and dividing that difference by the Market Price. For example, assuming that the ENB Option Holders honor their agreements to exercise all of the ENB Options prior to the Effective Time, except for 66,081 ENB Options having an aggregate exercise price of $809,492 (with an average exercise price of $12.25), and that the Market Price of Compass Common Stock were $33.00, then the formula would be applied as follows:

 Step 1 Aggregate Dollar Value =          $35,464,440
 Step 2 Selling Price Per Share =         $35,464,440 + $809,492 = 36,273,932/
                                          $36,273,932 / 1,337,457 = $27.12 per
                                          Share
 Step 3 Aggregate Option Payment Shares = $27.12 - $12.25 = $14.87 x 66,081 =
                                          $982,730 / 33 = 29,780

  The Option Payment Shares, assuming a Market Price of $33.00, would be 29,780 shares of Compass Common Stock. The Option Payment Shares for an ENB Option Holder whose unexercised ENB Options have an exercise price of $17.00 would be $27.12 - 17.00 = $10.12 / $33.00 = .306667 shares of Compass Common Stock per share of ENB Common Stock which might have been acquired upon exercise.

  Examples. As of July 31, 1996 (the date of execution of the Merger Agreement), there were 786,608 shares of ENB Common Stock issued and outstanding, and unexercised ENB Options exercisable for an additional 550,849 shares of ENB Common Stock. Assuming that the Cancellation Agreements are honored prior to the Effective Time (and that no additional shares of ENB Common Stock or ENB Options are issued), the number of issued and outstanding shares of ENB Common Stock as of the Effective Time should be 1,271,376, and the number of unexercised ENB Options should be 66,081 (having an aggregate exercise price of $809,492 and an average exercise price of $12.25). Based upon these assumptions, the following table sets forth the following information based on a range of assumed Market Prices: (i) the Aggregate Merger Consideration; (ii) the Aggregate Dollar Value of the Merger; (iii) the Selling Price Per Share of ENB Common Stock; (iv) the Option Payment Shares; (v) the Stock Payment Shares; and (vi) the number of shares of Compass Common Stock which each share of ENB Common Stock would represent a right to receive (i.e. the Conversion Ratio):

           AGGREGATE   AGGREGATE    SELLING     OPTION
 ARKETM     MERGER       DOLLAR    PRICE PER    PAYMENT  STOCK PAYMENT CONVERSION
 PRICE   CONSIDERATION   VALUE    ENB SHARE(1) SHARES(2)    SHARES       RATIO
------   ------------- ---------- ------------ --------- ------------- ----------
 28.00     1,074,680   30,091,040    23.10      25,616     1,049,064     0.8251
 29.00     1,074,680   31,165,720    23.91      26,563     1,048,117     0.8244
 30.00     1,074,680   32,240,400    24.71      27,448     1,047,232     0.8237
 31.00     1,074,680   33,315,080    25.51      28,275     1,046,405     0.8230
 32.00     1,074,680   34,389,760    26.32      29,051     1,045,629     0.8224
 33.00     1,074,680   35,464,440    27.12      29,780     1,044,900     0.8219
 34.00     1,074,680   36,539,120    27.93      30,465     1,044,215     0.8213
 35.00     1,074,680   37,613,800    28.73      31,112     1,043,568     0.8208
 36.00     1,074,680   38,688,480    29.53      31,723     1,042,957     0.8203
 37.00     1,074,680   39,763,160    30.34      32,301     1,042,379     0.8199
 38.00     1,074,680   40,837,840    31.14      32,848     1,041,832     0.8195

--------
(1) Rounded to the nearest whole cent.
(2) Rounded to the nearest whole share.

  In the event the Market Price is greater than $38.00, Compass shall have the right to terminate the Merger Agreement in its discretion; provided, however, that thereafter the Board of Directors of ENB shall have the right to cause the Merger Agreement to remain in effect by agreeing to accept (as Aggregate Merger Consideration) a lesser number of shares of Compass Common Stock having an Aggregate Dollar Value which would have resulted if the Market Price were $38.00. On the other hand, in the event the Market Price is less than $28.00, the Board of Directors of ENB shall have the right to terminate the Merger Agreement in its discretion; provided, however, that thereafter Compass shall have the right to cause the Merger Agreement to remain in effect by agreeing to deliver (as Aggregate Merger Consideration) a greater number of shares of Compass Common Stock having an Aggregate Dollar Value which would have resulted if the Market Price were $28.00. If the Merger Agreement is terminated, the ENB Stockholders and ENB Option Holders would not receive the Aggregate Merger Consideration, but would retain their ENB Common Stock and ENB Options.

  Since the Market Price of the shares of Compass Common Stock to be delivered as the Aggregate Merger Consideration is determined based on an average of the closing prices of Compass Common Stock as reported by the NASDAQ National Market System over the Valuation Period, which will end by definition five trading days prior to the Effective Time, it is possible for the actual closing price of Compass Common Stock as of the Effective Time to fall below $28 per share even though the Market Price is determined to be above $28 per share.

  Compass will not issue fractional shares of Compass Common Stock, but instead will pay cash to any shareholder otherwise entitled to receive a fractional share. Such cash payment shall be based on the Conversion Ratio and the Market Price as determined during the Valuation Period.

  The Merger Agreement also provides that the number of shares of Compass Common Stock to be received by ENB Stockholders in the Merger will be adjusted to give effect to any stock splits with respect to Compass Common Stock occurring between the date of execution of the Merger Agreement and the Effective Time. In the event that the Closing shall not have occurred on or prior to December 15, 1996, because Compass has elected to delay the Closing (as provided in the Agreement), the Aggregate Merger consideration shall be increased by 6,060 shares of Compass Common Stock.

BACKGROUND AND REASONS FOR THE MERGER

  Compass had informal discussions with ENB regarding a possible acquisition in Spring, 1994, after which time ENB determined to remain independent. Compass maintained periodic contact with ENB until Spring, 1996, when representatives of ENB and Compass commenced discussions concerning a possible affiliation of the two entities. In evaluating Compass' offer, ENB's management considered competitive conditions in the market served by ENB, the value of the assets of ENB, its capital and other requirements, the current regulatory environment, the prospects for trading ENB Common Stock and its future growth prospects in light of the Jacksonville economy. ENB's management also considered the changing markets for financial services. In considering whether to affiliate with Compass, ENB's management believed that Compass' size offered expansion opportunities for services not otherwise available to ENB and its customers. ENB and its Board of Directors determined that the value of ENB's stock could best be enhanced through affiliation with Compass. The Board believes that the ENB Stockholders will benefit from receiving common stock in a larger company with a history of paying dividends on its common stock.

  Compass has considered further expansion opportunities in Florida in order to enlarge its Florida operations to a more economical size and to expand into additional market areas. Acquiring ENB will result in economies of scale and increase the market served by Compass' affiliates in Florida. It will also assist Compass' Florida affiliates in providing the management and organizational flexibility needed to expand elsewhere in Florida by branching and other acquisitions.

  In determining whether to enter into the Merger Agreement, the Board of Directors of ENB retained Financial to render an opinion as to the fairness of the Merger, from a financial point of view, to the ENB Stockholders. SEE "THE MERGER--OPINION OF FINANCIAL CONSULTING ASSOCIATES, INC." Although Financial evaluated the financial terms of the Merger and participated in discussions concerning the consideration to be paid, Financial did not recommend any specific consideration. The total number of shares of Compass Common

Stock to be delivered to the ENB Stockholders and ENB Option Holders resulted from arm's length negotiations during which the historical earnings and dividends of Compass and ENB, the earnings potential and deposit base of ENB, potential growth in ENB's market, ENB's asset quality and the effect of the Merger on the shareholders, customers and employees of ENB were considered.

OPINION OF FINANCIAL CONSULTING ASSOCIATES, INC.

  ENB has retained Financial to act as its financial advisor in connection with the Merger. Representatives of Financial participated in numerous meetings of the ENB Board including those held on July 11, 1996 and July 31, 1996. At the latter of these meetings the ENB Board approved the final Merger Agreement with Compass. At the July 11 meeting, subject to satisfactory modification of certain terms of the preliminary Merger Agreement, Financial rendered its oral opinion to the effect that, as of such date, conversion of each share of ENB Common Stock into the right to receive a number of shares of Compass Common Stock equal to the Conversion Ratio and the additional terms provided by the Merger Agreement (the "Per Share Purchase Price and Terms") were fair to the ENB Stockholders and ENB Option Holders from a financial point of view. Financial has also rendered a written opinion to the ENB Board that, on July 11, 1996, and on October 28, based on the information set forth therein, the Per Share Purchase Price and Terms were fair, from a financial point of view, to the ENB Stockholders and ENB Option Holders.

  THE FULL TEXT OF FINANCIAL'S WRITTEN OPINION IS ATTACHED AS APPENDIX II TO THIS PROSPECTUS/PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX II. ENB STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY FINANCIAL IN CONNECTION THEREWITH.

  Financial's opinion is directed to the ENB Board only and is directed only to the Per Share Purchase Price and Terms and does not constitute a recommendation to any ENB Stockholder regarding how such stockholder should vote at the Special Meeting.

  In arriving at its written opinion, Financial, among other things: (i) analyzed certain audited and unaudited financial statements and other information of ENB and Compass; (ii) reviewed and discussed with appropriate management personnel of ENB and Compass the past and current business activities and financial results and the business and financial outlook of ENB and Compass; (iii) reviewed the historical price and trading activity of the Compass Common Stock; (iv) compared certain financial and stock market data relating to Compass with similar data of other publicly held banking institutions considered to be potential alternative affiliation candidates to Compass for ENB; (v) performed an analysis comparing the pro forma consequences of the Merger to ENB Stockholders with respect to earnings per share, tangible book value per share and dividends per share represented by the Compass Common Stock they will receive in the Merger to those same measures represented by the ENB Common Stock they currently hold; (vi) reviewed the prices paid in certain comparable acquisition transactions of community banking institutions and the multiples of earnings and book value and the level of deposit base premium received by the selling institutions; (vii) reviewed the Merger Agreement and certain related documents; (viii) considered the financial implications of certain other strategic alternatives available to ENB; and (ix) performed such other analyses as Financial deemed appropriate.

  In conducting its analysis and arriving at its opinion, Financial assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for the purposes of the opinion. Financial also relied upon the management of ENB with respect to the reasonableness and achievability of the financial forecast (and the assumptions and bases underlying such forecast) provided to it. ENB instructed Financial that, for the purposes of its opinion, Financial should assume that such forecast will be realized in the amounts and in the time periods currently estimated by the management of ENB. Financial also assumed, with ENB's consent, that the aggregate allowances for loan losses for each of ENB and Compass are adequate to cover such losses. Financial is not an expert in the evaluation of allowances for loan losses and has not reviewed any individual credit files. Financial did not make, nor was it furnished with, independent valuations or appraisals of the assets or liabilities of either ENB or Compass or any of their subsidiaries. Financial did not, and was not asked to, express any opinion about what the value of Compass Common Stock actually will be when issued to the holders of ENB Common Stock pursuant to the Merger or the price at which Compass Common Stock will trade subsequent to the Merger. Moreover, ENB has informed Financial, and Financial has assumed, that the Merger will be recorded utilizing pooling of interests accounting under generally accepted accounting principles.

  No limitations were imposed by ENB or the ENB Board on the scope of Financial's investigation or the procedures to be followed by Financial in rendering its opinion. As part of its procedures, Financial solicited major regional bank holding companies for their indications of acquisition interest in ENB. The opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Financial as of, the date of its analysis.

  In arriving at the fairness, from a financial point of view, of the consideration to be received by the ENB Stockholders and ENB Option Holders, Financial developed an opinion of the value of ENB Common Stock should the institution remain independent and analyzed such value in light of the premium represented by the Per Share Purchase Price and Terms. In connection with rendering its opinion to the ENB Board, Financial also reviewed a variety of generally recognized valuation methodologies and merger analyses and performed those which it believed were most appropriate for developing its opinion of fairness, from a financial point of view.

  The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its fairness opinion, Financial did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments about the significance and relevancy of each analysis and factor. None of the analyses performed by Financial was assigned a greater significance by Financial than any other. Accordingly, Financial believes that its analyses must be considered as a whole and that a review of selected portions of such analyses and the factors considered therein, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion and any conclusions reached therein. In its analyses, Financial made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond ENB's and Compass's control. Any estimates contained in Financial's analyses are not necessarily indicative of actual values or predictive of future results or values that may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. In addition, as described above, Financial's opinion and presentation to the ENB Board was one of many factors taken into consideration by the ENB Board in making its determination to approve the Merger Agreement.

  The following is a brief summary of analyses performed by Financial in connection with its opinion delivered to the ENB Board on July 31, 1996:

  Summary of Proposal. Financial reviewed the terms of the proposed transaction as reflected in the Merger Agreement, including the calculation of the Conversion Ratio. Financial stated that assuming exercise of all outstanding ENB warrants and based on the recent price of Compass Common Stock of $32.125, a Conversion Ratio of .8221 shares of Compass Common Stock per share of ENB Common Stock would provide ENB Stockholders a per share value of $26.41 (the "Per Share Purchase Price").

  Indicated Value of ENB as an Independent Bank. Financial undertook an analysis addressing the range of potential values which would be implied if ENB were to remain an independent bank. Financial computed this range of values based on a discounted cash flow analysis, relying on projections extrapolated from ENB's 1996 budget and its historical performance. In this analysis methodology, Financial assumed stockholders received, in addition to the projected dividend stream, a terminal valuation at December 31, 2000 based upon a 2.0 times multiple of December 31, 2000 stated book value and a 15.0 times multiple of earnings for such year. These amounts were discounted at rates ranging from 14% to 16% and indicated net present values to ENB stockholders on a per share basis ranging from $21.14 to $23.01.

  Per Share Merger Consequences Analysis. Based upon a Conversion Ratio of .8221 shares of Compass Common Stock for each share of ENB Common Stock and using the earnings estimates for ENB prepared by ENB management and earnings estimates for Compass prepared by independent securities analysts, Financial compared the estimated 1996 and 1997 earnings per share of ENB Common Stock on a stand-alone basis to the equivalent pro forma earnings per share of Compass Common Stock which would be received in the Merger. Financial concluded that the Merger would result in an earnings increase of 53% in 1996 and 42% in 1997 for ENB stockholders in the combined company.

  Financial also analyzed the impact of the Merger on the amount of fully diluted tangible book value represented by a share of ENB Common Stock. Financial assumed exercise of all outstanding warrants and consummation of the Merger as of December 31, 1996 and utilized the above described earnings estimates for ENB and Compass. Financial concluded that the Merger would result in an increase of 0% and 2% in fully diluted tangible book value on an equivalent per share basis, respectively, for ENB stockholders projected as of 12/31/96 and 12/31/97.

  Finally, Financial compared the amount of dividends expected to be paid on a share of ENB Common Stock before the Merger to the level expected to be paid on a pro forma basis reflecting the Merger. Financial concluded that the Merger would result in an increase of 68% in dividends per share for ENB stockholders. Although ENB had historically not paid a dividend, Financial assumed a 35% dividend payout on 1996 net income for comparison purposes.

  Analysis of Selected Other Bank Mergers Involving Southeastern Community Banks. Financial reviewed twenty-three mergers involving southeastern community banks and bank holding companies announced between January, 1995, and February, 1996. Financial noted in particular the prices paid in these mergers as a multiple of earnings and book values and the transaction premiums paid in excess of tangible book value as a percentage of core deposits. Financial also reviewed other data in connection with each of these mergers, including the amount of total assets and the capital level of the acquired institutions and the return on equity and the return on assets of the acquired institutions. Financial then compared this data to that of ENB and to the value to be received by ENB stockholders in the Merger.

  This comparison yielded a range of transaction values as multiples of latest twelve-months earnings per share of a low of 12.8 times and a high of 45.3 times and a median value of 18.7 times. The ENB multiple of trailing earnings was 20.1 times. The calculations yielded a range of transaction values as multiples of book value per share of a low of 1.50 times to a high of 3.04 times and a median value of 2.26 times. The ENB multiple of book value was 2.43 times. Finally, the calculations yielded a range of deposit base premiums paid from a low of 4.4% to a high of 28.9%, with a median value of 12.0%. The equivalent premium on ENB deposits represented by the Per Share Purchase Price and Terms was 11.9%.

  No company or transaction used in the above analyses as a comparison is identical to ENB, Compass, or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company data.

  In connection with its opinion dated the date of this Prospectus/Proxy Statement, Financial confirmed the appropriateness of its reliance on the analyses used to render its July 31, 1996 opinion by performing procedures to update certain of such analyses and by reviewing and refining the assumptions on which such analyses were based and the factors considered in connection therewith.

  Financial is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for estate, tax, corporate and other purposes. ENB has paid Financial a fee of $25,000 in connection with its engagement. An additional fee of $200,000 plus 5% of the aggregate market value of the consideration received by ENB Stockholders and ENB Option Holders in excess of a Base Valuation of $30 million will be payable to Financial upon consummation of the Merger. Based upon an assumed Market Price and value of a share of Compass Common Stock at the Effective Time of the Merger of $35.625 (the closing price of Compass Common Stock on October 22, 1996) this additional fee would be approximately $322,719. No compensation payable to Financial is contingent on the conclusions reached in the opinion of Financial. ENB has also agreed to reimburse Financial for reasonable out-of-pocket-expenses and to indemnify Financial and certain related persons against certain liabilities relating to or arising out of its engagement.

EFFECTIVE TIME

  The Merger will be effective as of the close of business on the day of the Closing, or such other time within two days thereafter as may be specified in the Articles of Merger filed with the Florida Department of State. It is anticipated that the Closing will occur, and such Articles of Merger be filed, as soon as practicable following the receipt of all necessary regulatory approvals and the satisfaction of all conditions to the consummation of the Merger. At the Effective Time, by operation of law, ENB Stockholders will be entitled to receive shares of Compass Common Stock and will no longer be owners of ENB Common Stock. After the Effective Time, all certificates for ENB Common Stock will represent the right to receive Compass Common Stock pursuant to the Merger Agreement, but otherwise will be null and void after such date.

EXCHANGE OF SHARES

  From and after the Effective Time, each holder of a stock certificate which immediately prior to the Effective Time represented outstanding ENB Common Stock will be entitled to receive in exchange therefor, upon surrender thereof to Compass-Alabama (the "Exchange Agent"), a certificate or certificates representing the number of whole shares of Compass Common Stock into which such holders' ENB Common Stock have been converted pursuant to the Merger Agreement. ENB Option Holders shall be entitled to receive, pursuant to the Cancellation Agreements and in cancellation of their ENB Options, a certificate or certificates representing the number of whole shares of Compass Common Stock to which such ENB Option Holders are entitled under the Merger Agreement. SEE "THE MERGER--MERGER CONSIDERATION."

  Promptly after the Effective Time, the Exchange Agent will furnish each ENB Stockholder as of the Effective Time with transmittal materials for use in exchanging their certificates representing ENB Common Stock for certificates representing Compass Common Stock. ENB Option Holders will receive similar transmittal materials for use in claiming the Option Payment Shares to which they are entitled pursuant to the Cancellation Agreements. The transmittal materials will contain information and instructions with respect to the procedure for exchanging such certificates and claiming such Option Payment Shares. The certificates representing Compass Common Stock will be delivered to the persons entitled thereto within a reasonable time after good delivery to Compass of the appropriate transmittal materials, together with the certificates representing ENB Common Stock to be exchanged by ENB Stockholders.

  Under the terms of the Merger Agreement, Compass will not issue certificates representing fractional shares of Compass Common Stock, and in lieu thereof shall pay cash to any ENB Stockholder or ENB Option Holder otherwise entitled to receive such fractional share. Such cash payment shall be determined by multiplying the fraction of a share to which such ENB Stockholder or ENB Option Holder is entitled by the Market Price.

  Persons who are entitled to receive Compass Common Stock pursuant to the Merger will not become holders of record of Compass Common Stock until they have properly delivered the appropriate transmittal materials and surrendered their certificates representing ENB Common Stock in exchange for Compass certificates. No interest will be paid or accrued on the cash payable in lieu of fractional share of Compass Common Stock, and no declared dividend will be disbursed with respect to the shares of Compass Common Stock to which any ENB Stockholder or ENB Option Holder is entitled, until the appropriate transmittal materials are delivered to Compass and the certificates representing ENB Common Stock are surrendered by ENB Stockholders in exchange for Compass certificates.

  Upon the Effective Time of the Merger, the ENB Stockholders will cease to have any rights as shareholders of ENB, and the ENB Stockholders shall have only the right to receive the Stock Payment Shares portion of the Aggregate Merger Consideration specified in the Merger Agreement.

OPERATIONS AFTER THE MERGER

  Compass and ENB presently intend that at the Effective Time, ENB will be merged with and into Compass Bank, subject to the necessary regulatory approvals. Thereafter, the separate existence of ENB will cease, and the former offices of ENB will become branches of Compass Bank.

TERMS AND CONDITIONS TO THE MERGER

  The Merger Agreement contains a number of terms, conditions, representations and covenants which must be satisfied prior to the Closing, including, but not limited to, the following:

    (a) The receipt of regulatory approvals, which approvals shall not have imposed any condition or requirement which, in the judgment of Compass, would adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement or which otherwise would, in the judgment of Compass, be so burdensome as to render inadvisable the consummation of the Merger, and the expiration of any applicable waiting periods with respect thereto. SEE "THE MERGER--GOVERNMENT APPROVALS";

    (b) The consummation of the Merger will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction;

    (c) The approval of the Merger Agreement by the ENB Stockholders entitled to vote at the Special Meeting;

    (d) The Registration Statement relating to the Compass Common Stock shall be effective under the Securities Act and any applicable state securities or blue sky laws and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or any proceedings under the Commission or applicable state securities authorities rules with respect to the transaction contemplated hereby, shall be pending before or threatened by the Commission or any applicable state securities or blue sky authorities;

    (e) All representations and warranties of ENB and Compass shall be true and correct in all material respects as of the date of the Merger Agreement and at and as of the Effective Time;

    (f) ENB, Compass and Compass Bank shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in the Merger Agreement to be performed or complied with by them prior to the Effective Time;

    (g) There shall not have occurred a Material Adverse Effect, as that term is defined in the Merger Agreement, with respect to ENB or Compass;

    (h) The Directors of ENB shall have delivered to Compass an instrument dated the Effective Time releasing ENB from any and all claims of such directors (except as to their deposits and accounts, their rights with respect to loan agreements with ENB, and as to rights of indemnification pursuant to the Articles of Association or Bylaws of ENB, any specific indemnity agreement between the director and ENB and as provided by statute) and shall have delivered to Compass their resignations as directors of ENB;

    (i) Certain officers of ENB shall have delivered to Compass an instrument dated the Effective Time releasing ENB from any and all claims of such officers (except as to deposits and accounts, their rights with respect to loan agreements with ENB, accrued compensation permitted by their respective agreements and any severance agreement listed on Schedule 3.14(c) to the Merger Agreement, and rights of indemnification pursuant to the Articles of Association or Bylaws of ENB, any specific indemnity agreement between the officer and ENB and as provided by statute);

    (j) Compass and ENB shall have received the respective opinions of counsel to ENB and Compass acceptable to the other as to certain matters;

    (k) The holders of no more than 5% of the ENB Common Stock shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders;

    (l) Compass shall have received a letter from KPMG Peat Marwick, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement;

    (m) There shall be no indebtedness of ENB, other than deposits;

    (n) Compass shall have received from holders of the ENB Common Stock who will receive 50% or more of the Aggregate Merger Consideration, a representation that they have no plan or intention to sell or otherwise dispose of 50% or more of the shares of Compass Common Stock to be received as Aggregate Merger Consideration pursuant to the Merger;

    (o) Compass and ENB shall have received an opinion of Balch & Bingham reasonably satisfactory to it that the Merger will qualify as a reorganization under Section 368(a) of the Code;

    (p) ENB shall have delivered to Compass a schedule of all transactions in the capital stock (or instruments exercisable for or convertible into capital stock) of ENB of which ENB has knowledge from and including the date of the Merger Agreement through the Effective Time;

    (q) Compass shall have reasonably determined, in its sole judgment, that certain liabilities and obligations of ENB set forth on Schedule 5.1(k) to the Merger Agreement do not have a Material Adverse Effect;

    (r) Compass shall have received all of the Cancellation Agreements executed by the ENB Option Holders, as referred to in Section 6.12 of the Merger Agreement, and all warrants, options, rights or other securities entitling the holder thereof to acquire ENB Common Stock shall have been canceled, or shall have been exercised, or shall have expired, lapsed or terminated prior to the Effective Time, SEE "THE MERGER--OTHER AGREEMENTS";

    (s) Compass shall have received the executed Pooling Transfer
  Restrictions Agreements required by Section 1.8(b) of the Merger Agreement, SEE "RESALE OF COMPASS STOCK";

    (t) ENB shall have taken such write-downs of assets on its books as are consistent with Compass' accounting methods for reserving for loan losses, as mutually agreed to by the parties;

    (u) Compass, Compass Bank and the employees of ENB indicated therein shall have entered into the change of control agreement and the employment agreements attached as Exhibits G, H, I, and J to the Merger Agreement, in substantially the form of such Exhibits, SEE "THE MERGER--OTHER
  AGREEMENTS";

    (v) Compass Bank shall have assumed ENB's obligations under the severance agreements listed on Schedule 3.14(c) to the Merger Agreement, SEE "INFORMATION ABOUT ENB--INTERESTS OF CERTAIN PERSONS"; and

    (w) Compass and ENB shall have received certificates of the other as to certain items described above.

  Any condition to the consummation of the Merger, except the required shareholder and regulatory approvals, may be waived in writing by the party to the Merger Agreement entitled to the benefit of such condition. SEE APPENDIX I.

ADDITIONAL AGREEMENTS

  ENB's directors, executive officers and certain other ENB Stockholders with
the power to vote an aggregate of     shares of ENB Common Stock, comprising  %
of the total shares of ENB Common Stock issued and outstanding as of the Record Date, have agreed to vote their shares in favor of the Merger pursuant to a Voting Agreement and Irrevocable Proxy.

  As of the Record Date, there were     shares of ENB Common Stock issued and
outstanding, and an additional     shares of ENB Common Stock were subject to
issuance upon exercise of ENB Options. Pursuant to the Cancellation Agreements, the ENB Option Holders have agreed to exercise ENB Options to
purchase an additional     shares of ENB Common Stock prior to the Effective
Time, for an aggregate exercise price of    . Giving effect to these
Cancellation Agreements, the number of shares of ENB Common Stock which will be issued and outstanding as of the Effective Time will be 1,271,376. With respect to the 66,081 ENB Options which the ENB Option Holders have committed to refrain from exercising, the ENB Option Holders have agreed to accept the Option Payment Shares, as set forth in the Merger Agreement and described herein, in cancellation of all such ENB Options. SEE "THE MERGER-- CONSIDERATION."

GOVERNMENT APPROVALS

  The Merger will require the prior approvals of the Federal Reserve and the Department. Applications for the approval of the Bank Merger have been submitted to the Federal Reserve and the Department. The Federal Reserve's approval order is dated October 22, 1996, and the Department's approval is expected to be issued timely. The Merger may not be consummated during a 15 day "waiting period" following the approval by the Federal Reserve, during which time the Justice Department may object to the Merger on antitrust grounds.

BUSINESS PENDING EFFECTIVE TIME

  The Merger Agreement imposes certain limitations on the conduct of ENB's business pending consummation of the Merger. In general, ENB must conduct its businesses only in the ordinary course, consistent with prudent banking practices. In particular, ENB has agreed not to:

    (a) make any amendment to its Articles of Association or Bylaws;

    (b) make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP and after notice to Compass;

    (c) except as contemplated by the Cancellation Agreements, make any change in the number of shares of the capital stock issued and outstanding, or issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

    (d) contract to create any obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with prudent banking practices;

    (e) contract to create any mortgage, pledge, lien, security interest or encumbrances, restrictions, or charge of any kind (other than statutory liens for which the obligations secured thereby shall not become delinquent), except in the ordinary course of business and consistent with prudent banking practices;

    (f) cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its material properties or assets, except in the ordinary course of business and consistent with prudent banking practices;

    (g) sell any real estate owned as of the date of the Merger Agreement or acquired thereafter, which real estate qualifies as "other real estate owned" under accounting principles applicable to it, except in the ordinary course of business and consistent with prudent banking practices and applicable banking laws and regulations;

    (h) dispose of or permit to lapse any rights to the use of any material trademark, service mark, trade name or copyright, or dispose of or disclose to any person other than its employees any material trade secret not theretofore a matter of public knowledge;

    (i) except as set forth in the Merger Agreement and except for regular salary increases granted in the ordinary course of business within ENB's 1996 budget and consistent with prior practices, grant any increase in compensation or directors' fees, or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other person or enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee, or adopt, amend or terminate any Employee Benefit Plan or change or modify the period of vesting or retirement age for any participant of such a plan;

    (j) declare, pay or set aside for payment any dividend or other distribution or payment in respect of shares of its capital stock;

    (k) except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, acquire the capital stock or other equity securities or interest of any person;

    (l) make any capital expenditure or a series of expenditures of a similar nature in excess of $50,000;

    (m) make any income tax or franchise tax election or settle or compromise any federal, state, local or foreign income tax or franchise tax liability, except in the ordinary course of business consistent with prudent banking practices, make any other tax election or settle or compromise any other federal, state, local or foreign tax liability;

    (n) except for negotiations and discussions between the parties hereto relating to the transactions contemplated by the Merger Agreement or as otherwise permitted thereunder, enter into any transaction, or enter into, modify or amend any contract or commitment other than in the ordinary course of business and consistent with prudent banking practices;

    (o) except as contemplated by the Merger Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or business combination of ENB;

    (p) issue any certificates of deposit except in the ordinary course of business and in accordance with prudent banking practices;

    (q) make any investments except in the ordinary course of business and in accordance with prudent banking practices;

    (r) modify, amend, waive or extend any loan documents of ENB or any rights under such agreements;

    (s) modify any outstanding loan, make any new loan, or acquire any loan participation, unless such modification, new loan, or participation is made in the ordinary course of business and in accordance with prudent banking practices;

    (t) sell or contract to sell any part of ENB's premises;

    (u) change any fiscal year or the length thereof;

    (v) take or agree to take any action that would prevent Compass from accounting for the business combination to be effected by the Merger as a pooling of interests, including, without limitation, any action inconsistent with the pooling of interests criteria attached as Exhibit D to the Merger Agreement;

    (w) except with respect to Federal Reserve Funds, prepay in whole or in part any indebtedness of ENB; or

    (x) enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with the obligations of ENB and its directors under the Merger Agreement or any related written agreement.

AMENDMENT; TERMINATION

  The Merger Agreement may be amended or supplemented at any time, before or after the Special Meeting, by an instrument in writing duly executed by all the parties thereto. However, no change which reduces the Aggregate Merger Consideration or which materially and adversely affects the rights of the ENB Stockholders can be made after the Special Meeting without the required approval of the ENB Stockholders.

  The Merger Agreement may be terminated and the Merger abandoned, notwithstanding approval by the ENB Stockholders at the Special Meeting, at any time before the Effective Time by:

    (a) Mutual written consent duly authorized by the Boards of Directors of Compass and ENB;

    (b) Compass if:

      (i) Compass learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of ENB which constitutes a Material Adverse Effect, as defined in the Merger Agreement;

      (ii) ENB or any of its officers, directors or advisors, initiate, solicit, encourage or take any other action to facilitate an offer from a third party for the acquisition of ENB (an "Acquisition Proposal"), in which case ENB shall pay to Compass a termination fee of $1,500,000;

      (iii) ENB's Board of Directors withdraws or modifies its recommendation for the approval of the Merger. If such withdrawal or modification results from the receipt of an Acquisition Proposal, ENB shall pay to Compass the termination fee of $1,500,000; provided, however, that Compass may not terminate the Merger Agreement if such withdrawal or modification results from ENB's receipt of an Acquisition Proposal and ENB's Board of Directors thereafter publicly reconfirms its recommendation for the approval of the Merger and notifies Compass of such reconfirmation prior to termination by Compass;

      (iv) the conditions to the obligations of Compass and Compass Bank to effect the Merger contained in the Merger Agreement are not satisfied or waived in writing by Compass; or

      (v) the Market Price of Compass Common Stock exceeds $38.00 (subject to ENB's right to continue the Merger Agreement by accepting a lesser number of shares of Compass Common Stock).

    (c) ENB if:

      (i) ENB shall receive an unsolicited Acquisition Proposal which ENB's Board of Directors is obligated to pursue in the exercise of their fiduciary duty, in which case ENB shall pay to Compass the termination fee of $1,500,000;

      (ii) any of the conditions to ENB's obligations contained in the Merger Agreement are not satisfied or waived in writing by ENB; or

      (iii) the Market Price of Compass Common Stock is less than $28.00 (subject to Compass' right to continue the Merger Agreement by delivering additional shares of Compass Common Stock);

    (d) Compass or ENB if the Effective Time shall not have occurred on or before March 1, 1997, or such later date agreed to in writing by Compass and ENB; or

    (e) Compass or ENB if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is final and nonappealable.

  Upon termination of the Merger Agreement, the Merger Agreement shall be void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the parties are not relieved of liability for any breach of the Merger Agreement. SEE "THE MERGER--OTHER TERMS AND CONDITIONS," AND APPENDIX I.

DISSENTERS' RIGHTS

  Federal law provides that a shareholder of a national banking association who votes against a merger, or who has given notice in writing to ENB at or prior to the shareholders' meeting at which the merger is approved that he dissents from the plan, shall be entitled to receive in cash the value of the shares held by him, if and when the merger is consummated. The dissenting shareholder must make a request for payment in writing to the resulting State bank within thirty days after the date of consummation of such merger, accompanied by the surrender of his stock certificates. The value of such shares shall be determined as of the date on which the shareholders' meeting was held authorizing the merger, by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the resulting State bank, and the third by the two so chosen. The valuation agreed upon by any two of three appraisers shall govern. If that valuation is not satisfactory, the dissenting shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller of the Currency. The Comptroller's reappraisal will be final and binding as to the value of the shares of the appellant. If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties.

FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes certain Federal income tax consequences of the Merger to the ENB Stockholders. This discussion does not address other Federal income tax considerations that may be relevant to particular ENB Stockholders in light of their particular circumstances, such as dealers in securities, shareholders who do not hold their ENB Common Stock as capital assets, foreign persons, persons who acquired their shares in compensatory transactions or the cancellation of outstanding options granted under any stock option plan of ENB.

  In addition, the following discussion reflects and is supported by an opinion of Balch & Bingham, special counsel to Compass (the "Opinion"). The Opinion attached as Exhibit 8 to the Registration Statement is based on and subject to certain qualifications and assumptions as noted therein.

  The following Federal income tax consequences should result from the Merger:

    (a) The Merger of ENB with and into Compass Bank will qualify as a "reorganization" within the meaning of Code Section 368(a);

    (b) No gain or loss will be recognized by ENB Stockholders upon the exchange of ENB Common Stock for Compass Common Stock;

    (c) The tax basis of the Compass Common Stock received by each ENB Shareholder will be the same as the tax basis of ENB Common Stock surrendered in exchange therefor;

    (d) The holding period of each share of Compass Common Stock received by each ENB Shareholder will include the period during which such shareholder held his or her ENB Common Stock surrendered in exchange therefor; provided that such ENB Common Stock is held as a capital asset at the Merger's Effective Time; and

    (e) Cash received by an ENB Shareholder in lieu of a fractional share of Compass Common Stock will be treated as if a fractional share of Compass Common Stock had been issued in the Merger and then redeemed by Compass. An ENB Shareholder receiving such cash will recognize gain or loss upon such payment equal to the difference (if any) between such Shareholder's tax basis in the fractional share (which will be a pro rata portion of the Shareholder's tax basis in the Compass Common Stock received in the Merger) and the amount of cash received.

  As a condition to the Merger, Compass will receive an opinion from its counsel dated as of the closing of the Merger to effect that the Merger will constitute a reorganization as defined in Section 368(a) of the Code (the "Closing Opinion"). Such opinion will also be based on certain assumptions and subject to certain qualifications similar to those contained in the Exhibit Opinion. ENB Stockholders should be aware that neither the Exhibit Opinion nor the Closing Opinion binds the Internal Revenue Service, and the Internal Revenue Service is therefore not precluded from successfully asserting a contrary opinion. No information is provided herein with respect to the tax consequences, if any, of the Merger to shareholders under any state, local or foreign tax laws.

  THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION DESCRIBED ABOVE IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. THE DISCUSSION DESCRIBED ABOVE IS NOT BINDING UPON

THE INTERNAL REVENUE SERVICE, AND NO RULINGS OF THE INTERNAL REVENUE SERVICE WILL BE SOUGHT OR OBTAINED. THERE IS NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH THE FOREGOING DISCUSSION. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. BECAUSE OF THE COMPLEXITIES OF THE TAX LAWS IN GENERAL, AND THE COMPLEXITIES AND UNCERTAINTIES OF THE TAX CONSEQUENCES ASSOCIATED WITH THE RECEIPT OF CASH IN THE MERGER IN PARTICULAR, EACH ENB SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

  Compass expects to account for the Merger using the "pooling-of-interests" method of accounting. Compass expects to receive a letter from KPMG Peat Marwick, LLP, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment. Compass' receipt of such letter is a condition to consummation of the Merger. Under the pooling-of-interests accounting method, at the Effective Time, ENB's assets and liabilities will be added at their recorded book values to those of Compass, and its shareholder's equity will be added to Compass' consolidated balance sheet. Income and other financial statements of Compass issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of ENB and Compass as if the Merger had taken place prior to the periods covered by such financial statements. SEE "SUMMARY-- ACCOUNTING TREATMENT" AND "THE MERGER--OTHER TERMS AND CONDITIONS."

                           SUPERVISION AND REGULATION

GENERAL

  Bank holding companies and banks are regulated extensively under both federal and state law. Compass is subject to regulation by the Federal Reserve and its respective bank subsidiaries (the "Subsidiary Banks") are subject to regulation by the Federal Reserve, the FDIC and/or the appropriate state banking departments. The deposits of each of the Subsidiary Banks are insured by the FDIC, and Compass Bank and Compass-Alabama are members of the Federal Reserve System. Although the various laws and regulations which apply to Compass and its Subsidiary Banks are intended to insure safe and sound banking practices, they are mainly intended to benefit depositors and the federal deposit insurance fund, not the shareholders of Compass. The following discussion highlights certain laws and regulations affecting Compass and its Subsidiary banks and should be read in conjunction with the more detailed information incorporated by reference herein. SEE "INCORPORATION OF DOCUMENTS BY REFERENCE".

COMPASS, COMPASS-TEXAS AND COMPASS BANCORPORATION

  Compass, Compass-Texas and Compass Bancorporation are bank holding companies within the meaning of the BHC Act and are registered as such with the Federal Reserve. As bank holding companies, Compass, Compass-Texas and Compass Bancorporation are required to file with the Federal Reserve an annual report and such additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve may also make examinations of the Company and each of its subsidiaries. Under the BHC Act, bank holding companies are prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than five percent of the voting shares of any company engaging in activities other than banking or managing or controlling banks or furnishing services to or performing services for their banking subsidiaries. However, the BHC Act authorizes the Federal Reserve to permit bank holding companies to engage in, and to acquire or retain shares of companies that engage in, activities which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

  The BHC Act requires a bank holding company to obtain the prior approval of the Federal Reserve before it may acquire substantially all of the assets of any bank or ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of any such bank. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Act") permits bank holding companies to acquire banks located in any state without regard to whether the transaction is prohibited under any state law (except that states may establish the minimum age of their local banks (up to a maximum of 5 years), and certain other restrictions.

  The Federal Reserve Act generally imposes certain limitations on extensions of credit and other transactions by and between banks and their affiliates (which includes any holding company of which such bank is a subsidiary and any other non-bank subsidiary of such holding company). Further, federal law prohibits a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or the furnishing of services.

  The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") enacted major regulatory reforms, stronger capital standards for savings associations and stronger civil and criminal enforcement provisions. FIRREA allows the acquisition of healthy and failed savings associations by bank holding companies and imposes no interstate barriers on such bank holding company acquisitions. With certain qualifications, FIRREA also allows bank holding companies to merge acquired savings and loans into their existing commercial bank subsidiaries. FIRREA also provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default.

  In December of 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted. This act recapitalized the Bank Insurance Fund ("BIF"), of which the Subsidiary Banks are members, substantially revised statutory provisions, including capital standards, restricted certain powers of state banks, gave regulators the authority to limit officer and director compensation and required holding companies to guarantee the capital compliance of their banks in certain instances. Among other things, FDICIA requires the federal banking agencies to take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically undercapitalized", as defined by regulations recently adopted by the Federal Reserve, the FDIC and the other federal depository institution regulatory agencies. A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to meet any critical capital level set forth in the regulations. The critical capital level must be a level of tangible equity capital equal to not less than 2% of total tangible assets and not more than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

  If a depository institution fails to meet regulatory capital requirements, the regulatory agencies can require submission and funding of a capital restoration plan by the institution, place limits on its activities, require the raising of additional capital and, ultimately, require the appointment of a conservator or receiver for the institution. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. If the controlling bank holding company fails to fulfill its obligations under FDICIA and files (or has filed against it) a petition under the Federal Bankruptcy Code, the FDIC's claim may be entitled to a priority in such bankruptcy proceeding over third party creditors of the bank holding company.

  An insured depository institution may not pay management fees to any person having control of the institution nor may an institution, except under certain circumstances and with prior regulatory approval, make any capital distribution (including the payment of dividends) if, after making such payment or distribution, the institution would be undercapitalized. FDICIA also restricts the acceptance of brokered deposits by insured depository institutions and contains a number of consumer banking provisions, including disclosure requirements and substantive contractual limitations with respect to deposit accounts.

  At June 30, 1996, the Subsidiary Banks were "well capitalized", and were not subject to any of the foregoing restrictions, including, without limitation, those relating to brokered deposits. The Subsidiary Banks do not rely upon brokered deposits as a primary source of deposit funding, although such deposits are sold through the Correspondent and Investment Services Division of Compass-Alabama.

  FDICIA contains numerous other provisions, including reporting requirements, termination of the "too big to fail" doctrine except in special cases, limitations on the FDIC's payment of deposits at foreign branches and revised regulatory standards for, among other things, real estate lending and capital adequacy. In addition, FDICIA required the FDIC to establish a system of risk-based assessments for federal deposit insurance, by which banks that pose a greater risk of loss to the FDIC (based on their capital levels and the FDIC's level of supervisory concern) pay a higher insurance assessment.

  The Deposit Insurance Funds Act of 1996 (the "Funds Act"), which became effective October 8, 1996, requires the FDIC to impose a special assessment on institutions holding deposits subject to assessment by the Savings Association Insurance Fund ("SAIF"). Although the Subsidiary Banks are members of BIF, they hold deposits subject to assessment by SAIF as a result of acquisitions of SAIF deposits or SAIF-insured institutions. Compass' deposit liability under the Funds Act is $7.6 million based upon $1.2 billion of SAIF deposits, after certain discounts and exemptions.

THE SUBSIDIARY BANKS

  In general, federal and state banking laws and regulations govern all areas of the operations of the Subsidiary Banks, including reserves, loans, mortgages, capital, issuances of securities, payment of dividends and establishment of branches. Federal and state bank regulatory agencies also have the general authority to limit the dividends paid by insured banks and bank holding companies if such payments may be deemed to constitute an unsafe and unsound practice. Federal and state banking agencies also have authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent banks from engaging in unsafe or unsound practices.

  Compass Bank is a state bank organized under the laws of Florida and is also a member of the Federal Reserve System. It is supervised, regulated and regularly examined by the Department and the Federal Reserve. Compass-Alabama and Central Bank of the South are both organized under the laws of the State of Alabama and are supervised, regulated and regularly examined by the Alabama State Banking Department. Compass-Alabama is also a member of the Federal Reserve System and is regulated and examined by the Federal Reserve. Compass-Houston is organized under the laws of the State of Texas and is not a member of the Federal Reserve System. Compass-Houston is supervised, regulated and regularly examined by the Texas Department of Banking. All of the Subsidiary Banks, as participants in the BIF and the Savings Association Insurance Fund of the FDIC, are subject to the provisions of the Federal Deposit Insurance Act and to examination by and regulations of the FDIC.

  The Alabama banks are governed by Alabama laws restricting the declaration and payment of dividends to ninety percent (90%) of annual net income until its surplus funds equal at least twenty percent (20%) of capital stock. Compass-Alabama's surplus exceeded this amount by $29 million as of December 31, 1995. The Texas banks are governed by the laws of Texas restricting the declaration and payment of dividends to undivided profits; that is, the portion of equity capital of a state bank equal to the balance of its net profits, income, gains and losses since the date of its formation, less subsequent distributions to shareholders and transfers to surplus or capital under share dividends or by board resolution. Compass Bank is governed by the laws of Florida and may declare and pay dividends not to exceed the current period's net profits combined with the net retained profits of the previous two years--after charging off bad debts, depreciation, and other worthless assets and after making provision for reasonably anticipated future losses on loans and other assets--and may, with the approval of the Department, declare and pay dividends from retained net profits which accrued prior to the preceding two years; provided that, prior to declaring any dividend, the bank shall carry twenty percent (20%) of its net profits for such preceding period as is covered by the dividend to its surplus fund until such surplus fund shall at least equal the amount of the bank's common and preferred stock issued and outstanding. As members of the Federal Reserve System, Compass Bank and Compass-Alabama are also subject to dividend limitations imposed by the Federal Reserve that are similar to those applicable to national banks.

  Federal law further provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements. Moreover, the federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks if such payments may be deemed to constitute an unsafe and unsound practice. Insured banks are prohibited from paying dividends on its capital stock while in default in the payment of any assessment due to the FDIC except in those cases where the amount of the assessment is in dispute and the insured bank has deposited satisfactory security for the payment thereof.

  The Community Reinvestment Act of 1977 ("CRA") and the regulations of the Federal Reserve and the FDIC implementing that act are intended to encourage regulated financial institutions to help meet the credit needs of their local community or communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of such financial institutions. The CRA and such regulations provide that the appropriate regulatory authority will assess the records of regulated financial institutions in satisfying their continuing and affirmative obligations to help meet the credit needs of their local communities as part of their regulatory examination of the institution. The results of such examinations are made public and are taken into account upon the filing of any application to establish a domestic branch, to merge or to acquire the assets or assume the liabilities of a bank. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction. Compass Bank received a "Satisfactory" CRA rating from the Federal Reserve as of its last compliance examination on February 26, 1996. ENB's last CRA examination by the OCC was February 6, 1996 and the rating was satisfactory.

OTHER

  Other legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions are being considered by the executive branch of the federal government, Congress and various state governments, including Alabama, Texas and Florida. Certain of these proposals, if adopted, could significantly change the regulations of banks and the financial services industry. It cannot be predicted whether any of these proposals will be adopted or, if adopted, how these proposals will affect Compass or the Subsidiary Banks.

  The Correspondent and Investment Services Division of Compass-Alabama is treated as a municipal securities dealer and a government securities dealer for purposes of the federal securities laws and, therefore, is subject to certain reporting requirements and regulatory controls by the Commission, the United States Department of the Treasury and the Federal Reserve. Compass Brokerage, Inc., a wholly-owned subsidiary of Compass-Alabama, is a discount brokerage service registered with the Commission and the National Association of Securities Dealers, Inc. and various state securities commissions. The subsidiary is subject to certain reporting requirements and regulatory control by these agencies. Compass Bancshares Insurance, Inc., a wholly-owned subsidiary of Compass-Alabama, is a licensed insurance agent or broker for various insurance companies. The insurance subsidiary and its licensed agents are subject to reporting and licensing regulations of the Alabama Insurance Commission and various other states.

  References under the heading "SUPERVISION AND REGULATION" to applicable statutes are brief summaries of portions thereof, do not purport to be complete and are qualified in their entirety by reference to such statutes.

               DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK

  The following summary of the terms and provisions of the Compass Common Stock and the Compass Preferred Stock does not purport to be complete and is qualified in its entirety by reference to Compass' Restated Certificate of Incorporation and the Certificates of Amendment thereto, which include the express terms of the Compass Common Stock and the Compass Preferred Stock. Such Certificates are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

COMPASS COMMON STOCK

  Compass is incorporated under the General Corporation Law of the State of Delaware ("DGCL"). Compass is authorized to issue 100,000,000 shares of Compass Common Stock, of which 38,296,459 shares were issued and outstanding on June 30, 1996. Compass' Board of Directors may at any time, without additional approval of the holders of Compass Common Stock, issue additional authorized but previously unissued shares of Compass Common Stock.

  Dividends. Holders of Compass Common Stock are entitled to receive dividends ratably when, as and if declared by Compass' Board of Directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under Delaware law, Compass may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if its surplus accounts are in a deficit position. Dividends paid by its Subsidiary Banks, principally Compass-Alabama, are the primary source of funds available to Compass for payment of dividends to its shareholders and for other needs. Compass' Board of Directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including Compass' earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Compass' Board of Directors deems relevant.

  Compass' principal assets and sources of income consist of investments in its Subsidiary Banks, which are separate and distinct legal entities. Federal and state banking regulations applicable to Compass and its Subsidiary Banks require minimum levels of capital which limit the amounts available for distribution as dividends. SEE "SUPERVISION AND REGULATION."

  Preemptive Rights. The holders of Compass Common Stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by Compass before such securities are offered to others. The absence of preemptive rights increases Compass' flexibility to issue additional shares of Compass Common Stock in connection with acquisitions, employee benefit plans and for other purposes, without affording the holders of Compass Common Stock a right to subscribe for their proportionate share of those additional securities. Any further issuance of Compass Common Stock after the Effective Time may reduce former ENB Stockholders' proportionate interest in Compass.

  Voting Rights. The holders of Compass Common Stock are entitled to one vote per share on all matters presented to shareholders. Holders of Compass Common Stock are not entitled to cumulate their votes in the election of directors. Cumulative voting rights entitle shareholders to a number of votes equal to the product of the number of shares held and the number of directors to be elected and allow shareholders to distribute such votes among any number of nominees for director or cast such votes entirely for one director. Cumulative voting rights tend to enhance the voting power of minority shareholders.

  Liquidation. Upon liquidation, dissolution or the winding up of the affairs of Compass, holders of Compass Common Stock are entitled to receive their pro rata portion of the remaining assets of Compass after the holders of Compass preferred stock have been paid in full any sums to which they may be entitled.

COMPASS PREFERRED STOCK

  Compass has authorized 25,000,000 shares of $.10 par value preferred stock (the "Compass Preferred Stock"). The preferred stock is issuable in one or more series and Compass' Board of Directors, subject to certain limitations, is authorized to fix the number of shares, dividend rate, liquidation prices, redemption, conversion, voting rights, and other terms. Compass' Board of Directors may issue preferred stock without approval of the holders of Compass Common Stock. Compass has designated a series of Compass Preferred Stock in the past, but all of such series previously issued has been redeemed and there are no shares of Compass Preferred Stock outstanding as of the date hereof.

                            COMPARISON OF RIGHTS OF
                        SHAREHOLDERS OF ENB AND COMPASS

CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK

  Compass' Certificate and Bylaws contain several provisions which may make Compass a less attractive target for an acquisition of control by anyone who does not have the support of Compass' Board of Directors and shareholders. Such provisions include, among other things, (a) the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions involving "Related Persons" (defined generally as any person who is the beneficial owner of 5% of the voting shares of Compass), (b) a minimum price provision, (c) several special procedural rules, (d) a staggered Board of Directors, and (e) the limitation that shareholder action without a meeting may only be taken by unanimous written shareholder consent. ENB's Articles of Association and Bylaws do not contain similar restrictions on the shareholders' ability to control ENB. However, federal law does require the approval of the holders of two-thirds of the outstanding shares for a merger.

  The foregoing summary is qualified in its entirety by reference to Compass' Certificate and Bylaws, which are available upon written request from Compass and which are on file with the Commission, and to the Articles of Association, as amended, and Bylaws of ENB, which are available upon request from ENB. SEE "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

  As a result of the Merger, ENB shareholders, whose rights are governed by the National Bank Act, 12 U.S.C. (S) 21 et. seq. (the "NBA"), will become shareholders of Compass, and their rights as shareholders will then be governed primarily by the DGCL. Certain provisions of the DGCL and the NBA, as well as a description of the corresponding provisions contained in Compass' and ENB's respective Articles and Bylaws, as such provisions may affect the rights of shareholders, are set forth below. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the NBA and the DGCL.

SHAREHOLDER APPROVAL OF MERGERS

  The National Banking Act requires that two-thirds of the shareholders of a national banking association approve the participation of a national banking association in a merger, whether or not the association is the surviving institution. However, the shareholders of the surviving institution do not have dissenters' rights.

  The DGCL generally permits a merger to become effective without the approval of the surviving corporation's shareholders if the articles of incorporation of the surviving corporation do not change following the merger, the amount of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately prior to the acquisition, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger.

  Where shareholder approval is required under either the DGCL, a merger which does not involve an "Interested Person" can be approved by a majority vote of the outstanding shares of capital stock of each class entitled to vote thereon. If the proposed merger or other business combination were to involve an "Interested Person," however, the DGCL imposes supermajority approval requirements with certain qualifications. The Compass Certificate imposes similar and more restrictive supermajority approval requirements, as described elsewhere in this Proxy Statement/Prospectus. SEE "RISK FACTORS," "COMPARISON OF RIGHTS OF SHAREHOLDERS OF ENB AND COMPASS--CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK" AND "COMPARISON OF RIGHTS OF SHAREHOLDERS OF ENB AND COMPASS--ANTITAKEOVER LEGISLATION."

DISSENTERS' RIGHTS

  Federal law provides that a shareholder who votes against a merger or gives notice of his dissent in writing prior to or at the meeting at which the merger is approved generally has the right to dissent from any merger. Any shareholder who exercises his right to dissent in the prescribed manner will be entitled to receive the appraised value of his shares in cash. SEE "THE MERGER--DISSENTERS' RIGHTS."

  Under the DGCL, a shareholder has the right, in connection with certain mergers or consolidations, to dissent from certain corporate transactions and receive the fair market value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of his shares in cash in lieu of the consideration he otherwise would have received in the transaction. Such fair value is determined by the Delaware Court of Chancery if a petition for appraisal is timely filed. In addition, a Delaware corporation may, but is not required to, provide in its certificate of incorporation that appraisal rights shall be available to shareholders in certain other events regarding which appraisal rights are not otherwise available. No such provision is included in Compass' Certificate.

  Under the DGCL, appraisal rights will not be available to shareholders of a corporation (unless the certificate of incorporation provides otherwise, which the Compass Certificate does not) if the shares are listed on a national securities exchange (as is Compass Common Stock) or quoted on the NASDAQ National Market System or held of record by more than 2,000 shareholders (as is Compass Common Stock), and shareholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares: (a) shares of stock of the surviving or resulting corporation; (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 shareholders; (c) cash in lieu of fractional shares of such stock; or (d) any combination of the consideration listed in (a) through (c) above. In addition, appraisal rights will not be available to shareholders of a Delaware corporation in a merger if such corporation is the surviving corporation and no vote of its shareholders is required. SEE, "COMPARISON OF RIGHTS OF SHAREHOLDERS OF ENB AND COMPASS--SHAREHOLDER APPROVAL OF MERGERS."

SHAREHOLDERS' MEETINGS AND VOTING

  Special Meetings. Federal law does not set forth specific rules for the calling of special meetings of shareholders of national banking associations such as ENB. Federal law, however, does require that a notice of all shareholder meetings notifying all shareholders of the time, place, and purpose of the meeting be sent by first class mail postage prepaid at least 10 days prior to the meeting. The association bylaws or articles may require a longer period of notice. The ENB Articles and By-Laws provide that the Board of Directors, or any three or more shareholders owning, in the aggregate, not less than 25 percent of the stock of ENB, may call a special meeting of shareholders at any time. The period of notice for a special meeting set forth in ENB's Articles is 10 days.

  Under the DGCL, shareholders of Delaware corporations do not have a right to call special meetings unless such right is conferred upon the shareholders in the corporation's certificate of incorporation or bylaws. Compass' Certificate prohibits shareholders from calling special meetings.

  Actions Without a Meeting. Neither the Articles of Association of ENB, nor the Bylaws of ENB, nor the NBA, nor the regulations enforcing and interpreting the NBA addresses whether or not the shareholders of a national banking association are entitled to take action without a meeting.

  Under the DGCL, the shareholders may take action without a meeting if a consent in writing to such action is signed by the shareholders having the minimum number of votes that would be necessary to take such action at a meeting, unless prohibited in the articles or certificate of incorporation. Compass' Certificate prohibits shareholder action by written consent except where such action is taken unanimously. SEE "RISK FACTORS."

  Election and Removal of Directors. Under the NBA, each shareholder has the right in all elections of directors to cumulative voting, i.e., each shareholder is entitled to vote the number of shares owned by him for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate the number of votes equal to the number of directors multiplied by the number of his shares, or to distribute his votes on the same cumulative principle among as many candidates as he wishes. The candidates receiving the highest number of votes, up to the number of directors to be elected, are elected. Under cumulative voting, shareholders who own less than a majority of a corporation's common stock can obtain representation on the board of directors. If voting is not conducted by cumulative voting, each share is entitled to one vote, and the holders of a majority of the shares voting a the meeting can elect all of the directors if they choose to do so, leaving the other members unable to elect a director.

  According to federal regulations, a director may be removed by shareholders at a meeting called to remove him or her, when notice of the meeting stating that the purpose or one of the purposes is to remove him or her is provided, if there is a failure to fulfill one of the affirmative requirements for qualification, or for cause; provided, however, that a director may not be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.

  Under the DGCL, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless the certificate of incorporation provides for cumulative voting. Compass' Certificate does not provide for cumulative voting. SEE "DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK--VOTING RIGHTS".

  Once elected, under the DGCL, unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is staggered (as is Compass'), shareholders may effect a removal of a director only for cause. Compass' Certificate provides for a classified board, and any such removal must be for cause after a supermajority vote (80%) of the shareholders.

  Voting on Other Matters. Under the NBA, any action requiring the approval of stockholders of a national banking association may be obtained by a vote of the majority of stockholders, except where a law specifically mandates a greater vote with respect to a particular issue. Amendments to the articles of association require only a majority vote of stockholders. Liquidation of a National Banking Association must be approved by two-thirds of its shareholders.

  Under the DGCL, an amendment to the certificate of incorporation requires the approval of the holders of at least a majority of the outstanding shares of the corporation entitled to vote thereon, unless the certificate of incorporation requires a greater vote. The Compass Certificate does require a greater vote of the shareholders to approve the amendment of certain, but not all, of the provisions thereof.

  Under the DGCL, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property and assets (with or without the goodwill), otherwise than in the usual and regular course of its business, only with the approval of the holders of a majority of all of the outstanding shares of the corporation entitled to vote thereon, unless the certificate of incorporation requires a greater vote. Compass' Certificate does not require a greater vote on this matter.

  Under the DGCL, the dissolution of a corporation must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, unless the certificate of incorporation requires a greater vote. The Compass Certificate does not require a greater vote on this matter.

DIVIDENDS

  Under the NBA, the directors of a national banking association may declare a dividend quarterly, semiannually, or annually equal to that amount of the net profits of the association as they determine, except that no dividend may be declared until the surplus fund of the association at least equals its common capital stock, and there has been carried to the surplus fund not less than 10% of the association's net profits for the appropriate time period preceding the dividend. The OCC must approve all dividends declared by an association where the total of those dividends exceeds the total of its net profits of that year combined with its retained net profits (defined as the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets, after deducting current operating expenses, losses, taxes, and accrued dividends on preferred stock) of the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

  The DGCL provides that dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits (not only out of surplus) for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, substantially all of the funds available for the payment of dividends by Compass are derived from its Subsidiary Banks, and there are various statutory limitations on the ability of Compass' Subsidiary Banks to pay dividends to Compass. SEE "SUPERVISION AND REGULATION."

  Holder's of Compass Common Stock are entitled to receive dividends ratably when, as and if declared by Compass' Board of Directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding.

PREEMPTIVE RIGHTS

  Federal regulations require that the articles of association of a national bank grant or deny preemptive rights in the shareholders thereof. Any amendment to a national bank's articles of association modifying such preemptive rights must be approved by affirmative vote of two thirds of the bank's outstanding voting shares. ENB's articles of association specifically deny preemptive rights.

  Under the DGCL, shareholders do not possess preemptive rights as to the issuance of additional or treasury securities by the corporation, unless the corporation's certificate of incorporation provide otherwise. The Compass Certificate does not provide for preemptive rights.

LIQUIDATION RIGHTS

  Generally under the DGCL, shareholders are entitled to share ratably in the distribution of assets upon the dissolution of their corporation. Preferred shareholders typically do not participate in the distribution of assets of a dissolved corporation beyond their established contractual preferences. Once the rights of preferred shareholders have been fully satisfied, common shareholders are entitled to the distribution of any remaining assets.

  Upon liquidation, dissolution or the winding up of the affairs of Compass, holders of Compass Common Stock are entitled to receive their pro rata portion of the remaining assets of Compass after the holders of Compass Preferred Stock have been paid in full any sums to which they may be entitled. Although a series of Compass Preferred Stock has been designated with a liquidation value of $100.00 per share, plus accrued and unpaid dividends, all of such series previously issued has been redeemed and there are no shares of Compass Preferred Stock outstanding as of the date hereof.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  ENB. Federal laws pertaining to national banking associations do not include specific provisions regarding the limitation of liability and indemnification of directors of the association. Federal regulations provide that a national bank may provide in its articles of association for the indemnification of directors, officers, and employees for expenses reasonably incurred in actions to which the directors, officers, or employees are parties or potential parties by reason of the performance of their official standards of law as evidenced by the law of the state in which the bank is headquartered, or the relevant provisions of the Model Business Corporation Act are presumed by the OCC to be within the corporate powers of a national bank. However, the indemnification articles may not allow the indemnification against expenses, penalties, or other payments incurred in an administrative proceeding or action instituted by a bank regulatory agency which results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the bank.

  ENB's Articles of Association provide that a director, officer, or employee may be indemnified for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he/she or they shall be made a party by reason of his/her being or having been a director, officer, or employee of the Association or of any firm, corporation, or organization which he/she served in any such capacity at the request of the Association. However, no indemnification is permitted where the director, officer, or employee is finally adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his/her duties to the Association or where there has been a compromise settlement unless the settlement has been approved by a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the Association, or the Board of Directors, acting by vote of directors not parties to the same or substantially the same action, suit, or proceeding, constituting a majority of the whole number of directors.

  Compass. Delaware law permits a corporation to set limits on the extent of a director's liability. Under the Compass Certificate, a director will not be liable to Compass or its shareholders for monetary damages for any breach of fiduciary duty as a director, except for (a) breach of a director's duty of loyalty, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payment of dividends or unlawful stock purchase or redemption, or (d) any transaction from which the director derived any improper personal benefit.

  The Compass Certificate authorizes the indemnification of Compass' directors, officers and others to the fullest extent permitted by law. Delaware law permits a corporation to indemnify its officers, directors, employees and agents if such person acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interests of the corporation. Indemnification is not allowed under Delaware law, absent a court order to the contrary, if the officer, director, employee or agent seeking indemnification has been finally adjudged to be liable to the corporation.

ANTITAKEOVER PROVISIONS

  Neither the NBA nor the federal regulations interpreting the NBA permit anti-takeover provisions in the Articles of Association or bylaws of a national bank.

  The DGCL prohibits Compass from entering into certain "business combinations" (as defined therein) involving persons beneficially owning 15% or more of the outstanding Compass Common Stock (or any person who is an affiliate of Compass and has over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an "Interested Stockholder"), unless the Compass Board has approved either (a) the business combination or
(b) prior to the stock acquisition by which such person's beneficial ownership interest reached 15% (the "Stock Acquisition"), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, the DGCL allows Compass to enter into a business combination with an Interested Stockholder if: (a) the business combination is approved by the Compass Board and is authorized by an affirmative vote of at least 66 2/3% of the outstanding voting stock of Compass which is not owned by the Interested Stockholder; or (b) upon consummation of the Stock Acquisition, such stockholder owned at least 85% of the outstanding voting stock of Compass (excluding Compass stock held by officers and directors of Compass or by certain Compass stock plans). The statute also provides that the restrictions contained therein shall not apply to any corporation whose certificate of incorporation contains a provision expressly electing not to be governed thereby. The Compass Certificate contains such a provision which imposes supermajority voting requirements in the event of such a business combination which are more stringent than those imposed by the statute.

  Although certain of the specific differences between the voting and other rights of ENB Stockholders and Compass shareholders are discussed above, the foregoing summary is not intended to be a complete statement of the comparative rights of such shareholders under Florida and Delaware law, or the rights of such persons under the respective charters and Bylaws of Compass and ENB. Nor is the identification of certain specific differences meant to indicate that other differences do not exist. The foregoing summary is qualified in its entirety by reference to the particular requirements of the NBA and the DGCL, and the specific provisions of Compass' Certificate and Bylaws, and ENB's Articles of Association and Bylaws.

                            RESALE OF COMPASS STOCK

  The Compass Common Stock to be issued to the ENB Stockholders and ENB Option Holders upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be an "affiliate" of ENB within the meaning of Rule 145 under the Securities Act. The directors and executive officers of ENB, the beneficial owners of 5% or more of ENB Common Stock and certain of their related interests may be deemed to be affiliates of ENB. Such affiliates have delivered to Compass written agreements in substantially the form of Exhibit B to the Merger Agreement providing that such affiliates will not transfer any Compass Common Stock except in compliance with the Securities Act, the Exchange Act and the rules and regulations thereunder. In order for the Merger to qualify for "pooling-of-interests" accounting treatment, such agreements also provide that such affiliates will not sell, pledge, transfer or otherwise dispose of (i) any of such affiliates' ENB Common Stock within 30 days prior to the Effective Time or (ii) any of such affiliates' Compass Common Stock received in the Merger until the publication of financial results covering at least thirty (30) days of post-Merger operations of ENB and Compass, except for loans to any such affiliates secured by a pledge of all or part of such Compass Common Stock, provided the lender agrees to be bound by the terms of such written agreement. SEE "SUMMARY-- ACCOUNTING TREATMENT," "THE MERGER--ACCOUNTING TREATMENT" AND APPENDIX I.

  In order to assure that the Merger will qualify as a "reorganization" under
Section 368(a) of the Code, Compass has received from holders of the ENB Common Stock who will receive 50% or more of the Aggregate Merger Consideration, a representation that they have no plan or intention to sell or otherwise dispose of 50% or more of the shares of Compass Common Stock to be received as Aggregate Merger Consideration pursuant to the Merger. As a condition to the consummation of the Merger, these representations must remain true as of the Effective Time, and Balch & Bingham, special counsel to Compass and Compass Bank, will rely on such representations in delivering its opinion that the Merger will qualify as a "reorganization" under Section 368(a) of the Code. SEE "THE MERGER--OTHER TERMS AND CONDITIONS."

                           INFORMATION ABOUT COMPASS

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  Certain documents filed by and relating to Compass, including Compass' Annual Report on Form 10-K for the year ended December 31, 1995, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, are incorporated herein by reference.

INFORMATION ABOUT VOTING SECURITIES AND THE PRINCIPAL HOLDERS THEREOF; DIRECTORS AND EXECUTIVE OFFICERS; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Information regarding the beneficial ownership of Compass Common Stock by (a) each person who is known by Compass to beneficially own more than 5% of Compass' Common Stock, (b) the executive officers of Compass, (c) each director of Compass and (d) the executive officers and directors of Compass as a group, is incorporated by reference to Compass' annual report on Form 10-K for the year ended December 31, 1995, which, pursuant to General Instruction G(3) of Form 10-K, incorporates such information by reference to the sections entitled "Proposal I--Election of Directors" and "Holdings of Voting Securities" contained at pages 2-5 of Compass' Proxy Statement filed with the Commission pursuant to Rule 14(a) of the Exchange Act in connection with Compass' Annual Meeting of Shareholders held on April 9, 1996 (the "Compass Proxy Statement"), which is incorporated herein by reference.

  Certain other information regarding: (a) the directors, executive officers and significant employees; (b) executive compensation; and (c) certain relationships and related transactions between Compass and such persons is also incorporated by reference to Compass' annual report on Form 10-K for the year ended December 31, 1995, which, pursuant to General Instruction G(3) of Form 10-K, incorporates such information by reference to the sections entitled "Proposal I--Election of Directors" and "Holdings of Voting Securities," "Executive Compensation and Other Information" and "Certain Relationships and Other Transactions" contained at pages 2-5, 8-16 and 17-18, respectively, of the Compass Proxy Statement.

INTERESTS OF CERTAIN PERSONS

  No director or executive officer of Compass has any material direct or indirect financial interest in ENB or the Merger, except as a director, executive officer or shareholder of Compass or its subsidiaries.

                             INFORMATION ABOUT ENB

DESCRIPTION OF THE BUSINESS

  ENB is a national banking association which commenced operations on August 31, 1987. ENB is subject to regulation and supervision of the OCC and its deposits are insured up to applicable limits by the FDIC. ENB is also a member of the Federal Reserve. ENB's corporate offices are located at 4190 Belfort Road, Suite 100, Jacksonville, Florida, and its main telephone number is (904) 296-2265. At June 30, 1996, ENB had total assets of $161 million, total deposits of $144 million, and total shareholders' equity of $13 million.

  As a commercial bank, ENB's activities are primarily directed at soliciting deposits from the general public and investing those deposits, together with other sources of funds, in commercial and real estate loans, as well as other types of consumer and construction loans. ENB also invests, to a lesser extent, in obligations of the U. S. Treasury, agencies of the federal government, and other types of investment securities.

  The primary sources of funds for ENB are deposits, repayments of loans, and earnings from operations. In addition, ENB has from time to time utilized overnight borrowings of federal funds from its correspondent banks, and the sale of some of its investment securities as secondary sources of funds.

  ENB's primary sources of income are interest and fees on loans, interest on investment securities and federal funds sold, and service fees on deposit accounts. ENB's primary costs are interest paid on deposits and operating expenses.

  ENB has three wholly owned subsidiaries: ENB Properties, Inc., formed in 1992 to manage and market ENB's other real estate owned, ENB Branch No. 3, Inc., formed in 1994 to acquire ENB's San Jose branch, and ENB Investment Services, Inc., formed in 1994 to offer non-deposit investment products in conjunction with a third party broker/dealer. All three subsidiaries are currently inactive.

  ENB has never declared or paid any dividends on its stock, which consists of a single class of $5 par value common stock. ENB has never issued any class of other stock, including preferred or convertible preferred. ENB has never incurred any long term debt.

  The only extraordinary component of income in the past five years is the recognition of fifty-five thousand dollars of income (net of tax effect) in 1993. This was a non-recurring item arising from ENB's adoption in 1993 of Statement No. 109 of the Financial Accounting Standards Board ("Accounting for Income Taxes"). This was reported as the cumulative effect of a change in ENB's method of accounting for income taxes, to conform with FASB 109.

INFORMATION ABOUT VOTING SECURITIES AND THE PRINCIPAL HOLDERS THEREOF

  The following table shows the number of shares beneficially owned by each of the following as of August 31, 1996: (a) each person who is known by ENB to beneficially own more than 5% of ENB's Common Stock; (b) the executive officers of ENB; (c) each director of ENB; and (d) the executive officers and directors of ENB as a group. The footnotes below also set forth the address of each person who is known by ENB to beneficially own more than 5% of ENB's Common Stock.

                                                   NUMBER OF
                                                  SHARES OWNED PERCENT OF CLASS
                                                  ------------ ----------------
      D. Hicks(1)................................   134,200         15.71
      L. Ansbacher(2)............................    21,640          2.71
      B. Brown(3)................................    87,914         10.77
      T.W. Davis(4)..............................    74,012          9.00
      L. Dubow(5)................................     9,800          1.24
      W.R. Frazier(6)............................    53,100          6.54
      T. Klechak(7)..............................    30,000          3.74
      W. Kyle....................................     5,000          0.64
      V.A. Lafaye(8).............................    66,152          8.05
      F.S. McGehee(9)............................    60,000          7.34
      R. Morales(10).............................    35,200          4.38
      M. Stein(11)...............................   108,600         12.90
      All Directors & Executive Officers as a
       Group
       (14 persons)(12)..........................   731,475         64.48

--------
 (1) Includes 67,100 shares from currently exercisable warrants. Mr. Hicks' address is 801 Riverside Avenue, Jacksonville, Florida 32204.
 (2) Includes 10,280 shares from currently exercisable warrants.
 (3) Includes 26,957 shares from currently exercisable warrants, and 2,000 shares for which currently exercisable options have been granted. Mr. Brown's address is 4190 Belfort Road, Suite 100, Jacksonville, Florida 32216.
 (4) Includes 35,356 shares from currently exercisable warrants. Mr. Davis' address is 1910 San Marco Boulevard, Jacksonville, Florida 32207.
 (5) Includes 4,900 shares from currently exercisable warrants.
 (6) Includes 24,300 shares from currently exercisable warrants. Mr. Frazier's address is 1515 Riverside Avenue, Suite A, Jacksonville, Florida 32204.
 (7) Includes 15,000 shares from currently exercisable warrants.
 (8) Includes 34,876 shares from currently exercisable warrants. Mr. Lafaye's address is 12753 Shinnecock Court, Jacksonville, Florida 32225.
 (9) Includes 30,000 shares from currently exercisable warrants. Mr. McGehee's address is Post Office Box 5369, Jacksonville, Florida 32247.
(10) Includes 16,100 shares from currently exercisable warrants.
(11) Includes 54,300 shares from currently exercisable warrants. Mr. Stein's address is 121 West Forsyth Street, #200, Jacksonville, Florida 32202.
(12) Includes 11,785 shares owned by executive officers who are not directors, and 14,072 currently exercisable warrants, and 19,000 shares for which currently exercisable options have been granted.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Summary of Severance Agreements. The executive officers of ENB are parties to one of two types of "severance agreements" which entitle them to certain payments and other benefits upon a "Change of Control," as defined in such agreements. The Merger will result in such a Change of Control. The terms of these agreements are for the three years commencing on January 1, 1996 and terminating on December 31, 1998, unless extended or terminated sooner within the terms and conditions of the agreements. In addition to the provisions of these agreements that are discussed below, all executive officers granted any stock options who are also covered by severance agreements from ENB upon the occurrence of a Change in Control followed by that executive officer's termination of employment (other than for Termination for Cause, as defined in the agreements) have the right to exercise that option and any limited rights attached thereto within one year of the Change in Control.

  Type 1. William T. Hammel, R. Alan Bellamy and Bennett Brown have severance agreements which entail the following provisions:

  Mr. Hammel, Mr. Bellamy and Mr. Brown, in the event of a Change in Control, are entitled to ENB making two annual payments for the maintenance of the SERP plan currently in place for these employees. These payments must be a minimum of $23,200, made on July 1 of each of the two years following the Change in Control. The employer is required to make these payments whether or not the employee receives termination benefits under the Agreement, until such time as employment is terminated for cause.

  If Mr. Hammel, Mr. Bellamy and Mr. Brown remain in employment from the date of these agreements until the occurrence of a Change in Control, they will be entitled to a full or pro-rated bonus for the year in which the Change in Control occurs. This bonus will be paid upon the employee's bonus plan in effect prior to the Change in Control and will be paid 90 days after the end of the calendar year in which the Change in Control occurs.

  If there is a Change in Control and Mr. Hammel, Mr. Bellamy or Mr. Brown's employment is involuntary terminated other than for Termination for Cause or the employee terminating for good reason, they are entitled to (i) 24 months of severance compensation (based on the compensation rate of the month immediately preceding the termination) in 24 substantially equal monthly payments, (ii) a payment of the sum equal to the average of the bonuses paid for the two years preceding the Change in Control to be paid in two equal installments, the first due after the first twelve months severance compensation and the second after the second twelve months of severance compensation, and (iii) life, health and disability coverage to the employee until the employee obtains new employment with substantially the same coverage, but for no longer than one year.

  Type 2. Perry J. Kenner has an agreement which entails the following provisions:

  If Mr. Kenner remains in employment from the date of the agreement until the occurrence of a Change in Control, he will be entitled to a pro-rated bonus for the year in which there is a Change in Control or two times the bonus that he earned in 1995, whichever is greater. This payment would be made within 30 days of the Change in Control.

  If there is a Change in Control and Mr. Kenner's employment is involuntarily terminated other than for Termination for Cause or for Mr. Kenner's terminating for good reason, he is entitled to (i) 18 months of severance compensation (based on the compensation rate of the month immediately preceding the termination) in 18 substantially equal monthly payments, (ii) either a full or pro-rated bonus for the year in which the Change in Control takes place within 90 days after the calendar year in which the Change in Control takes place,
(iii) a severance bonus equal to 75% of the average of his bonuses for the past two years paid in two installments (the first installment of 66.67% of which is to be paid after the first twelve months of severance compensation, and the second installment of 33.33% of which is to be paid after the twelve months of severance compensation), and (iv) life, health and liability coverage to Mr. Kenner for one year from the termination or until Mr. Kenner obtains new employment with substantially the same coverage, but for no longer than one year.

  Certain other employees also are covered by similar severance agreements.

  Summary of Employment Agreements. Compass Bank will employ Mr. Brown, Mr. Bellamy and Mr. Hammell pursuant to separate employment agreements attached as Exhibits H through J of the Merger Agreement, (See APPENDIX) as City President-Jacksonville, Senior Vice President--Senior Loan Administrator, and Senior Vice President--Commercial Loan Manager II, respectively, for a period of two years following the effective date of the Merger, unless sooner terminated.

  Each of the foregoing officers will receive a base salary plus bonuses. In addition, Compass will grant stock options as follows: Mr. Bennett--15,000 shares; Mr. Bellamy and Mr. Hammell--5,000 shares each. Other benefits include stock incentive plan participation, life, health and disability insurance and standard vacation benefits. Compass will also continue Mr. Brown's social club memberships and automobile allowance. Each employment agreement contains a confidentiality and noncompetition agreement. In the event of a termination of the officer's employment before the expiration of two years, the officer agrees not to compete in a surrounding geographic area for a period of two years. The agreement regarding confidentiality of trade secrets is of perpetual duration.

  Summary of Change of Control Agreement. Compass Bank and Mr. Bennett Brown have entered into a Change of Control Agreement pursuant to which, in the event of a corporate change of control, Compass Bank (or its successor corporation) will retain Mr. Brown in an executive capacity for a period of three years. During this three- year period, Mr. Brown will receive salary and benefits no less favorable than those received by him during the period before the change in control, and if the salary and benefits of comparable Executives following the change of control are more favorable, Mr. Bennett is entitled to receive such benefits. This agreement is attached Exhibit G to the Merger Agreement. SEE APPENDIX I.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                   ENTERPRISE NATIONAL BANK AND SUBSIDIARIES

SUMMARY

  During the past three years, ENB has continued to grow profitably and improve credit quality. ENB improved service to its customers by opening its first free-standing branch in November, 1994, and completely upgrading its computer system in a conversion which took place in March, 1995. ENB's annual net income exceeded one million dollars for the first time in 1993, and annual return on average assets reached one percent for the first time in 1995.

            COMPARISON OF THE YEARS ENDED DECEMBER 31, 1995 AND 1994

EARNING ASSETS

  Earning assets consist of loans and investments which provide interest income. Earning assets at December 31,1995 were $134.4 million, an increase of 4.8% over the prior year end. This increase was due primarily to strong loan growth.

LOANS

  Loans increased 8.2% during 1995, and represented 86.5% of earning assets at year-end. Most of this growth was in the commercial, unsecured, and residential real estate categories. Loans showed a net increase of $8.8 million in 1995, compared to $17.9 million in 1994. This slowing of growth is primarily due to increased competition for loans by other institutions in ENB's market area. At the end of 1995, approximately 66%, of the loan portfolio is subject to repricing annually or more frequently.

  Lending Area. While ENB has the authority to originate loans secured by real estate throughout the United States, it has chosen to concentrate its lending activities within its market area. With three branch locations in Northeast Florida, loan origination is emphasized in ENB's primary market areas within Duval, St. Johns and Clay Counties, Florida. Commercial and consumer lending activities are confined to markets directly served by ENB's branches and lending staff. Commercial loans are generally not made to borrowers whose residence or place of business is not in reasonable proximity of a branch office.

  Residential Real Estate Loans. As of December 31, 1995, $31.2 million, or 26% of the total loan portfolio, consisted of permanent mortgage loans secured by residential real estate. These loans enable borrowers to purchase existing and new homes. ENB's lending policies generally limit the maximum loan-to-value ratio on residential mortgage loans to 80% of the lesser of the appraised value or purchase price.

  ENB makes adjustable rate mortgage loans on which the interest rate and payment amount can change periodically as a result of changes in interest rates and fixed interest rate mortgage loans of up to 30 years. One-year adjustable rate mortgage loans are currently being offered based upon the one-year Treasury Constant Maturity Index, with maximum adjustments of 2% per year and 6% over the life of the loan. Five-year adjustable rate mortgage loans, which provide for a fixed rate of interest for the first five years and an annual rate adjustment thereafter are also offered by ENB.

  For residential mortgage loans, ENB files a mortgage creating a valid lien on real estate and obtains a title insurance policy which ensures that the property is free of prior encumbrances. Borrowers must also obtain hazard insurance policies prior to closing and, when the property is in a flood plain as designated by the Department of Housing and Urban Development, flood insurance policies. Residential mortgage loans generally are underwritten in accordance with the Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") guidelines.

  Fixed rate residential real estate loans with terms of greater than five years are generally originated for immediate sale in the secondary market, through various underwriters. Fixed rate residential real estate loans with terms of five years or less and adjustable rate mortgages ("ARMs") are both originated for several underwriters or may be held in portfolio. The origination and sale of fixed rate residential real estate loans have provided a relatively small source of non-interest income.

  Construction and Land Development Loans. Construction and land development loans, which totaled $5.0 million as of December 31, 1995, are primarily comprised of residential construction loans to builders and acquisition and development loans.

  Construction loans to builders are generally made for terms of one year and provide for disbursement of loan funds based on periodic site inspections. The loans are then paid off or converted to permanent loans made to the owner when the property is sold. The application process for construction loans includes the same items which also requires the builder to submit accurate plans, specifications and cost of the project to be constructed in addition to standard items. This information is used as a basis to determine the appraised value of the subject property. While construction loans are generally considered to be of a higher credit risk than permanent loans granted on owner-occupied residential real estate, they generally provide a higher contractual rate of return and are more responsive to current market interest rates.

  Acquisition and development loans are made to develop either residential or commercial real estate. Because acquisition and development loans are considered to be of greater risk than other types of real estate lending, such loans generally do not exceed 75% of the appraised value of the completed property. Acquisition and development loans are made to developers who, in management's opinion, have a high level of experience in developing the types of property being financed. Such loans are generally granted for terms which do not exceed 36 months. The company generally obtains personal guarantees from the principals involved.

  Commercial Real Estate Loans. As of December 31, 1995, commercial real estate loans totaled $10.7 million, or 9% of ENB's total loan portfolio. Commercial real estate loans have predominantly variable interest rates which adjust immediately upon changes in the prime lending rate. This portfolio generally consists of mortgage loans secured by office buildings (primarily owner occupied), and industrial buildings. These loans typically do not exceed 80% of the lesser of the purchase price or the appraised value as determined by an independent appraisal. Term loans are amortized for periods of up to 20 years, with balloon maturities of three-to-five years. Commercial loans to finance the purchase, construction or expansion of owner-occupied real estate are considered the most desirable and are actively solicited by ENB's commercial lending officers.

  In underwriting commercial real estate loans, ENB primarily considers the anticipated cash flows generated by leases on the property along with the total strength and duration of the leases to support the total debt service. In addition, ENB's underwriting procedures require verification of the borrower's credit history, an analysis of the borrower's income taxes, personal financial statements and banking relationships, a review of the borrower's property management experience, and a review of the property including cash flow projections, historical operating statements, environmental concerns and compliance with the Americans with Disabilities Act of 1990 and other applicable requirements. Commercial real estate loans typically entail greater risk than residential mortgage loans because such loans are often susceptible to adverse conditions in the real estate market and the economy in general. ENB seeks to minimize these risks by originating commercial real estate loans principally in its primary market area where it has the ability to more closely monitor and anticipate adverse conditions.

  ENB has also originated commercial real estate loans under the Small Business Administration ("SBA") 504 program. Under this program ENB extends a first mortgage with a 50% loan to appraised value and issues a second mortgage at 40% loan to value. A 10% equity requirement is made by the borrowers.

  Commercial Loans. As of December 31, 1995, commercial loans totaled $62.8 million, or 54% of the total loan portfolio, and is ENB's primary lending activity. ENB's commercial lending services are structured to promote the development of strong relationships with business customers. Loans offered include term loans to finance fixed assets and lines of credit for working capital purposes. Term loans are generally secured by machinery, equipment or other fixed assets based on ENB's loan-to-value underwriting guidelines. Term loans are typically amortized over a three to five year term. Lines of credit are generally secured by accounts receivable and inventory, and are subject to renewal on an annual basis. Because the commercial borrower's primary source of repayment is its operating income, ENB's credit policy requires a formal financial analysis and review at least annually and, in most cases, ENB is provided with interim financial statements. Personal guarantees are generally obtained for both term loans and lines of credit. Both term loans and lines of credit carry rates of interest based on a margin above the prime lending rate and, consequently, such rates adjust to reflect changes in the prime rate.

  Commercial loans are primarily marketed to businesses with sales up to $10.0 million through ENB's central commercial and professional lending staff. Commercial loans are structured, priced and underwritten by ENB's commercial and professional lending staff which consists of experienced commercial loan officers. ENB actively participates in the loan guaranty program of the SBA and has earned the designation of SBA Certified Lender.

  Consumer Lending. As of December 31, 1995, $6.5 million or 5% of ENB's total loan portfolio, consisted of consumer loans. Consumer loan products offered within ENB's market areas include home equity lines of credit, executive lines of credit, home improvement loans, automobile loans, overdraft protection lines of credit and unsecured consumer loans. ENB is expanding its consumer loan portfolio because these loans provide higher yields than residential mortgage loans and the demand for such loans is strong in the markets ENB serves. In addition, management believes that offering consumer loan products helps expand ENB's customer base and creates stronger ties to its existing customer base.

  For consumer loans, ENB's underwriters review all pertinent information prior to making a credit decision. Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciating assets such as automobiles. Although the level of delinquencies in ENB's consumer loan portfolio generally has been low, there can be no assurance that delinquencies will not increase in the future.

  Loan Underwriting Policies and Procedures. ENB's lending activities are subject to ENB's written, nondiscriminatory underwriting standards and loan origination procedures. Detailed loan applications and credit approval forms are obtained to determine the borrower's ability to repay and are verified through the use of credit reports, financial statements and confirmations. Property valuations are generally performed by pre-approved independent outside appraisers. Approval by the Board of Directors or the Executive Committee of the Board of Directors is required for loans greater than $750,000. The Board of Directors' Loan Committee has the authority to approve loans up to the legal lending limit. The Officer Loan Committee, consisting of ENB's senior management, and senior lending officers has lending authority of up to $750,000. ENB's Credit Administration Section includes a loan review specialist who is responsible for monitoring loan documentation discrepancies. ENB does not provide individual lending authority. Loans of up to $300,000 must be signed off by at least two officers with at least one signature being a member of the Officer Loan Committee. In addition, ENB is subject to loans to one borrower restrictions at the federal levels that limit the amounts of either unsecured or secured credit that can be extended to a single borrower. As of December 31, 1995, the limitation on loans to one borrower, under federal guidelines, was $1.9 million.

  ENB's loan review function consists of both internal and external loan review which examines all commercial loans for completeness of documentation and adherence to credit policy and management on a frequent basis, while the external review is performed by an independent CPA firm and reported to management and the Board of Directors.

  The following table sets forth information summarizing the composition of the loan portfolio at the dates indicated:

                                                  AT DECEMBER 31,
                         ----------------------------------------------------------------------
                             1995           1994           1993          1992          1991
                         -------------  -------------  ------------  ------------  ------------
                                 % OF           % OF          % OF          % OF          % OF
                         AMOUNT  TOTAL  AMOUNT  TOTAL  AMOUNT TOTAL  AMOUNT TOTAL  AMOUNT TOTAL
                         ------- -----  ------- -----  ------ -----  ------ -----  ------ -----
                                               (DOLLARS IN THOUSANDS)
Real Estate
 Construction...........   5,084   4.4%   6,764   6.3%  5,276   5.9%  3,550   4.9%  2,333   4.0%
Real Estate Mortgage:
 Residential............  31,234  26.8%  23,860  22.2% 14,240  15.9%  9,537  13.1%  9,344  16.1%
 Commercial.............  10,749   9.2%  17,300  16.1% 15,017  16.7% 15,318  21.0% 13,723  23.7%
                         ------- -----  ------- -----  ------ -----  ------ -----  ------ -----
Total Real Estate.......  47,067  40.4%  47,924  44.6% 34,533  38.5% 28,405  39.0% 25,400  43.9%
Commercial & Other......  62,796  54.0%  53,317  49.6% 50,939  56.8% 41,646  57.2% 30,793  53.2%
Consumer Installment....   6,523   5.6%   6,328   5.9%  4,252   4.7%  2,753   3.8%  1,713   3.0%
                         ------- -----  ------- -----  ------ -----  ------ -----  ------ -----
Total Gross Loans....... 116,386 100.0% 107,569 100.0% 89,724 100.0% 72,804 100.0% 57,906 100.0%
Deduct:
 Deferred loan fees.....     102            168           151           152             9
 Allowance for loan
  losses................   1,173            986           792           850           705
                         -------        -------        ------        ------        ------
Total Deductions........   1,275          1,154           943         1,002           714
                         -------        -------        ------        ------        ------
Total loans, net........ 115,111        106,415        88,781        71,802        57,192
                         =======        =======        ======        ======        ======

  Loan Maturities. The following table sets forth at December 31, 1995, loans by scheduled maturity. Loans maturing after one year are further distinguished between fixed and adjustable interest rates.

                                                 WITHIN  1 TO 5  AFTER
                                                ONE YEAR YEARS  5 YEARS  TOTAL
                                                -------- ------ ------- -------
                                                    (DOLLARS IN THOUSANDS)
Commercial & Other.............................  21,979  30,142 10,675   62,796
Real Estate Construction.......................   3,406   1,576    102    5,084
Real Estate Mortgage:
  Residential..................................   6,785  14,067 10,382   31,234
  Commercial...................................   2,902   6,767  1,080   10,749
Consumer Installment...........................   2,153   3,523    847    6,523
                                                 ------  ------ ------  -------
Total Gross Loans..............................  37,225  56,075 23,086  116,386
Deferred loan fees.............................                            (102)
Allowance for loan losses......................                          (1,173)
                                                                        -------
                                                                        115,111
                                                                        =======
Loans maturing after one year:
Fixed interest rates...........................  22,215   6,763
Floating or adjustable interest rates..........  33,860  16,323
                                                 ------  ------
Total..........................................  56,075  23,086
                                                 ======  ======

YIELDS EARNED AND RATES PAID

  The following tables set forth certain information relating to the categories of ENB's interest-earning assets and interest-bearing liabilities for the periods indicated. All yield and rate information is calculated on an annualized basis. Net interest margin is net interest income divided by average interest-earning assets. Non-accrual loans are included in asset balances for the appropriate periods, whereas recognition of interest on such loans is discontinued and any remaining accrued interest receivable is reversed, in conformity with federal regulations. The yields and net interest margins appearing in the following tables have been calculated on a pre-tax basis.

                                            FOR THE YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------------------------
                                   1995                     1994                     1993
                          -----------------------  -----------------------  -----------------------
                          AVERAGE           YIELD  AVERAGE           YIELD  AVERAGE           YIELD
                          BALANCE  INTEREST RATE   BALANCE  INTEREST RATE   BALANCE  INTEREST RATE
                          -------  -------- -----  -------  -------- -----  -------  -------- -----
                                                 (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Investments and
  interest-bearing
  deposits, taxable.....   22,809    1,275  5.59%   22,796   1,117   4.90%   15,315   1,118   7.30%
 Investments--tax-
  exempt................      901       32  3.55%      898      29   3.23%      913      76   8.32%
 Loans..................  113,295   10,908  9.63%   97,423   8,407   8.63%   86,085   6,293   7.31%
                          -------   ------  ----   -------   -----   ----   -------   -----   ----
Total interest-earning
 assets.................  137,005   12,215  8.92%  121,117   9,553   7.89%  102,313   7,487   7.32%
                          =======   ======  ====   =======   =====   ====   =======   =====   ====
Interest-bearing
 liabilities:
 Deposits...............  106,708    5,122  4.80%   95,799   3,238   3.38%   84,135   2,625   3.12%
 Federal funds
  purchased.............    2,177      133  6.11%    2,075      72   3.46%      909      32   3.52%
                          -------   ------  ----   -------   -----   ----   -------   -----   ----
Total interest-bearing
 liabilities............  108,885    5,255  4.83%   97,874   3,310   3.38%   85,044   2,657   3.12%
                          =======   ======  ====   =======   =====   ====   =======   =====   ====
Excess of interest-
 earning assets over
 interest-bearing
 liabilities............   28,119                   23,243                   17,269
                          =======                  =======                  =======
Net interest income.....             6,960                   6,243                    4,830
                                    ======                   =====                    =====
Interest rate spread....                    4.09%                    4.51%                    4.19%
                                            ====                     ====                     ====
Net Interest Margin.....                    5.08%                    5.15%                    4.72%
                                            ====                     ====                     ====
Ratio of interest-
 earning assets to
 interest-bearing
 liabilities............   125.82%                  123.75%                  120.31%
                          =======                  =======                  =======
Loan fees included in
 interest on loans......               517                     516                      518
                                    ======                   =====                    =====

RATE/VOLUME ANALYSIS

  The table below sets forth certain information regarding changes in interest income and interest expense of ENB for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on the part of the overall change attributable to (1) changes is volume (changes in volume multiplied by the old rate); (2) changes in rates (changes in rate multiplied by the old volume); and (3) changes in rate-volume (changes in rate multiplied by the change in volume). The net change attributable to both volume and rate, which cannot be segregated, has been allocated proportionately to changes due to volume and changes due to rate.

                     YEAR ENDED DECEMBER 31, 1995       YEAR ENDED DECEMBER 31, 1994         YEAR ENDED DECEMBER 31, 1993
                   VS. YEAR ENDED DECEMBER 31, 1994   VS. YEAR ENDED DECEMBER 31, 1993     VS. YEAR ENDED DECEMBER 31, 1992
                      INCREASE (DECREASE) DUE TO         INCREASE (DECREASE) DUE TO           INCREASE (DECREASE) DUE TO
                   ---------------------------------- -----------------------------------  -------------------------------------
                     VOLUME       RATE        NET       VOLUME        RATE        NET        VOLUME        RATE         NET
                   ----------------------  ---------- ------------ ----------  ----------  ------------  ----------  -----------
                                                          (DOLLARS IN THOUSANDS)
Interest Income:
 Loans............      1,527         974       2,501        829        1,285       2,114         (374)         110         (264)
 Investments--
  taxable.........          6         152         158        546         (547)         (1)         (60)           3          (57)
 Investments--tax-
  exempt..........          2           1           3         (2)         (45)        (47)       1,495         (417)       1,078
                   ----------  ----------  ---------- ----------   ----------  ----------  -----------   ----------  -----------
Total Interest
 Income:..........      1,535       1,127       2,662      1,373          693       2,066        1,061         (304)         757
Interest Expense:
 Deposits.........        400       1,484       1,884        364          249         613           (5)        (251)        (256)
 Federal funds
  purchased.......          3          58          61         41           (1)         40            7           (4)           3
                   ----------  ----------  ---------- ----------   ----------  ----------  -----------   ----------  -----------
Total Interest
 Expense:.........        403       1,542       1,945        405          248         653            2         (255)        (253)
                   ----------  ----------  ---------- ----------   ----------  ----------  -----------   ----------  -----------
Net Interest
 Income
 (Expense)........      1,132        (415)        717        968          445       1,413        1,059          (49)       1,010
                   ==========  ==========  ========== ==========   ==========  ==========  ===========   ==========  ===========

INVESTMENTS

  Investments consist of debt securities primarily of the U.S. Treasury and agencies of the federal government, and shares in a bond mutual fund which invests primarily in debt obligations of agencies of the federal government. The entire portfolio is classified as available for sale, to allow management the flexibility to manage liquidity and meet asset-liability management goals. The investment portfolio had a weighted average yield of 5.6% at December 31, 1995 (not adjusted for the tax equivalent yield on tax-exempt municipal bonds). At December 31, 1995, investments with a carrying value of $6.2 million were pledged to secure public deposits, or for other purposes as required by law. Investments are reported at fair value, with an unrealized loss, net of tax, on investments available for sale totaled $69,000 and $573,000 at December 31, 1995 and 1994, respectively. Approximately 73.5% of investments available for sale at December 31, 1995 consisted of U.S. Treasury securities and obligations of U.S. Government agencies. This unrealized loss is carried as a separate component of capital. This carrying loss varies with conditions of the bond market, and management does not currently plan to take actions which would result in the realization of significant gains or losses on the sale of investments.

  As of December 31, 1995, other investments consisted of ENB's stock in the Federal Reserve Bank and the Federal Home Loan Bank, in the amounts ENB is required to maintain as a member of these institutions.

  ENB's investment policy places limitations on the types of investments and maximum maturities of investments held in its portfolio. Generally, municipal bonds must be rated BAA or higher by an independent rating service. Additionally, investments which do not meet the Federal Financial Institution Examination Council's high-risk security test are not considered acceptable unless the investment clearly limits interest rate risk. A collateralized mortgage obligation held in ENB's available for sale portfolio at a carrying value of $490,000 was considered "high risk" based on this test. ENB does not engage in interest rate swaps, futures contracts, or the purchase or issuance of calls or options.

  Investment Portfolio. The following table sets forth the carrying value and fair market value of ENB's investments and the designated category within the investment portfolio.

                                                                DECEMBER 31,
                                                            --------------------
                                                             1995   1994   1993
                                                            ------ ------ ------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
      Held to maturity.....................................      0      0      0
      Available for sale
      U. S. Treasury securities............................  6,293  6,394  5,635
      U. S. Government Agency securities...................  7,428  7,882 10,580
      Municipal bonds......................................    912    886    918
      Mortgage-backed securities...........................  2,053  2,101  3,042
                                                            ------ ------ ------
        Total debt securities.............................. 16,686 17,263 20,175
      Bond mutual fund shares..............................  1,961  1,935  1,988
                                                            ------ ------ ------
      Total investments available for sale................. 18,647 19,198 22,163
                                                            ------ ------ ------
      Other investments
      Federal Reserve Bank stock...........................    232    232    231
      Federal Home Loan Bank stock.........................    415    355    254
                                                            ------ ------ ------
      Total other investments..............................    647    587    485
        Total investments.................................. 19,294 19,785 22,648
                                                            ====== ====== ======

  Investment Maturities at December 31, 1995

                                                        AVAILABLE FOR SALE
                                                    ---------------------------
                                                    AMORTIZED  FAIR   YEAR-END
                                                      COST     VALUE  YIELD (1)
                                                    --------- ------- ---------
                                                      (DOLLARS IN THOUSANDS)
      U.S. Treasury securities
        Within 1 year..............................  $ 1,017  $ 1,020   5.40%
        1 to 5 years...............................    5,251    5,273   5.49%
        5 to 10 years..............................        0        0    --
        Over 10 years..............................        0        0    --
                                                     -------  -------   ----
        Total......................................  $ 6,268  $ 6,293   5.47%
      U.S. Government Agency securities
        Within 1 year..............................  $ 2,998  $ 2,988   4.52%
        1 to 5 years...............................    4,506    4,439   4.60%
        5 to 10 years..............................        0        0    --
        Over 10 years..............................        0        0    --
                                                     -------  -------   ----
        Total......................................  $ 7,504  $ 7,427   4.57%
      Municipal bonds
        Within 1 year..............................  $   565  $   564   3.55%
        1 to 5 years...............................      350      347   3.60%
        5 to 10 years..............................        0        0    --
        Over 10 years..............................        0        0    --
                                                     -------  -------   ----
        Total......................................  $   915  $   911   3.57%
      Adjustable rate mortgage-backed securities
        Within 1 year..............................        0        0    --
        1 to 5 years...............................        0        0    --
        5 to 10 years..............................      226      223   5.81%
        Over 10 years..............................      888      870   6.23%
                                                     -------  -------   ----
        Total......................................  $ 1,114  $ 1,093   6.14%
      Fixed rate mortgage-backed securities
        Within 1 year..............................  $   844  $   861   7.01%
        1 to 5 years...............................        0        0    --
        5 to 10 years..............................        0        0    --
        Over 10 years..............................        0        0    --
                                                     -------  -------   ----
        Total......................................  $   844  $   861   7.01%
      Other securities
        Within 1 year..............................  $     0  $     0    --
        1 to 5 years...............................        0        0    --
        5 to 10 years..............................      100      100   6.60%
        Over 10 years..............................        0        0    --
        Total......................................      100      100   6.60%
                                                     -------  -------   ----
      Total debt securities........................  $16,745  $16,685   5.11%
                                                     =======  =======   ====

--------
(1) Computed on a pre-tax basis. Balance utilized in computing yield is amortized cost.

ASSET QUALITY

  During 1995, asset quality continued to improve. Net charge-offs to average net loans was a negative 0.02%, due to net recoveries in 1995, compared to net charge-offs of 0.07% in 1994. The allowance for loan losses to net loans was 1.00% at the end of 1995, compared to 0.92% at the end of 1994. Coverage of non-performing loans by the loan loss reserve was 255.0% at the end of 1995, compared to 82.2% at the end of 1994. Management performs a detailed review of the loan portfolio at least quarterly to ensure the adequacy of the allowance for loan losses.

  Nonperforming Assets. Nonperforming assets include non-accrual loans and loans 90 days or more past due and still accruing, and other real estate owned. Loans are placed on non-accrual status when, in the judgement of management, the probability of collection of interest is deemed to be insufficient to warrants further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. Loans delinquent 90 days or more as to principal or interest must be placed on non-accrual status and classified as substandard, unless otherwise specifically waived by the Loan Committee of the Board of Directors. Nonperforming assets totaled $715,000 at the end of 1995, compared to $695,000 at the end of 1994. This amounted to 0.58% and 0.66% of net loans plus other real estate owned at the respective year ends.

  Other real estate owned represents property which ENB has retained in satisfaction of a nonperforming loan. This property is transferred to the other real estate category at cost which is the estimated fair value of the property at the time of foreclosure. Subsequent to foreclosure, the property is carried at the lesser of cost or estimated fair value less estimated costs to sell. Costs related to maintaining these properties are charged to expense. ENB attempts to sell its other real estate owned when this can be done under favorable market circumstances. Other real estate owned was $255,000 at the end of 1995, unchanged from the end of 1994.

                    ENTERPRISE NATIONAL BANK OF JACKSONVILLE
                              NONPERFORMING ASSETS

                                                    12/31/95 12/31/94 12/31/93
                                                    -------- -------- --------
                                                      (DOLLARS IN THOUSANDS)
      Non-Accruing Loans:
      Commercial & Other...........................   $344     $270     $ 96
      Real Estate Construction.....................      0        0        0
      Real Estate Mortgage:
      Residential..................................      0       51       51
      Commercial...................................     83       84        0
      Consumer Installment.........................     33       35       30
                                                      ----     ----     ----
      Total Nonaccruing Loans......................   $460     $440     $177
      Accruing Loans delinquent 90 days or more....   $  0     $  0     $  0
      Total other real estate......................    255      255      328
                                                      ----     ----     ----
      Total non-performing loans and other real
       estate......................................   $715     $695     $505
      Total non-performing loans and other real
       estate to total assets......................   0.43%    0.50%    0.43%

  Provision and Allowance for Loan Losses. The provision for loan losses was $166,000 in 1995, compared to $268,000 in 1994 and $120,000 in 1993. The provision for loan losses is a charge to earnings in the current period needed to maintain the reserve for loan losses at an adequate level. The decline in 1995 resulted from overall improvement in credit quality and the recovery of some loans which had been charged off in prior periods. The allowance for loan losses is in place to absorb estimated future credit losses in the loan portfolio. ENB's process for evaluating the adequacy of the allowance involves the identification of problem loans, the establishment of appropriate loan loss allowance for individual identified problem loans, and a methodology for estimating loan losses based on inherent risk in the rest of the loan portfolio. The allowance also includes estimates based on consideration of ENB's actual historical loss experience for loans by type, year of origination, delinquency statistics, location of collateral property, current and projected economic conditions, and other trends. Based on these and other considerations, management establishes and maintains an allowance at a level which it considers adequate to provide for possible losses. The allowance for loan losses as of December 31, 1995 was $1,170,000 or 1.00% of net loans receivable, as compared to $986,000, or 0.92% and $793,000 and

0.88% of net loans receivable as of December 31, 1994 and 1993, respectively. During 1995, ENB had net recoveries to the allowance for loan losses, because $45,000 was recovered on loans which had previously been charged off, while only $25,000 in charge offs were taken that year.

  The following table sets forth information regarding ENB's allowance for loan losses for the periods and at the dates indicated.

                                                    YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                      1995     1994     1993
                                                    --------  -------  -------
                                                     (DOLLARS IN THOUSANDS)
      Average Loans Outstanding, Net..............  $112,307  $96,469  $80,697
      Allowance at beginning of period............       986      793      850
      Charge-Offs:
      Commercial & Other..........................         5       42      186
      Real Estate Construction....................         0        0        0
      Real Estate Mortgage:
        Residential...............................         0        0        0
        Commercial................................         0        0        0
      Consumer Installment........................        20       86        0
                                                    --------  -------  -------
      Total Charge-Offs:                            $     25  $   128  $   186
      Recoveries:
      Commercial & Other..........................  $     32  $    44  $     9
      Real Estate Construction....................         0        0        0
      Real Estate Mortgage:
        Residential...............................         0        0        0
        Commercial................................         0        0        0
      Consumer Installment........................        13        9        0
                                                    --------  -------  -------
      Total Recoveries:                             $     45  $    53  $     9
      Net charge-offs (recoveries)................       (20)      75      177
      Provision for loan losses charged to
       operating expenses.........................       167      268      120
                                                    --------  -------  -------
      Allowance at end of year....................  $  1,173  $   986  $   793
      Ratio of net charge-offs (recoveries) to av-
       erage loans outstanding....................    (0.02)%    0.08%    0.22%
      Ratio of allowance to period-end loans......      1.00%    0.92%    0.88%

  The following table shows the allocation for loan losses, as of the date indicated, to the different categories of loans within and as a percentage of the portfolio.

                                          AS OF DECEMBER 31,
                         -----------------------------------------------------
                               1995              1994              1993
                         ----------------- ----------------- -----------------
                         AMOUNT % OF TOTAL AMOUNT % OF TOTAL AMOUNT % OF TOTAL
                         ------ ---------- ------ ---------- ------ ----------
                                        (DOLLARS IN THOUSANDS)
Allowance for loan
 losses allocated to:
Commercial and Other....   858     56.1%    530      53.7%    424      53.4%
Real Estate Construc-
 tion...................    43      3.7%     54       5.5%     45       5.6%
Real Estate Mortgage:
  Residential...........   280     23.9%    199      20.2%    119      15.0%
  Commercial............   127     10.8%    145      14.7%    126      15.9%
Consumer Installment....    65      5.5%     58       5.9%     80      10.0%
                         -----    -----     ---     -----     ---     -----
    TOTAL............... 1,173    100.0%    986     100.0%    793     100.0%
                         =====    =====     ===     =====     ===     =====

ASSET/LIABILITY MANAGEMENT

  ENB's business consists primarily of deposit gathering and lending activities. Accordingly, ENB's results of operations are affected by its ability to manage effectively interest rate risk and maximize net interest income. The Asset/Liability Management Committee meets regularly to review ENB's exposure to changing interest rates and to establish general parameters for future balance sheet structuring strategies. ENB's Asset/Liability policy calls for the cumulative one year repricing gap to be less than 10% of earning assets.

  One measure of ENB interest rate sensitivity is its interest rate sensitivity gap, or the difference between assets and liabilities scheduled to mature or reprice within a specified time frame. In prior years, ENB has experienced a positive gap, which is an excess of assets over liabilities vulnerable to periods of falling interest rates, in that during such periods the interest expense paid on liabilities will generally decrease more slowly than the interest income earned on assets. Conversely, in a rising interest rate environment, the total expense paid on liabilities will generally increase more slowly than the interest income earned on assets.

  The interest rate sensitivity gap does not measure all potential changes in net interest income due to changes in market rates. Experience has shown that due to competition, changes in deposit rates do not always mirror changes in the national market rates that serve as an index for most rate sensitive assets. Another factor that will have a significant impact on the estimate of loan volume repricing is the expected levels of prepayments on loans in a given rate environment.

  ENB's asset/liability strategy for 1995 was to reduce the positive gap by diversifying the loan portfolio into residential consumer loans which are less interest rate sensitive than commercial loans. On the liability side, demand deposit accounts, which are largely non-interest rate sensitive, were actively promoted during 1995. As of December 31, 1995, ENB's cumulative gap for the one year interval was estimated at negative 9.58%.

  The following table sets forth at December 31, 1995, the amounts of interest-earning assets and interest-bearing liabilities which are anticipated by ENB to mature or reprice in each of the periods shown. Except as stated below, the amounts of assets and liabilities which mature or reprice during a particular period were determined in accordance with the contractual terms of the asset or liability. Fixed rate loans and securities are shown on the basis of estimated annual prepayments and contractual amortization. Loans and securities with adjustable rates are shown as being due in the period during which the interest rates are next subject to change. ENB has assumed that savings accounts, NOW accounts and money market accounts reprice immediately.

                                                                NON-RATE
                                                       TOTAL    SENSITIVE
                            0-3      3-6      6-12     WITHIN   AND OVER
                          MONTHS   MONTHS    MONTHS   ONE YEAR  ONE YEAR   TOTAL
                          -------  -------  --------  --------  --------- --------
                                         (DOLLARS IN THOUSANDS)
Interest-earning assets:
Loans:
  Commercial & Other....  $42,287  $ 1,099  $  2,759  $ 46,145   $16,651  $ 62,796
  Real Estate
   Construction.........    4,785        6        12     4,803       281     5,084
  Residential Mortgage..   26,171    2,168     1,493    29,832     1,402    31,234
  Commercial Mortgage...    7,005      373       112     7,490     3,259    10,749
  Consumer Installment..      855      559     1,028     2,442     4,081     6,523
Less:
  Unearned fees.........                                                      (102)
  Allowance for loan
   losses...............                                                    (1,173)
                          -------  -------  --------  --------   -------  --------
    Total Net Loans.....  $81,103  $ 4,205  $  5,404  $ 90,712   $25,674  $115,111
Investments.............  $ 3,020  $ 1,370  $  3,542  $  7,932   $11,362  $ 19,294
                          -------  -------  --------  --------   -------  --------
Total interest-earning
 assets:................  $84,123  $ 5,575  $  8,946  $ 98,644   $37,036  $134,405
Interest-bearing
 liabilities:
Deposits:
  NOW accounts..........  $37,164                     $ 37,164            $ 37,164
  Money market
   accounts.............   27,818                       27,818              27,818
  Savings accounts......    5,953                        5,953               5,953
  Time deposits.........   15,586  $10,838  $ 14,158    40,582   $10,489    51,071
                          -------  -------  --------  --------   -------  --------
    Total interest
     bearing deposits:..  $86,521  $10,838  $ 14,158  $111,517   $10,489  $122,006
Federal funds pur-
 chased.................                                     0                   0
                          -------  -------  --------  --------   -------  --------
Total interest-bearing
 liabilities............  $86,521  $10,838  $ 14,158  $111,517   $10,489  $122,006
                          -------  -------  --------  --------   -------  --------
Interest rate sensitiv-
 ity gap................  $(2,398) $(5,263) $ (5,212) $(12,873)  $26,547
                          =======  =======  ========  ========   =======
Cumulative interest rate
 sensitivity gap........  $(2,398) $(7,661) $(12,873) $(12,873)
                          =======  =======  ========  ========
Cumulative interest rate
 sensitivity gap/total
 earning assets.........   (1.78%)  (5.70%)   (9.58%)   (9.58%)
                          =======  =======  ========  ========

DEPOSITS AND OTHER SOURCES OF FUNDS

  General. Deposits grew $26 million in 1995, to $153 million at the end of 1995, compared to $127 million at the end of 1994. These increases are attributed to growth in ENB's customer base, and the opening of its third location in late November, 1994. Money market deposits and NOW accounts increased $13 million during 1995, rising to $65 million at the end of 1995, from $52 million at the end of 1994. This increase is attributed to the competitive rates and features offered by ENB on its money market products. At the end of 1995, money market accounts represented 42% of total deposits, compared to 41% at the end of 1994. Time deposits increased $12 million during 1995, rising to $51 million at the end of 1995, from $39 million end of 1994. This increase is attributed to the competitive rates paid by ENB to certificates of deposit. Time deposits represented 33% of total deposits at the end of 1995, compared to 30% at the end of 1994.

  In addition to deposits, the sources of funds available for lending and other business purposes include loan repayments, loan sales, Federal Funds purchased and net income. Loan payments are a relatively stable source of funds, while deposit inflows and outflows are influenced significantly by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in other sources, such as deposits at less than projected levels.

  Deposits. Deposits are attracted principally from within ENB's primary market areas in Duval, St. Johns and Clay Counties, Florida. ENB offers a broad selection of deposit instruments including demand deposit accounts, NOW accounts, money market accounts, regular savings accounts, term certificate accounts and retirement savings plans (such as IRA accounts). Deposit account terms vary, with the primary differences being the minimum balance required, the time period the funds must remain on deposit and the interest rate.

  Commercial banking relationships have been emphasized to maintain demand deposits as a high percentage of total deposits. Certificate of deposit rates are set based on asset/liability management objectives.

  Management sets the deposit rates weekly based on a review of deposit flows for the previous week, a survey of rates among competitors and other financial institutions in Florida, and the results of the most recent three and six month Treasury Bill auctions.

  As of December 31, 1995, ENB's deposits were represented by the various types of checking, savings, and time deposit programs listed below:

                                                                     PERCENTAGE
      INTEREST                                                        OF TOTAL
      RATE(1)  CATEGORY                                   BALANCES    DEPOSITS
      -------- --------                                  ----------- ----------
                                                         (DOLLARS IN
                                                         THOUSANDS)
      0.00%    Non-interest bearing demand............    $ 31,914      20.7%
      4.00%    Regular savings........................       5,953       3.9%
      3.47%    Now accounts...........................      37,164      24.1%
      4.27%    Money Market accounts..................      27,818      18.1%
               Certificates of Deposit of $100,000 or
      6.05%    more...................................      34,727      22.6%
      6.27%    Other time deposits....................      16,344      10.6%
                                                          --------     -----
      3.96%    Total Deposits.........................    $153,920     100.0%
                                                          ========     =====

--------
(1)  Represents weighted average interest rate as of December 31, 995.

  ENB's deposit portfolio does not contain a concentration of deposits from any one depositor or related group of depositors, with the following exceptions: the State of Florida had a certificate of deposit with ENB at December for $4 million, bearing interest at the rate of 6.15%; a local business and its related interests had a group of certificates of deposit with the bank totaling approximately $9.6 million, bearing a weighted average interest rate of 7.0%. These deposits mature during 1996. Deposit activities are not materially affected by seasonal fluctuations.

  The following table presents the average balance for each deposit type and the average rate paid on each deposit type for the periods indicated:

                                              YEAR ENDED DECEMBER 31,
                                       ----------------------------------------
                                           1995          1994          1993
                                       ------------  ------------  ------------
                                       AVERAGE RATE  AVERAGE RATE  AVERAGE RATE
                                       BALANCE PAID  BALANCE PAID  BALANCE PAID
                                       ------- ----  ------- ----  ------- ----
                                               (DOLLARS IN THOUSANDS)
Non-interest bearing demand........... $24,391 0.0%  $22,066 0.0%  $22,753 0.0%
NOW accounts..........................  27,961 3.5%   29,835 3.2%   26,188 3.0%
Money Market accounts.................  23,362 4.1%   27,598 3.0%   22,148 3.0%
Regular savings accounts..............   5,171 4.1%    4,865 3.0%    5,281 2.9%
Certificates of Deposit............... $50,214 5.9%  $33,501 4.4%  $30,518 4.4%

  The following table sets forth at December 31, 1995 certificates of deposit of $100,000 or more by time remaining until maturity for the period indicated.

                                                        BALANCE PERCENT OF TOTAL
                                                        ------- ----------------
                                                         (DOLLARS IN THOUSANDS)
      Less than Three Months........................... $12,134        35%
      Three--Twelve Months.............................  17,913        52%
      More than Twelve Months..........................   4,680        13%
                                                        -------       ---
                                                        $34,727       100%

  Borrowings. ENB uses Federal Funds purchased from time to time to supplement its supply of funds available for lending and to meet deposit withdrawal requirements. Federal Funds purchased from correspondent banks are typically unsecured and are typically purchased on an overnight basis.

  ENB had no borrowings at the end of 1995 or 1994, but had borrowings of $2 million at the end of 1993. Although ENB is a member of both the Federal Reserve Bank and the Federal Home Loan Bank, no advances have been sought from either of these institutions, due to the short-term nature of borrowing needs and favorable terms obtainable from correspondent banks.

  The following table sets forth certain information regarding borrowings at the end of an during the periods indicated. The averaging method used is the average of end-of-month totals.

                                                       AT DECEMBER 31,
                                                   --------------------------
                                                     1995     1994     1993
                                                   --------  -------  -------
      Weighted average rate paid as of the date
       indicated on: Federal Funds purchased......      --       --       6.0%
                                                     YEAR ENDED DEC. 31,
                                                   --------------------------
                                                     1995     1994     1993
                                                   --------  -------  -------
                                                    (DOLLARS IN THOUSANDS)
      Maximum amount of borrowings outstanding at
       any month end: Federal Funds purchased..... $ 10,000  $ 8,500  $ 4,280
                                                     YEAR ENDED DEC. 31,
                                                   --------------------------
                                                     1995     1994     1993
                                                   --------  -------  -------
      Approximate average short-term borrowings:
       Federal Funds purchased.................... $  2,171  $ 1,820  $   923
                                                         DECEMBER 31,
                                                   --------------------------
                                                     1995     1994     1993
                                                   --------  -------  -------
      Approximate weighted average rate paid
       during the period indicated: Federal Funds
       purchased..................................     6.12%    3.46%    3.52%

REGULATORY CAPITAL REQUIREMENTS

  Current requirements of the Office of the Comptroller of the Currency establish a minimum total risk-based capital level of 8.0% of assets for most banks. ENB must classify its assets and certain off-balance sheet activities into categories and maintain specified levels of capital accordingly. At the end of 1995, ENB reported a total risk based capital level of 11.4%, compared to 10.5% at the end of 1994. The Tier One component of this total capital number must be at least 4.0%, and ENB's Tier One levels at the end of years 1995 and 1994 were 10.4% and 9.5%, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  As a nationally chartered bank, ENB is required to maintain a liquidity reserve of up to 12% of transaction accounts, and 3% of nontransaction accounts. This reserve may consist of cash on hand, demand deposits due from correspondents, demand deposits due from the Federal Reserve Bank, and other instruments. At the end of 1995, ENB had qualifying reserves equal to $29 million, or 18% of total deposits, which is in excess of the minimum requirements.

  Principal sources of liquidity are deposits, loan principal repayments, and maturity of investment securities. Additional sources of liquidity are borrowings of federal funds from correspondent banks the sale of commercial loan participations to correspondent banks, and the sale of residential mortgage loans in the secondary market.

  At the end of 1995, ENB had commitments arising from the unused portion of commercial, consumer, and home equity lines of credit totaling $37 million, which may be disbursed subject to certain limitations. Management believes that the funds necessary to meet these commitments will be available.

EARNINGS

  ENB had consolidated net income of $1.45 million in 1995 and $1.21 million in 1994. Fully diluted earnings per share for 1995 and 1994 were $1.33 and $1.17, respectively. The growth in earnings are generally attributable to the growth of the earning assets of ENB, good credit quality, and growth of service charge revenue.

  Net Interest Margin. Net interest income is the difference between the interest earned on loans and investments and the interest paid on deposits and borrowings. This represents the primary component of ENB's earnings. In 1995, ENB's net interest income was $6.9 million, compared to $6.2 million in 1994. This increase is primarily due to the increase in earning assets in 1995.

  Interest rate spread is the difference between the yield on average earning assets and the rate paid on deposits and liabilities to fund those assets. It is affected by changes in interest rates, and changes in the average maturities of ENB's assets and liabilities. The interest rate spread was 5.08% in 1995, and 5.15% in 1994. The change in interest rate between 1994 and 1995 does not represent a material fluctuation.

  Other Income. Other Income declined to $700,000 in 1995 from $746,000 in 1994. This decline was due to the recognition of income from the sale of SBA guaranteed loans and other assets in 1994 which did not recur in 1995. This decline would have been greater if service charge revenue on deposit accounts had not risen to $668,000 in 1995, from $606,000 in 1994. This increase was primarily caused by growth in ENB's deposit base.

  Other Expenses. Other Expenses rose 7.9% in 1995, to $5.2 million, compared to $4.8 million in 1994. The largest single component of this increase was a rise in data processing expenses of $107,000, to $212,000 in 1995 from $105,000 in 1994. This was a result of ENB's conversion to a new and more modern computer system to handle all significant areas of ENB's accounting and transactions with its customers. This conversion is also the primary reason for the increase in equipment costs of $31,000, to $298,000 in 1995 from $267,000 in 1994. ENB also increased spending in the category of marketing and advertising by $53,000, to $151,000 in 1995 from $98,000 in 1994. Personnel costs rose $66,000, to $2,806,000 in 1995 from $2,740,000 in 1994. This increase amounts to only 2.4%, and reflects management's efforts to contain increases in staff and the cost of benefits.

DISCONTINUED OPERATIONS

  ENB has no discontinued operations.

PERSONNEL

  At December 31, 1995, ENB had 55 full-time employees and three part-time employees. Employees are not represented by any collective bargaining group. ENB believes its relations with its employees to be good.

            COMPARISON OF THE YEARS ENDED DECEMBER 31, 1994 AND 1993

EARNING ASSETS

  Earning assets consist of loans and investments which provide interest income. Earning assets at December 31, 1994 were $128.2 million, an increase of 15.0% over the prior year end. This increase was due primarily to strong loan growth.

LOANS

  Loans increased 19.9% during 1994, and represented 83.7% of earning assets at year-end. Most of this growth was in the commercial and residential real estate categories. Loans showed a net increase of $17.9 million in 1994, compared to $16.9 million in 1993. At the end of 1994, approximately 77% of the loan portfolio is subject to repricing annually or more frequently.

INVESTMENTS

  Investments consist of debt securities, primarily of the U.S. Treasury and agencies of the federal government, and shares in a bond mutual fund which invests primarily in debt obligations of agencies of the federal government. The entire portfolio was classified as available for sale, to allow management the flexibility to manage liquidity and meet asset-liability management goals. The investment portfolio had a weighted average yield of 5.2% at December 31, 1994 (not adjusted for the tax equivalent yield on tax-exempt municipal bonds). At December 31, 1994, investments with a carrying value of $10.3 million were pledged to secure public deposits, or for other purposes as required by law.

  Investments were reported at fair value, with an unrealized loss, net of tax effect, of $573,000 at December 31, 1994. This unrealized loss is carried as a separate component of capital. This carrying loss varies with conditions of the bond market, and management does not currently plan to take actions which would result in the realization of significant gains or losses on the sale of investments.

ASSET QUALITY

  During 1994, asset quality remained good. Net charge-offs to average net loans were 0.07%, compared to net charge-offs of 0.22% in 1993. The allowance for loan losses to net loans was 0.92% at the end of 1994, compared to 0.88% at the end of 1993. Coverage of non-performing loans by the loan loss reserve was 82.2% at the end of 1994, compared to 443.0% at the end of 1993.

  Nonperforming Assets. Nonperforming assets include non-accrual loans and loans 90 days or more past due and still accruing, and other real estate owned. Nonperforming assets totaled $695,000 at the end of 1994, compared to $177,000 at the end of 1993. This amounted to 0.66% and 0.56% of net loans plus other real estate owned at the respective year ends. Other real estate owned was $255,000 at the end of 1994, down $73,000, or 22% from $328,000 at the end of
1993.

  Provision and Allowance for Loan Losses. The provision for loan losses was $268,000 in 1994, compared to $120,000 in 1993 and $303,000 in 1992. The provision for loan losses is a charge to earnings to the current period needed to maintain the reserve for loan losses at an adequate level. The increase in 1994 resulted from significant growth in the loan portfolio. The allowance for loan losses was increased to $986,000 at the end of 1994, from $793,000 at the end of 1993.

DEPOSITS AND OTHER SOURCES OF FUNDS

  ENB's primary lending and investment funding source is deposits. Borrowings represent a secondary source of funding.

  Deposits. Deposits grew $21 million in 1994, to $127 million at the end of 1994, compared to $106 million at the end of 1993. These increases are attributed to growth in ENB's customer base. Demand deposits increased $13 million during 1944, rising to $32 million at the end of 1994, from $19 million at the end of 1993. This increase is attributed to growth in ENB's commercial customer base. At the end of 1994, demand deposits represented 25% of total deposits, compared to 17% at the end of 1993.

  Time deposits increased $10 million during 1994, rising to $39 million at the end of 1994, from $29 million at the end of 1993. This increase is attributed to the competitive rates paid by ENB on certificates of deposit. Time deposits represented 30% of total deposits at the end of 1994, compared to 27% at the end of 1993.

  Borrowings. Borrowings by ENB consist of overnight borrowings of federal funds from correspondent banks at variable rates of interest. ENB had no borrowings at the end of 1994, but was borrowing $2 million at the end of 1993. Although ENB is a member of both the Federal Reserve Bank and the Federal Home Loan Bank, no advances have been sought from either of these institutions, due to the short-term nature of borrowing needs and favorable terms obtainable from correspondent banks.

REGULATORY CAPITAL REQUIREMENTS

  Current requirements of the Office of the Comptroller of the Currency establish a minimum total risk-based capital level of 8.0% of assets for most banks. ENB must classify its assets and certain off-balance sheet activities into categories and maintain specified levels of capital accordingly. At the end of 1994, ENB reported a total risk based capital level of 10.5%, compared to 10.7% at the end of 1993. The Tier One component of this total capital number must be at least 4.0%, and ENB's Tier One levels at the end of years 1994 and 1993 were 9.5% and 9.8%, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  As a nationally chartered bank, ENB is required to maintain a liquidity reserve of up to 12 percent of transaction accounts, and 3 percent of nontransaction accounts. This reserve may consist of cash on hand, demand deposits due from correspondents, demand deposits due from the Federal Reserve Bank, and other instruments. At the end of 1994, ENB had qualifying reserves equal to $9 million, or 7% of total deposits, which is in excess of the minimum requirements.

EARNINGS

  ENB had consolidated net income of $1.21 million in 1994 and $1.00 million in 1993. Fully diluted earnings per share for 1994 and 1993 were $1.17 and $0.96, respectively. The growth in earnings is generally attributable to the growth of the earning assets of ENB, good credit quality, and growth of service charge revenue. In 1993, ENB recognized a gain of $55,000 from the cumulative effect of an accounting change.

  Net Interest Margin. Net interest income is the difference between the interest earned on loans and investments and the interest paid on deposits and borrowings. This represents the primary component of ENB's earnings. In 1994, ENB's net interest income was $6.2 million, compared to $4.8 million in 1993. This increase is primarily due to the increase in earning assets in 1994.

  Interest rate spread is the difference between the yield on average earning assets and the rate paid on deposits and liabilities to fund those assets. It is affected by changes in interest rates, and changes in the average maturities of ENB's assets and liabilities. The interest rate spread was 5.15% in 1994, and 4.72% in 1993. The increase in spread is primarily due to an increase in general interest rates in 1994.

  Other Income. Other income rose to $746,000 in 1994 from $669,000 in 1993. This increase was due primarily to the recognition of income from the sale of SBA guaranteed loans and other assets in 1994 which did not occur in 1993. This rise was partially offset by a decline in net gains on the sale of investment securities, to zero in 1994 from $87,000 in 1993. This decrease was primarily because ENB sold no investment securities in 1994.

  Other Expenses. Other expenses rose 23.8% in 1994, to $4.8 million, compared to $3.9 million in 1993. The largest single component of this increase was a rise in personnel costs from $2.1 million in 1993 to $2.7 million in 1994. This was a result of increased staffing necessary to accommodate the growth of ENB, and to open a new branch. ENB also increased spending in the category of marketing and advertising by $45,000, to $98,000 in 1994 from $53,000 in 1993.

           COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

SUMMARY

  The purpose of this discussion is to address any significant events or material changes in the operations or financial condition of ENB National Bank and Subsidiaries (collectively, "ENB") from December 31, 1995 through June 30, 1996, and any known material subsequent events or uncertainties.

  Financial information for June 30, 1996 and the six months ended June 30, 1996 and 1995 are unaudited.

OPERATIONS

  ENB's consolidated net income for the six months ended June 30, 1996 was $847,000, compared to $470,000 for the same period in 1995, an increase of $377,000. The primary reason for the overall increase was a rise in net interest income of $369,000, to $3,702,000 in 1996, compared to $3,333,000 for the same period in 1995. The increase in net interest income is primarily due to a higher level of earning assets in 1996. ENB also posted higher noninterest income and slightly lower noninterest expenses in 1996 than 1995. These factors combined to produce an outstanding first half.

FINANCIAL CONDITION

  ENB's total assets decreased $5 million, ending the interim period at $161 million, down from $166 million at year end. This is primarily due to a small runoff of ENB's deposits which occurs each January. ENB's customer base consists largely of business owners and professionals, some of whom draw out bonuses from their firms immediately after year-end. Deposits at June 30, 1996 were $143 million, down from $153 million at year end, reflecting this occurrence. Historically, ENB enjoys significant deposit growth in the third and fourth quarters of each year. Net loans increased $12 million, rising to $127 million at June 30, 1996 from $115 million at year end. This is due to very strong loan demand in ENB's market area and a favorable response by the market to increased business development efforts by ENB. Credit quality remained high, with nonperforming loans totaling $24,000 at June 30, 1996, and other real estate owned at $287,000. For the six months ended June 30, 1996, ENB had $108,000 in net charge-offs.

SUBSEQUENT EVENTS

  The only reportable subsequent event was ENB's execution, on July 31, 1996, of a definitive agreement to be acquired by and merge into Compass Bank.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

  Compass' Board of Directors appointed KPMG Peat Marwick LLP as independent auditors for Compass for the year ending December 31, 1996. KPMG Peat Marwick LLP has served as Compass' independent auditors continuously since 1971.

  Compass has been advised by KPMG Peat Marwick LLP that KPMG Peat Marwick LLP has no direct financial interest or any material indirect financial interest in Compass other than arising from that firm's employment as auditor for Compass.

  Deloitte & Touche LLP served as independent auditors for ENB for the year ending December 31, 1995. Deloitte & Touche LLP has served as ENB's independent auditors continuously since its commencement of operations on August 31, 1987.

  ENB has been advised by Deloitte & Touche LLP that Deloitte & Touche LLP has no direct financial interest or any material indirect financial interest in ENB other than arising from that firm's employment as auditor for ENB.

                                    EXPERTS

  The consolidated financial statements of Compass as of December 31, 1995 and for each of the years in the three-year period ended December 31, 1995, have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1995 and 1994 consolidated financial statements refers to changes in the methods of accounting for income taxes and certain investment securities.

  The consolidated financial statements of ENB included in this Proxy Statement/Prospectus as of December 31, 1995 and for each of the years in the three-year period ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which appears elsewhere in the Proxy Statement/Prospectus, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

  Jerry W. Powell, Esquire, General Counsel, Secretary and an employee of Compass, has rendered an opinion concerning the validity of the securities being offered pursuant to this Proxy Statement/Prospectus and certain other matters. As of September 30, 1996, Mr. Powell was the beneficial owner of an aggregate of approximately 55,494 shares of Compass Common Stock. Balch & Bingham is expected to issue its opinion to Compass at Closing that, among other things, the qualification of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, and the receipt by Compass of its opinion as to such federal income tax consequences of the Merger is a condition to the Closing. Igler & Dougherty, P.A. and Balch & Bingham are also expected to render legal opinions as to certain matters acceptable to ENB and Compass, respectively.

                                INDEMNIFICATION

  Compass' Bylaws contain provisions similar to those of Section 145 of the DGCL, which authorize Compass to indemnify its officers, directors, employees and agents to the full extent permitted by law. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF ENB AND COMPASS--CERTAIN DIFFERENCES BETWEEN THE CORPORATION LAWS OF THE NBA AND DELAWARE AND CORRESPONDING CHARTER AND BY-LAW PROVISIONS-- LIMITATION OF LIABILITY AND INDEMNIFICATION".

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Compass, Compass has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 OTHER MATTERS

  ENB's Board of Directors does not know of any matters to be presented at the Special Meeting other than those set forth above. If any other matters are properly brought before the Special Meeting or any adjournment thereof, the enclosed Proxy will be voted in accordance with the recommendations of ENB's Board of Directors unless "Authority Withheld" is indicated in the appropriate box on the Proxy.

                         INDEX TO FINANCIAL STATEMENTS
                                      of
                   ENTERPRISE NATIONAL BANK OF JACKSONVILLE


--------------------------------------------------------------------------------

                                                                            Page
                                                                            ----

1.      Independent Auditors' Reports regarding the December 31, 1995 and
        1994 Consolidated Financial Statements                               F-2

2.      Selected Financial Data for the five years ended December 31, 1995   F-3

3.      Consolidated Balance Sheets for the years ended December 31, 1995
        and 1994                                                             F-4

4.      Consolidated Statements of Income for the three years ended
        December 31, 1995                                                    F-6

5.      Consolidated Statements of Cash Flows for the three years ended
        December 31, 1995                                                    F-7

6.      Consolidated Statements of Shareholders' Equity for the three
        years ended December 31, 1995                                        F-8

7.      Notes to Consolidated Financial Statements                           F-8

8.      Consolidated Balance Sheets as of June 30, 1996 (Unaudited)         F-16

9.      Consolidated Statements of Income for the Three Months and
        Six Months Ended June 30, 1996 and 1995 (Unaudited)                 F-17

10.     Consolidated Statements of Cash Flows for the Six Months
        Ended June 30, 1996 and 1995 (Unaudited)                            F-18

11.     Consolidated Statement of Shareholder's Equity for the six
        months ended June 30, 1996                                          F-19

12.     Notes to Unaudited Financial Statements                             F-20

INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders
Enterprise National Bank of Jacksonville
Jacksonville, Florida

  We have audited the accompanying consolidated balance sheets of Enterprise National Bank of Jacksonville and subsidiaries (the "Bank") as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended
December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Enterprise National Bank of Jacksonville and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Jacksonville, Florida
February 16, 1996

FINANCIAL REVIEW
--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA

(000's omitted, except per share data)             1995       1994       1993       1992      1991
--------------------------------------------------------------------------------------------------

Income Statement Data
  Years Ended December 31,
      Net interest income                      $  6,960   $  6,243   $  4,830   $  3,820   $ 3,124
      Provision for loan losses                    (167)      (268)      (120)      (303)     (425)
      Non-interest income                           700        746        670        603       498
      Non-interest expense                       (5,214)    (4,829)    (3,900)    (3,275)   (2,851)
      Income tax expense, net of
       extraordinary item                          (822)      (677)      (533)      (161)      (72)
      Cumulative effect of accounting change                               55
      Net income                                  1,457      1,215      1,002        684       274
      Net income per common share (1)              1.33       1.17        .96        .69       .36
                                               ---------------------------------------------------
Balance Sheet Data
  Average for the years ended December 31,
      Total assets                             $144,616   $126,926   $110,878   $ 93,853   $79,367
      Earning assets                            137,005    121,117    102,313     87,505    75,695
      Loans, net of deferred loan fees          112,307     96,469     80,697     65,275    54,045
      Non-interest-bearing demand deposits       24,132     20,386     16,664     15,074     8,170
      Total deposits                            131,081    117,819     99,585     84,288    70,861
                                               ---------------------------------------------------
  At December 31,
      Total assets                             $166,864   $138,474   $118,610   $103,224   $84,482
      Earning assets                            134,405    128,200    111,429     96,249    78,761
      Loans, net of deferred loan fees          116,284    107,401     89,573     72,653    57,897
      Allowance for loan losses                   1,173        986        793        850       706
      Non-interest-bearing demand deposits       31,914     32,629     19,709     17,577    12,570
      Total deposits                            153,921    127,865    106,888     92,283    76,293
      Shareholders' equity                       11,741      9,757      9,145      8,063     7,375
                                               ---------------------------------------------------

  (1) Net income per share includes common stock outstanding plus the dilutive effect of common stock equivalents.

This statement has not been reviewed, or confirmed for accuracy or relevance by the Office of the Comptroller of the Currency.

ENTERPRISE NATIONAL BANK OF JACKSONVILLE AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS


                                                            December 31
                                                        1995            1994
----------------------------------------------------------------------------
Cash and cash equivalents:
  Cash and due from banks                       $ 29,280,856    $  6,989,663
  Federal funds sold                                               2,000,000
                                                ------------    ------------
         Total cash and cash equivalents          29,280,856       8,898,663


Investment securities:
  Investments available for sale (Amortized cost
  of $18,745,339 and $20,096,555)                 18,646,486      19,198,843
Other investments                                    647,750         586,550
                                                ------------    ------------
         Total investment securities              19,294,236      19,785,033

Loans:
  Commercial, financial and agricultural          50,284,038      49,230,268
  Real estate - construction                       5,083,914       6,764,306
  Real estate - mortgage                          41,983,067      41,159,934
  Installment                                      6,522,846       6,327,794
  Other                                           12,511,927       4,086,537
                                                ------------    ------------
       Total loans                               116,385,792     107,568,839
  Less deferred loan fees                          (101,577)       (167,544)
  Less allowance for loan losses                 (1,173,142)       (986,209)
                                                ------------    ------------
       Net loans                                 115,111,073     106,415,086

Other real estate owned                              255,209         255,209

Properties and equipment, net                      1,270,698       1,371,760

Accrued income                                       998,453         911,326

Deferred income taxes                                338,352         599,309

Other assets                                         315,227         237,962
                                                ------------    ------------

Total Assets                                    $166,864,104    $138,474,348
                                                ============    ============

(See notes to consolidated financial statements)

ENTERPRISE NATIONAL BANK OF JACKSONVILLE AND SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS' EQUITY

                                                               December 31
                                                           1995           1994
--------------------------------------------------------------------------------
Liabilities:
  Deposits:
      Non-interest-bearing demand                  $ 31,914,322   $ 32,629,320
      Interest-bearing demand                        64,982,448     52,006,329
      Regular savings                                 5,953,240      5,110,476
      Time, $100,000 and over                        34,726,505     21,601,226
      Other time                                     16,344,453     16,517,718
                                                   ------------   ------------
        Total deposits                              153,920,968    127,865,069

  Accrued interest payable                              718,706        293,763
  Income taxes payable                                   83,998         66,643
  Other liabilities                                     399,585        492,004
                                                   ------------   ------------

        Total liabilities                           155,123,257    128,717,479
                                                   ------------   ------------

Commitments (Note 7)


Shareholders' Equity:
  Common stock, $5 par value; 3,000,000 shares
      authorized; 761,508 and 759,308 shares
      issued and outstanding                          3,807,540      3,796,540
  Additional paid-in capital                          3,962,793      3,950,213
  Retained earnings                                   4,040,075      2,583,186
  Unrealized loss on investment securities, net         (69,561)      (573,070)
                                                   ------------   ------------
        Total shareholders' equity                   11,740,847      9,756,869
                                                   ------------   ------------

Total Liabilities and Shareholders' Equity         $166,864,104   $138,474,348
                                                   ============   ============

(See notes to consolidated financial statements)

ENTERPRISE NATIONAL BANK OF JACKSONVILLE AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

                                             Years Ended December 31
                                1995                  1994              1993
----------------------------------------------------------------------------
Interest Income:
  Loans, including fees     $10,907,626          $8,407,614       $6,293,383
  Investment securities;
     Taxable                    920,252             951,885          950,979
     Non-taxable                 32,639              32,621           13,940
     Dividends                   50,454              54,190           14,056
  Federal funds sold            303,681             107,012          138,678
  Interest bearing deposits
   in banks                         337                               76,275
                            -----------          ----------       ----------
     Total interest
      income                 12,214,989           9,553,322        7,487,311
                            -----------          ----------       ----------
Interest Expense:
  Deposits:
     Interest-bearing
      demand                  1,938,781           1,615,054        1,208,597
     Regular savings            211,176             142,389          132,382
     Time, $100,000 and
      over                    1,980,924             859,442          751,870
     Other time                 991,426             621,759          532,341
  Federal funds purchased       132,727              71,841           32,476
                            -----------          ----------       ----------
     Total interest
      expense                 5,255,034           3,310,485        2,657,666
                            -----------          ----------       ----------

Net Interest Income           6,959,955           6,242,837        4,829,645
Provision for Loan Losses       166,500             268,024          120,000
                            -----------          ----------       ----------
Net Interest Income After
 Provision For Loan Losses    6,793,455           5,974,813        4,709,645
                            -----------          ----------       ----------

Non-Interest Income:
  Service fees                  668,757             606,394          481,105
  Gains (losses) on sales
   of investment securities,
    net                          (6,278)                              87,566
  Other                          37,838             139,713          101,174
                            -----------          ----------       ----------
                                700,317             746,107          669,845
                            -----------          ----------       ----------

Non-Interest Expenses:
  Salaries and benefits       2,806,709           2,740,516        2,122,777
  Occupancy                     506,400             429,180          374,305
  Data processing               212,765             105,639           92,069
  Equipment                     298,979             267,541          253,612
  Insurance                     180,595             278,845          245,666
  Marketing                     151,329              98,513           53,283
  Legal and professional
   services                     162,403             119,028           82,366
  Printing, stationery
   and supplies                 148,207             150,332           53,095
  Other                         747,096             638,935          622,684
                            -----------          ----------       ----------
                              5,214,483           4,828,529        3,899,857
                            -----------          ----------       ----------

Income Before Income Taxes
 and Cumulative Effect of
  Accounting Change           2,279,289           1,892,391        1,479,633

Provision (Benefit) for
 Income Taxes:
  Current                       857,156             686,273          491,247
  Deferred                      (34,756)             (9,173)          41,320
                            -----------          ----------       ----------
     Total                      822,400             677,100          532,567
                            -----------          ----------       ----------

Income Before Cumulative
 Effect of Accounting
  Change                      1,456,889           1,215,291          947,066
Cumulative Effect of
 Accounting Change                                                    55,000
                            -----------          ----------       ----------
Net Income                   $1,456,889          $1,215,291       $1,002,066
                            -----------          ----------       ----------
Net Income per Common
 Share                            $1.33               $1.17            $0.96
                            -----------          ----------       ----------

(See notes to consolidated financial statements)

ENTERPRISE NATIONAL BANK OF JACKSONVILLE AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        Years Ended December 31
                                                                   1995           1994           1993
-----------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                               $  1,456,889   $  1,215,291   $  1,002,066
                                                           ------------   ------------   ------------
  Adjustments to reconcile net income to net cash
       provided by operating activities:
          Depreciation and amortization of
            properties and equipment                            257,258        229,319        218,416
          Amortization of premiums
            on investment securities - net                       59,182        152,612        280,670
          Provisions for losses                                 166,500        268,024        120,000
          Increase in accrued income                            (87,127)      (228,111)       (40,701)
          Deferred income taxes                                 (34,756)       (12,877)       (13,680)
          Increase in other assets                             (144,263)      (114,263)       (12,676)
          Increase (decrease) in accrued interest payable       424,943         36,741         (7,391)
          Increase (decrease) in income taxes payable            17,355         62,778       (335,210)
          Increase (decrease) in other liabilities              (92,419)       174,761         41,810
                                                           ------------   ------------   ------------
          Total adjustments                                     566,673        568,984        251,238
                                                           ------------   ------------   ------------
            Net cash provided by operating activities         2,023,562      1,784,275      1,253,304
                                                           ------------   ------------   ------------
Investing Activities:
  Proceeds from sales, paydowns and
       maturities of investment securities                    6,463,442      2,744,138     14,088,494
  Purchases of investment securities                         (5,232,607)      (979,300)   (17,473,882)
  Net increase in loans                                      (8,795,487)   (17,902,536)   (17,097,828)
  Sales of other real estate owned                                              72,715        177,340
  Purchases of properties and equipment - net                  (156,196)      (858,463)      (136,705)
                                                           ------------   ------------   ------------
       Net cash used in investing activities                 (7,720,848)   (16,923,446)   (20,442,581)
                                                           ------------   ------------   ------------
Financing Activities:
  Proceeds from exercise of stock options                        23,580                        50,070
  Net increase in demand deposits, NOW accounts,
       money market accounts and savings accounts            13,103,885     12,624,876     15,924,464
  Net increase (decrease) in time deposits                   12,952,014      8,352,614     (1,319,408)
  Decrease in federal funds purchased                                       (2,000,000)
                                                           ------------   ------------   ------------
       Net cash provided by financing activities             26,079,479     18,977,490     14,655,126
                                                           ------------   ------------   ------------
Net Increase (Decrease) In Cash and Cash Equivalents         20,382,193      3,838,319     (4,534,151)

Cash and Cash Equivalents:
  At beginning of year                                        8,898,663      5,060,344      9,594,495
                                                           ------------   ------------   ------------
  At end of year                                           $ 29,280,856   $  8,898,663   $  5,060,344
                                                           ------------   ------------   ------------
Supplemental Disclosures:
  Cash paid for:
       Interest                                            $  4,830,091   $  3,347,226   $  2,665,057
                                                           ------------   ------------   ------------
       Income taxes                                        $    840,000   $    627,200   $    826,457
                                                           ------------   ------------   ------------
  Noncash investing and financing activities:
       Other real estate owned transferred
         to properties and equipment                       $          0   $          0   $     81,711
                                                           ------------   ------------   ------------
       Unrealized gain (loss) on investment securities     $    503,509   $   (602,955)  $     29,885
                                                           ------------   ------------   ------------

(See notes to consolidated financial statements)

ENTERPRISE NATIONAL BANK OF JACKSONVILLE AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF
SHAREHOLDER'S EQUITY

FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

                                            Common Stock           Add'l                  Unrealized Gain(loss)             Total
                                         ------------------       Paid-In    Retained        on Investment             Shareholders'
                                      Shares        Amount        Capital    Earnings        Securities, net                Equity
------------------------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1992         754,508      $3,772,540     $3,924,143  $  365,829                                    $8,062,512
   Issuance of common stock           4,800          24,000         26,070                                                    50,070
   Net income                                                                1,002,066                                     1,002,066
   Unrealized gain
     on investment securities, net                                                            $   29,885                      29,885
                                   --------      ----------      ---------   ---------        ----------                   ---------

Balances, December 31, 1993         759,308       3,796,540      3,950,213   1,367,895            29,885                   9,144,533
   Net income                                                                1,215,291                                     1,215,291
   Unrealized loss on
        investment securities, net                                                             (602,955)                   (602,955)
                                   --------      ----------      ---------   ---------        ----------                   ---------

Balances, December 31, 1994         759,308       3,796,540      3,950,213   2,583,186         (573,070)                   9,756,869
   Issuance of common stock           2,200          11,000         12,580                                                    23,580
   Net income                                                                1,456,889                                     1,456,889
   Unrealized gain
     on investment securities, net                                                            $  503,509                     503,509
                                   --------      ----------      ---------   ---------        ----------                   ---------

Balances, December 31, 1995         761,508      $3,807,540     $3,962,793  $4,040,075        $ (69,561)                 $11,740,847
                                    =======      ==========     ==========  ==========        ==========                 ===========

(See notes to consolidated financial statements)

ENTERPRISE NATIONAL BANK OF JACKSONVILLE AND SUBSIDIARIES

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995
--------------------------------------------------------------------------------

1.  BUSINESS
    Enterprise National Bank of Jacksonville (the "Bank") was incorporated and commenced operations August 31, 1987. The Bank is a nationally chartered bank and is subject to the regulations of the Office of the Comptroller of the Currency ("OCC"). The Bank's wholly owned subsidiaries are: ENB Properties, Inc., formed in 1992 to manage and market the Bank's other real estate owned, ENB Branch No. 3, Inc., formed in 1994 to acquire the Bank's San Jose branch, and ENB Investment Services, Inc., formed in 1994 to offer non-deposit investment products, in conjunction with a third party broker/dealer. All significant intercompany accounts and transactions have been eliminated in consolidation.

    The accounting and reporting Policies of the Bank and its subsidiaries conform to generally accepted accounting principles and to general practices within the banking industry.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
    a. Investment Securities - Debt securities for which the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Securities are classified as trading securities if bought and held principally for the purpose of selling them in the near future. No investments are classified as held to maturity or trading. All securities not classified as held to maturity or trading are classified as available for sale and reported at fair market value with unrealized gains and losses excluded from earnings and reported, net of tax, as a separate component of shareholders' equity until realized. Other investments consisting of Federal Reserve Stock

ENTERPRISE NATIONAL BANK OF JACKSONVILLE AND SUBSIDIARIES

    and Federal Home Loan Bank Stock are carried at cost as there is no readily determinable fair value for such securities.

    Gains and losses on sales of investment securities are recognized upon disposition based upon the adjusted cost of the specific security.

b. Loans - Loans are stated at the principal amount outstanding, net of deferred loan fees and an allowance for loan losses. Nonrefundable fees and certain direct costs associated with originating or acquiring loans are recognized over the life of related loans as an adjustment of yield.

c. Allowance for Loan Losses - The allowance for loan losses to absorb estimated future losses is maintained by additions charged to operations as provisions for loan losses and by loan recoveries, with actual losses charged as reductions to the allowance. The Bank's process for evaluating the adequacy of the allowance for loan losses has three basic elements: first, the identification of problem loans; second, the establishment of appropriate loan loss allowances once individual specified problem loans are identified; and third, a methodology for identifying loan losses based on the inherent risk in the rest of the loan portfolio.

    The identification of problem loans is achieved mainly through individual review of attributes of all large loans such as delinquency, debt coverage, loan-to-value ratio and location of collateral property. Loss allowances are established for specifically identified problem loans based on reviews of current operating financial information and the fair value of the underlying collateral. The Bank considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Bank's impaired loans include nonaccrual large loans, troubled debt restructurings, and large loans more than 90 days delinquent for which full payment of principal or interest is not expected. The Bank bases the measurement of these impaired loans on the fair value of the loans' underlying collateral. Installment loans, executive credit lines, home equity loans and single family mortgage loans are collectively reviewed for impairment. Cash receipts on impaired loans not performing according to contractual terms are used to reduce principal balances. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Adjustments to impairment losses due to changes in the fair value of impaired loans' underlying collateral are included in the provision for loan losses. Upon disposition of an impaired loan, any related valuation allowance is reversed through a charge-off to the allowance for loan losses.

    The allowance for loan losses also includes estimates based upon consideration of actual loss experience of loans for the past several years by loan type, year of origination, delinquency statistics, location of collateral property and projected economic conditions and other trends. Based upon this process, consideration of the current economic environment and other factors, management determines what it considers to be an appropriate allowance for loan losses. Although the Bank believes it has a sound basis for this estimation, actual charge-offs incurred in the future are highly dependent upon future events, including the economics of the areas in which the Bank lends. Charge-offs to the allowance are made when the loan is considered uncollectible or is transferred to other real estate owned. Recoveries are credited to the allowance.

d. Other Real Estate Owned - Property acquired by foreclosure or deed in-lieu of foreclosure is recorded at cost which is the estimated fair value of the property at the time the loan is foreclosed. Subsequent to foreclosure, these properties are carried at the lower of cost or estimated fair value minus estimated costs to sell. Costs relating to maintaining the properties are charged to expense.

    The amounts the Bank could ultimately recover from other real estate owned could differ from the amounts used in arriving at the net carrying value of the assets because of future market factors beyond the Bank's control or changes in the Bank's strategy for recovering its investment.

e. Properties and Equipment - Properties and equipment are stated at cost less accumulated depreciation and amortization. Depreciation expense for furniture, fixtures and equipment is computed on the straight-line method over the estimated useful lives of 5 to 7 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining life of the lease. Depreciation expense for building is computed on the straight-line basis over the estimated useful life of 39 years. Maintenance and repairs are charged to expense as incurred.

f. Revenue Recognition - Interest income on loans is accrued based on the outstanding daily balances. If, as a result of loan evaluation procedures, it is determined that collectibility of future interest on a particular loan is questionable, that loan is placed on a non-accrual status. Interest previously accrued but uncollected on such loans is charged against current income when the receivable is estimated to be uncollectible. Interest income on non-accrual loans is recognized only as received.

     g. Income Taxes - The Bank used an asset and liability approach to financial reporting for income taxes. Under this method, deferred tax assets and liabilities are recognized based on differences between financial statement and tax bases of assets and liabilities using presently enacted tax rates.

        Deferred income taxes are provided for the temporary differences between the financial reporting basis and tax basis of assets and liabilities.

        The Bank adopted Statement No. 109 of the Financial Accounting Standards Board ("Accounting for Income Taxes") in 1993 and has reported the cumulative effect of the change in method of accounting for income taxes as of January 1, 1993 in the consolidated statements of income. The cumulative effect of this change in accounting increased net income by $55,000.

     h. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     i. Recent Accounting Pronouncements - In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 establishes a fair value based method of accounting for stock-based employee compensation plans, however, it also allows companies to continue to measure cost for such plans using the method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Companies that elect to continue with the accounting under APB 25 must provide pro forma disclosures of net income and earnings per share, as if SFAS 123 had been applied. The accounting and disclosure requirements of SFAS 123 are effective for the Bank for transactions entered into in 1996. The Bank is currently evaluating its alternatives under SFAS 123 and its impact on operating results when initially adopted is not presently known.

     j. Cash and Cash Equivalents - Cash and cash equivalents include cash on hand, cash due from banks and federal funds sold. Generally, federal funds are sold for one day periods.

     k. Off Balance Sheet Financial Instruments - The Bank is a party to off balance sheet financial instruments in the ordinary course of business consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

     l. Reclassifications - Certain reclassifications have been made to the comparative financial statements to conform to the presentation adopted for 1995.

3.   INVESTMENT SECURITIES
     The amortized cost and related fair values of investment securities having readily determinable fair values are summarized as follows:


1995                                                              Gross          Gross
                                                Amortized       Unrealized     Unrealized         Fair
                                                  Cost            Gains          Losses           Value
                                               -----------       --------       --------       -----------
U.S. Treasury securities and
obligations of U.S. Government
agencies                                       $13,772,097       $ 29,244       $ 81,245       $13,720,082

Mortgage-backed securities                       1,958,689         16,581         21,453         1,953,817

State, county and municipal securities             914,553                         2,821           911,732

Other debt securities                              100,000                                         100,000
                                               -----------       --------       --------       -----------
Total debt securities                           16,745,339         45,825        105,533        16,685,631

Mutual fund shares                               2,000,000                        39,145         1,960,855
                                               -----------       --------       --------       -----------
Total investments available for sale           $18,745,339       $ 45,825       $144,678       $18,646,486
                                               ===========       ========       ========       ===========



1994                                                                      Gross        Gross
                                                       Amortized       Unrealized    Unrealized         Fair
                                                          Cost            Gains        Losses           Value
                                                      -----------      ----------    ----------      -----------
U.S. Treasury securities and
obligations of U.S. Government
agencies                                              $14,945,521                       $668,311      $14,277,210

Mortgage-backed securities                              2,236,921                        136,368        2,100,553

State, county and municipal securities                    914,113                         27,973          886,140
                                                      -----------       ---------      ---------      -----------
Total debt securities                                  18,096,555                        832,652       17,263,903

Mutual Fund shares                                      2,000,000                         65,420        1,934,580
                                                      -----------       ---------      ---------      -----------
Total investments available for sale                  $20,096,555              $0       $898,072      $19,198,483
                                                      ===========       =========       ========      ===========

The amortized cost and fair value of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                     Amortized          Fair
                                        Cost            Value
                                    -----------      -----------
Due in one year or less             $ 4,564,906      $ 4,553,294

Due after one year
  through five years                 10,121,744       10,078,520

Due after five years                    100,000          100,000

Mortgage-backed securities            1,958,689        1,953,817
                                    -----------      -----------
                                    $16,745,339      $16,685,631
                                    ===========      ===========


Proceeds from the sales of investment securities for 1995, 1994 and 1993 were $995,156, $0 and $5,711,818 respectively. Gross gains of $0, $0 and $91,308 and gross losses of $6,278, $0 and $3,742 were realized on these sales during 1995, 1994 and 1993, respectively.

At December 31, 1995, investment securities with a carrying value of $6,276,000 were pledged to secure public deposits or for other purposes as required by law.

ENTERPRISE NATIONAL BANK OF JACKSONVILLE AND SUBSIDIARIES


4.  LOANS
    Changes in the allowance for loan losses are summarized as follows:

                                              Years Ended December 31
                                         1995           1994         1993
                                      ----------     ---------    ---------
    Balance, beginning of year        $  986,209     $ 792,817    $ 850,000
    Provision for loan losses            166,500       268,024      120,000
    Recoveries                            45,343        53,300        9,289
    Charge-offs                         (24,910)     (127,932)    (186,472)
                                      ----------     ---------    ---------
    Balance, end of year              $1,173,142     $ 986,209    $ 792,817
                                      ----------     ---------    ---------

    Loans outstanding to directors, officers and principal shareholders (owning more than 5% of common stock) and their affiliates were approximately $5,783,000 and $4,684,000, as of December 31, 1995 and 1994, respectively.

    The loan activity for the year ended December 31, 1995 for those directors, officers and principal shareholders and their affiliates is summarized as follows:

    Beginning principal balance                                 $ 4,684,000
    Loan originations                                             2,383,000
    Principal reductions                                        (1,284,000)
                                                                -----------

    Ending principal balance                                    $ 5,783,000
                                                                -----------

    The Bank's primary lending area is Northeast Florida. As of December 31, 1995 and 1994, the Bank had concentrations of credit risk in its loan portfolio as follows:

    Collateral                                  1995               1994
    ----------                               -----------        -----------

    Commercial real estate                   $30,381,000        $34,826,000
                                             -----------        -----------

    Residential real estate                  $37,195,000        $29,897,000
                                             -----------        -----------

    Unsecured                                $14,107,000        $11,420,000
                                             -----------        -----------

    The Bank's aggregate recorded investment in impaired loans measured based upon the fair value of the loans' underlying collateral was $459,516 and $1,199,746 as of December 31, 1995 and 1994 which included non-accrual loans totaling $459,516 and $440,000. Total interest foregone on these loans for the years ended December 31, 1995, 1994 and 1993 was $33,962, $13,274 and
    $3,311.

5.  PROPERTIES AND EQUIPMENT
    Properties and equipment as of December 31, 1995 and 1994 consisted of the following:

                                                1995               1994
                                             -----------        -----------
    Land                                     $   342,080        $   338,718
    Building                                     148,885            145,149
    Improvements                                 745,708            757,112
    Furniture, fixtures and equipment          1,299,144          1,287,270
                                             -----------        -----------
                                               2,535,817          2,528,249

    Accumulated depreciation and
      amortization                           (1,265,119)        (1,156,489)
                                             -----------        -----------
                                             $ 1,270,698        $ 1,371,760
                                             -----------        -----------

ENTERPRISE NATIONAL BANK OF JACKSONVILLE AND SUBSIDIARIES

6.      INCOME TAXES
        The Bank's provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate to pretax income for the following reasons:

                                                1995       1994      1993
                                              --------   --------  --------
        Tax at Federal statutory rate
         of 34%                               $774,958   $643,413  $503,075
        Increase resulting from:
          State income tax (net of Federal
           income tax benefit)                  49,992     41,506    18,799
        Other - net                             (2,550)    (7,819)   10,693
                                              --------   --------  --------
        Total                                 $822,400   $677,100  $532,567
                                              ========   ========  ========

        The tax effect of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 is presented below:

                                                1995       1994
                                              --------   --------
        Deferred tax assets:
          Allowance for loan losses           $337,000   $274,570
          Loan fees                                  0     63,047
          Unrealized loss on investments
           securities                           29,290    325,003
          Other                                 45,956     14,971
                                              --------   --------
        Gross deferred tax assets              412,246    677,591
        Valuation allowance for deferred
         tax assets                                  0          0
                                              --------   --------
        Net deferred tax assets                412,246    677,591
                                              --------   --------

        Deferred tax liabilities:
          Prepaid expenses                      56,659     61,047
          Other                                 17,235     17,235
                                              --------   --------
        Gross deferred tax liabilities          73,894     78,282
                                              --------   --------

        Net deferred tax asset                $338,352   $599,309
                                              --------   --------

        The Bank had no valuation allowance for deferred tax assets as of January 1, 1994; therefore, there was no change in the valuation allowance for deferred tax assets for the year ended December 31, 1994.

7.      COMMITMENTS
        In the normal course of business, the Bank makes various commitments that are not presented in the accompanying consolidated financial statements. The Bank's liability from the unused portion of consumer, home equity and commercial lines of credit totaled approximately $37,590,000 and $23,433,000 at December 31, 1995 and 1994. Also, the
        Bank had $811,000 and $1,478,000 of standby letters of credit outstanding at December 31, 1995 and 1994. Such commitments all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extensions of credit that are recorded on the consolidated balance sheets. Management does not believe that these commitments present any significant liquidity risk to the Bank.

        The Bank leases its Southpoint and Independent Square bank facilities under long-term noncancelable leases with original lease terms of five to ten years, with two five-year renewal options. Rent expense is recognized on a straight-line basis over the term of the leases.

        Aggregate future minimum rental commitments for the leases are as follows:

                Years ending December 31,
                ------------------------
                         1996                    $310,000
                         1997                     175,000
                                                 --------
                                                 $485,000
                                                 --------


        Rent expense amounted to approximately $324,000,$322,000 and $286,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

8.      SHAREHOLDERS' EQUITY

        Stock warrants - The Bank has entered into a stock warrant agreement among the organizing shareholders of the Bank and BEI Holdings, Ltd.
        and its affiliates, entitling each to purchase shares equal to the number of shares purchased in the initial stock offering (except for the Bank president who may purchase an additional 25,000 shares). The subscription price is $10.25 per share. Such warrants for an aggregate of 534,999 shares expire August 31, 1997. No warrants have been exercised as of December 31, 1995.

        Stock options - On March 15, 1988, the Bank adopted an employee incentive stock option plan (the "Plan") which reserves an aggregate of 50,000 common shares for purchase. The Plan grants to certain key employees (as defined) options to purchase such shares at a price not less than the fair market value at the date of grant (the option price is 110% of fair market value at date of grant as to optionees who hold more than 10% of the combined voting power of all classes of stock of such date). Generally, options granted must be exercised within ten years from the date of grant. The Plan will terminate on December 31, 1997. A summary of stock option activity follows:
                                                                   Option
                                                Number              Price
                                                of Shares         Per Share
                                                --------         -------------
        Outstanding at December 31, 1993          33,500        $10.25 - 12.50
          Granted                                  3,500                 13.90
          Exercised                                    0
          Surrendered                             (2,500)                11.75
                                                --------         -------------

        Outstanding at December 31, 1994          34,500        $10.25 - 13.90
                                                   6,100         15.00 - 17.00
          Granted                                 (2,200)        10.25 - 11.75
          Exercised                               (1,300)        11.70 - 13.90
          Surrendered                           --------         -------------

        Outstanding at December 31, 1995          37,100        $10.25 - 17.00
                                                --------         -------------

        At December 31, 1995, options for the purchase of 1,392 shares were available for future granting under this plan.

        On March 21, 1995, the Bank adopted a second employee incentive stock option plan (the "1995 Plan") which reserves an aggregate of 25,000 common shares for purchase. The terms of the 1995 Plan are substantially the same as those of the Bank's first employee incentive stock option plan, which was adopted March 15, 1988. At December 31, 1995, 25,000 shares were available for future granting under this plan.

9.      EMPLOYEE BENEFIT PLAN
        The Bank has a contributory, defined contribution 401(k) plan covering substantially all of its employees. Employees may contribute up to 15 percent of their compensation. The Bank may make matching contributions at the discretion of the Board of Directors. Matching contributions of $24,959, $17,803 and $13,227, equating to 25% of the employees' eligible contributions, were made in 1995, 1994 and 1993 respectively.

10.     REGULATORY MATTERS
        The Bank is required under OCC regulations to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1995, the Bank is required to have minimum Tier 1 and Total capital ratios of 4.00% and 8.00%, respectively. The Bank's actual ratios at that date were 10.40% and 11.43%, respectively. The Bank's leverage ratio at December 31, 1995 was 7.08%.

ENTERPRISE NATIONAL BANK OF JACKSONVILLE AND SUBSIDIARIES

     Banking regulations limit the amount of dividends that may be paid by the Bank. The approval of the OCC is required if the Bank desires to pay a dividend in excess of the total of its net profits of the current year combined with its retained net profits of the two preceding years, subject to certain adjustments.

11.  FAIR VALUE OF FINANCIAL INSTRUMENTS
     The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/ or estimated methodologies may have a material effect on the estimated fair value amounts.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

     Cash and Cash Equivalents - The carrying amount is a reasonable estimate of the fair value.

     Investments - Fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     Loans - The fair value of loans is estimated by discounting expected future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     Deposits - For deposits without stated maturities, the carrying amount is a reasonable estimate of fair value. For deposits with stated maturities, fair value is estimated using the rates currently offered for similar deposits of similar remaining maturities.

     Financial Instruments with Off-Balance-Sheet Risk - The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The Bank's loan commitments are negotiated at current market rates and are relatively short-term in nature and, as a matter of policy, the Bank generally makes commitments for fixed rate loans for relatively short-periods of time, therefore, the estimated value of the Bank's loan commitments approximates carrying amount.

     The estimated fair values of the Bank's financial instruments as of December 31, 1995, are as follows:

                                       Carrying             Fair
                                         Value              Value
                                      ------------        ------------
     Financial Assets:
       Cash and cash equivalents      $ 29,280,856        $ 29,280,856
       Investments                      19,294,236          19,294,236
       Loans - net of deferred fees    116,284,215         116,394,820
                                      ------------        ------------
         Total                        $164,859,307        $164,969,912
                                      ============        ============

     Financial Liabilities:
       Deposits:
         Without stated maturities    $102,850,010        $102,850,010
         With stated maturities         51,070,958          51,365,236
                                      ------------        ------------
         Total                        $153,920,968        $154,215,246
                                      ============        ============

Enterprise National Bank and Subsidiaries
Consolidated Balance Sheets

                                      June 30, 1996          December 31, 1995
ASSETS:                                (Unaudited)
                                     ---------------         -----------------

Cash and due from banks                   $8,143,785               $29,280,856

Investments available for sale            21,046,414                18,646,486
Other Investments                            732,850                   647,750
                                     ---------------         -----------------
   Total investment securities            21,779,264                19,294,236


Loans:
   Commercial, financial and
     agricultural                         61,260,735                50,284,038
   Real estate - construction              4,626,426                 5,083,914
   Real estate - mortgage                 42,053,728                41,983,067
   Installment                             6,742,236                 6,522,846
   Other                                  14,300,123                12,511,927
                                     ---------------         -----------------
        Total loans                      128,983,248               116,385,792
   Less deferred loan fees                  (140,669)                 (101,577)
   Less allowance for loan losses         (1,161,782)               (1,173,142)
                                     ---------------         -----------------
        Net Loans                        127,680,777               115,111,073

Other real estate owned                      287,209                   255,209

Properties and equipment, net              1,403,011                 1,270,698

Accrued income                             1,063,845                   998,453

Deferred income taxes                        398,251                   338,352

Other assets                                 437,668                   315,227
                                     ---------------         -----------------
TOTAL ASSETS:                            161,193,810               166,864,104
                                     ===============         =================

LIABILITIES:

Deposits:
   Non-interest-bearing demand           $30,871,783               $31,914,322
   Interest-bearing demand                57,404,774                64,982,448
   Regular savings                         7,188,350                 5,953,240
   Time, $100,000 and over                32,462,837                34,726,505
   Other time                             16,064,933                16,344,453
                                     ---------------         -----------------
        Total Deposits                   143,992,677               153,920,968

Federal funds purchased                    3,700,000                   --

Accrued interest payable                     457,415                   718,706

Income taxes payable                          26,314                    83,998

Other liabilities                            296,140                   399,585
                                     ---------------         -----------------
                                         148,472,546               155,123,257

SHAREHOLDERS' EQUITY
 Common Stock, $5 par value, 3,000,000
  shares authorized, 786,608 and 761,508
  shares outstanding                       3,933,040                 3,807,540
Additional paid-in capital                 4,095,043                 3,962,793
Retained earnings                          4,887,154                 4,040,075
Unrealized loss on investment
 securities, net of tax effect              (193,973)                  (69,561)
                                     ---------------         -----------------
                                          12,721,264                11,740,847
                                     ---------------         -----------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY:                 $161,193,810              $166,864,104
                                     ===============         =================

Enterprise National Bank and Subsidiaries
Consolidated Statements of Income
      (Unaudited)


                                               3 Months Ended                      6 Months Ended
                                                  June 30,                            June 30,
                                            1996          1995                  1996           1995
                                        ----------    ----------             ----------     ----------
INTEREST INCOME:
   Loans, including fees                $2,942,306    $2,682,272             $5,775,717     $5,236,565
   Investment securities:
      Taxable                              284,724       224,785                606,845        479,600
      Tax exempt                            16,330        16,318                  8,158          8,158
   Federal funds sold                        7,398        34,703                 33,561         35,303
   Interest bearing deposits in banks        1,620             0                  2,165              0
                                        ----------    ----------             ----------     ----------
             Total interest income       3,252,378     2,958,078              6,426,446      5,759,626
                                        ----------    ----------             ----------     ----------

INTEREST EXPENSE:

Deposits                                 1,328,080     1,266,256              2,670,478      2,293,706
Federal funds purchased                     30,241         6,424                 53,444        132,645
                                        ----------    ----------             ----------     ----------
             Total Interest Expense      1,358,321     1,272,680              2,723,920      2,426,351
                                        ----------    ----------             ----------     ----------

Net Interest Income                      1,894,057     1,685,398              3,702,526      3,333,275

   Provision for loan losses                61,625        73,000                 97,250        131,500
                                        ----------    ----------             ----------     ----------

Net Interest Income After Provision
                 for Loan Losses         1,832,432     1,612,398              3,605,276      3,201,775

NON-INTEREST INCOME:
   Service fees                            163,929       140,031                298,353        264,421
   Other                                     9,715         2,293                 76,756          8,765
                                        ----------   -----------             ----------     ----------
             Total Noninterest Income      173,644       142,324                375,109        273,186

NONINTEREST EXPENSE:
   Salaries and benefits                   704,894       700,040              1,418,683      1,460,891
   Occupancy                               104,739       115,479                215,025        226,424
   Data processing                          78,463        65,198                150,804        123,729
   Equipment                                78,699        69,990                148,274        146,856
   Insurance and regulatory assessment       3,980        91,165                 19,382        182,202
   Marketing                                26,795        31,916                 59,389         69,836
   Legal and professional services          42,905        99,665                126,355        149,139
   Other                                   296,954       152,584                549,194        378,749
                                        ----------    ----------             ----------     ----------
             Total Noninterest Expense   1,337,429     1,326,037              2,687,106      2,737,826
                                        ----------    ----------             ----------     ----------

INCOME BEFORE INCOME TAXES:                668,647       428,685              1,293,279        737,135

Provision for income taxes                 218,600       152,900                446,200        266,200
                                        ----------    ----------             ----------     ----------
NET INCOME:                               $450,047      $275,785               $847,079       $470,935
                                        ==========    ==========             ==========     ==========

Net Income per common share:                 $0.41         $0.27                  $0.77          $0.45
                                        ==========    ==========             ==========     ==========

                                                               F-17

                     Enterprise National Bank and Subsidiaries
                     Consolidated Statements of Cash Flows
                                  (Unaudited)


                                                               6 Months Ended
                                                                 June 30,
                                                 1996               1995
                                             ------------       -------------
Operating Activities:
  Net Income                                     $847,079             $470,935
                                             ------------        -------------
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
    Depreciation and amortization
     of properties and equipment                  128,506              125,899
    Amortization of premiums on
     investment securities-net                     45,431               45,131
    Provision for loan losses                      97,250              131,500
    Decrease (increase) in accrued income         (65,392)             100,057
    Deferred income taxes                         (59,899)             116,365
    Decrease (increase) in other assets          (182,459)             134,002
    Decrease in accrued interest payable         (261,291)            (207,525)
    Decrease in income taxes payable              (56,784)             (60,763)
    Decrease (increase) in other liabilities     (103,445)              92,462
                                             ------------        -------------
        Total adjustments                        (458,083)             477,128
                                             ------------        -------------
          Net cash provided by operating
           activities                             388,996              948,063
                                             ------------        -------------

Investing Activities:
    Proceeds from sales, paydowns, and
     maturities of investment securities        2,476,996            2,122,099
    Purchases of investment securities         (5,068,750)                   0
    Decrease in federal funds sold                      0              300,000
    Net increase in loans                     (12,666,954)          (5,986,611)
    Purchases of properties and equipment-net    (260,818)            (239,129)
                                             ------------        -------------
          Net cash used in investing
           activities                         (15,519,526)          (3,803,641)
                                             ------------        -------------

Financing Activities
    Proceeds from exercise of stock warrants
     and option                                   257,750                4,680
    Net increase (decrease) in demand
     deposits, NOW accounts, money market
     accounts and savings accounts             (7,385,103)         (11,615,870)
    Net increase (decrease) in time deposits   (2,579,188)          14,767,989
    Increase in federal funds purchased         3,700,000                    0
                                             ------------        -------------
          Net cash provided by financing
           activities                          (6,006,541)           3,156,799
                                             ------------        -------------

Net Increase (Decrease)in Cash and Cash      ------------        -------------
  Equivalents                                 (21,137,071)             301,221
                                             ------------        -------------

Cash and cash equivalents:
    At beginning of period                     29,280,856            6,898,663
    At end of period                           $8,143,785           $7,199,884
                                             ============        =============

Supplemental Disclosures:
    Cash paid for:
      Interest                                 $1,619,612           $2,849,295
                                             ============        =============
      Income taxes                               $216,385             $266,200
                                             ============        =============
    Noncash investing and financing
     activities:
      Unrealized gain (loss) in investment
        securities, net of tax effect           ($124,412)            $341,224
                                             ============        =============

Enterprise National Bank and Subsidiaries
Consolidated Statement of Shareholders' Equity
For the six months ended June 30, 1996
     (Unaudited)



                                             Common Stock           Additional                       Unrealized Loss       Total
                                       ------------------------      Paid - In        Retained         on Investment   Stockholders'
                                        Shares        Amount          Capital         Earnings        Securities, Net      Equity
                                       --------    ------------     -----------      -----------      ---------------  ------------
Balances, December 31, 1995:            761,508     $3,807,540      $3,962,793       $4,040,075          ($69,561)      $11,740,847
  Net Income                                                                            847,079                             847,079
  Issuance of common stock               25,100        125,500         132,250                                              257,750
  Unrealized loss on securities, net                                                                     (124,412)         (124,412)
                                       --------    ------------     -----------       ----------      ---------------  ------------
Balances, June 30 1996:                 786,608     $3,933,040      $4,095,043       $4,887,154          $193,973       $12,721,264
                                       ========    ============     ===========      ===========      ===============  =============

                   ENTERPRISE NATIONAL BANK AND SUBSIDIARIES
          Notes to the Consolidated Financial Statements (Unaudited)
       For the Three and Six Month Periods Ended June 30, 1996 and 1995


NOTE 1 - General

     The consolidated financial statements in this report have not been audited. In the opinion of management, all adjustments necessary to present fairly the financial position and results of operations for the interim periods have been made. All such adjustments are of a normal recurring nature. The results of operations are not necessarily indicative of the results of operations for the full year or any other interim periods. For further information, refer to the consolidated financial statements and footnotes included in the Bank's annual report for the year ended December 31, 1995.

Note 2 - Allowance for loan losses

     The activity in the allowance for loan losses for the six month period ended June 30, 1996 is summarized as follows:

              Beginning balance                       $1,173,142
              Provision for loan losses                   97,250
              Charge-offs                                111,800
              Recoveries                                   3,190
                                                      ----------
              Ending balance                          $1,161,782

Note 3 - Impaired Loans

     At June 30, 1996, the recorded investment in loans that are considered impaired under generally accepted accounting principles was $219,000, of which $31,000 were on nonaccrual status. At June 30, 1995, impaired loans totaled $443,000, of which $426,000 were on nonaccrual status.

Note 4 - Subsequent Event

     Effective July 31, 1996, the Bank executed a definitive agreement to be acquired by and merged into Compass Bank, a wholly-owned subsidiary of Compass Bancshares, Inc.

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COMPARISON OF THREE MONTHS ENDED JUNE 30, 1996 AND 1995

Results of Operations - The Bank had net income of $450,000 for the three months ended June 30, 1996, compared to $275,000 for the three months ended
June 30, 1995.  Net income per common share for the three months ended
June 30, 1996 and 1995 was $0.41 and $0.27, respectively. The increased net income for 1996 was due primarily to higher net interest income.

Interest Income - Interest income increased $294,000 to $3.2 million for the three months ended June 30, 1996, from $2.9 million for the same period in 1995. This increase was due to a higher level of interest-earning assets during the three months ended June 30, 1996, compared to the three months ended
June 30, 1995, with most of this increase in the Bank's loan portfolio.

Interest Expense - Interest expense increased $85,000 to $1.3 million for the three months ended June 30, 1996, from $1.2 million for the three months ended June 30, 1995. This increase was primarily due to a higher level of interest-bearing liabilities during the three months ended June 30, 1996, compared to the three months ended June 30, 1995.

Provision for Loan Losses - The provision for the loan losses was $61,625 for the three months ended June 30, 1996, down $11,375 from $73,000 for the three months ended June 30, 1995. The allowance for loan losses increased to $1,161,000 as of June 30, 1996 from $1,134,910 as of June 30, 1995.

Management believes the allowance at June 30, 1996 is appropriate. However, future economic conditions and other factors affecting the level of future charge-offs, adversely classified assets and loan loss provisions cannot be predicted with certainty.

Noninterest Income - Noninterest income increased to $173,000 for the three months ended June 30, 1996, from $142,000 for the three months ended June 30, 1995. This was primarily due to increased service charge revenues on deposit accounts.

Noninterest Expense - Noninterest expense increased $11,000, to $1,337,000 for the three months ended June 30, 1996, from $1,326,000 for the three months ended June 30, 1995. Regulatory assessments declined $78,000, from $82,000 for the three months ended June 30, 1995, to $4,000 for the three months ended
June 30, 1996, due to a reduction in the Bank's insurance rates by the Federal Deposit Insurance Corporation.

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1996 AND 1995

Results of Operations - The Bank had net income of $847,000 for the six months ended June 30, 1996, compared to $470,000 for the six months ended
June 30, 1995.  Net income per
common share for the six months ended June 30, 1996 and 1995 was $0.77 and $0.45, respectively. The increased net income for 1996 was due primarily to higher net interest income.

Interest Income - Interest income increased $666,000 to $6.4 million for the six months ended June 30, 1996, from $5.8 million for the same period in 1995. This increase was due to a higher level of interest-earning assets during the six months ended June 30, 1996, compared to the six months ended June 30, 1995, with most of this increase in the Bank's loan portfolio.

Interest Expense - Interest expense increased $298,000 to $2.7 million for the six months ended June 30, 1996, from $2.4 million for the six months ended June 30, 1995. This increase was primarily due to a higher level of interest-bearing liabilities during the six months ended June 30, 1996, compared to the six months ended June 30, 1995.

Provision for Loan Losses - The provision for loan losses was $97,250 for the six months ended June 30, 1996, down $34,250 from $131,500 for the six months ended June 30, 1995. Net charge offs for the six months ended June 30, 1996 totaled $108,000, compared to net recoveries of $17,000 for the same period in 1995.

Noninterest Income - Noninterest income increased to $375,000 for the six months ended June 30, 1996, from $273,000 for the six months ended June 30, 1995. This was primarily due to $55,000 in current gains on the sale of loans to correspondent banks.

Noninterest Expense - Noninterest expense decreased $51,000, to $2,687,000 for the six months ended June 30, 1996, from $2,738,000 for the six months ended June 30, 1995. Regulatory assessments declined $133,000, from $164,000 for the six months ended June 30, 1995, to $31,000 for the six months ended June 30, 1996, due to a reduction in the Bank's insurance rates by the Federal Deposit Insurance Corporation.

FINANCIAL CONDITION

The investment portfolio increased from $19.3 million at December 31, 1995 to $21.8 million at June 30, 1996, primarily because the Bank purchased several two-year U.S. Treasury notes to replace bonds maturing in 1996.

Total loans increased from $116.3 million at December 31, 1995 to $128.9 million at June 30, 1996, primarily due to strong loan demand in the Bank's primary market area, together with increased borrowings by existing customers under previously opened credit facilities with the Bank.

Deposits decreased from $153.9 million at December 31, 1995 to $144.0 million at June 30, 1996, with most of the decrease coming in the interest-bearing demand category, which included NOW accounts and money market accounts.

LIQUIDITY AND CAPITAL RESOURCES

As a nationally chartered bank, the Bank is required to maintain a liquidity reserve of up to 12 percent of transaction accounts, and 3 percent of nontransaction accounts. This reserve may consist of cash on hand, demand deposits due from correspondents, demand deposits due from the Federal Reserve Bank, and other instruments. At June 30, 1996, the Bank had qualifying reserves equal to $8.1 million, or 5.6% of total deposits, which is in excess of the minimum requirements.

Principal sources of liquidity are deposits, loan principal repayments, and maturity of investment securities. Additional sources of liquidity are borrowings of federal funds from correspondent banks the sale of commercial loan participations to correspondent banks, and the sale of residential mortgage loans in the secondary market. At June 30, 1996, the Bank purchased $3.7 million in federal funds from correspondent banks on an overnight basis.

At June 30, 1996, the Bank had commitments arising from the unused portion of commercial, consumer, and home equity lines of credit totaling $20.9 million, which may be disbursed subject to certain limitations. Management believes that the funds necessary to meet these commitments will be available.

Capital Requirements - The following table sets forth capital ratios required by federal regulation and the Bank's actual ratios of capital to risk-weighted assets at June 30, 1996.

                                   Regulatory              Actual at
                                    Minimum              June 30, 1996

Leverage Ratio                        1.0%                    8.2%
Tier One Capital                      4.0%                   10.1%
Total Risk Based Capital              8.0%                   11.0%

                        ---------------------------------
                                   APPENDIX I

                              The Merger Agreement

                        ---------------------------------

================================================================================




                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                           COMPASS BANCSHARES, INC.,

                                 COMPASS BANK,

                                      AND

                    ENTERPRISE NATIONAL BANK OF JACKSONVILLE



                           Dated as of July 31, 1996


================================================================================

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

ARTICLE I...................................................................  1
     THE MERGER.............................................................  1
          SECTION 1.1   The Merger..........................................  1
                        ----------
          SECTION 1.2   Effective Time......................................  1
                        --------------
          SECTION 1.3   Certain Effects of the Merger.......................  1
                        -----------------------------
          SECTION 1.4   Articles of Incorporation and By-Laws...............  2
                        -------------------------------------
          SECTION 1.5   Directors and Officers..............................  2
                        ----------------------
          SECTION 1.6   Conversion of Shares................................  2
                        --------------------
          SECTION 1.7   Shareholders' Meeting...............................  5
                        ---------------------
          SECTION 1.8   Registration of the Compass Common Stock............  6
                        ----------------------------------------
          SECTION 1.9   Closing.............................................  6
                        -------

ARTICLE II..................................................................  7
     DISSENTING SHARES; EXCHANGE OF SHARES..................................  7
          SECTION 2.1   Dissenting Shares...................................  7
                        -----------------
          SECTION 2.2   Exchange of Shares..................................  7
                        ------------------

ARTICLE III.................................................................  8
     REPRESENTATIONS AND WARRANTIES OF THE BANK.............................  8
          SECTION 3.1   Organization and Qualification......................  8
                        ------------------------------
          SECTION 3.2   Bank Capitalization.................................  9
                        -------------------
          SECTION 3.3   Other Securities....................................  9
                        ----------------
          SECTION 3.4   Authority Relative to the Agreement.................  9
                        -----------------------------------
          SECTION 3.5   No Violation........................................ 10
                        ------------
          SECTION 3.6   Consents and Approvals.............................. 10
                        ----------------------
          SECTION 3.7   Regulatory Reports.................................. 10
                        ------------------
          SECTION 3.8   Securities Issuances................................ 11
                        --------------------
          SECTION 3.9   Financial Statements................................ 11
                        --------------------
          SECTION 3.10  Absence of Certain Changes.......................... 11
                        --------------------------
          SECTION 3.11  Bank Indebtedness................................... 13
                        -----------------
          SECTION 3.12  Litigation.......................................... 13
                        ----------
          SECTION 3.13  Tax Matters......................................... 13
                        -----------
          SECTION 3.14  Employee Benefit Plans.............................. 14
                        ----------------------
          SECTION 3.15  Employment Matters.................................. 16
                        ------------------
          SECTION 3.16  Leases, Contracts and Agreements.................... 17
                        --------------------------------
          SECTION 3.17  Related Bank Transactions........................... 17
                        -------------------------
          SECTION 3.18  Compliance with Laws................................ 17
                        --------------------
          SECTION 3.19  Insurance........................................... 18
                        ---------
          SECTION 3.20  Loans............................................... 18
                        -----
          SECTION 3.21  Fiduciary Responsibilities.......................... 18
                        --------------------------

          SECTION 3.22  Patents,Trademarks and Copyrights................... 18
                        ---------------------------------
          SECTION 3.23  Environmental Compliance............................ 18
                        ------------------------
          SECTION 3.24  Regulatory Actions.................................. 20
                        ------------------
          SECTION 3.25  Title to Properties;Encumbrances.................... 20
                        --------------------------------
          SECTION 3.26  Shareholder List.................................... 20
                        ----------------
          SECTION 3.27  Proxy Statement..................................... 20
                        ---------------
          SECTION 3.28  Dissenting Shareholders............................. 21
                        -----------------------
          SECTION 3.29  Section 368 Representations......................... 21
                        ---------------------------
          SECTION 3.30  Employee Stock Options.............................. 22
                        ----------------------
          SECTION 3.31  Accounting Matters.................................. 22
                        ------------------
          SECTION 3.32  Representations Not Misleading...................... 22
                        ------------------------------
          SECTION 3.33  Opinion of Investment Bankers....................... 22
                        -----------------------------
          SECTION 4.2   Authority Relative to Agreement..................... 23
                        -------------------------------
          SECTION 4.3   Financial Reports................................... 25
                        -----------------
          SECTION 4.4   Capitalization...................................... 26
                        --------------
          SECTION 4.5   Consents and Approvals.............................. 26
                        ----------------------
          SECTION 4.6   Proxy Statement..................................... 26
                        ---------------
          SECTION 4.7   Availability of Compass Common Stock................ 27
                        ------------------------------------
          SECTION 4.8   Representations Not Misleading...................... 27
                        ------------------------------

ARTICLE V................................................................... 27
     COVENANTS OF THE BANK.................................................. 27
          SECTION 5.1   Affirmative Covenants of the Bank................... 27
                        ---------------------------------
          SECTION 5.2   Negative Covenants of the Bank...................... 28
                        ------------------------------

ARTICLE VI.................................................................. 31
     ADDITIONAL AGREEMENTS.................................................. 31
          SECTION 6.1   Access To, Information Concerning, Properties
                        ---------------------------------------------
                        and Records......................................... 31
                        -----------
          SECTION 6.2   Filing of Regulatory Approvals...................... 31
                        ------------------------------
          SECTION 6.3   Miscellaneous Agreements and Consents............... 31
                        -------------------------------------
          SECTION 6.4   Bank Indebtedness................................... 32
                        -----------------
          SECTION 6.5   Best Good Faith Efforts............................. 32
                        -----------------------
          SECTION 6.6   Acquisition Proposals............................... 32
                        ---------------------
          SECTION 6.7   Public Announcement................................. 32
                        -------------------
          SECTION 6.8   Employee Benefit Plans.............................. 33
                        ----------------------
          SECTION 6.9   Environmental Investigation: Right to Terminate
                        -----------------------------------------------
                        Agreement........................................... 34
                        ---------
          SECTION 6.10  Proxies............................................. 37
                        -------
          SECTION 6.11  Exchange Agreement.................................. 37
                        ------------------
          SECTION 6.12  Cancellation of Buy-Sell, Option and Warrant
                        --------------------------------------------
                        Agreements.......................................... 37
                        ----------

ARTICLE VII................................................................. 38
     CONDITIONS TO CONSUMMATION OF THE MERGER............................... 38
          SECTION 7.1    Conditions to Each Party's Obligation to Effect the
                         ---------------------------------------------------
                         Merger............................................. 38
                         ------
          SECTION 7.2    Conditions to the Obligations of Compass and
                         --------------------------------------------
                         Compass Bank to Effect the Merger.................. 38
                         ---------------------------------
          SECTION 7.3    Conditions to the Obligations of the Bank to Effect
                         ---------------------------------------------------
                         the Merger......................................... 40
                         ----------

ARTICLE VIII................................................................ 41
     TERMINATION;AMENDMENT; WAIVER.......................................... 41
          SECTION 8.1    Termination........................................ 41
                         -----------
          SECTION 8.2    Effect of Termination.............................. 42
                         ---------------------
          SECTION 8.3    Amendment.......................................... 42
                         ---------
          SECTION 8.4    Extension; Waiver.................................. 42
                         -----------------
          SECTION 8.5    Termination Fee.................................... 43
                         ---------------

ARTICLE IX.................................................................. 43
     SURVIVAL............................................................... 43
           ................................................................. 43
           ................................................................. 43

ARTICLE X................................................................... 43
     MISCELLANEOUS.......................................................... 43
          SECTION 10.1   Expenses........................................... 43
                         --------
          SECTION 10.2   Brokers and Finders................................ 43
                         -------------------
          SECTION 10.3   Entire Agreement; Assignment....................... 43
                         ----------------------------
          SECTION 10.4   Further Assurances................................. 44
                         ------------------
          SECTION 10.5   Enforcement of the Agreement....................... 44
                         ----------------------------
          SECTION 10.6   Severability....................................... 44
                         ------------
          SECTION 10.7   Notices............................................ 44
                         -------
          SECTION 10.8   Governing Law...................................... 45
                         -------------
          SECTION 10.9   Descriptive Headings............................... 46
                         --------------------
          SECTION 10.10  Parties in Interest................................ 46
                         -------------------
          SECTION 10.11  Counterparts....................................... 46
                         ------------
          SECTION 10.12  Incorporation by References........................ 46
                         ---------------------------
          SECTION 10.13  Certain Definitions................................ 46
                         -------------------

ATTACHMENTS

       EXHIBITS

            A.   Plan of Merger

            B.   Pooling Transfer Restrictions Agreement

            C.   Exchange Agent Agreement

            D.   Pooling of Interest Criteria

            E.   Voting Agreement and Irrevocable Proxy

            F.   Opinion of Counsel for the Bank

            G.   Bennett Brown Change of Control Agreement

            H.   Bennett Brown Employment Agreement

            I.   R. Alan Bellamy Employment Agreement

            J.   William J. Hammel Employment Agreement

            K.   Opinion of Counsel for Compass and Compass Bank


LIST OF SCHEDULES

Schedule 1.6(c)  Payments for Option Cancellation

Schedule 3.2     Bank Capitalization

Schedule 3.3     List of Equity Ownership

Schedule 3.5 Violations of Law; Conflicts of Interest; Share Litigation; Termination of Existence

Schedule 3.6     Bank Prior Consents

Schedule 3.7     Regulatory Reports

Schedule 3.10    Absence of Material Changes or Adverse Effects

Schedule 3.12    Bank Legal Proceedings

Schedule 3.13    Tax Liabilities

Schedule 3.14(a) Employee Welfare Benefit Plans

Schedule 3.14(b) Employee Pension Benefit Plans

Schedule 3.14(c) Deferred Compensation, Bonus and Stock Purchase Plans

Schedule 3.14(l) Additional Payments Due Under Deferred Compensation, Bonus,
                 Employee Welfare Benefit Plans and Employee Pension Benefit
                 Plans

Schedule 3.15    Employment Contracts and Collective Bargaining Agreements

Schedule 3.16 Leases, Subleases, Contracts and Agreements; Participations; Default of Contracts; Marketable Title

Schedule 3.17    Related Company Transactions

Schedule 3.18    Compliance with Laws

Schedule 3.19    Insurance Policies

Schedule 3.20    Loans Exceeding Legal Lending Limit, Troubled Loans

Schedule 3.22    Patents, Trademarks and Copyrights

Schedule 3.23    Environmental Compliance

Schedule 3.24    Regulatory Actions; Agreements

Schedule 3.25    Title to Properties; Title Policies; Property

Schedule 3.29    Bank Shareholders Disposing of Stock

Schedule 3.30    Stock Options

Schedule 4.2     Compass Prior Consents

Schedule 5.1(d)  Insurance Policies to be Maintained

Schedule 5.1(g)  Compliance with Laws Pending Merger

Schedule 5.1(j)   List of Accounts and Safe Deposit Boxes

Schedule 5.1(k)   List of Liabilities and Obligations of the Bank

Schedule 6.10     List of Shareholders Agreeing to Vote for the Agreement

Schedule 7.2(e)   Bank Officers Executing Releases

Schedule 9.2      List of Shareholders of the Bank

Schedule 10.13(c) Officers of the Bank to whom knowledge is attributable

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of July 31, 1996, by and among Compass Bancshares, Inc. a Delaware corporation ("Compass"), its wholly owned subsidiary, Compass Bank, a Florida banking corporation ("Compass Bank") and Enterprise National Bank of Jacksonville, a national banking association (the "Bank").

     WHEREAS, Compass desires to affiliate with the Bank and the Bank desires to affiliate with Compass in the manner provided in this Agreement;

     WHEREAS, Compass and the Bank believe that the Merger (as defined herein) of the Bank with Compass Bank in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto, is desirable and in the best interests of their respective institutions and shareholders; and

     WHEREAS, the respective boards of directors of Compass, Compass Bank and the Bank have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     SECTION 1.1    The Merger.  Upon the terms and subject to the conditions
                    ----------
hereof, and in accordance with the Florida Statutes, the Bank shall be merged with and into Compass Bank (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. Following the Merger, Compass Bank shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Bank shall cease.

     SECTION 1.2    Effective Time.  The Merger shall be consummated by the
                    --------------
filing of a Plan of Merger with the Florida Department of Banking and Finance (the "Department"), in substantially the form of Exhibit A attached hereto and in accordance with the relevant provisions of the Florida Statutes. The effective time of the Merger shall be the close of business on the day of the Closing (as defined herein) or such other time within two business days of the Closing as the parties may mutually agree and request the Department to specify in the Certificate of Merger (the "Effective Time").

     SECTION 1.3    Certain Effects of the Merger.  The Merger shall have the
                    -----------------------------
effects set forth in Section 658.45 of the Florida Statutes and 12 U.S.C.
Section 214b.

     SECTION 1.4    Articles of Incorporation and By-Laws.  The Articles of
                    -------------------------------------
Incorporation and the By-Laws of Compass Bank in each case as in effect at the Effective Time, shall be the Articles of Incorporation and By-Laws of the Surviving Corporation.

     SECTION 1.5    Directors and Officers.    The directors and officers of
                    ----------------------
Compass Bank at the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law. Certain employees of the Bank also will be officers of the Surviving Corporation pursuant to their Employment Agreement described hereinafter.

     SECTION 1.6    Conversion of Shares.
                    --------------------

     (a) Each share of the Bank's common stock, par value $5.00 per share ("Bank Common Stock"), issued and outstanding immediately prior to the Effective Time (the Bank Common Stock is sometimes called the "Shares"), other than Dissenting Shares (as defined in Section 2.1), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below (the "Merger Consideration") to the holder of record thereof, without interest thereon, upon surrender of the certificate representing such Share. For the purposes of determining the number of Shares issued and outstanding at the Effective Time, the number of Shares issued and outstanding at the Effective Time shall be increased by the number and class of Shares that may be acquired upon exercise or conversion of any warrant, option, convertible debenture or other security entitling the holder thereof to acquire Shares.

     (b) Each holder of Bank Common Stock shall receive, for each such Share, Merger Consideration equal to the number of shares of Compass common stock, par value $2.00 per share ("Compass Common Stock") determined by dividing the Bank Common Stock Merger Consideration (as defined below) by the number of Shares outstanding immediately prior to the Effective Time. The total number of shares of Compass Common Stock to be received in exchange for Bank Common Stock by all holders of Shares as of the Effective Time (the "Bank Common Stock Merger Consideration") shall be (i) the sum of (x) 911,000 shares and (y) one share for each $31.9712 of additional capital received by the Bank from January 1, 1996 to the Effective Time upon exercise of Options and Warrants (each as defined in Section 1.6(c)), less (ii) the number of shares of Compass Common Stock required to pay for Options and Warrants pursuant to Section 1.6(c) hereof. Subject to
Section 1.6 (d) hereof, the Bank Common Stock Merger Consideration shall not exceed 1,100,000 shares of Compass Common Stock subject to the adjustments set forth in Section 1.6(d)(i) of this Section if all Options and Warrants are exercised, or be less than 911,000 shares of Compass Common Stock less the shares required to pay for Options and Warrants if any Options or Warrants are not exercised; less in any event the equivalent cash amounts paid or incurred with respect to fractional shares and the Merger Consideration which otherwise would have been payable with respect to Dissenting Shares. The total number of shares of Compass Common Stock to be received by holders of Shares as Bank

Common Stock Merger Consideration plus the number of shares of Compass Common Stock to be paid for Options and Warrants is hereinafter referred to as the "Aggregate Merger Consideration." The ratio and number of shares of Compass Common Stock to be exchanged for each Share, respectively, shall be adjusted appropriately to reflect any stock dividends or splits with respect to Compass Common Stock, with respect to which the record date or payment occurs prior to the Effective Time.

     (c) Pursuant to the agreements described in Section 6.12, effective as of the Effective Time, any outstanding option to purchase Shares (an "Option") granted under any stock option plan of the Bank, or otherwise, including without limitation to the Bank's 1988 Stock Option Plan and its 1995 Stock Option Plan, and any right to purchase Shares pursuant to the warrants issued by the Bank pursuant to certain resolutions adopted by the Board of Directors of the Bank on August 18, 1987, or otherwise (a "Warrant"), shall be cancelled. A list of all outstanding Options and Warrants as of the date of this Agreement is set forth on Schedule 1.6(c) hereof. The Aggregate Option and Warrant Payment Shares (as defined herein) shall be a number of shares of Compass Common Stock determined using the following formula: first, determine the aggregate dollar value of the Aggregate Merger Consideration ("Aggregate Dollar Value") by multiplying the Aggregate Merger Consideration times the average closing sale price of Compass Common Stock as reported by the National Association of Securities Dealers, Inc., National Market System for the ten (10) days of trading immediately preceding the fifth business day prior to the Closing (as defined in Section
1.11 hereof) (the "Market Price"); second, determine the selling price per share of the Shares ("Selling Price Per Share") by dividing the sum of the Aggregate Dollar Value and the total consideration to be paid by Option and Warrant Holders if the Holders were to exercise each and every Option and Warrant (average exercise price times number of options outstanding) by the number of Shares issued and outstanding plus Options and Warrants outstanding, and finally, determine the Aggregate Option and Warrant Payment Shares ("Aggregate Option and Warrant Payment Shares") by subtracting the average exercise price per share from the Selling Price Per Share and multiplying that difference times the number of Options and Warrants outstanding and dividing that product by the Market Price. The following is a summary of the above stated formula.


     Step 1    Aggregate Dollar Value =        Aggregate Merger Consideration in
                                               terms of Number of Shares of
                                               Compass Common Stock times the
                                               Market Price;

     Step 2    Selling Price Per Share =       [Aggregate Dollar Value plus
                                               (average exercise price times
                                               number of Options and Warrants
                                               outstanding)], divided by (Shares
                                               outstanding plus Options and
                                               Warrants outstanding);

     Step 3    Aggregate Option and Warrant    [(Selling Price Per Share minus
               Payment Shares =                average exercise price per
                                               Share) times (number of Options
                                               and Warrants outstanding)],
                                               divided by the Market Price.

Each holder of an Option or Warrant shall receive, in consideration for the cancellation of each of his or her Options and Warrants, a number of shares of Compass Common Stock determined by subtracting the exercise price per share for each Share of Bank stock which might have been acquired by exercise of the Options and Warrants from the Selling Price Per Share and dividing that difference by the Market Price.

     For example, if the Market Price of Compass Common Stock is $33.00, and between January 1, 1996 and the Closing all Warrants are exercised and Options on 100 shares are exercised at $15.00 per share, then the formula would be applied as follows:

     Step 1        Aggregate Dollar Value =                 $35,726,163


     Step 2        Selling Price Per Share =                $35,726,163 + $557,310 = $36,283,473
                                                            $36,283,473/1,337,457 = $27.13 per share

     Step 3        Aggregate Option and                     $27.13 - $13.64 = $13.49 x 40,850 =
                   Warrant Payment Shares =                 $551,067/33 = 16,699

     The example assumes outstanding at December 31, 1995, 761,508 Shares, 534,999 Warrants and 37,100 Options and that 40,850 Options are outstanding as of the Closing. The Aggregate Option and Warrant Payment Shares in this hypothetical is 16,699 shares of Compass Common Stock. The Option and Warrant Payment Shares for an individual Option or Warrant Holder whose options or warrants have an exercise price of $13.64 would be $27.13 - $13.64 = $13.49/$33 = .40879 shares of Compass Common Stock per Share of Bank stock which might have been acquired upon exercise.

     Compass shall deliver to holders of Options and Warrants at the Closing, the number of shares of Compass Common Stock required to be paid in consideration for the cancellation thereof. Except as provided herein, or as otherwise agreed to by the parties, (i) the Bank shall terminate, as of the Effective Time, all employee stock option plans and all provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Bank or its Subsidiaries (as defined herein), and (ii) the Bank shall obtain any required consents of holders of Options and Warrants for the cancellation of all Options pursuant to this Agreement and ensure that following the Effective Time no holder of an Option and Warrant, or any participant in any employee stock option plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Bank or its Subsidiaries, the Surviving Corporation or any other entity.

     (d) Notwithstanding the provisions of Section 1.6(b) and Section 1.6 (c), in the following circumstances the number of shares of Compass Common Stock to be paid to holders of Shares, Options and Warrants shall be appropriately adjusted:

          (i)In the event that the Closing shall not have occurred on or prior to December 15, 1996 because Compass has elected to delay the Closing, the Aggregate Merger Consideration shall be increased by 6,060 shares of Compass Common Stock. For purposes of this provision, Compass shall be deemed to have elected to delay the Closing if
(x) the Bank has complied with the requirements of Section 6.2 but Compass has failed to submit the regulatory applications for filing within 21 business days as required by Section 6.2, or (y) if prior to December 15, 1996 all applicable regulatory, shareholder and other approvals have been obtained, and conditions to Closing met, but, nevertheless, Compass has determined to postpone the Closing.

          (ii) In the event the Market Price for Compass Common Stock is less than $28.00, the Board of Directors of the Bank shall have the right to terminate this Agreement by written notice given to Compass at least two days prior to the date set for Closing; provided, however, that Compass shall thereafter have the right, by written notice to the Bank prior to the date set for Closing, to cause this Agreement to remain in effect by agreeing to pay a number of additional shares of Compass Common Stock sufficient to produce an Aggregate Dollar Value equal to such value as if Market Value were $28.00.

          (iii) In the event the Market Price of Compass Common Stock exceeds $38.00, then Compass shall have the right to terminate this Agreement by written notice given to the Bank at least two days prior to the date set for Closing; provided, however, that the Bank shall thereafter have the right, by written notice to Compass prior to the date set for Closing, to cause this Agreement to remain in effect by agreeing to accept a lesser number of shares of Compass Common Stock so that the Aggregate Dollar Value will be the equal to the Aggregate Dollar Value which would have occurred if the Market Price were $38.00; and, provided, further that this subsection (d)(iii) shall become null, void and of no further effect in the event Compass issues a press release or a Form 8-K disclosing it has entered into discussions concerning an agreement pursuant to which a change in control of Compass will occur, or in the event any person files a Schedule 14D-1 pursuant to the Securities Exchange Act of 1934 announcing an offer for shares of Compass Common Stock pursuant to which it would acquire control of Compass through a tender offer, share exchange, merger, consolidation, or any other form of business combination.

     (e) Each share of common stock of Compass Bank issued and outstanding immediately prior to the Effective Time shall continue to be outstanding at and after the Effective Time without any change therein and shall continue as a share of common stock of the Surviving Corporation.

     (f) Compass will not issue any certificates for any fractional shares of Compass Common Stock otherwise issuable pursuant to the Merger. In lieu of issuing such fractional shares, Compass shall pay cash to any holder of Shares otherwise entitled to receive such fractional share. Such cash payment shall be based on the Market Price for Compass Common Stock.

     SECTION 1.7    Shareholders' Meeting.  The Bank acting through its Board of
                    ---------------------
Directors, shall, in accordance with applicable law:

     (a) duly call, give notice of, convene and hold a meeting (the "Shareholders' Meeting") of its shareholders approximately sixty days prior to the Closing for the purpose of approving and adopting this Agreement;

     (b) require no greater than the two-thirds vote required by applicable law of each class of the Shares in order to approve the Merger;

     (c) include in the Proxy Statement (defined in paragraph (d) below) the unanimous recommendation of its Board of Directors that the shareholders of the Bank vote in favor of the approval and adoption of this Agreement; and

     (d) use its best efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the date of this Agreement, and (ii) to obtain the approval and adoption of the Merger by shareholders holding at least the minimum number of Shares of each class of the Shares entitled to vote at the Shareholders' Meeting to approve the Merger under applicable law. The letter to shareholders, notice of meeting, proxy statement and form of proxy to be distributed to shareholders in connection with the Merger shall be in form and substance reasonably satisfactory to Compass, and are collectively referred to herein as the "Proxy Statement."

     SECTION 1.8    Registration of the Compass Common Stock.
                    ----------------------------------------

     (a) Compass shall file a registration statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 ("Securities Act") covering the shares of Compass Common Stock to be issued to Bank shareholders in the Merger and shall comply with any applicable state securities or "blue sky" acts in connection therewith.

     (b) Within 30 days after the date hereof, the Bank shall enter into and cause each Bank shareholder who is an "affiliate" (as defined in SEC Rule 405) of the Bank to enter into with Compass a Pooling Transfer Restriction Agreement in substantially the form of Exhibit B attached hereto.

     SECTION 1.9    Closing.  Upon the terms and subject to the conditions
                    -------
hereof, as soon as practicable after the vote of the shareholders of the Bank in favor of the approval and adoption of this Agreement has been obtained, and the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof, the Bank and Compass Bank shall execute and file the Articles of Merger and the Certificate of Merger, as described in Section 1.2, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the office of Balch & Bingham in Birmingham, Alabama (or such other place as the parties may agree) for the purpose of confirming all of the foregoing. The parties presently intend that the Closing will take place in December of 1996 or January of 1997.

                                  ARTICLE II.

                     DISSENTING SHARES; EXCHANGE OF SHARES

     SECTION 2.1    Dissenting Shares.  Notwithstanding anything in this
                    -----------------
Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have voted such shares against the Merger or who have given notice to the Bank in writing at or prior to the Shareholders Meeting that such shareholders dissent from the Merger and who shall have delivered a written request for payment of the value of such shares within the time and in the manner provided in 12 U.S.C. Section 214(b) (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration provided in Section 1.6 of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under 12 U.S.C. Section 214(b). If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

     SECTION 2.2    Exchange of Shares.
                    ------------------

     (a) Prior to the Effective Time, Compass shall deposit or cause cash to be deposited in trust with Compass Bank, Birmingham, Alabama, an affiliate of Compass (the "Exchange Agent"), pursuant to an exchange agent agreement in substantially the form attached hereto as Exhibit C (the "Exchange Agent Agreement"), in an aggregate amount estimated to be sufficient to make the cash payments in lieu of fractional shares of Compass Common Stock pursuant to
Section 1.6 hereof and to make the appropriate cash payments, if any, to holders of Dissenting Shares (such amounts being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions jointly given by the Bank and Compass, promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of Shares in accordance with Section 2.2(b). Payments to dissenting shareholders shall be made as required by 12 U.S.C. Section 214(b). Subject to holding sufficient cash to make prompt payments to holders of Shares, the Exchange Agent shall invest the Exchange Fund in The Starburst Government Money Market Fund, managed by the Exchange Agent. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

     (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented Shares, or proof of loss thereof (the "Certificates"), a form letter of transmittal approved by the Bank and Compass (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor in substantially the form attached hereto as Exhibit A to the Exchange Agent Agreement (the "Letter of Transmittal"). Upon surrender to the Exchange Agent of a Certificate, together with such Letter of Transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash and Compass Common Stock in the amount provided in Section 1.6, and such Certificate shall forthwith be canceled. Compass shall provide the Exchange Agent with certificates for Compass Common Stock, as requested by the Exchange Agent, in the amounts provided in Section
1.6 hereof. No interest will be paid or accrued on the cash payable upon surrender of the Certificate and no dividend will be disbursed with respect to the shares of Compass Common Stock until the holder's Shares are surrendered in exchange therefor. If payment or delivery of Compass Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment and delivery of Compass Common Stock to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

     (c) After the Effective Time, the stock transfer ledger of the Bank shall be closed and there shall be no transfers on the stock transfer books of the Bank of the Shares which were outstanding immediately prior to such time of filing. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Article II.

     (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Bank for six months after the Effective Time shall be paid to Compass, and the holders of Shares not theretofore presented to the Exchange Agent shall look to Compass only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

                                 ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE BANK

     The Bank hereby makes the representations and warranties set forth in this
Article III to Compass and Compass Bank. All references to the Bank herein shall be construed to be references to the Bank and its Subsidiaries (as defined in Section 10.13(g)). The Bank has delivered to Compass and Compass Bank the Schedules to this Agreement referred to in this Article III on the date hereof. The Bank agrees at the Closing to provide Compass and Compass Bank with supplemental Schedules reflecting any changes thereto between the date of such Schedules and the date of the Closing.

     SECTION 3.1    Organization and Qualification.  The Bank is a national
                    ------------------------------
banking association, duly organized, validly existing and in good standing under the laws of United States. The Bank has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated. Except as set forth on Schedule 3.1, the Bank does not own or control any Affiliate (as defined in Section 10.13(a)) or Subsidiary. True and correct copies of the Articles of Incorporation and Bylaws of the Bank, with all amendments thereto through the date of this Agreement, have been delivered by the Bank to Compass. The Bank is duly qualified or licensed to do business and is in good standing in the State of Florida. The nature of the business of the Bank and its activities, as currently conducted, do not require it to be qualified to do business in any jurisdiction other than the State of Florida.

     SECTION 3.2    Bank Capitalization.  As of the date hereof, the authorized
                    -------------------
capital stock of the Bank consists solely of 3,000,000 shares of Bank Common Stock par value $5.00 per share, of which 786,608 shares are issued and outstanding, and none of which are held in treasury. Except as set forth on
Schedule 3.2, there are no outstanding subscriptions, options, convertible securities, rights, warrants, calls, or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to purchase or otherwise acquire any security of or equity interest in the Bank. Except as set forth on
Schedule 3.2, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities or other agreements or commitments obligating the Bank to issue any shares of the Bank, or to the knowledge of the Bank, irrevocable proxies or any agreements restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the Shares that have been issued have been duly authorized, validly issued and are fully paid and non-assessable, and are free of preemptive rights. The Bank has never declared or paid a dividend on the Shares.

     SECTION 3.3    Other Securities.  Set forth on Schedule 3.3 hereto is a
                    ----------------
list of all equity ownership by the Bank for the account of the Bank in any other person (the "Other Securities"). The Bank owns each Other Security free and clear of any lien, encumbrance, security interest or charge.

     SECTION 3.4    Authority Relative to the Agreement.  The Bank has full
                    -----------------------------------
corporate power and authority, and, except for the approval by the Bank's shareholders, no further proceedings on the part of the Bank are necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby which have been duly and validly authorized by its Board of Directors. This Agreement has been duly executed and delivered by the Bank and is a duly authorized, valid, legally binding and enforceable obligation of the Bank, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over the Bank as may be required by statute or regulation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation or breach of or default under the respective Articles of Incorporation or By-Laws of the Bank or any agreement, document or instrument by which the Bank is obligated or bound.

     SECTION 3.5    No Violation.  Except as set forth on Schedule 3.5, neither
                    ------------
the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, following the receipt of such approvals as may be required from the Bank's shareholders, the Federal Deposit Insurance Corporation ("FDIC"), the Board of Governors of the Federal Reserve System ("FRB"), the Office of the Comptroller of the Currency ("OCC") and the Department will (i) violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to the Bank or
(ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of the Bank pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which the Bank is a party or by which any of its assets or properties are subject or bound. Except as set forth on
Schedule 3.5, there are no proceedings pending or, to the knowledge of the Bank, threatened, against the Bank or involving the Shares, at law or in equity or before or by any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to Compass or Compass Bank upon the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 3.5, or as contemplated hereby, the corporate existence, business organization, assets, licenses, permits, authorizations and contracts of the Bank will not be terminated or impaired by reason of the execution, delivery or performance by the Bank of this Agreement or consummation by the Bank of the transactions contemplated hereby, assuming the receipt of required shareholder and regulatory approvals.

     SECTION 3.6    Consents and Approvals.  The Bank's Board of Directors (at a
                    ----------------------
meeting called and duly held) has unanimously determined that the Merger is fair to the Bank's shareholders and has unanimously resolved to recommend approval and adoption of this Agreement by the Bank's shareholders. Except as described in Schedule 3.6 hereto, no prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of the Bank in connection with the execution, delivery and performance by the Bank of this Agreement and the transactions contemplated hereby or the resulting change of control of the Bank, except the filing of the Articles of Merger under the FBCA and such approvals as may be required from the FRB, the OCC, the Department and holders of Shares under 12 U.S.C. Section 214a.

     SECTION 3.7    Regulatory Reports.  Except as set forth on Schedule 3.7,
                    ------------------
the Bank has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the OCC, the FDIC, or any other regulatory authority having jurisdiction over the Bank, other than plans, reports or information listed on Schedule 3.7.

     SECTION 3.8    Securities Issuances.  The Bank is not subject to the
                    --------------------
registration provisions of Section 12 of the Exchange Act of 1934, as amended ("Exchange Act") or the rules and regulations of the SEC promulgated under
Section 12 of the Exchange Act, other than the anti-fraud provisions of such Act. All issuances of securities by the Bank were exempt from registration under the Securities Act, the Florida Securities Investor Protection Act, and all other applicable laws.

     SECTION 3.9    Financial Statements.  The Bank has previously furnished
                    --------------------
Compass with a true and complete copy of the audited consolidated balance sheets of the Bank and its Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, shareholders' equity and in cash flows for the years ended December 31, 1995, 1994 and 1993 (such balance sheets and the related consolidated statements of income, shareholders' equity and cash flows are collectively referred to herein as the "Bank Financial Statements"). The Bank Financial Statements, including the consolidated balance sheets and the related consolidated statements of income, shareholders' equity and cash flows (including the related notes thereto) of the Bank and its Subsidiaries, fairly present the financial position of the Bank and its Subsidiaries as of the dates thereof and the results of operations and cash flows of the Bank and its Subsidiaries for the periods then ended, in conformity with Generally Accepted Accounting Principles ("GAAP") applied on a basis consistent with prior periods (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the fact that they do not contain all of the disclosures required by GAAP), except as otherwise noted therein, and the accounting records underlying the Bank Financial Statements fairly reflect in all material respects the transactions of the Bank and its Subsidiaries. As of their dates, the Bank Financial Statements conformed, or will conform when delivered, in all material respects with all applicable rules and regulations promulgated by the OCC and the FDIC. Neither the Bank nor any of its Subsidiaries have material liabilities or obligations of a type which should be included in or reflected on the Bank Financial Statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Bank Financial Statements. Promptly following their availability, the Bank will provide Compass with the unaudited consolidated and unconsolidated balance sheets of the Bank and its Subsidiaries as of the end of each month hereafter, prepared on a basis consistent with prior periods. Promptly following their availability, the Bank will provide Compass with the Reports of Condition and Statements of Income ("Call Reports") of the Bank for all periods ending after March 31, 1996. Neither the Bank nor any of its Subsidiaries have off balance sheet liabilities associated with financial derivative products or potential liabilities associated with financial derivative products.

     SECTION 3.10   Absence of Certain Changes.  Except as and to the extent set
                    --------------------------
forth on Schedule 3.10, since December 31, 1995 (the "Balance Sheet Date") the Bank has not:

     (a) made any amendment to its Articles of Incorporation or Bylaws or changed the character of its business in any material manner;

     (b)  suffered any Material Adverse Effect (as defined in Section 10.13(d));

     (c) except in the ordinary course of business and consistent with prudent banking practices, entered into any agreement, commitment or transaction;

     (d) except in the ordinary course of business and consistent with prudent banking practices, incurred, assumed or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise);

     (e) except in the ordinary course of business and consistent with prudent banking practices, permitted or allowed any of its property or assets to be subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than statutory liens not yet delinquent);

     (f) except in the ordinary course of business and consistent with prudent banking practices, canceled any debts, waived any claims or rights, or sold, transferred, or otherwise disposed of any of its properties or assets;

     (g) disposed of or permitted to lapse any rights to the use of any trademark, service mark, trade name or copyright, or disposed of or disclosed to any person other than its employees or agents, any trade secret not theretofore a matter of public knowledge;

     (h) except as set forth on Schedule 3.10 and except for regular salary increases granted in the ordinary course of business within the Bank's 1996 budget and consistent with prior practices, granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan program or agreement maintained by the Bank, for the directors, employees or former employees of the Bank ("Employee Benefit Plan");

     (i) directly or indirectly declared, set aside or paid any dividend or made any distribution in respect to its capital stock or redeemed, purchased or otherwise acquired, or arranged for the redemption, purchase or acquisition of, any shares of its capital stock or other of its securities, except for dividends paid to the Bank;

     (j) organized or acquired any capital stock or other equity securities or acquired any equity or ownership interest in any person (except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, the ownership of which does not expose the Bank to any liability from the business, operations or liabilities of such person);

     (k) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

     (l) made any or acquiesced with any change in any accounting methods, principles or practices;

     (m) experienced any significant adverse change with respect to any branch or line of business of the Bank;

     (n) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with prudent banking practices; or

     (o) agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section
3.10 in the future so that any such representation would not be true in all material respects as of the Closing.

     SECTION 3.11   Bank Indebtedness.  The Bank has delivered to Compass true
                    -----------------
and complete copies of all loan documents ("Bank Loan Documents") related to indebtedness of the Bank, other than deposits ("Bank Indebtedness"), and made available to Compass all material correspondence concerning the status of Bank Indebtedness.

     SECTION 3.12   Litigation.  Except as set forth on Schedule 3.12, there are
                    ----------
no actions, suits, claims, investigations, reviews or other proceedings pending or, to the knowledge of the Bank, threatened against the Bank or involving any of its properties or assets, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity ("Proceeding"). The Bank will notify Compass immediately in writing of any Proceedings against the Bank.

     SECTION 3.13   Tax Matters.  The Bank has duly filed all tax returns
                    -----------
required to be filed by it involving a tax liability or other material potential detriment for failure to file (the "Filed Returns"). The Bank has paid, or has established adequate reserves for the payment of, all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes required to be paid with respect to the periods covered by the Filed Returns. With respect to the periods for which returns have not yet been filed, the Bank has established adequate reserves determined in accordance with GAAP for the payment of all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes. Except as described in Schedule 3.13, the Bank has no direct or indirect liability for the payment of federal income taxes, state and local income taxes, and franchise, property, sales, employment or other taxes in excess of amounts paid or reserves established. Except as set forth on Schedule 3.13, the Bank has not entered into any tax sharing agreement or other agreement regarding the allocation of the tax liability of the Bank or similar arrangement with its Subsidiaries. Set forth on Schedule 3.13 are the dates of filing of all Filed Returns and any amendments thereto which relate to federal or state income or franchise taxes for the last five years, beginning with 1991. The Bank has not filed any Internal Revenue Service ("IRS") Forms 1139 (Application for Tentative Refund). Except as set forth on Schedule 3.13, there are no pending questions raised in writing by the IRS or other taxing authority for taxes or assessments of the Bank, nor are there any outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Bank for any period. The Bank has withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. For the purposes of this Agreement, the term "tax" shall include all federal, state and local taxes and related governmental charges and any interest or penalties payable in connection with the payment of taxes.

     SECTION 3.14   Employee Benefit Plans.  With respect to all employee
                    ----------------------
benefit plans and programs in which employees of the Bank participate, the following are true and correct:

     (a) Schedule 3.14(a) lists each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Bank or to which the Bank contributes or is required to contribute, including any multiemployer welfare plan (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans") and sets forth (i) the amount of any liability of the Bank for contributions more than thirty days past due with respect to each Welfare Benefit Plan as of the date hereof and as of the end of any subsequent month ending prior to the Closing and (ii) the annual cost attributable to each of the Welfare Benefit Plans; no Welfare Benefit Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant's or former employee's termination of employment except as may be required by Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") and Sections 601-608 of ERISA;

     (b) Schedule 3.14(b) lists each "employee pension benefit plan" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA) maintained by the Bank or to which the Bank contributes or is required to contribute, including any multiemployer plan (as defined in Section 3(37) of ERISA) (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans");

     (c) Schedule 3.14(c) lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, restricted stock, excess benefit plan, incentive compensation, stock bonus, cash bonus, severance pay, golden parachute, life insurance, all nonqualified deferred compensation arrangements, rabbi trusts, cafeteria plans, dependant care plans, all unfunded plans and any other employee benefit plans or programs, agreements, arrangements or commitments not required under a previous subsection to be listed (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by the Bank (referred to as "Other Programs");

     (d) All of the Pension Benefit Plans and Welfare Benefit Plans and any related trust agreements or annuity contracts (or any other funding instruments) and all Other Programs comply currently, and have complied in the past, both as to form and operation, with the provisions of ERISA, the Code and with all other applicable laws, rules and regulations governing the establishment and operation of the Pension Benefit Plans, Welfare Benefit Plans and all Other Programs; all necessary governmental approvals relating to the establishment of the Pension Benefit Plans have been obtained; and with respect to each Pension Benefit Plan that is intended to be tax-qualified under Section 401(a) or 403(a) of the Code, a favorable determination letter as to the qualification under the Code of each such Pension Benefit Plan and each material amendment thereto has been issued by the Internal Revenue Service (and nothing has occurred since the date of the last such determination letter which resulted in, or is likely to result in the revocation of such determination);

     (e) Each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program has been administered in compliance with the requirements of the Code, ERISA and all other applicable laws, and all reports and disclosures required by ERISA, the Code and any other applicable laws with respect to each Welfare Benefit Plan, Pension Benefit Plan and each Other Program have been timely filed;

     (f) Neither the Bank nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code);

     (g) Neither the Bank nor any corporation or other trade or business controlled by or under common control with the Bank (as determined under Sections 414(b) and 414(c) of the Code) ("Common Control Entity") is, or has been within the past five years, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Benefit Plan subject to the provisions of Title IV of ERISA, nor has the Bank or a Common Control Entity maintained or participated in any employee pension benefit plan (defined in Section 3(2) of ERISA) subject to the provision of Title IV of ERISA. In addition, neither the Bank nor a Common Control Entity (i) is a party to a collective bargaining agreement, (ii) has maintained or contributed to, or has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA);

     (h) True and complete copies of each Welfare Benefit Plan, Pension Benefit Plan and each Other Program, related trust agreements or annuity contracts (or any other funding instruments), summary plan descriptions, the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Benefit Plan, the most recent application for a determination letter from the Internal Revenue Service with respect to each Pension Benefit Plan and Annual Reports on Form 5500 Series filed with any governmental agency for each Welfare Benefit Plan, Pension Benefit Plan and Other Program for the two most recent plan years, have been furnished to Compass;

     (i) All Welfare Benefit Plans, Pension Benefit Plans, and Other Programs, related trust agreements or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and there are no promised increases in benefits (whether expressed, implied, oral or written) under any of these plans nor any obligations, commitments or understandings to continue any of these plans, (whether expressed, implied, oral or written) except as required by Section 4980B of the Code and Sections 601-608 of ERISA;

     (j) There are no claims pending with respect to, or under, any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than routine claims for plan benefits, and there are no disputes or litigation pending or threatened with respect to any such plans;

     (k) No action has been taken, nor has there been a failure to take any action that would subject any person or entity to any liability for any income, excise or other tax or penalty in connection with any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than for income taxes due with respect to benefits paid; and

     (l) Except as otherwise set forth in Schedule 3.14(l), neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment to be made by the Bank (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant or (ii) increase any benefits otherwise payable under any Welfare Benefit Plan, Pension Benefit Plan, or any Other Program.

     SECTION 3.15   Employment Matters.  Except as disclosed on Schedule 3.15,
                    ------------------
(i) the Bank is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment,
(ii) there are no unfair labor practice complaints pending against the Bank before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency; and (iii) to the knowledge of the Bank, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Bank, nor of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any such employees. The Bank is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and the Bank is not engaged in any unfair labor practice.

     SECTION 3.16   Leases, Contracts and Agreements.  Schedule 3.16 sets forth
                    --------------------------------
an accurate and complete description of all leases, subleases, licenses, contracts and agreements to which the Bank is a party or by which the Bank is bound which obligate or may obligate the Bank in the aggregate for an amount in excess of $25,000 over the entire term of any such agreement or related contracts of a similar nature which in the aggregate obligate or may obligate the Bank in the aggregate for an amount in excess of $25,000 over the entire term of such related contracts (the "Contracts"). The Bank has delivered to Compass true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of, agreements with Bank customers for trust services, or deposits by the Bank. The Bank has provided Compass with a list of all unfunded loan commitments and letters of credit issued by the Bank as of the end of the most recent preceding month. Except as set forth in Schedule 3.16, no participations or loans have been sold which have buy back, recourse or guaranty provisions which create contingent or direct liabilities of the Bank. All of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles, and are in full force and effect. Except as described in Schedule 3.16, all rent and other payments by the Bank under the Contracts are current, there are no existing defaults by the Bank under the Contracts and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default. The Bank has a good and marketable leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests.

     SECTION 3.17   Related Bank Transactions.   Except as set forth on Schedule
                    -------------------------
3.17, there are no agreements, instruments, commitments, extensions of credit, or other contractual agreements of any kind between or among the Bank, whether on its own behalf or in its capacity as trustee or custodian for the funds of any employee benefit plan (as defined in ERISA), and any of its Affiliates (as defined herein).

     SECTION 3.18   Compliance with Laws.  To the knowledge of the Bank, except
                    --------------------
as set forth on Schedule 3.18, the Bank is not in default with respect to or is in violation of (i) any judgment, order, writ, injunction or decree of any court or (ii) any statute, law, ordinance, rule, order or regulation of any governmental department, commission, board, bureau, agency or instrumentality, federal, state or local, including (for purposes of illustration and not limitation) capital and FRB reserve requirements, capital ratios and loan limitations of the FRB, the FDIC, the OCC or the Department; and the consummation of the transactions contemplated by this Agreement will not constitute such a default or violation as to the Bank. The Bank has all permits, licenses, and franchises from governmental agencies required to conduct their businesses as they are now being conducted.

     SECTION 3.19   Insurance.  The Bank has in effect the insurance coverage
                    ---------
(including fidelity bonds) described in Schedule 3.19 and has had similar insurance in force for the last 5 years. There have been no claims under such bonds within the last 5 years and the Bank is not aware of any facts which would form the basis of a claim under such bonds. The Bank has no reason to believe that the existing fidelity coverage would not be renewed by its carrier on substantially the same terms.

     SECTION 3.20   Loans.  Each loan reflected as an asset in the Bank
                    -----
Financial Statements is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles.
The Bank does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 3.20, the Bank has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans as of the end of the most recent preceding month.

     SECTION 3.21   Fiduciary Responsibilities.  To the knowledge of the Bank,
                    --------------------------
the Bank has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

     SECTION 3.22   Patents, Trademarks and Copyrights.  Except as set forth in
                    ----------------------------------
Schedule 3.22, the Bank does not require the use of any material patent, patent application, invention, process, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or any material trade secret for the business or operations of the Bank. The Bank owns or is licensed or otherwise has the right to use any items listed in Schedule 3.22.

     SECTION 3.23   Environmental Compliance.  Except as set forth in Schedule
                    ------------------------
3.23, to the knowledge of the Bank:

     (a) The Bank and any property owned or operated by it are in compliance with all applicable Environmental Laws (as defined in Section 10.13(b)) and has obtained and is in compliance with all permits, licenses and other authorizations (individually a "Permit," and collectively "Permits") required under any Environmental Law. There is no past or present event, condition or circumstance that could (1) interfere with the conduct of the business of the Bank in the manner now conducted relating to such entity's compliance with Environmental Laws, (2) constitute a violation of any Environmental Law or (3) which could have a Material Adverse Effect upon the Bank;

     (b) Neither the Bank nor any of its Subsidiaries currently leases, operates, owns, or exercises managerial functions at, nor has formerly leased, operated, owned, or exercised managerial functions at, any facility or real property that is subject to any actual, or, to the knowledge of the Bank, threatened or potential Proceeding under any Environmental Law;

     (c) There is no Proceeding pending or threatened against the Bank under any Environmental Law or relating to the release, threatened release, management, treatment, storage, or disposal of, or exposure to Polluting Substances, and the Bank has not received any notice (whether from any regulatory body or private person) of any claim under or violation of, or potential or threatened violation of, any Environmental Law;

     (d) There is no action or Proceeding pending or threatened under any Environmental Law involving the release or threat of release of any Polluting Substances (as defined in Section 10.13(d)) at or on any property where Polluting Substances generated by the Bank have been disposed, treated or stored;

     (e) There is no Property for which the Bank is or was required to obtain, or is or was required to have, any Permit under an Environmental Law to construct, demolish, renovate, occupy, operate, or use such Property or any portion of such Property;

     (f) The Bank has not generated any Polluting Substances for which it was required under an Environmental Law to execute any waste disposal manifest or receipt;

     (g) There has been no release of Polluting Substances in or on any Property in violation of any Environmental Laws or which would require remediation or any report or notification (other than routine, non-incident specific, annual reporting under applicable Environmental Laws) to any governmental or regulatory authority;

     (h) There are no underground or above ground storage tanks on or under any Property which are not in compliance with Environmental Laws and any Property previously containing such tanks has been remediated in compliance with all Environmental Laws;

     (i) There is no asbestos containing material on any Current Controlled Property (as defined below) or any Collateral Property (as defined below); and

     (j) The Bank has fully complied with the guidelines issued by the FDIC on February 25, 1993, and any other governmental authority with jurisdiction over the Bank, that direct banks to implement programs to reduce the potential for banks to incur liability under, or to assess the compliance of borrowers or Collateral Property with, Environmental Laws.

     (k)  For purposes of this Section 3.23 and Section 6.9, "Property" includes
(1) any property (whether real or personal) which the Bank currently or in the past has leased, operated or owned or managed in any manner including without limitation any property acquired by foreclosure or deed in lieu thereof (respectively, "Current Controlled Property" and "Former Controlled Property," and collectively "Controlled Property") and (2) property now held as security for a loan or other indebtedness to the Bank or property currently proposed as security for loans or other credit the Bank is currently evaluating whether to extend or has committed to extend a loan ("Collateral Property").

     SECTION 3.24   Regulatory Actions.  Except as set forth on Schedule 3.24,
                    ------------------
there are no actions or proceedings pending or, to the knowledge of the Bank, threatened against the Bank by or before the FRB, the FDIC, the OCC, the Environmental Protection Agency, the Florida Department of Environmental Protection or any other nation or government, any state or political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except as set forth on Schedule 3.24, the Bank is not subject to a formal or informal agreement, memorandum of understanding, enforcement action with or any type of financial assistance by any regulatory authority having jurisdiction over such entity.
The Bank has not taken or agreed to take any action or has knowledge of any fact or circumstance that would materially impede or delay receipt of any required regulatory approval. Except as set forth in Schedule 3.24, the Bank has not received or been made aware of any complaints or inquiries under the Community Reinvestment Act, the Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discrimination fair lending law and, to the knowledge of the Bank, there is no fact or circumstance that would form the basis of any such complaint or inquiry.

     SECTION 3.25   Title to Properties; Encumbrances.  Except as set forth on
                    ---------------------------------
Schedule 3.25, the Bank has unencumbered, good, legal, and marketable title to all its properties and assets, real and personal, including, without limitation, all the properties and assets reflected in the Bank Financial Statements, except for those properties and assets disposed of for fair market value in the ordinary course of business and consistent with prudent banking practice since the date of the Bank Financial Statements. Except as set forth on Schedule 3.25, the Bank has a title policy in full force and effect from a title insurance company which, to the best of Bank's knowledge, is solvent, insuring good and indefeasible title to all real property owned by the Bank in favor of the Bank. The Bank has made available to Compass all of the files and information in the possession of the Bank concerning such properties, including any title exceptions which might affect marketable title or value of such property. The Bank holds good and legal title or good and valid leasehold rights to all assets that are necessary for it to conduct its business as it is currently being conducted. Except as set forth on Schedule 3.25, the Bank owns all furniture, equipment, art and other property used to transact business presently located on its premises. Except as set forth on Schedule 3.25, no Property has been deed recorded or otherwise been identified in public records or should have been recorded or so identified as containing Polluting Substances.

     SECTION 3.26   Shareholder List.  The Bank has provided to Compass prior to
                    ----------------
the date of this Agreement a list of the holders of Shares as of June 12, 1996 containing the names, addresses and number of Shares or such other securities held of record, which is accurate in all respects as of such date, and the Bank will promptly, and in any event prior to the mailing of the Proxy Statement, advise Compass of any significant changes thereto.

     SECTION 3.27   Proxy Statement.  None of the information supplied or to be
                    ---------------
supplied by the Bank, or, to the knowledge of the Bank, any of their respective directors, officers, employees or agents for inclusion in:

     (a)  the Proxy Statement; or

     (b) any registration statement or other documents to be filed with the SEC or any regulatory or governmental agency or authority in connection with the transactions contemplated hereby, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of Bank;

will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that the Bank is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

     SECTION 3.28   Dissenting Shareholders.  The Bank, and its directors, have
                    -----------------------
no knowledge of any plan or intention on the part of any Bank shareholders to make written demand for payment of the fair value of such Shares in the manner provided in 12 U.S.C. Section 214(b).

     SECTION 3.29   Section 368 Representations.  (a) To the knowledge of the
                    ---------------------------
Bank and its directors, there is no plan or intention by any Bank shareholder who is anticipated to receive one percent (1%) or more of the total Merger Consideration ("1% Shareholder") and, to the knowledge of the Bank and its directors, there is no plan or intention by any of the remaining Bank shareholders, to sell or otherwise dispose of shares of Compass Common Stock received pursuant to the Merger that would reduce all such shareholders' holdings to a number of shares having a total fair market value at the Effective Time of less than fifty percent (50%) of the total fair market value of all of the Bank's capital stock outstanding immediately prior to the Effective Time. For purposes of this Section 3.29, shares of the Bank's capital stock surrendered by dissenting shareholders and shares of the Bank's capital stock sold, redeemed or otherwise disposed of prior or subsequent to and as a part of the overall transaction contemplated by the Merger will be considered to be capital stock of the Bank outstanding immediately prior to the Merger.

     (b) The Bank shall use its best efforts to obtain from holders of the Bank's capital stock who will receive 50% or more of the shares of Compass Common Stock to be received as Merger Consideration, a representation that they have no plan or intention to sell or otherwise dispose of 50% or more of the shares of Compass Common Stock to be received as Merger Consideration pursuant to the Merger.

     (c) Neither Compass nor Compass Bank will assume any debts or obligations of the holders of the Shares as part of the Merger.

     (d) To the knowledge of the Bank, except as set forth on Schedule 3.29, there have not been any sales or redemptions of the Bank's capital stock in contemplation of the Merger. Schedule 3.29 sets forth all transactions in the capital stock of the Bank from December 31, 1995 until June 30, 1996.

     (e) The liabilities of the Bank assumed by Compass as a part of the Merger and the liabilities to which the transferred assets of the Bank are subject were incurred by the Bank in the ordinary course of its business.

     (f) The Bank and its shareholders will pay their own expenses which are incurred in connection with the Merger.

     (g) The Bank has not disposed of any assets (either as a dividend or otherwise) constituting more than 10% of the fair market value of all of its assets (ignoring any liabilities) at any time either during the past twelve months or in contemplation of the Merger.

     (h) The Bank is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (i) The Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     SECTION 3.30   Employee Stock Options.  Except as set forth on Schedule
                    ----------------------
3.30, there are no Bank employee stock option plans or provisions in any other plan, program, or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Bank.

     SECTION 3.31   Accounting Matters.  Neither the Bank nor any of its
                    ------------------
affiliates has taken or agreed to take any action that would prevent Compass from accounting for the business combination to be effected by the Merger as a pooling of interests, including, without limitation, any action inconsistent with the Pooling of Interest Criteria set forth on Exhibit D hereto.

     SECTION 3.32   Representations Not Misleading.  No representation or
                    ------------------------------
warranty by the Bank in this Agreement, nor any statement, summary, exhibit or schedule furnished to Compass or Compass Bank by the Bank under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     SECTION 3.33   Opinion of Investment Bankers.  The Bank has received the
                    -----------------------------
written opinion of Financial Consulting Associates, Inc., Atlanta, Georgia that the Merger Consideration is fair, from a financial point of view, to the shareholders of the Bank as of the date of such opinion.


                                  ARTICLE IV.

                        REPRESENTATIONS AND WARRANTIES
                          OF COMPASS AND COMPASS BANK

     Compass and Compass Bank hereby make the representations and warranties set forth in this Article IV to the Bank.

     SECTION 4.1   Organization and Authority.
                   --------------------------

     (a) Compass is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as now conducted, to own, lease and operate its properties and assets as now owned, leased or operated. Compass is a bank holding company under the Bank Holding Bank Act of 1956, as amended, and in good standing under all laws, rules and regulations applicable to bank holding companies. Compass is duly qualified or licensed and in good standing in each jurisdiction which requires such qualification where it owns or leases properties or conducts business.

     (b) Compass Bank is a Florida banking corporation, duly organized, validly existing, and in good standing under the laws of the State of Florida. Compass Bank has all requisite corporate power and authority to conduct its business as now conducted and to own, lease and operate its properties and assets as now owned, leased or operated. Compass Bank is duly qualified or licensed and in good standing in each jurisdiction which requires such qualification where it owns or leases properties or conducts business.

     SECTION 4.2   Authority Relative to Agreement.
                   -------------------------------

     (a) Compass has full corporate power and authority and no further corporate proceedings on the part of Compass are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, all of which have been duly and validly authorized by Compass' Board of Directors. This Agreement has been duly executed and delivered by Compass and is a duly authorized, valid, legally binding and enforceable obligation of Compass, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over Compass as may be required by statute or regulation. Compass is not in violation of or default under its Certificate of Incorporation or By-Laws or any agreement, document or instrument under which Compass is obligated or bound, or any law, order, judgment, injunction, award, decree, statute, rule, ordinance or regulation applicable to Compass or any of its Subsidiaries, the violation or breach of which could have a Material Adverse Effect on Compass and its Subsidiaries taken as a whole. Except as set forth on Schedule 4.2, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all the transactions contemplated hereby, following the receipt of such approvals as may be required from the SEC, the FRB, the FDIC, the OCC and the Department will (i) violate (with or without the giving of notice or passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Compass, and its Subsidiaries or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of Compass pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Compass is a party or by which any of its assets or properties are bound.
Except as set forth on Schedule 4.2, there are no proceedings pending or, to the knowledge of Compass, threatened, against Compass, at law or in equity or before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to the Bank on the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 4.2, or as contemplated hereby, the corporate existence, business, organization, assets, licenses, permits, authorizations and contracts of Compass will not be terminated or impaired by reason of the execution, delivery or performance by Compass of this Agreement or consummation by Compass of the transactions contemplated hereby, assuming receipt of the required regulatory approvals.

     (b) Compass Bank has full corporate power and authority and no further corporate proceedings on the part of Compass Bank are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, all of which have been duly and validly authorized by Compass Bank's Board of Directors. This Agreement has been duly executed and delivered by Compass Bank and is duly authorized, valid, legally binding and enforceable obligation to Compass Bank subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over Compass Bank as may be required by statute or regulation.
Compass Bank is not in violation of or default under its Certificate of Incorporation or By-Laws or any agreement, document or instrument under which Compass Bank is obligated or bound, or any law, order, judgment, injunction, award, decree, statute, rule, ordinance or regulation applicable to Compass Bank, the violation or breach of which could have a Material Adverse Effect on Compass Bank. Except as set forth on Schedule 4.2, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all the transactions contemplated hereby, following the receipt of such approvals as may be required from the SEC, the FRB, the FDIC, the OCC and the Department will (i) violate (with or without the giving of notice or passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Compass Bank, or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of Compass Bank pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Compass Bank is a party or by which any of its assets or properties are bound. Except as set forth on Schedule 4.2, there are no proceedings pending or, to the knowledge of Compass Bank, threatened, against Compass Bank, at law or in equity or before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to Compass Bank on the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 4.2, or as contemplated hereby, the corporate existence, business, organization, assets, licenses, permits, authorizations and contracts of Compass Bank will not be terminated or impaired by reason of the execution, delivery or performance by Compass Bank of this Agreement or consummation by Compass Bank of the transactions contemplated hereby, assuming receipt of the required regulatory approvals.

     SECTION 4.3   Financial Reports.  Compass has previously furnished the
                   -----------------
Bank a true and complete copy of (i) the 1995 Annual Report to Shareholders, which report (the "Compass 1995 Annual Report") includes, among other things, consolidated balance sheets of Compass and its Subsidiaries as of December 31, 1995 and 1994, the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1995, 1994 and 1993 and
(ii) Compass' quarterly report on Form 10-Q for the quarter ended March 31, 1996 (the "Quarterly Report") which reports include among other things unaudited balance sheets of Compass and its Subsidiaries as of March 31, 1996 and December 31, 1995, and the related unaudited consolidated statements of income and cash flows for the three month period ending March 31, 1996 and 1995. The financial statements contained in the Compass 1995 Annual Report and such Quarterly Report have been prepared in conformity with GAAP applied on a basis consistent with prior periods. The consolidated balance sheets of Compass and its subsidiaries as of December 31, 1995 and 1994 contained in the Compass 1995 Annual Report fairly present the consolidated financial condition of Compass and its Subsidiaries as of the dates thereof, and the related consolidated statements of income, shareholders' equity and cash flows of Compass and its Subsidiaries contained therein fairly present the results of operations and cash flows thereof for the fiscal years then ended. The unaudited consolidated financial statements of Compass and its Subsidiaries as of March 31, 1995 and 1994, contained in Compass' Quarterly Report, fairly present the financial condition, the results of the operations and changes in cash flows thereof as at such dates and for the periods indicated. For the purposes of this Agreement, all financial statements referred to in this Section 4.3 shall be deemed to include any notes to such financial statements. Compass has made all filings required to be made in compliance with the Exchange Act. None of the information contained in the Compass 1995 Annual Report or Compass' Quarterly Report is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.4   Capitalization.  The shares of Compass Common Stock to
                   --------------
be issued pursuant to this Agreement, when so issued, will be duly and validly authorized and issued, fully paid and nonassessable, and not issued in violation of any preemptive rights. As of June 30, 1996, Compass had 38,251,775 shares of common stock, $2.00 per share par value, issued and outstanding. None of the shares of Compass Common Stock to be issued pursuant to this Agreement will be subject to any lien, charge, encumbrance, claim, rights of others, mortgage, pledge or security interest, and none will be subject to any agreements or understandings among any persons with respect to the voting or transfer of such shares of Compass Common Stock except as contemplated hereby.

     SECTION 4.5   Consents and Approvals.  No prior consent, approval or
                   ----------------------
authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of or by Compass or Compass Bank in connection with the execution, delivery and performance by Compass or Compass Bank of this Agreement and the transactions contemplated hereby or the resulting change in control of the Bank, except the filing of Articles of Merger under the FBCA, and such approvals as may be required from the SEC, the FRB, the OCC, the Department and the FDIC.

     SECTION 4.6   Proxy Statement.  None of the information supplied or to
                   ---------------
be supplied by Compass or Compass Bank, or, to the best knowledge of Compass and Compass Bank, any of its directors, officers, employees or agents for inclusion in:

     (a)   the Proxy Statement; or

     (b) any registration statement or other documents to filed with the SEC or any regulatory or governmental agency or authority in connection with the transactions contemplated herein, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of the Bank;

will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that either Compass or Compass Bank is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

     SECTION 4.7    Availability of Compass Common Stock.  Compass has available
                    ------------------------------------
a sufficient number of authorized and unissued shares of Compass Common Stock to pay the Merger Consideration, and Compass will not take any action during the term of this Agreement that will cause it not to have a sufficient number of authorized and unissued shares of Compass Common Stock to pay the Merger Consideration.

     SECTION 4.8    Representations Not Misleading.  No representation or
                    ------------------------------
warranty by Compass or Compass Bank in this Agreement, nor any statement or exhibit furnished to the Bank under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE V.

                             COVENANTS OF THE BANK

     SECTION 5.1    Affirmative Covenants of the Bank.  For so long as this
                    ---------------------------------
Agreement is in effect, the Bank shall, and shall use its best efforts to cause its Subsidiaries (collectively, the "Acquired Companies") to, from the date of this Agreement to the Closing, except as specifically contemplated by this
Agreement:

     (a) operate and conduct the businesses of the Acquired Companies in the ordinary course of business and consistent with prudent banking practices;

     (b) preserve intact the Acquired Companies' corporate existence, business organization, assets, licenses, permits, authorizations, and business opportunities;

     (c) comply with all material contractual obligations applicable to the Acquired Companies' operations;

     (d) maintain all the Acquired Companies' properties in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Schedule 5.1(d) (which shall list all Property insured by such coverages) or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are adequate for the business conducted by the Acquired Companies and consistent with the existing insurance coverages;

     (e) in good faith and in a timely manner (i) cooperate with Compass and Compass Bank in satisfying the conditions in this Agreement, (ii) assist Compass and Compass Bank in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary for Compass and Compass Bank and the Bank (or any of them) to carry out and consummate the transactions contemplated by this Agreement, including all consents, approvals and authorizations required by any agreement or understanding existing at the Closing between the Bank and any governmental agency or other third party, (iii) furnish information concerning the Acquired Companies not previously provided to Compass required for inclusion in any filings or applications that may be necessary in that regard and (iv) perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by this Agreement to be consummated at the earliest possible date;

     (f) timely file with the FRB, the Department, the OCC and the FDIC, all financial statements and other reports required to be so filed by any of the Acquired Companies and to the extent permitted by applicable law, promptly thereafter deliver to Compass copies of all financial statements and other reports required to be so filed;

     (g) comply in all material respects with all applicable material laws and regulations;

     (h) promptly notify Compass upon obtaining knowledge of any default, event of default or condition with which the passage of time or giving of notice would constitute a default or an event of default under the Bank Loan Documents and promptly notify and provide copies to Compass of any material written communications concerning the Bank Loan Documents;

     (i) between the date of this Agreement and Closing, promptly give written notice to Compass upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of the Bank contained in or referred to in this Agreement to be untrue or misleading in any material respect;

     (j) deliver to Compass a list (Schedule 5.1(j)), dated as of the Effective Time, showing (i) the name of each bank or institution where the Bank have accounts or safe deposit boxes, (ii) the name(s) in which such accounts or boxes are held and (iii) the name of each person authorized to draw thereon or have access thereto;

     (k) deliver to Compass a list (Schedule 5.1(k)), dated as of the Closing, showing all liabilities and obligations of the Bank, except those arising in the ordinary course of their respective businesses, incurred since the Balance Sheet Date, certified by an officer of Bank;

     (l) promptly notify Compass of any material change or inaccuracies in any data previously given or made available to Compass or Compass Bank pursuant to this Agreement; and

     (m) provide access, to the extent that the Bank has the right to provide access, to any or all Property (as defined in Section 3.23) so as to enable Compass to physically inspect any structure or components of any structure on such Property, including without limitation surface and subsurface testing and analyses.

     SECTION 5.2    Negative Covenants of the Bank. Except with the prior
                    ------------------------------
written consent of Compass or as otherwise specifically permitted by this Agreement, the Bank will not and will use its best efforts not to permit any Subsidiary of the Bank, to, from the date of this Agreement to the Closing:

     (a) make any amendment to its articles of incorporation or association or bylaws;

     (b) make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP and after notice to Compass;

     (c)  except upon exercise of Options and Warrants as contemplated by
Section 1.6(c) and (d) hereof, make any change in the number of shares of the capital stock issued and outstanding, or issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

     (d) contract to create any obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with prudent banking practices;

     (e) contract to create any mortgage, pledge, lien, security interest or encumbrances, restrictions, or charge of any kind (other than statutory liens for which the obligations secured thereby shall not become delinquent), except in the ordinary course of business and consistent with prudent banking practices;

     (f) cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its material properties or assets, except in the ordinary course of business and consistent with prudent banking practices;

     (g) sell any real estate owned as of the date of this Agreement or acquired thereafter, which real estate qualifies as "other real estate owned" under accounting principles applicable to it, except in the ordinary course of business and consistent with prudent banking practices and applicable banking laws and regulations;

     (h) dispose of or permit to lapse any rights to the use of any material trademark, service mark, trade name or copyright, or dispose of or disclose to any person other than its employees any material trade secret not theretofore a matter of public knowledge;

     (i) except as set forth on Schedule 3.10 and except for regular salary increases granted in the ordinary course of business within the Bank's 1996 budget and consistent with prior practices, grant any increase in compensation or directors' fees, or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other person or enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee, or adopt, amend or terminate any Employee Benefit Plan or change or modify the period of vesting or retirement age for any participant of such a plan;

     (j) declare, pay or set aside for payment any dividend or other distribution or payment in respect of shares of its capital stock;

     (k) except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, acquire the capital stock or other equity securities or interest of any person;

     (l) make any capital expenditure or a series of expenditures of a similar nature in excess of $50,000;

     (m) make any income tax or franchise tax election or settle or compromise any federal, state, local or foreign income tax or franchise tax liability, or, except in the ordinary course of business consistent with prudent banking practices, make any other tax election or settle or compromise any other federal, state, local or foreign tax liability;

     (n) except for negotiations and discussions between the parties hereto relating to the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any contract or commitment other than in the ordinary course of business and consistent with prudent banking practices;

     (o) except as contemplated by this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or business combination of the Bank;

     (p) issue any certificates of deposit except in the ordinary course of business and in accordance with prudent banking practices;

     (q) make any investments except in the ordinary course of business and in accordance with prudent banking practices;

     (r) modify, amend, waive or extend either the Bank Loan Documents or any rights under such agreements;

     (s) modify any outstanding loan, make any new loan, or acquire any loan participation, unless such modification, new loan, or participation is made in the ordinary course of business and in accordance with prudent banking practices;

     (t)  sell or contract to sell any part of the Bank premises;

     (u)  change any fiscal year or the length thereof;

     (v) take or agree to take any action that would prevent Compass from accounting for the business combination to be effected by the Merger as a pooling of interests, including, without limitation, any action inconsistent with the provisions of Exhibit D hereto;

     (w) except with respect to Federal Reserve Funds, prepay in whole or in part the Bank Indebtedness; or

     (x) enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with the obligations of the Bank and its directors under this Agreement or any related written agreement. Nothing contained in this Section 5.2 or in Section 5.1 is intended to influence the general management or overall operations of the Bank in a manner not permitted by applicable law and the provisions thereof shall automatically be reduced in compliance therewith.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

     SECTION 6.1    Access To, and Information Concerning, Properties and
                    -----------------------------------------------------
Records.  During the pendency of the transactions contemplated hereby, the Bank
-------
shall, to the extent permitted by law, give Compass, its legal counsel, accountants and other representatives full access, during normal business hours, throughout the period prior to the Closing, to all of the Bank's properties, books, contracts, commitments and records, permit Compass to make such inspections (including without limitation, physical inspection of the surface and subsurface of any property thereof and any structure thereon) as they may require and furnish to Compass during such period all such information concerning the Bank and its affairs as Compass may reasonably request. All information disclosed by the Bank to Compass which is not in the public domain shall be held confidential by Compass and its representatives, except to the extent counsel to Compass has advised it such information is required to or should be disclosed in filings with regulatory agencies or governmental authorities or in proxy materials delivered to shareholders of the Bank. In the event this Agreement is terminated for any reason, upon the written request of the Bank, Compass agrees to return to the Bank all copies of such confidential information, and this Section 6.1 shall survive such termination.

     SECTION 6.2    Filing of Regulatory Approvals.  Subject to the Bank
                    ------------------------------
providing the information required pursuant to this Section 6.2, Compass shall submit for filing all notices and applications to the FRB and the Department which Compass deems necessary or appropriate to complete the transactions contemplated herein within 21 business days after the date of this Agreement. The Bank agrees to provide the information necessary for the filing of such applications within 13 business days after the date of this Agreement, provided that such information has been requested in writing by Compass pursuant to a document setting forth the necessary information in detail, no later than 4 business days after the date of this Agreement. Compass will deliver to the Bank copies of all non-confidential portions of any such applications; provided, however, that Compass shall not be required to provide to the Bank portions of such applications which are designated by Compass as confidential and which do not contain information regarding the Bank or which relate to the business of Compass after the Closing.

     SECTION 6.3    Miscellaneous Agreements and Consents.  Subject to the terms
                    -------------------------------------
and conditions of this Agreement, Compass and the Bank each agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement. Compass and the Bank shall use their respective best efforts to obtain or cause to be obtained consents of all third parties and governmental and regulatory authorities necessary or desirable for the consummation of the transactions contemplated herein.

     SECTION 6.4    Bank Indebtedness.  Prior to the Effective Time, the Bank
                    -----------------
shall pay all regularly scheduled payments on all Bank Indebtedness and shall cooperate with Compass in taking such actions as are reasonably appropriate or necessary in connection with the redemption, prepayment, modification, satisfaction or elimination of any outstanding indebtedness of the Bank with respect to which a consent is required to be obtained to effectuate the Merger and the transactions contemplated by this Agreement and has not been so obtained.

     SECTION 6.5    Best Good Faith Efforts.  All parties hereto agree that the
                    -----------------------
parties will use their best good faith efforts to secure all regulatory approvals necessary to consummate the Merger and other transactions provided herein and to satisfy the other conditions to Closing contained herein.

     SECTION 6.6    Acquisition Proposals.  The Bank will not, and will use its
                    ---------------------
best efforts to cause its directors, officers, financial advisors, legal counsel, accountants and other agents and representatives (for purposes of this Section 6.6 only, being referred to as "affiliates") not to, initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than a party hereto or their affiliates relating to any acquisition, tender offer (including a self-tender offer), exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities of such entity or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, such entity or any Subsidiary, or similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). Notwithstanding the preceding sentence, to the extent its Board of Directors determines it is required to do so in the exercise of its fiduciary duties to the Bank's shareholders under applicable law as so advised in writing by independent counsel, the Bank, and its affiliates, may engage and participate in negotiations concerning, provide nonpublic information or data to and have discussions with any person or their affiliates relating to an Acquisition Proposal. The Bank will promptly notify Compass orally and in writing if any such Acquisition Proposal (including the terms thereof and identify of the persons making such proposal) is received and furnish to Compass a copy of any written proposal.

     SECTION 6.7    Public Announcement.  Subject to written advice of counsel
                    -------------------
with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the proposal contained herein will occur upon, and be determined by, the mutual consent of the Bank and Compass.

     SECTION 6.8    Employee Benefit Plans.  Compass presently intends that,
                    ----------------------
after the Merger, neither Compass, nor the Bank will make additional contributions to the employee benefit plans sponsored by the Bank immediately prior to the Merger. Nevertheless, Compass and the Bank agree that the Bank may make a 25% matching contribution to its 401(k) plan of up to $27,000 and a 1.5% profit sharing contribution up to $31,000 for the 1996 year.

     Compass agrees that the employees of the Bank will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Compass and its affiliates, in accordance with the respective terms of such plans and programs, and Compass shall take all actions necessary or appropriate to facilitate coverage of the Bank's employees in such plans and programs from and after the Effective Time, as follows:

     (i) Employee Welfare Benefit Plans and Programs: Each employee of the Bank will be entitled to credit for prior service with the Bank for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than those described in subparagraph (ii) below and any stock option plans) sponsored by Compass to the extent the Bank sponsored a similar type of plan which the Bank employee participated in immediately prior to the Effective Time. Any preexisting condition exclusion applicable to such plans and programs shall be waived with respect to any Bank employee. For purposes of determining each Bank employee's benefit for the year in which the Merger occurs under the Compass vacation program, any vacation taken by a Bank employee immediately preceding the Effective Time for the year in which the Merger occurs will be deducted from the total Compass vacation benefit available to such Bank employee for such year. Compass agrees that for purposes of determining the number of vacation days available with respect to each Bank employee for the year in which the Merger occurs, that the number of vacation days for such year shall be determined under the Bank vacation policy in effect as of January 1, 1996. Unused sick leave and vacation leave accrued by employees of the Bank as of the Effective Time will be recognized by Compass to the extent it is used in the fiscal year of Compass in which the Effective Time occurs. Compass further agrees to credit each Bank employee for the year during which such coverage under the Compass welfare benefit plan begins, with any deductibles already incurred during such year under the Bank's group health plan.

     (ii) Employee Pension Benefit Plans: Each Bank employee shall be entitled to credit for past service with the Bank for the purpose of satisfying any eligibility or vesting periods applicable to the Compass employee pension benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, the Compass 401(k)/ESOP Plan). Uninterrupted service with the Bank shall be treated as service with Compass for purposes of determining (x) whether an employee has satisfied the conditions for eligibility for participation and retirement and (y) the vested portion of a participant's accrued benefit under the Compass Bancshares, Inc. Retirement Plan; provided, however such service shall not be counted as service with Compass to determine a participant's benefit under such plan.

     On or before, but effective as of, the Effective Time, the Bank may take such actions as may be necessary to cause each individual employed by the Bank immediately prior to the

Effective Time to have a fully vested and nonforfeitable interest in such employee's account balance under the 401(k) plan sponsored by the Bank as of the Effective Time.

     SECTION 6.9    Environmental Investigation; Right to Terminate Agreement.
                    ---------------------------------------------------------

     (a) Compass and its consultants, agents and representatives, shall have the right to the same extent that the Bank has such right, but not the obligation or responsibility, to inspect any Property, including, without limitation, for the purpose of conducting asbestos surveys and sampling, and other environmental assessments and investigations ("Environmental Inspections"). Compass' right to conduct Environmental Inspections shall include the right to sample and analyze air, sediment, soil and groundwater of any Property to the same extent that the Bank has such right. Compass may conduct such Environmental Inspections at any time but shall complete such inspections on or prior to the 35th day after the date hereof.

     (b) The Bank shall give to Compass written notice of any Property acquired, leased, managed or controlled by the Bank or in which the Bank acquires a security interest between the date hereof and the Closing ("Interim Acquisition"). Such written notice shall be given to Compass within 5 business days of the date of an Interim Acquisition. Compass may elect to conduct an Environmental Inspection of any such Property which is the subject of an Interim Acquisition and the time periods set forth in this Section 6.9 for the performance of Environmental Inspections, secondary investigations (hereinafter defined) and for Compass' giving of notice to the Bank of non-acceptability and need for remediation (as set forth below) shall commence on the date written notice of the respective Interim Acquisition is received by Compass; provided however, Compass shall in all events notify the Bank of any Property which is unacceptable and requires remediation on or before the 77th day after the date hereof.

     (c) Compass shall notify the Bank prior to any physical inspections of Property, and the Bank may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation ("secondary investigation") including, without limitation, test borings, soil, water and other sampling is deemed desirable by Compass, Compass shall notify the Bank of the Properties on which it intends to conduct a secondary investigation on or prior to the 42nd day after the date hereof. Compass shall notify the Bank of any Properties that, in the sole discretion of Compass, are not acceptable and require remediation on or prior to the 77th day after the date hereof.

     (d) With respect to any Current Controlled Property that Compass has notified the Bank is not acceptable and requires remediation, the Bank shall promptly prepare a remediation plan acceptable to Compass and obtain approval of such remediation plan by the Florida Department of Environmental Protection and any other appropriate governmental authority ("Environmental Regulatory Authority"), on or prior to the 120th day after the date hereof ("Remediation Plan Completion Date").

     (e) With respect to any Collateral Property that Compass has notified the Bank is not acceptable and requires remediation, the Bank agrees promptly to request the person ("Third

Party Owner") who owns, operates, leases or otherwise exercises managerial control over any such Collateral Property to prepare a remediation plan and obtain approval thereof by the appropriate Environmental Regulatory Authority, and satisfactory to Compass, by the Remediation Plan Completion Date. If a Third Party Owner refuses or fails to obtain any approved remediation plan with respect to any Collateral Property, the Bank agrees to obtain a written estimate ("Remediation Estimate") from an environmental professional acceptable to Compass of all costs of remediating any such Collateral Property (including the costs of preparing a remediation plan acceptable to Compass and approved by the appropriate Environmental Regulatory Authority). In any event, the Bank agrees to add to its loan loss reserve the lesser of (a) the expenditures arising in connection with (i) remediation, removal or monitoring described in any remediation plan or Remediation Estimate, (ii) correction of any violation of any applicable Environmental Law, (iii) preparing and obtaining approval by the appropriate Environmental Regulatory Authority of remediation plans with respect to Collateral Properties, and (iv) obtaining Remediation Estimates, and (b) the outstanding balance of the loan or indebtedness secured by such Collateral Property. A remediation plan prepared by the Third Party Owner and acceptable to Compass may be the basis of the Remediation Estimate. If the expenditures set forth in clause (a) above would exceed 80% of the outstanding balance of such loan or indebtedness, the Bank will increase its loan loss reserve by the outstanding amount of the loan or indebtedness.

     (f) Compass and the Bank each agree to indemnify and hold harmless the other for any claims for damage to property or injury or death to person in connection with the Environmental Inspections or secondary investigations conducted by it or its agents, which damage or injury is directly or indirectly attributable to the negligent actions or negligent omissions of it or its agents or employees. Compass shall have no liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, Compass shall have no obligation to make any reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey, but such reporting shall remain the responsibility of and within the discretion of the Bank, as the case may be. Compass shall have no liability to the Bank or its Subsidiaries for making any report of such results to any governmental authority.

     (g) Compass shall have the right to terminate this Agreement in the following circumstances, if such circumstance, together with any other circumstances set forth below and any breach or inaccuracy of any representation or warranty of the Bank contained in Article III, would have a Material Adverse Effect or would in the future have a Material Adverse Effect if the potential adverse effects indicated thereby were to occur:

          (i) the factual substance of any representation or warranty set forth in Section 3.23 is not true and accurate irrespective of the knowledge or lack of knowledge of the Bank;

          (ii) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by Compass because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws;

          (iii) if the Environmental Inspection, secondary investigation or other environmental survey identifies any past or present event, condition or circumstance that, based on the estimates of the environmental professionals referred to in this Section 6.9, may require expenditures by the Bank, in connection with (1) remediation or monitoring of any Controlled Property, (2) preparing and obtaining approval by the appropriate Environmental Regulatory Authority of remediation plans with respect to Controlled Properties, or (3) obtaining Remediation Estimates in connection with Collateral Properties;

          (iv) the presence of any underground or above ground storage tank in, on or under any Property (1) which has not been registered or which has not fully qualified for and met all conditions necessary to be entitled to applicable governmental remediation funds in the event a release of Polluting Substances were to occur from any such tank, (2) from which a release of any Polluting Substances has occurred or (3) which otherwise is in violation of an Environmental Law;

          (v) the presence of any asbestos containing material in, on or under any Controlled Property, the removal or monitoring of which would constitute a Material Adverse Effect or which, based on the estimates of the environmental professionals referred to in this Section 6.9, may require expenditures by the Bank;

          (vi)    additions to the Bank's loan loss reserve pursuant to
(viii)(b)(2) below;

          (vii) Compass is not permitted to conduct an Environmental Inspection or secondary investigation of any Property within the time frame and in the manner provided in Section 6.9;

          (viii)  if on or before the Remediation Plan Completion Date,

                  (a) for each Controlled Property identified by Compass as unacceptable and requiring remediation the Bank does not deliver to Compass written evidence acceptable to Compass that the Bank has developed a remediation plan approved by the applicable Environmental Regulatory Authority; or

                  (b) for each Collateral Property identified by Compass as unacceptable and requiring remediation, the Bank does not provide evidence acceptable to Compass that: (A) the Remediation Estimate for a particular Collateral Property prepared by the Bank was satisfactory to Compass, and (B) the Bank increased its loan loss reserve by (1) the aggregate sum of the expenditures associated with (A) remediation, removal or monitoring, (B) correction of any violations of any applicable Environmental Law, (C) preparing and obtaining approval by the appropriate Environmental Regulatory Authority of remediation plans with respect to Collateral Properties, or (D) obtaining Remediation Estimates, or (2) the outstanding amount of the loan or indebtedness secured by such Collateral Property, whichever is less.

                    Compass and the Bank agree that the Bank's willful failure to comply with (vii) and (viii) above shall be conclusively deemed to cause a Material Adverse Effect.

     (h) The Bank agrees to make available to Compass and its consultants, agents and representatives all documents and other material relating to environmental conditions of the Property including, without limitation, the results of other environmental inspections and surveys. The Bank also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Compass and shall be entitled to certify the same in favor of Compass and its consultants, agents and representatives and make all other data available to Compass and its consultants, agents and representatives. At the written request of the Bank, Compass agrees to provide the Bank with a copy of all environmental reports prepared by its consultants as a result of the Environmental Inspections.

     SECTION 6.10   Proxies.  The Bank acknowledges that the persons listed in
                    -------
Schedule 6.10 have agreed that they will vote the Shares owned by them in favor of this Agreement and the transactions contemplated hereby, subject to required regulatory approvals, and that they will retain the right to vote such Shares during the term of this Agreement and have given Compass a proxy to vote such Shares in favor of the Merger if they should fail to do so, pursuant to a Voting Agreement and Irrevocable Proxy in substantially the form attached hereto as Exhibit E.

     SECTION 6.11   Exchange Agreement.  Immediately prior to the Effective
                    ------------------
Time, the Bank, Compass and Compass Bank agree to enter into, and Compass agrees to cause the Exchange Agent to enter into, the Exchange Agreement with the Exchange Agent, or if the Exchange Agent refuses to serve as exchange agent, such other exchange agent as shall mutually agreed to by the Bank and Compass.

     SECTION 6.12   Cancellation of Buy-Sell, Option and Warrant Agreements.
                    -------------------------------------------------------
The Bank agrees that, within forty-five days after the date of this Agreement, the Bank will have executed and delivered, and will use its best efforts to cause (i) each of the current shareholders of the Bank who are parties to the Buy-Sell Agreement, dated September 1, 1987 (the "Buy-Sell Agreement"), and (ii) the holders of all Options and Warrants, as appropriate, to have executed and delivered to the Bank written agreements with the Bank, in form and substance satisfactory to Compass (x) cancelling the Buy-Sell Agreement at or before the Effective Time, and (y) irrevocably agreeing to exercise all the Options and Warrants held by them and purchase all of the Shares subject to such agreements, or cancel such Options and Warrants in consideration of the payment of shares of Compass Common Stock set forth in Section 1.6(c), at or before the Effective Time. Compass shall have the right to terminate this Agreement if all of the written agreements required by this Section 6.12 have not been executed and delivered to Compass and the Bank within the forty-five day period described above; provided, however, Compass must notify the Bank within ten days after the expiration of such forty-five day period if it elects to terminate this Agreement. If Compass fails to give such notice to the Bank, Compass shall be deemed to have waived its right to terminate this Agreement based upon the failure of the Bank to obtain the written agreements required by this Section 6.12 and the conditions to closing set forth in Section 7.2(n) shall be deemed to have been met.

                                 ARTICLE VII.

                   CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 7.1    Conditions to Each Party's Obligation to Effect the Merger.
                    ----------------------------------------------------------
The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) the receipt of regulatory approvals required for the Merger, which approvals shall not have imposed any condition or requirement which in the judgment of Compass would adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would in the judgment of Compass be so burdensome as to render inadvisable the consummation of the Merger, and the expiration of any applicable waiting period with respect thereto;

     (b) the Closing will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction;

     (c) the approval of the Merger by the Bank's shareholders entitled to vote at the Shareholders' Meeting; and

     (d) a registration statement covering the Compass Common Stock to be issued in the Merger shall be effective under the Securities Act and any applicable state securities or "blue sky" acts and no stop order suspending the effectiveness of such registration statement shall be in effect and no proceedings for such purpose, or any proceedings under the SEC or applicable state securities authorities rules with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any applicable state securities or blue sky authorities.

     SECTION 7.2    Conditions to the Obligations of Compass and Compass Bank to
                    ------------------------------------------------------------
Effect the Merger.
-----------------

     The obligations of Compass and Compass Bank to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) all representations and warranties of the Bank shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

     (b) the Bank shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Effective Time;

     (c) there shall not have occurred a Material Adverse Effect with respect to the Bank;

     (d) the directors of the Bank shall have delivered to Compass an instrument dated the Effective Time releasing the Bank from any and all claims of such directors (except as to their deposits and accounts, their rights with respect to loan agreements with the Bank, and as to rights of indemnification pursuant to the Articles of Incorporation and Bylaws of the Bank, any specific indemnification agreement between the director and the Bank and as provided by statute) and shall have delivered to Compass their resignations as directors of the Bank;

     (e) the officers of the Bank identified on Schedule 7.2(e) shall have delivered to Compass an instrument dated the Effective Time releasing the Bank from any and all claims of such officers (except as to deposits and accounts, their rights with respect to loan agreements with the Bank, accrued compensation permitted by their respective agreements and any Severance Agreement listed on
Schedule 3.14(c) hereto, and rights of indemnification pursuant to the Articles of Incorporation and Bylaws of the Bank, any specific indemnification agreement between the officer and the Bank and as provided by statute);

     (f) Compass shall have received the opinion of counsel to the Bank acceptable to it as to the matters set forth on Exhibit F attached hereto;

     (g) the holders of no more than 5% of the Shares shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders;

     (h) Compass shall have received a letter from KPMG Peat Marwick, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement;

     (i)  there shall be no Bank Indebtedness;

     (j) Compass shall have received from holders of the Bank's capital stock who will receive 50% more of the shares of Compass Common Stock to be received as Merger Consideration, a representation that they have no plan or intention to sell or otherwise dispose of 50% or more of the shares of Compass Common Stock to be received as Merger Consideration pursuant to the Merger;

     (k) Compass shall have received an opinion of Balch & Bingham reasonably satisfactory to it that the Merger will qualify as a reorganization under
Section 368(a) of the Code;

     (l) the Bank shall have delivered to Compass a schedule of all transactions in the capital stock (or instruments exercisable for or convertible into capital stock) of the Bank of which the Bank has knowledge from and including the date of this Agreement through the Effective Time;

     (m) Compass shall have reasonably determined, in its sole judgment, that the liabilities and obligations set forth on Schedule 5.1(k) do not have a Material Adverse Effect;

     (n) Compass shall have received all of the cancellation agreements referred to in Section 6.12 and all warrants, options, rights or other securities entitling the holder thereof to acquire Shares shall have been canceled, or shall have exercised, or shall have expired, lapsed or terminated prior to the Effective Time;

     (o) Compass shall have received the executed Pooling Transfer Restrictions Agreements required by Section 1.8(b);

     (p) the Bank shall have taken such write-downs of assets on its books as are consistent with Compass' accounting methods for reserving for loan losses, as mutually agreed to by the parties;

     (q) Compass, Compass Bank and the employees of the Bank indicated therein shall have entered into the change of control agreement and the employment agreements attached hereto as Exhibits G, H, I, and J, in substantially the form of such Exhibits; and

     (r) Compass shall have received certificates dated the Closing executed by the Chairman of the Board of the Bank, and the Secretary or Cashier of the Bank, certifying in such reasonable detail as Compass may reasonably request, to the effect described in Sections 7.2(a), (b), (c), (g) and (i).

     SECTION 7.3    Conditions to the Obligations of the Bank to Effect the
                    -------------------------------------------------------
Merger.  The obligations of the Bank to effect the Merger are subject to the
------
satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) all representations and warranties of Compass shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

     (b) Compass and Compass Bank shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in this Agreement to be performed or complied with by either of them prior to the Effective Time;

     (c) the Bank shall have received the opinion of counsel to Compass and Compass Bank acceptable to it as to the matters set forth on Exhibit K attached hereto;

     (d) the Bank shall have received certificates dated the Closing, executed by an appropriate officer of Compass and by an appropriate officer of Compass Bank, respectively, certifying, in such detail as the Bank may reasonably request, to the effect described in Sections 7.3(a) and (b);

     (e) the Bank shall have received an opinion of Balch & Bingham reasonably satisfactory to it that the Merger will qualify as a reorganization under
Section 368(a) of the Code;

     (f) there shall not have occurred a Material Adverse Effect with respect to Compass; and

     (g) Compass Bank shall have assumed the Bank's obligation under the severance agreements listed on Schedule 3.14(c) hereto.

                                 ARTICLE VIII.

                        TERMINATION; AMENDMENT; WAIVER

     SECTION 8.1    Termination.  Prior to the Effective Time, this Agreement
                    -----------
may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the shareholders of the Bank:

     (a) by mutual written consent duly authorized by the Boards of Directors of Compass and the Bank;

     (b) by Compass (i) if Compass learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of the Bank contained in Article III which constitutes a Material Adverse Effect, and which breach or inaccuracy is not cured after thirty days written notice by Compass, (ii) if there shall have been a breach of Section 6.6, (iii) pursuant to Section 6.9 or 6.12, (iv) if any of the conditions to Closing contained in Section 7.1 or 7.2 are not satisfied or waived in writing by Compass, or (v) pursuant to Section 1.6(d)(iii);

     (c) by the Bank (i) if the Bank learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of Compass or Compass Bank contained in Article IV which constitutes a Material Adverse Effect, and which breach or inaccuracy is not cured after thirty days written notice by the Bank, (ii) if the conditions to Closing contained in Section 7.1 or 7.3 are not satisfied or waived in writing by the Bank, or (iii) pursuant to
Section 1.6(d)(ii).

     (d) by Compass or the Bank if the Effective Time shall not have occurred on or before March 1, 1997, or such later date agreed to in writing by Compass and the Bank;

     (e) by Compass or the Bank if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and nonappealable;

     (f) by Compass if the Board of Directors of the Bank shall have withdrawn or modified in any manner its approval or recommendation of this Agreement or the Merger, or shall have resolved to do the same; provided, however, that Compass may not terminate this Agreement pursuant to this clause if, as a result of the Bank's receipt of an Acquisition Proposal from a third party, the Bank withdraws or modifies its approval or recommendation of this Agreement or the Merger but thereafter (and prior to termination of this Agreement by Compass) the Bank publicly reconfirms its recommendation of the transactions contemplated hereby and notifies Compass of such reconfirmation prior to termination of this Agreement by Compass pursuant to this clause; or

     (g) by the Bank if it shall receive any Acquisition Proposal after the date hereof from a third party or parties and the Board of Directors of the Bank shall have received a written opinion from independent legal counsel to the effect that, and the Board of Directors shall have determined in good faith in the exercise of its fiduciary duties that the Bank is required to pursue such Acquisition Proposal; provided, however that the Bank may only terminate this Agreement pursuant to this clause if it simultaneously with such termination delivers to Compass the termination fee provided for in Section 8.5 hereof.

     SECTION 8.2    Effect of Termination.  In the event of the termination and
                    ---------------------
abandonment of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of this Section 8.2 and Section 9.1. Nothing contained in this
Section 8.2 shall relieve any party from liability for any breach of this Agreement.

     SECTION 8.3    Amendment.  To the extent permitted by applicable law, this
                    ---------
Agreement may be amended by action taken by or on behalf of the Board of Directors of the Bank, Compass and, if required, Compass Bank at any time before or after adoption of this Agreement by the shareholders of the Bank but, after any submission of this Agreement to such shareholders for approval, no amendment shall be made which reduces the Merger Consideration or which materially and adversely affects the rights of the Bank's shareholders hereunder without any required approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     SECTION 8.4    Extension; Waiver.  At any time prior to the Effective Time,
                    -----------------
the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     SECTION 8.5    Termination Fee.  If the Bank either (a) violates its
                    ---------------
obligations set forth in Section 6.6 hereof and this Agreement is thereafter terminated pursuant to Section 8.1(b)(ii), or (b) prior to termination of this Agreement receives any Acquisition Proposal and this Agreement is thereafter terminated pursuant to Sections 8.1(f) or 8.1(g) as a result of receipt of such Acquisition Proposal, then the Bank shall pay to Compass a fee of $1,500,000 in cash at the time of such termination.

                                  ARTICLE IX.

                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The parties hereto agree that their respective representations and warranties contained in this Agreement shall not survive after the Effective Time.

                                  ARTICLE X.

                                 MISCELLANEOUS

     SECTION 10.1   Expenses.  All costs and expenses incurred in connection
                    --------
with the transactions contemplated by this Agreement, including without limitation, attorneys' fees, accountants' fees, other professional fees and costs related to expenses of officers and directors of the Bank, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of Compass, which consent shall not be unreasonably withheld, all such costs and expenses paid or accrued as of the Effective Time by the Bank shall not exceed $500,000, not including stay bonuses approved by Compass or legal fees and expenses relating to litigation regarding this Agreement. Each party hereto hereby agrees to and shall indemnify the other party hereto against any liability arising from any such fee or payment incurred by such party.

     SECTION 10.2   Brokers and Finders.  Except for the Bank's engagement of
                    -------------------
Financial Consulting Associates, Inc., Atlanta, Georgia (the cost of which shall be paid by the Bank and included in the expenses of the Bank referred to in
Section 10.1), all negotiations on behalf of Compass and the Bank relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the parties hereto and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against Compass, Compass Bank, the Bank for financial advisory fees, brokerage or commission fees, finder's fees or other like payment in connection with the consummation of the transactions contemplated hereby.

     SECTION 10.3   Entire Agreement; Assignment.  This Agreement (a)
                    ----------------------------
constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, provided that Compass may assign its rights and obligations or those of Compass Bank to any direct or indirect, wholly-owned, subsidiary of Compass, but no such assignment shall relieve Compass of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 10.4   Further Assurances.  From time to time as and when requested
                    ------------------
by Compass or its successors or assigns, the Bank and the officers and directors of the Bank, shall execute and deliver such further agreements, documents, deeds, certificates and other instruments and shall take or cause to be taken such other actions, including those as shall be necessary to vest or perfect in or to confirm of record or otherwise the Bank's title to and possession of, all of its property, interests, assets, rights, privileges, immunities, powers, franchises and authority, as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

     SECTION 10.5   Enforcement of the Agreement.  The parties hereto agree that
                    ----------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 10.6   Severability.  The invalidity or unenforceability of any
                    ------------
provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     SECTION 10.7   Notices.  All notices, requests, claims, demands and other
                    -------
communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if delivered in person, by cable, telegram or telex or by telecopy; five business days after mailing if delivered by registered or certified mail (postage prepaid, return receipt requested); and two business days after sending if delivered by overnight courier; to the respective parties as follows:

     if to Compass or Compass Bank:

          D. Paul Jones, Jr.
          Chairman and Chief Executive Officer
          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Telecopy No.: (205) 933-3043
     with a copy to:

          Daniel B. Graves
          Associate General Counsel
          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Telecopy No.:  (205) 933-3043

     if to the Bank:

          Bennett Brown
          President and Chief Executive Officer
          Enterprise National Bank of Jacksonville
          4190 Belfort Road
          Jacksonville, Fl   32216-7851
          Telecopy No:  (904) 281-8657

     with a copy to:

          A. George Igler
          Igler & Dougherty, P.A.
          1501 East Park Avenue
          Tallahassee, Florida 32301
          Telecopy No.: (904) 561-3774

          Luther F. Sadler, Jr.
          Foley & Lardner
          The Greenleaf Building
          200 Laura Street
          Post Office Box 240
          Jacksonville, Florida   32201-0240
          Telecopy No.: (904) 359-0319


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     SECTION 10.8   Governing Law.  This Agreement shall be governed by and
                    -------------
construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 10.9   Descriptive Headings.  The descriptive headings are inserted
                    --------------------
for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 10.10  Parties in Interest.  This Agreement shall be binding upon
                    -------------------
and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 10.11  Counterparts.  This Agreement may be executed in two or more
                    ------------
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 10.12  Incorporation by References.  Any and all schedules,
                    ---------------------------
exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

     SECTION 10.13  Certain Definitions.
                    -------------------

     (a) "Affiliate" shall mean, with respect to any person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

     (b) "Environmental Laws" shall mean all federal, state and local laws, ordinances, rules, regulations, guidance documents, directives, and decisions, interpretations and orders of courts or administrative agencies or authorities, relating to the release, threatened release, recycling, processing, use, handling, transportation treatment, storage, disposal, remediation, removal, inspection or monitoring of Polluting Substances or protection of human health or safety or the environment (including, without limitation, wildlife, air, surface water, ground water, land surface, and subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended ("SARA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), Hazardous and Solid Waste Amendments of 1984, as amended ("HSWA"), the Hazardous Materials Transportation Act, as amended ("HMTA"), the Toxic Substances Control Act ("TSCA"), Occupational Safety and Health Act ("OSHA"), Federal Water Pollution Control Act, Clean Air Act, and any and all regulations promulgated pursuant to any of the foregoing.

     (c) "Knowledge" or "known" -- An individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter. A corporation or bank shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if any individual who is serving, as a director, or as an officer listed on Schedule 10.13(c) hereto, of the corporation or bank, has, or at any time had, knowledge of such fact or other matter. The Bank is understood to have undertaken a separate investigation in connection with the transactions contemplated hereby to determine the existence or absence of facts or other matters in the statement qualified as "known" by, or the "knowledge" of, the Bank.

     (d) "Material Adverse Effect" shall mean any material adverse change in the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations of the Bank taken as a whole (or when the reference is to Compass, to Compass and its Subsidiaries, taken as a whole); provided, however, that with respect to the Bank, a Material Adverse Effect shall not be deemed to have occurred until, but shall be deemed to have occurred when, such changes, either individually or in the aggregate, reduce shareholders' equity of the Bank by more than five percent (5%), calculated as of the end of the month next preceding such change.

     (e) "Polluting Substances" shall mean those substances included within the statutory or regulatory definitions, listings or descriptions of "pollutant," "contaminant," "toxic waste," "hazardous substance," "hazardous waste," "solid waste," or "regulated substance" pursuant to CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA, and/or any other Environmental Laws, as amended, and shall include, without limitation, any material, waste or substance which is or contains explosives, radioactive materials, oil or any fraction thereof, asbestos, or formaldehyde. To the extent that the laws or regulations of the State of Florida establish a meaning for "hazardous substance," "hazardous waste," "hazardous materials," "solid waste," or "toxic waste," which is broader than that specified in any of CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA or other Environmental Laws such broader meaning shall apply.

     (f) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, discarding or abandoning.

     (g) "Subsidiary" shall mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, any equity interest.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.


ATTEST:                            COMPASS BANCSHARES, INC.



By [SIGNATURE APPEARS HERE]        By /s/ D. Paul Jones, Jr.
  ---------------------------        -----------------------------------------
 Its  Assistant Secretary           Its  Chairman and Chief Executive Officer



ATTEST:                            COMPASS BANK



By [SIGNATURE APPEARS HERE]        By [SIGNATURE APPEARS HERE]
  ---------------------------        -----------------------------------------
 Its  Assistant Secretary           Its  Chairman, Chief Executive Officer
                                         and President


ATTEST:                            ENTERPRISE NATIONAL BANK OF
                                   JACKSONVILLE



By /s/ Lynn Sandberg               By /s/ Bennett Brown
  ---------------------------        -----------------------------------------
 Its  VP/Cashier                    Its

                                   EXHIBIT A

                                  ARTICLES AND
                                 PLAN OF MERGER
                                 --------------

     THESE ARTICLES AND PLAN OF MERGER ("Plan of Merger") are made and entered into as of September ___, 1996, by and among Compass Bank, 76 South Laura Street, Jacksonville, Florida 32202 ("Compass Bank") and Enterprise National Bank of Jacksonville, 4190 Belfort Road, Jacksonville, Florida 32216-7851 ("Bank") in order to provide for the merger (the "Merger") of the Bank with and into Compass Bank.

                                   PREAMBLE:

     Compass Bank is a Florida banking corporation and a member of the Federal Reserve System, with its principal office in Jacksonville, Florida. Compass Bank is a wholly owned subsidiary of Compass Bancshares, Inc. ("Compass"), a bank holding company duly organized under the laws of the State of Delaware, with its principal office in Birmingham, Alabama. The Bank is a national banking association with its principal office in Jacksonville, Florida.

     Compass, Compass Bank and the Bank entered into an Agreement and Plan of Merger dated July 31, 1996 (the "Merger Agreement"), providing for all the terms of the Merger of the Bank with and into Compass Bank.

     The Merger Agreement, and this Plan of Merger providing for the Merger pursuant to Section 658.42, Florida Statues, have been approved by a majority of
                            ---------------
the entire respective Boards of Directors of Compass Bank, the Bank and Compass and these Boards of Directors have authorized their execution and consummation.

     In consideration of the premises and of the covenants contained in this Plan of Merger and the Merger Agreement, Compass Bank and the Bank hereby make, adopt and approve the Plan of Merger and prescribe the terms and conditions of the Merger, along with the mode, manner and basis of carrying the Merger into effect, as follows:

     1.  The Merger.

           1.1 Resulting Bank. Upon the terms and subject to the conditions hereof, and in accordance with the Florida Statutes, the National Bank Act, the Bank Holding Company Act of 1956, as amended (the "Act") and other applicable law, the Bank shall be merged with and into Compass Bank as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Sections 5 and 6 hereof. Following the Merger, Compass Bank shall continue as the resulting bank (the "Resulting Bank") under the name "Compass Bank," and the separate corporate existence of the Bank shall cease.

           1.2 Effective Time. The Merger shall not be effective unless and until it is approved by the shareholders of each institution and all applicable federal and state regulatory agencies, and the Boards of Directors of the respective institutions shall not have withdrawn their approvals. The Merger shall be consummated by the issuance of a certificate of merger pursuant to Section 658.45, Florida Statutes (the
                                                       ----------------
time of such issuance being the "Effective Time").

           1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 658.45, Florida Statutes, the National Bank Act, codified at 12
                         ----------------
U.S.C. Section 214b, and other applicable laws and regulations.

           1.4 Articles of Incorporation and By-Laws. The Articles of Incorporation and By-Laws of Compass Bank, in each case as in effect at the Effective Time, shall be the Articles of Incorporation and By-Laws of the Resulting Bank. The Articles of Incorporation of the Resulting Bank is attached hereto as Exhibit 1.
          ---------

           1.5 Directors and Officers. The directors and officers of Compass Bank, at the Effective Time, shall be the directors and officers of the Resulting Bank and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and By-Laws of the Resulting Bank, or as otherwise provided by law.

     There shall be six directors of the Resulting Bank. The name, residence address and term of the directors of the Resulting Bank shall be as follows:

       Name                        Residence Address
       ----                        -----------------

     Byrd Williams            7613 Gunston Place
                              Birmingham, Alabama  35242

     David N. Wright          7100 Old Overton Club Drive
                              Vestavia Hills, Alabama  35242

     Nelson Johnson           4321 Whiteleaf Court
                              Pensacola, Florida  32504

     William H. Tinsley       215 Natures Trail Court
                              Fort Walton Beach, Florida 32548

     Charles Allcott III      3309 Whiteleaf Circle
                              Pensacola, Florida  32504

     Bennett Brown            3007 Forest Circle
                              Jacksonville, Florida 32257

The directors of the Resulting Bank will be elected annually and shall serve until the next election of directors, or until their successors are elected and qualified.

     The names and addresses of executive officers of the Resulting Bank are as follows:

     Williams, Byrd         President, Chief Executive Officer, and Chairman
                            of the Board of Directors

     Tinsley, William H.    City President for the Northwest Florida Region
                            Director

     White, Robert E.       Vice-Chairman

     Brown, Bennett         City President - Jacksonville, Director

     Hammel, William J.     Commercial Loan Manager II

     Bellamy, R. Alan       Senior Vice President
                            Senior Loan Administrator

     Allcott, Charles       City President for Pensacola Region, Director

     Wright, David N.       Senior Vice President and Regional Executive,
                            Director

     Johnson, Nelson        Director

     Powell, Jerry W.       Secretary

     Graves, Daniel B.      Assistant Secretary

     Hegel, Garrett R.      Treasurer

     Bishop, Thomas E.      Compliance Officer

     Bean, Michael A.       Controller

           1.6 Office Location. The home office of the Resulting Bank shall be 76 South Laura Street, Jacksonville, Florida 32202. A list of the branches of the Resulting Bank is attached as Schedule 1.6.
                                  ------------

           1.7 Savings Accounts. The Resulting Bank shall issue savings accounts on the same basis as Compass Bank issued savings accounts prior to the Merger.

           1.8 Liquidation Accounts. The Merger will have no effect on the liquidation account of Compass Bank.

     2.    Capitalization of the Continuing Bank.

           2.1 Conversion of Shares. At the Effective Time, the common stock of the Bank shall, ipso facto, and without any further action on the part of the Bank, Compass Bank or any other party, no longer represent capital stock of the Bank, and the outstanding certificates representing shares of the Bank's capital stock shall be converted into and represent the right to the Merger Consideration as defined in the Merger Agreement which is attached hereto as Exhibit A and incorporated herein by reference.
---------
           2.2 Common Stock. At the Effective Time, the Resulting Bank shall have authorized capital stock of Ten Thousand Dollars ($10,000.00) divided into ten thousand (10,000) shares of One Dollar ($1.00) par value common stock, of which One Thousand (1,000) shares are issued to Compass, and the Resulting Bank shall have surplus and retained earnings equal to the capital accounts of Compass Bank and the Bank immediately prior to the Effective Time. All such amounts of surplus and retained earnings shall be adjusted for normal earnings and expenses, and for any accounting adjustments relating to the Merger provided for herein.

           3.   Trust Powers.  The Resulting Bank shall not have trust powers.

           4. Approval. This Plan of Merger has been approved by the affirmative vote of Compass, the sole shareholder of Compass Bank, and the affirmative vote of the shareholders of the Bank (See Exhibit 2), in accordance
                                                      ---------
with the applicable provisions of law and the Articles of Incorporation, Articles of Association and By-Laws of the respective institutions. Compass Bank and the Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other actions, and the satisfaction of all other requirements prescribed by law or otherwise necessary or appropriate for consummation of the Merger and any other transactions contemplated hereby, including, without limitation, any approvals of the Florida Department of Banking and Finance ("Department"), the Federal Reserve Board ("FRB"), the Federal Deposit Insurance Corporation ("FDIC"), the Office of the Comptroller of the Currency ("OCC") and any other federal or state governmental agency which may be required.

           5. Conditions to Consummation of the Merger. The parties hereto agree that the closing of the Merger is expressly conditioned upon (i) the approval of the shareholders of each of the constituent banks and of the Department, the FRB and any other federal or state governmental agency which may be required and (ii) the satisfaction of all the terms and conditions contained in the Merger Agreement.

           6. Closing. Upon the terms and subject to the conditions hereof, including the provisions of Section 5 hereof, as soon as practicable after the obtaining of all necessary shareholder and regulatory approvals, and the satisfaction of all conditions and requirements to closing of this Plan of Merger, Compass Bank and the Bank shall take all actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section, a closing will be held as described in the Merger Agreement for the purpose of confirming all of the foregoing. See Exhibit 2.
                                                 ---------

           7. Amendment. Compass Bank and the Bank, by mutual consent of their respective Boards of Directors, to the extent permitted by law, may amend, modify and supplement this Plan of Merger in such manner as may be mutually agreed upon by them in writing.

           8. Counterparts. This Plan of Merger may be executed in two or more identical counterparts, each of which when executed and delivered by the parties hereto shall be an original, but all of which together shall constitute a single agreement.

           9. Binding Effect; Governing Law. This Plan of Merger shall be binding upon and inure to the benefit of the successors and assigns of each party hereto, and shall be governed by and construed in accordance with the Florida Statutes, the National Bank Act, the Act, and all other applicable laws and regulations.

     IN WITNESS WHEREOF, Compass Bank and the Bank have caused this Plan of Merger to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.

ATTEST:                                 COMPASS BANK



By:                                     By:
  ---------------------------              ----------------------------
 Its:                                    Its:
     ------------------------                --------------------------

[CORPORATE SEAL]



ATTEST:                                 ENTERPRISE NATIONAL BANK OF
                                        JACKSONVILLE



By:                                     By:
   --------------------------              ----------------------------
 Its:                                     Its:  President and Chief
     ------------------------                   Executive Officer



[CORPORATE SEAL]

                                 Schedule 1.6
                             Resulting Bank Offices

Compass Bank
------------

Main                                          Argyle
76 South Laura Street                         8430 Blanding Boulevard
Jacksonville, Florida  32202                  Jacksonville, Florida  32244

North Davis                                   Mandarin
6701 North Davis Highway                      9550 San Jose Boulevard
Pensacola, Florida  32504                     Jacksonville, Florida  32257

Mariner Mall                                  Jacksonville Beach
4395 West Fairfield Drive                     2300 South Third Street
Pensacola, Florida  32505                     Jacksonville Beach, Florida  32250

Gulf Breeze                                   Deerwood
1170 Gulf Breeze Parkway                      8730 Baymeadows Road
Gulf Breeze, Florida  32561                   Jacksonville, Florida  32256

Ensley                                        Clay Plaza
8890 Pensacola Boulevard                      1339 Blanding Boulevard, Suite E
Pensacola, Florida  32534                     Orange Park, Florida  32065

Cordova Mall                                  Fort Caroline
5055 Bayou Boulevard                          3560 University Boulevard North
Pensacola, Florida  32503                     Jacksonville, Florida  32277

Destin                                        Fernandina Beach
230 Main Street                               1742 Eighth Street South
Destin, Florida  32541                        Fernandina Beach, Florida  32034

Niceville                                     Park Avenue
1130 East John Sims Parkway                   2183 Park Avenue
Niceville, Florida  32578                     Orange Park, Florida  32073

Crestview                                     Main
728 Ferdon Boulevard, North                   1695 U.S. Highway 1 South
Crestview, Florida  32536                     Saint Augustine, Florida  32084

Racetrack                                     Middleburg
206 Racetrack Road N.W.                       2380 Blanding Boulevard
Fort Walton Beach, Florida  32547             Middleburg, Florida  32068

Mary Esther                                   Edgewood
429 Mary Esther Cutoff                        1090 South Edgewood Avenue
Fort Walton Beach, Florida  32548             Jacksonville, Florida  32205

Main                                          Anastasia Island
198 Eglin Parkway, N.E.                       1965 State Road #3
Fort Walton Beach, Florida  32548             Saint Augustine, Florida  32084


Former main office of Community First Bank    Regency Office
3740 Beach Boulevard                          299 Monument Road
Jacksonville, FL  32207                       Jacksonville, FL  32225

Mandarin Office                               Baymeadows Office
10304 San Jose Boulevard                      9559 Baymeadows Road
Jacksonville, FL  32257                       Jacksonville, FL  32256

Ponte Vedra (Sawgrass)                        Orange Park Office
226-8 Solana Road                             536 Blanding Boulevard
Ponte Vedra Beach, FL  32082                  Orange Park, FL 32073

Spring Hill Office                            Northside Office
8550 Forest Oaks Boulevard                    10865 Harts Road
Spring Hill, FL  34608                        Jacksonville, FL  32218

Seven Hills Office                            Mortgage Servicing Department
401 Mariner Boulevard                         3436 Beach Boulevard
Spring Hill, FL  34608                        Jacksonville, FL  32207


Enterprise National Bank of Jacksonville
----------------------------------------

Main Office
1190 Belfort Road
Jacksonville, Florida  32216

1 Independent Square
Jacksonville, Florida  32202

5992 St. Augustine Road
Jacksonville, Florida

                                   Exhibit 1
                                   ---------

                         ARTICLES OF INCORPORATION OF

                                 COMPASS BANK



     The undersigned, acting as directors for the purpose of forming a corporation under and by virtue of the Laws of the State of Florida, adopt the following Articles of Incorporation.


                                   ARTICLE I

     The name of the corporation shall be Compass Bank, and its initial place of business shall be at 76 South Laura Street, in the City of Jacksonville, in the county of Duval and State of Florida.


                                   ARTICLE II

     The general nature of the business to be transacted by this corporation shall be: That of a general commercial banking business with all the rights, powers, and privileges granted and conferred by the Florida Banking Code, regulating the organization, powers, and management of banking corporations, all to the fullest extent and with all rights, powers and privileges granted and conferred under Florida law.


                                  ARTICLE III

     The total number of shares authorized to be issued by the corporation shall be ten thousand. Such shares shall be of a single class and shall have a par value of 1.00 per share. The corporation shall begin business with at least $1,000 in paid-in common capital stock to be divided into one thousand shares. The amount and surplus with which the corporation will begin business shall be not less than $60,753,000.00 and the amount of undivided profits not less than $196,000.00 all of which (capital stock, surplus and undivided profits) shall be paid in cash.


                                   ARTICLE IV

     The term for which said corporation shall exist shall be perpetual unless terminated pursuant to the Florida Banking Code.


                                   ARTICLE V

     The number of directors shall not be fewer than five (5). A majority of the full board of directors may, at any time during the year following the annual meeting of shareholders in which such action has been authorized, increase the number of directors by not more than two and appoint persons to fill resulting vacancies. The names and street addresses of the directors of the corporation are:

          Name                            Residence Address
          ----                            -----------------

          Byrd Williams                   3368 South Cove Trace
                                          Birmingham, Alabama  35216

          David N. Wright                 7100 Old Overton Club Drive
                                          Vestavia Hills, Alabama  35242

          Nelson Johnson                  4321 Whiteleaf Court
                                          Pensacola, Florida  32504

          William H. Tinsley              215 Natures Trail Court
                                          Fort Walton Beach, Florida 32548

          Charles Allcott III             3309 Whiteleaf Circle
                                          Pensacola, Florida  32504

          Bennett Brown                   3007 Forest Circle
                                          Jacksonville, Florida  32257

                                   EXHIBIT B

                    POOLING TRANSFER RESTRICTIONS AGREEMENT
                    ---------------------------------------


     POOLING TRANSFER RESTRICTIONS AGREEMENT ("Agreement"), dated as of _____________ ____, 199___, by and between Compass Bancshares, Inc., a Delaware corporation ("Compass"), Enterprise National Bank of Jacksonville, a national banking association (the "Bank"), and the undersigned shareholder of the Bank (the "Shareholder").

     WHEREAS, Compass, Compass Bank, a Florida banking corporation ("Compass Bank") and the Bank entered into an Agreement and Plan of Merger, dated July 31, 1996, ("Merger Agreement") pursuant to which the Bank will be merged with Compass Bank (the "Merger"), and

     WHEREAS, Compass has required as a condition to entering into the Merger Agreement that the Bank and the Shareholder and each other affiliate of the Bank deliver to Compass an agreement in substantially the form hereof,

     NOW, THEREFORE, in consideration of Compass' agreement to enter into the Merger Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

     1. The Shareholder agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of the Bank's common stock, par value $5.00 per share ("Bank Common Stock"), within 30 days prior to the Effective Time (as defined in the Merger Agreement). The Shareholder further agrees that until the publication of financial results covering at least 30 days of post-Merger combined operations of the Bank and Compass, he will not sell, pledge, transfer or otherwise dispose of any shares of the Compass Common Stock (as defined in the Merger Agreement) to be acquired by him in the Merger, except for pledges by the Shareholder of all or part of such Shareholder's Compass Common Stock acquired in the Merger to secure loans, provided the lender accepts any pledge of such Compass Common Stock subject to the terms of this Agreement. The Shareholder further agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of the Compass Common Stock to be acquired by him in the Merger except in a manner which is consistent with any additional requirements for Compass' accounting for the Merger as a pooling of interests, including without limitation any new requirements imposed by the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, and the respective rules and regulations thereunder.

     2. The Shareholder further acknowledges and agrees that he will be subject to Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act, and agrees not to transfer any Compass Common Stock received by him in the Merger except in compliance with the applicable provisions of the Securities Act, the Exchange Act, and the respective rules and regulations thereunder.

     3. The Shareholder agrees that the shares of Compass Common Stock to be issued to him in the Merger will bear a restrictive transfer legend in substantially the following form:

     The shares represented by this certificate are subject to a Pooling Transfer Restrictions Agreement dated _______ __, 199___ which restricts any sale or other transfer of such shares prior to ____________, 1996 [due date of filing of next Quarterly Report on Form 10-Q or Annual Report on Form 10-K that will contain required combined financial results]. The issuer will furnish to the record holder of this certificate, without charge, upon written request to the issuer at its principal place of business, a copy of the Pooling Transfer Restrictions Agreement.

Compass agrees to instruct its transfer agent to remove the restrictive legend from any certificates evidencing shares subject hereto promptly following the expiration of the transfer restrictions described in Section 1 of the Agreement.

     4. The Bank agrees and the Shareholder acknowledges and agrees that the Bank will not permit the transfer of any shares of Bank Common Stock by the Shareholder or any other Bank affiliate within 30 days prior to the Effective Time.

     5. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned set his hand effective as of the day first written above.

                              COMPASS BANCSHARES, INC.


                              By:  /s/ Garrett R. Hegel
                                 ---------------------------------
                              Name:    Garrett R. Hegel
                                   -------------------------------
                              Title: Chief Financial Officer
                                   -------------------------------

                              ENTERPRISE NATIONAL BANK OF
                                JACKSONVILLE

                              By:  /s/ Bennett Brown
                                 ---------------------------------
                              Name:    Bennett Brown
                                   -------------------------------
                              Title: President
                                    ------------------------------


                              -------------------------------------
                              Signature of Shareholder


                              -------------------------------------
                              Printed Name of Shareholder

                                   EXHIBIT C

                            EXCHANGE AGENT AGREEMENT
                            ------------------------

     EXCHANGE AGENT AGREEMENT ("Agreement"), dated as of ___________, 199__, made and entered into by and among Compass Bancshares, Inc., a Delaware corporation ("Compass"), Compass Bank, a Florida banking corporation ("Compass Bank"), Enterprise National Bank of Jacksonville, a national banking association (the "Bank"), and Compass Bank, an Alabama banking corporation ("Exchange Agent").

                                   PREAMBLE:

     Pursuant to an Agreement and Plan of Merger, dated as of July 31, 1996 ("Merger Agreement") among Compass, Compass Bank and the Bank, the Bank shall, at the Effective Time, be merged into Compass Bank, with Compass Bank being the surviving corporation ("Surviving Corporation").

     After the Effective Time, the outstanding shares of the common stock, par value $5.00 per share (including for this purpose any shares of common stock which can be acquired upon the exercise of any warrant, option, right, convertible debt instrument or other security pursuant to which shares of common stock may be obtained (collectively, "Derivative Securities")), of the Bank ("Bank Common Stock") shall solely represent, in the aggregate, the right to payment by Compass of total Merger Consideration of ____________ shares of Compass common stock, par value $2.00 per share ("Compass Common Stock") (or cash in lieu of fractional shares), subject to the rights of qualified dissenting shareholders of the Bank.

     The Bank has requested Compass to designate the Exchange Agent in connection with the exchange (the "Exchange") of shares of Bank Common Stock for shares of Compass Common Stock, subject to the terms and conditions hereof and of the Merger Agreement. The Exchange Agent will receive Bank Common Stock delivered for exchange pursuant to the terms of the Merger Agreement, and will process such certificates representing Bank Common Stock ("Certificates") and related documents. Compass desires that the Exchange Agent act in such capacity.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

     1. Appointment of Exchange Agent.  The Exchange Agent is hereby appointed
        -----------------------------
as the Exchange Agent for payment of the Merger Consideration to shareholders of the Bank. Such appointment shall be in accordance with the terms and conditions set forth herein.

     2. Closing of Stock Transfer Books. At the Effective Time, the Bank's stock
        -------------------------------
transfer books will be closed and no transfers shall be permitted.

     3. Duties of Exchange Agent. The Exchange Agent is authorized and directed
        ------------------------
to perform the following functions contemplated by the Merger Agreement and the Letters of Transmittal (defined below):

         (a) Distribution of Letters of Transmittal. The Exchange Agent shall
             --------------------------------------
     mail to the holders of record of Bank Common Stock, by first class United States mail, postage prepaid, copies of Letters of Transmittal, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 in substantially the form attached hereto as Exhibit A
                                                                      ---------
     ("Letters of Transmittal"), and return envelopes to the Exchange Agent, at the earliest practicable time following the Effective Time. A form of Stock Assignment, Power of Attorney and Lost Stock Certificate Affidavit will be provided to the Exchange Agent for use by shareholders if necessary.

         (b)  Acceptance of Certificates.
              --------------------------

         (i) The Exchange Agent will examine the Letters of Transmittal, Certificates and other documents and instruments delivered to the Exchange Agent by or on behalf of holders tendering Bank Common Stock and shall determine whether (i) the Letters of Transmittal have been completed and executed properly, and are accompanied by proper evidence of authority,
     (ii) Certificates corresponding to the names of the registered holders, Certificate numbers and the number of shares represented thereby with the information set forth in the Bank's shareholder and other records and which appear to be in negotiable, good delivery form, properly endorsed or accompanied by stock powers with transfer tax stamps or evidence of payment or exemption from transfer taxes affixed (where required), and (iii) signatures are guaranteed (where required), all in accordance with the terms and conditions of the Merger Agreement and the Letters of Transmittal. The Exchange Agent shall accept Certificates which are surrendered in accordance with the provisions of the Merger Agreement and accompanied by the executed Letters of Transmittal. Such Certificates and Letters of Transmittal shall only be accepted by the Exchange Agent and eligible for payment hereunder if they have been properly executed and completed in accordance with the instructions contained in the Letters of Transmittal and if the person or persons surrendering such Certificates and Letters of Transmittal appears as a shareholder of record of the number of shares surrendered on the list of shareholders supplied and certified to the Exchange Agent by the Bank ("Shareholder List") attached as Exhibit B
                                                                     ---------
     hereto. In the event the Exchange Agent shall have any questions as to whether a Certificate and Letters of Transmittal have been properly executed and completed or whether the Certificates have been surrendered by the holder of record thereof, the Exchange Agent shall promptly refer such questions to Compass for resolution by Compass and the Exchange Agent shall be able to rely on the written instructions and decisions of any officer of Compass. Determination of all questions as to the proper completion or execution of the Letters of Transmittal or as to the proper form for transfer of the Certificates for Bank Common Stock shall be made by Compass together with its attorneys, and such other persons as Compass shall designate, and such determinations shall be final and binding; provided, however, that the rejection by Compass of any Letters of Transmittal or Certificates deemed by Compass to be ineffective to transfer the Certificates shall not affect the right of any shareholder in or to his respective share of the Merger Consideration;

          (ii) If any defect or irregularity appears to exist in connection with a purported tender, the Exchange Agent will notify promptly the persons by whom the tender was made and will return all documents delivered in connection therewith or take such action as is necessary or advisable to cause such defect or irregularity to be cured;

          (iii) Tenders may be made only as set forth in the Letters of Transmittal;

          (iv) Letters of Transmittal, and facsimiles thereof submitted to the Exchange Agent, shall be marked by the Exchange Agent's designated officers to show the date and time of receipt and their review and acceptance thereof;

          (v) At the close of business each Friday, the Exchange Agent shall provide Compass and First National Bank of Boston, Compass' transfer agent and registrar ("Transfer Agent") with a list of shareholders who have properly tendered their Bank Common Stock. In addition, the Exchange Agent shall inform Compass in writing of the number of shares of Bank Common Stock which have been properly tendered and the number which have been improperly tendered to the Exchange Agent during the week then ended and on a cumulative basis through that day. The Exchange Agent shall provide Compass such other information concerning the Bank Common Stock as it may reasonably request. Such communications should be sent to:

                         Compass Bancshares, Inc.
                         15 South 20th Street
                         Birmingham, Alabama 35233
                         Attn: Daniel B. Graves
                         Telephone No. (205) 933-3880

     With a copy to:    First National Bank of Boston
                         Post Office Box 1865
                         Boston, Massachusetts 02105
                         Attn: Janet L. Moor,  Shareholder
                               Services Officer
                         Telephone No. (617) 575-2130

          (c) Exchange Fund. In order to provide for payment of the Merger
              -------------
     Consideration in accordance with the terms of the Merger Agreement, Compass, from time to time prior to or after the Effective Time, shall deposit or cause to be deposited with the Exchange Agent cash in an amount sufficient to make payments in lieu of fractional shares (the "Exchange Fund"). This Exchange Fund shall not be used for any purpose except as provided by this Agreement.

          (d)    Compass Common Stock. Compass and the Bank shall jointly advise
                 --------------------
     the Exchange Agent as to the number of shares of Compass Common Stock to be distributed to each shareholder which shall be calculated by Compass and the Bank as follows:

          (i)    Bank Common Stock. Each holder of Bank Common Stock shall
                 -----------------
     receive Merger Consideration equal to ___________ shares of Compass Common Stock for each share of Bank Common Stock held immediately prior to the Effective Time.

          (ii)   Fractional Shares.  For each fractional share of Compass Common
                 -----------------
     Stock which would be delivered upon the surrender of Bank Common Stock, each holder of Stock shall receive cash in an amount equal to the product of such fraction and $_______________.

                 As soon as practicable after acceptance of properly executed Certificates and accompanying Letters of Transmittal in accordance with the terms of paragraph 3(b) hereof, the Exchange Agent shall instruct and Compass shall cause the Transfer Agent to issue and mail certificates representing shares of Compass Common Stock to the shareholder surrendering such certificates. The Exchange Agent shall promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of the Certificates.

     (e)  Other Duties of Exchange Agent.
          ------------------------------

          (i) The Exchange Agent shall have no obligation to make payment for surrendered Certificates unless Compass shall have issued sufficient Compass Common Stock or caused such stock to be issued and shall have deposited or caused to be deposited in the Exchange Fund sufficient cash with which to pay all amounts due and payable for such shares.

          (ii) The Exchange Agent shall be regarded as having made no representations or warranties as to the validity, sufficiency, value or genuineness of any Certificates or the shares of Bank Common Stock represented thereby, and the Exchange Agent shall not be deemed to have made any representations as to the value of such shares.

          (iii) The Exchange Agent may rely on and shall be protected in acting upon the written instructions of any officer of Compass or the Surviving Corporation with respect to any matter relating to its actions or duties hereunder; and the Exchange Agent shall be entitled to request further instructions from Compass or the Surviving Corporation, as appropriate, and to act in accordance therewith.

          (iv) The Exchange Agent may consult attorneys satisfactory to the Exchange Agent (including, without limitation, attorneys for Compass or the

     Surviving Corporation) and the written advice and opinion of such attorneys shall constitute full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion.

          (v) The Exchange Agent shall take all other actions which it or Compass deems necessary or appropriate under the terms of the Merger Agreement, the Letters of Transmittal and under the customs and practices normally applied to transactions of this type and appropriate to the proper transfer of the Bank Common Stock and the proper maintenance of the Bank's and Compass' shareholder books and records. Following payment in accordance with the terms hereof, the Exchange Agent shall forward to Compass all documents received by it in connection with tenders of Certificates (including Letters of Transmittal, telegrams, facsimile transmissions or letters representing tenders made without concurrent deposit of certificates) and the tendered Certificates prominently marked "CANCELLED" on the front thereof, via Federal Express or other means acceptable to Compass.

          5.     Alteration of Instructions.  The Exchange Agent shall follow
                 --------------------------
and act upon any written amendments, modifications or supplements to these instructions and upon any further instructions from Compass or the Surviving Corporation in connection with the Merger Agreement or any of the transactions contemplated thereby.

          6.     Indemnification of Exchange Agent.  Compass and the Surviving
                 ---------------------------------
Corporation covenant and agree to indemnify the Exchange Agent and hold it harmless against any loss, liability or expense it may incur in the absence of negligence or bad faith on the part of the Exchange Agent arising out of or in connection with the administration of its duties hereunder, including but not limited to legal fees and other costs and expenses of defending or preparing to defend against any claim or liabilities in connection with this Agreement.

          7.     Compensation for Services.  Compass shall compensate the
                 -------------------------
Exchange Agent for its services hereunder.

          8.     Payment of Amounts Due Dissenting Shareholders. In the event
                 ----------------------------------------------
that qualified dissenting shareholders of the Bank exercise the rights afforded them under 12 U.S.C. Section 214(b), such shareholders may be entitled to payment of an amount other than the Merger Consideration. Any payment for shares other than the Merger Consideration will be paid only upon the written instructions of the Surviving Corporation. The Exchange Agent may request and shall be provided additional funds from the Surviving Corporation in order to make any required payment to dissenting shareholders, and the Exchange Agent shall return to Compass any Merger Consideration which would have otherwise been payable to such persons. The Exchange Agent shall rely on the instructions of the Surviving Corporation as to all matters covered by this paragraph, including, without limitation, the time and amount of payment to dissenting shareholders.

          9.     Unclaimed Funds.  Any moneys or certificates deposited
                 ---------------
hereunder which shall remain unclaimed by the holders of shares of Bank Common Stock for a period of six (6) months following the Effective Time shall, upon written request of the Surviving Corporation, be returned to Compass, plus interest earned on the cash portion thereof and the shareholders of Certificates not theretofore presented to and accepted by the Exchange Agent shall look to Compass only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such Certificates.

          10.    Investment of Exchange Fund.  At the direction of the Surviving
                 ---------------------------
Corporation, the Exchange Agent shall invest portions of the Exchange Fund and remit earnings thereon monthly to the Surviving Corporation, provided that all such investments shall be in The Starburst Government Money Market Fund (the "Fund"), managed by the Exchange Agent, or if for any reason the Fund is not available to the Exchange Agent as an investment alternative, as otherwise directed by the Surviving Corporation.

          11.    Amendment.  Except as otherwise expressly provided herein,
                 ---------
neither this Agreement nor any provision hereof may be amended, modified, waived, discharged or terminated except in a writing signed by all of the parties hereto prior to the Effective Time or by Compass and the Exchange Agent after the Effective Time; provided, however, that no amendment shall be made if such modification shall reduce the amount of or eliminate the opportunity of any shareholder to receive his share of the Merger Consideration contemplated by the Merger Agreement.

          12.    Section Headings. The section headings used herein are for
                 ----------------
convenience of reference only and shall not define or limit the provisions of this Agreement.

          13.    GOVERNING LAW.  THIS AGREEMENT AND THE APPOINTMENT OF THE
                 -------------
EXCHANGE AGENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ALABAMA AND SHALL INURE TO THE BENEFIT OF AND BE BINDING UPON THE SUCCESSORS AND ASSIGNS OF THE PARTIES HERETO.

          14.    Notices.  Notices under this Agreement shall be deemed given if
                 -------
made in writing and sent via prepaid first-class United States mail, or by nationally recognized overnight courier, to:

          If to Compass:

                 Compass Bancshares, Inc.
                 15 South 20th Street
                 Birmingham, Alabama 35233
                 Attn:   Daniel B. Graves
                         Associate General Counsel

          If to the Exchange Agent:

                 Compass Bank
                 Trust Department
                 701 S. 32nd Street
                 Birmingham, Alabama  35233
                 Attn:  Thomas J. Radigan, Jr.
                        Vice President and Senior Trust Officer

          If to the Bank prior
          to the Effective Time:

                 Enterprise National Bank of Jacksonville
                 4190 Belfort Road
                 Jacksonville, Florida  32216
                 Attn:  Bennett Brown


          If to Compass Bank or, following
          the Effective Time, the
          Surviving Corporation:

                 Compass Bank
                 c/o Compass Bancshares, Inc.
                 15 South 20th Street
                 Birmingham, Alabama  35233
                 Attn:  Daniel B. Graves

          15.    Counterparts.  This Agreement may be executed in one or more
                 ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          16.    Conflict.  In the event the terms of this Agreement conflict
                 --------
with the terms and provisions of the Merger Agreement, the terms and provisions of the Merger Agreement shall be controlling.

          17.    Defined Terms.  Capitalized terms not defined herein have the
                 -------------
meanings ascribed to them in the Merger Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized appointed officers on the date first written above.

                              COMPASS BANCSHARES, INC.


                              By:
                              Name:
                              Title:



                              COMPASS BANK
                              (a Florida banking corporation)


                              By:
                              Name:
                              Title:



                              ENTERPRISE NATIONAL BANK
                                    OF JACKSONVILLE


                              By:
                              Name:
                              Title:



                              COMPASS BANK, as Exchange Agent
                              (an Alabama banking corporation)


                              By:
                              Name:
                              Title:


Exhibit A - Form of Letter of Transmittal
Exhibit B - Shareholder List

                                  EXHIBIT "A"
                                      TO
                           EXCHANGE AGENT AGREEMENT


                             LETTER OF TRANSMITTAL

                         For Shares of Common Stock of

                   ENTERPRISE NATIONAL BANK OF JACKSONVILLE

            Delivered Pursuant to the Agreement and Plan of Merger
                           dated as of July 31, 1996

                    By Mail or Overnight Delivery Service:

                                 Compass Bank
                             15 South 20th Street
                          Birmingham, Alabama  35233
                          Attention:  Troy Kilpatrick

                              DO NOT HAND DELIVER

                       DESCRIPTION OF SHARES SURRENDERED
                       ---------------------------------

     Based on its stock transfer records, Enterprise National Bank of Jacksonville (the "Bank") has listed below your name, address and the certificate numbers representing your shares of Common Stock, par value $5.00 per share ("Shares"), of the Bank. If any of the listed information appears to be incorrect, please notify Troy Kilpatrick at (205) 558-6945 at once.

================================================================================
 Name, Address and Social Security
   Number of Registered Holders            Certificate(s) Surrendered
--------------------------------------------------------------------------------

                                                         Total Number of
                                       Certificate     Shares Represented
                                        Number(s)       by Certificate(s)


-------------------------------      --------------   --------------------
Name
                                     --------------   --------------------

                                     --------------   --------------------

-------------------------------

-------------------------------
Address


                                     Total Shares
-------------------------------                       --------------------
Social Security Number


================================================================================


              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY


Gentlemen:

     I, as the registered holder of the above described Shares of the Bank, hereby tender to Compass Bancshares, Inc. ("Compass"), such Shares pursuant to the Agreement and Plan of Merger dated as of July 31, 1996 ("the Merger Agreement"), by and among Compass, Compass Bank, a Florida banking corporation ("Compass Bank"), and the Bank. I hereby acknowledge receipt of the Proxy Statement dated _______________, 1996, which described the merger ("Merger") provided by the Merger Agreement.

     I represent and warrant to Compass and Compass Bank that I am the true and lawful owner of the Shares, and have full capacity, power and authority to exchange the Shares, free and clear of all liens, restrictions and encumbrances of any kind whatsoever, and the Shares will not be subject to any adverse claim. I understand that ______________________________, as Exchange Agent for this exchange, may require additional documentation, and I agree, upon request, to execute and deliver any additional documents or instruments deemed by the Exchange Agent or Compass reasonably necessary to complete the exchange of the Shares.

     The authority conferred in this Letter of Transmittal shall not be affected by, and shall survive, my death or incapacity, and any obligation I may have hereunder shall be binding upon my successors, assigns, heirs, executors, administrators, trustees in bankruptcy and personal and legal representatives.
I acknowledge that the tender of my Shares is irrevocable.


                   INSTRUCTIONS REGARDING ISSUANCE OF SHARES

     If you wish to have the shares of Compass Common Stock to be issued pursuant to the Merger Agreement in the name and at the address set forth above, please sign and date this letter on page 3. If you wish to have the shares of Compass Common Stock to be issued pursuant to the Merger Agreement in a name or to an address other than the name and address specified above, please complete the following section. You will be required to pay any transfer or other taxes required by reason of the payment and delivery of Compass Common Stock to such other person.


                         NEW CERTIFICATES TO BE ISSUED
                 IN A DIFFERENT NAME OR TO A DIFFERENT ADDRESS

     If you are entitled to receive shares of Compass Common Stock and wish to have certificates representing Compass Common Stock issued in a name or to an address other than the name or address shown on your Bank stock certificates, please indicate the name and address of your assignee below:

                         Name and Address of Assignee
                         ----------------------------

Name:                              Taxpayer I.D. No. or
     ---------------------------   Social Security No.:
     (Type or print full name)                         -------------------------

Address:
        ------------------------------------------------------------------------

City, State, Zip Code:
                      ----------------------------------------------------------

                    PLEASE SIGN AND DATE BELOW AS INDICATED
                    THEN PLEASE COMPLETE SUBSTITUTE FORM W-9


Signatures
            ---------------------------------

            ---------------------------------

Dated                             , 1996
         -------------------------

Name(s)
         -------------------------------------------------------------
              (Please Print)

Capacity
          -----------------------------------
              (Full Title)

Address
         ------------------------------------

         ------------------------------------
                (Include Zip Code)
Area Code and Telephone Number
                                              -----------------------------
Tax Identification or Social Security Number
                                              -----------------------------

===============================================================================

                            GUARANTEE OF SIGNATURES

(Must be signed by registered holder(s) as name(s) appear on the certificate(s) or by person(s) authorized to become registered holder(s) by certificate(s) and documents transmitted. If signing is by an officer or a corporation, or by an attorney, executor, administrator, trustee, guardian, agent or other person acting in a fiduciary or representative capacity, please set forth full title. See Instruction 1.)
-----------------

Authorized Signature
                        ----------------------------------
Name
                        ----------------------------------

                            (Please Print)

Title
                        ----------------------------------

Name of Firm
                        ----------------------------------

Address
                        ----------------------------------

                        ----------------------------------
                                    (Include Zip Code)

Area Code and Telephone Number
                                    ------------------

Dated                                               , 1996
                        ----------------------------


===============================================================================
                      PLEASE COMPLETE SUBSTITUTE FORM W-9
                      IT IS THE LAST FORM IN THIS PACKAGE
===============================================================================

                          DO NOT WRITE IN SPACE BELOW

Date Received:_________________ By:_________________ Date:_________________,1996


====================================================================================================================================

                                                      Bank               Compass           No. of
         Shares           Shares Accepted            Stock             Certificate       Fractional       Cash       Check
       Surrendered         for Exchange         Certificate Nos.       No. issued          Shares         Paid        No.
------------------------------------------------------------------------------------------------------------------------------------



====================================================================================================================================


  Accepted by:______________ Checked By:______________ Date:______________, 1996

                             LETTER OF TRANSMITTAL
                                 INSTRUCTIONS


     1. Delivery of Letter of Transmittal and Certificates; Signature Guarantees. Please send all certificates for Shares to Compass Bank, as Exchange Agent (the "Exchange Agent"), with the Letter of Transmittal, or a facsimile thereof, fully completed and signed by you, the registered holder(s). Compass retains the right to require that a signature on the Letter of Transmittal and the Share certificates be guaranteed by an Eligible Institution. An Eligible Institution is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company having an office, branch or agency located in the United States. If Compass wishes to have your signature guaranteed by an Eligible Institution, you will be notified by separate letter.

          If certificates are registered in the name of a person other than you, the certificate(s) must be duly endorsed or accompanied by stock powers signed by the registered holder and the Letter of Transmittal. If the Letter of Transmittal is executed by an officer on behalf of a corporation or by an executor, administrator, trustee, guardian, attorney, agent or other person acting in a fiduciary or representative capacity, the Exchange Agent reserves the right to require that proper documentary evidence of the authority of the person executing the Letter of Transmittal. If the tendered certificates are owned of record by two or more joint owners, each of you must sign the Letter of Transmittal. Questions regarding such evidence of authority may be referred to Troy Kilpatrick, a representative of the Exchange Agent, at (205) 558-6945.

      THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS STRONGLY RECOMMENDED.

     2. Issuance of Compass Common Stock. You will receive the Compass Common Stock for your Shares only after receipt and acceptance by the Exchange Agent and Compass of all of the certificates representing your Shares, a properly completed and executed Letter of Transmittal, and any other required documents and upon processing of the documents by the Exchange Agent.

     3. Payment for Fractional Shares. As provided in Section 1.6(f) of the Merger Agreement, Compass will not issue any certificates of Compass Common Stock for fractional shares. In lieu of issuing fractional shares, Compass will pay to any Bank shareholder entitled to receive a fractional share of Compass Common Stock, a cash payment based on a price of $_______ per share.

     4. No Conditional Tenders; Waiver of Notice. No alternative, conditional, irregular or contingent deliveries of Shares will be accepted. By execution of the Letter of Transmittal or any manually signed facsimile thereof, you waive any rights to receive any notice of the acceptance of your Shares for exchange.

     5. Signatures on Letter of Transmittal. In order for the Letter of Transmittal to be properly signed by you, the signature must correspond exactly with the name(s) as written on the face of the certificate(s).

          If the Shares tendered hereby are owned of record by two or more joint owners, all of you must sign the Letter of Transmittal.

          If your Shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

          If the certificate(s) representing the Shares transmitted hereby are registered in your name and the Letter of Transmittal is properly signed by you, no endorsements of certificates or separate stock powers are required. In all other cases, the certificate(s) representing the Shares transmitted hereby must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the certificate(s), and if required, signature(s) on such certificate(s) or stock power(s) must be guaranteed by an Eligible Institution.

          If the Letter of Transmittal or any certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of corporation or other acting in a fiduciary or representative capacity, such person should so indicate when signing, and the Exchange Agent reserves the right to require proper evidence of their authority to so act.

     6. Irregularities. All questions as to the validity, form, eligibility, acceptance of and delivery of Shares and the issuance of Compass Common Stock and the payment of cash in lieu of fractional shares will be determined by Compass, which determination shall be final and binding. Compass reserves the absolute right to reject any or all tenders determined by Compass not to be in appropriate form or which would, in the opinion of Compass' counsel, be unlawful. Compass also reserves the absolute right in its sole discretion, to waive any of the conditions hereof, or any defect in any tender with respect to any particular Shares of any particular shareholder, and Compass' interpretations of the terms and conditions of the Merger Agreement and these instructions shall be final and binding. The Exchange Agent and Compass shall not be obligated to give notice of defects or irregularities in tenders, nor shall they incur any liability for failure to give any such notice. Tenders will be deemed not to have been made until all defects and irregularities have been cured or waived.

     7. 31% Backup Withholding. Under the Federal income tax law, you must provide Compass with a correct taxpayer identification number ("TIN") unless an exemption applies. If the correct TIN is not provided, a $50 penalty may be imposed upon you by the Internal Revenue Service and you will be subject to backup withholding of 31% of the payments to be received by you.

     8. Request for Assistance of Additional Copies. Questions and requests for assistance or additional copies of the Letter of Transmittal may be directed to the Exchange Agent at the address set forth at the top of page 1.


                           IMPORTANT TAX INFORMATION

          Under the Federal income tax law, you are to provide Compass (as payer) with a correct taxpayer identification number on Substitute Form W-9 below. If Compass is not provided with the correct taxpayer identification number, you may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, all payments that are made to you with respect to Shares (including any cash payable to you under the Merger Agreement in lieu of fractional shares) may be subject to backup withholding.

          Exempt shareholders (including among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. Nonetheless, exempt shareholders should complete the Substitute Form W-9 below and so indicate their exempt status by writing "exempt" across the face of the Substitute Form W-9. In order for a foreign individual to qualify as an exempt recipient, that shareholder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Exchange Agent. See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional information.

          If backup withholding applies, Compass is required to withhold 31% of any payments made to the shareholder. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

Purpose of Substitute Form W-9

          To prevent backup withholding on payments that are made to you with respect to shares of Compass Common Stock acquired as a result of the Merger or with respect to cash payments, if any, receivable in lieu of fractional shares pursuant to the Merger Agreement, you are required to notify Compass of your correct taxpayer identification number by completing the form below certifying that the taxpayer identification number provided on Substitute Form W-9 is correct (or that you are awaiting a taxpayer identification number).

What Number to Give

          As the record owner of the Shares, you are required to give Compass your Social Security Number or Employer Identification Number. If the Shares are in more than one name or are not in the name of the actual owners, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidelines on which number to report.

                              SUBSTITUTE FORM W-9
                          Department of the Treasury
                           Internal Revenue Service

                        Taxpayer Identification Number

Part 1 -   PLEASE PROVIDE YOUR TAXPAYER IDENTIFICATION   -----------------------
           NUMBER IN THE BOX AT RIGHT AND CERTIFY BY
           SIGNING AND DATING BELOW                      -----------------------
                                                         Social Security Number
                                                         or Employer
                                                         Identification Number




Part 2 -   Check the following box if you are NOT subject to backup    ---------
           withholding under the provisions of Section 3406(a)(1)(C)
           of the Internal Revenue Code because (1) you have not       ---------
           been notified that you are subject to backup withholding as a result of failure to report all interest or dividends or (2) the Internal Revenue Service has notified you that you are no longer subject to backup withholding.

Part 3 -   Check the following box if you are awaiting a Taxpayer      ---------
           Identification Number.
                                                                       ---------

            CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

By checking the box in Part 3, I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within sixty (60) days, 31% of all reportable payments made to me thereafter will be withheld until I provide a number.

CERTIFICATION: UNDER THE PENALTIES OF PERJURY, I CERTIFY THAT THE INFORMATION PROVIDED ON THIS FORM IS TRUE, CORRECT AND COMPLETE.


Signature:                              Date:
           ----------------------------       ----------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

--------------------------------------------------------------------------------

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9


Guidelines for Determining the Proper Identification Number to Give the Payer.-- -Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

---------------------------------------------------------------   ----------------------------------------------------------------

                                    Give the SOCIAL                                                      Give the EMPLOYER
For this type of account:           SECURITY number                  For this type of account:           IDENTIFICATION
                                    of ----                                                              number of ----
---------------------------------------------------------------   ----------------------------------------------------------------
1.  An individual's account         The individual                   9.  A valid trust, estate, or       The legal entity (Do not
                                                                         pension trust                   furnish the identifying
2.  Two or more individuals         The actual owner of the                                              number of the personal
    (joint account)                 account or, if combined                                              representative or trustee
                                    funds, any one of the                                                unless the legal entity
                                    individuals (1)                                                      itself is not designated
                                                                                                         in the account title.) (5)


3.  Husband and wife (joint         The actual owner of the
    account)                        account or, if joint funds,
                                    either person(1)

4.  Custodian account of a          The minor(2)                     10. Corporate account               The corporation
    minor (Uniform Gift to
    Minors Act)

5.  Adult and minor (joint          The adult or, if the minor       11. Religious, charitable, or       The organization
    account)                        is the only contributor,             educational organization
                                    the minor(1)                         account

                                                                     12. Partnership account held in     The partnership
                                                                         the name of the business

6.  Account in the name of          The ward, minor, or              13. Association, club, or other     The organization
    guardian or committee for       incompetent person (3)               tax-exempt organization
    a designated ward, minor,
    or incompetent person

7.  a  The usual revocable          The grantor-trustee(1)           14. A broker or registered          The broker or nominee
       savings trust account                                             nominee
       (grantor is also trustee)

    b  So-called trust account      The actual owner(1)              15. Account with the                The public entity
       that is not a legal or                                            Department of Agriculture
       valid trust under State                                           in the name of a public
       law                                                               account entity (such as a
                                                                         State or local government,
8.  Sole proprietorship             The owner(4)                         school district, or prison)
                                                                         that receives agricultural
                                                                         program payments

---------------------------------------------------------------   ----------------------------------------------------------------

(1)  List first and circle the name of the person whose number you furnish.
(2)  Circle the minor's name and furnish the minor's social security number.
(3) Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.
(4)  Show the name of the owner.
(5) List first and circle the name of the legal trust, estate, or pension trust.

Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9
                                     Page 2

Obtaining a Number
If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

Payees Exempt from Backup Withholding
Payees specifically exempted from backup withholding on ALL payments include the following:
 .  A corporation.
 .  A financial institution.
 .  An organization exempt from tax under section 501(a), or an individual retirement plan.
 .  The United States or any agency or instrumentality thereof.
 .  A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.
 .  A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
 .  An international organization or any agency, or instrumentality thereof.
 .  A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.
 .  A real estate investment trust.
 .  A common trust fund operated by a bank under section 584(a).
 .  An exempt charitable remainder trust, or a non-exempt trust described in section 4947(a)(1).
 .  An entity registered at all times under the Investment Company Act of 1940.
 .  A foreign central bank of issue.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:
 .  Payments to nonresident aliens subject to withholding under section 1441.
 .  Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.
 .  Payments of patronage dividends where the amount received is not paid in money.
 .  Payments made by certain foreign organizations.
 .  Payments made to a nominee.

Payments of interest not generally subject to backup withholding include the following:
 . Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.
 .  Payments of tax-exempt interest (including exempt-interest dividends under section 852).
 .  Payments described in section 6049(b)(5) to nonresident aliens.
 .  Payments on tax-free covenant bonds under section 1451.
 .  Payments made by certain foreign organizations.
 .  Payments made to a nominee.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER. WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

  Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(a), 6045 and 6050A.

Privacy Act Notice.--Section 6109 requires most recipients of dividend, interest or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Beginning January 1, 1993, payers must generally withhold 31% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties
(1) Penalty for Failure to Furnish Taxpayer Identification Number.--If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) Failure to Report Certain Dividend and Interest Payments.--If you fail to include any portion of an includible payment for interest, dividends, or patronage dividends in gross income, such failure will be treated as being due to negligence and will be subject to a penalty of 5% on any portion of an under-payment attributable to that failure unless there is clear and convincing evidence to the contrary.

(3) Civil Penalty for False Information With Respect to Withholdings.--If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(4) Criminal Penalty for Falsifying Information.--Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE

                                   EXHIBIT D

                          POOLING OF INTEREST CRITERIA
                          ----------------------------


ATTRIBUTES OF COMBINING ENTERPRISES

(a) Autonomy Condition. Each of the combining enterprises is autonomous and has not been a subsidiary or division of another enterprise within two years before the plan of combination is initiated.

(b) Independence Condition. Each of the combining enterprises is independent of the other combining enterprises.

MANNER OF COMBINING INTERESTS

(c) One-Year Rule. The combination is effected in a single transaction or is completed in accordance with a specific plan within one year after the plan is initiated.

(d) Common-Stock-for-Common-Stock-Condition. An enterprise offers and issues only common stock with rights identical to those of the majority of its outstanding voting common stock in exchange for substantially all of the voting common stock interest of another enterprise at the date the plan of combination is consummated.

(e) Change-in-Equity-Interests Condition. None of the combining enterprises changes the equity interest of the voting common stock in contemplation of effecting the combination either within two years before the plan of combination is initiated or between the dates the combination is initiated and consummated; changes in contemplation of effecting the combination may include distributions to stockholders and additional issuances, exchanges, and retirements of securities.

(f) Treasury-Stock Condition. Each of the combining enterprises reacquires shares of voting common stock only for purposes other than business combinations, and no enterprise reacquires more than a normal number of shares between the dates the plan of combination is initiated and consummated.

(g) Proportionate-Interest Condition. The ratio of the interest of an individual common stockholder to those of other common stockholders in a combining enterprise remains the same as a result of the exchange of stock to effect the combination.

(h) Voting-Rights Condition. The voting rights to which the common stock ownership interests in the resulting combined enterprise are entitled are exercisable by the stockholders; the stockholders are neither deprived of nor restricted in exercising those rights for a period.

(i) Contingency Condition. The combination is resolved at the date the plan is consummated and no provisions of the plan relating to the issue of securities or other consideration are pending.

ABSENCE OF PLANNED TRANSACTIONS

(j) The combined enterprise does not agree directly or indirectly to retire or reacquire all or part of the common stock issued to effect the combination.

(k) The combined enterprise does not enter into other financial arrangements for the benefit of the former stockholders of a combining enterprise, such as a guaranty of loans secured by stock issued in the combination, that in effect negates the exchange of equity securities.

(l) The combined enterprise does not intend or plan to dispose of a significant part of the assets of the combining enterprises within two years after the combination other than disposals in the ordinary course of business of the formerly separate enterprise and to eliminate duplicate facilities or excess capacity.

                                   EXHIBIT E

                     VOTING AGREEMENT AND IRREVOCABLE PROXY
                     --------------------------------------


          VOTING AGREEMENT AND IRREVOCABLE PROXY ("Agreement"), dated as of ______________ ___, 1996, made and entered into by and among Compass Bancshares, Inc., a Delaware corporation ("Compass"), Enterprise National Bank of Jacksonville, a national banking association (the "Bank") and the other persons who are signatories hereto (referred to herein individually as a "Shareholder" and collectively as the "Shareholders").

          WHEREAS, Compass, Compass Bank, a Florida banking corporation ("Compass Bank"), and the Bank have entered into that certain Agreement and Plan of Merger, dated July 31, 1996 (the "Merger Agreement") whereby the Bank will merge with Compass Bank (the "Merger");

          WHEREAS, Section 6.10 of the Merger Agreement requires that the Bank deliver to Compass the irrevocable proxies of the Shareholders; and

          WHEREAS, Compass and the Bank are relying on the irrevocable proxies in incurring expense in reviewing the Bank's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger;

          NOW, THEREFORE, the parties hereto agree as follows:

          1. Each of the Shareholders hereby represents and warrants to Compass and the Bank that they are the registered holders of and have the exclusive right to vote the shares of common stock, par value $5.00 of the Bank ("Stock") set forth below his name on the signature pages hereto. Each Shareholder hereby agrees to vote at the shareholders' meeting referred to in
Section 1.7 of the Merger Agreement (the "Meeting") the shares of Stock set forth below his name on the signature pages hereto and all other shares of Stock such Shareholder owns of record as of the date of the Meeting and to direct the vote of all shares of Stock which the Shareholders own beneficially and have the power and authority to direct the voting thereof as of the date of the Meeting (the "Shares") in favor of approval of the Merger Agreement, and the other agreements and transactions contemplated thereby.

          2. In order better to effect the provisions of Section 1, each Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Compass (the "Proxy Holder"), with full power of substitution, his true and lawful proxy and attorney-in-fact to vote at the Meeting all of such Shareholder's Shares in favor of the authorization and approval of the Merger Agreement and the other agreements and transactions contemplated thereby, with such modifications to the Merger Agreement and the other agreements and transactions contemplated thereby as the parties thereto may make, in the event such Shareholder does not vote in favor of the authorization and approval of the Merger Agreement and the other agreements and transactions contemplated thereby; provided, however, that this proxy shall not apply with respect to any vote on the Merger Agreement, and the other agreements and transactions contemplated thereby, if the Merger Agreement shall have been modified so as to reduce the amount of consideration to be received by the Shareholders under the Merger Agreement in its present form.

          3. Each Shareholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, each Shareholder will not, and will not agree to, without the consent of Compass, directly or indirectly, sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Shares or grant any proxy or interest in or with respect to any such Shares or deposit such shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares except as contemplated by this Agreement, unless the Shareholder causes the transferee of such Shares to deliver to Compass an amendment to this Agreement whereby such transferee or other holder becomes bound by the terms of this Agreement.

          4. This proxy shall be limited strictly to the power to vote the Shares in the manner set forth in Section 2 and shall not extend to any other matters.

          5. The Shareholders acknowledge that Compass and the Bank are relying on this Agreement in incurring expense in reviewing the Bank's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law. The Shareholders and the Bank acknowledge that the performance of this Agreement is intended to benefit Compass.

          6. The irrevocable proxy granted pursuant hereto shall continue in effect until the earlier to occur of (i) the termination of the Merger Agreement, as it may be amended or extended from time to time, or (ii) the consummation of the Merger. In no event shall this Agreement apply to shares of common stock, par value $2.00 per share, of Compass to be received by the Shareholders upon consummation of the Merger.

          7. The vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the Shareholders of the Shares and the Bank agrees to recognize the vote of the Proxy Holder instead of the vote of the Shareholders in the event the Shareholders do not vote in favor of the approval of the Merger Agreement as set forth in Section 1 hereof.

          8. This Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by the Bank, Compass and the Shareholder.

          9. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

          10. This Agreement, together with the Merger Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

          11. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth on below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

          12. This Agreement and the relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.

                                     ENTERPRISE NATIONAL BANK
                                     OF JACKSONVILLE


                                     By:    /s/ Bennett Brown
                                        --------------------------------
                                     Name:  Bennett Brown
                                          ------------------------------
                                     Title: President
                                           -----------------------------

                                     Address:
                                     4190 Belfort Road
                                     Jacksonville, Florida  32216-7851

                                     COMPASS BANCSHARES, INC.


                                     By:    /s/ D. Paul Jones, Jr.
                                        --------------------------------
                                     Name:  D. Paul Jones, Jr.
                                          ------------------------------
                                     Title: Chairman and Chief Executive Officer
                                           -----------------------------

                                     Address:

                                     15 South 20th Street
                                     Birmingham, Alabama 35233
                                     Attention:   Mr. Daniel B. Graves
                                                  Associate General Counsel

                           SHAREHOLDER SIGNATURE PAGE

                     VOTING AGREEMENT AND IRREVOCABLE PROXY
                     --------------------------------------



                                     SHAREHOLDER:

                                     ------------------------------------

                                     ------------------------------------

                                     Address:
                                                -------------------------

                                                -------------------------


                                                  shares of Stock
                                     ------------


                                     Pledgee:
                                                -------------------------

                                     Address:
                                                -------------------------

                                                -------------------------

                                     Loan No.:
                                                -------------------------

                                   EXHIBIT F

                               OPINIONS REQUIRED
                            FROM COUNSEL TO THE BANK
                            ------------------------

       (i) the Bank is a national banking corporation, duly organized, validly existing and in good standing under the laws of the United States. The Bank has all requisite corporate power and authority to carry on its business as we know it to be conducted and to own, lease and operate its properties and assets as now owned, leased or operated. The Bank is duly qualified and in good standing in the State of Florida.

       (ii) the Bank has all requisite power and authority to execute and deliver the Merger Agreement and any other agreements contemplated by the Merger Agreement (collectively, the "Agreements") and to consummate the transactions contemplated thereby; all acts (corporate or otherwise) and other proceedings required to be taken by or on the part of the Bank to execute and deliver the Agreements and to consummate the transactions contemplated therein have been duly and validly taken; and the Agreements have been duly executed and delivered by, and constitute the valid and binding obligations of the Bank enforceable against the Bank in accordance with their respective terms, subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

       (iii) the authorized capital stock of the Bank consists solely of __________ shares of Bank Common Stock (as defined in the Merger Agreement) of which __________ shares are issued and outstanding (__________ of which are held in the treasury); all of the outstanding shares of the Bank Common Stock are validly issued, fully paid and nonassessable; and none of such stock was issued in violation of the preemptive rights of any person;

       (iv) except as set forth on Schedule 3.2 to the Merger Agreement, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities, irrevocable proxies, or other agreements or commitments obligating the Bank to issue any shares of, restricting the transfer of, or otherwise relating to shares of their respective capital stock of any class;

       (v) the execution and delivery by the Bank of the Merger Agreement does not, and the consummation of the transactions contemplated thereby will not, contravene or violate any provision of or constitute a default under (a) the articles of incorporation or bylaws of the Bank, (b) except as disclosed in the Merger Agreement, any note, license, instrument, mortgage, deed of trust, or other agreement or understanding, permit, authorization or contract, order, arbitration award, judgment or decree, or any other restriction of any kind or character to which the Bank is a party or by which the Bank or any of its assets or properties is bound, and (c) except as disclosed in the Merger Agreement, any law, regulation, rule, administrative regulation or decree of any court or any governmental agency or body whether domestic or foreign applicable to the Bank, or its assets or properties;

       (vi) except as disclosed in the Merger Agreement and except for such consents, approvals, authorizations, actions or filings as have already been obtained by Compass or Compass Bank, no consent, approval, authorization, action or filing with any court, governmental agency or public body is required in connection with the execution, delivery and performance by the Bank of the Merger Agreement;

       (vii) except as set forth in Schedule 3.12 to the Merger Agreement, the Bank is not a party to any Proceeding (as defined in the Merger Agreement), nor is any Proceeding threatened against or affecting the Bank, which by the terms of the Merger Agreement would be required to be set forth in Schedule 3.12;

       (viii) and except as set forth on Schedule 3.18 to the Merger Agreement, the Bank is not in material default under any law or regulation, or under any order of any court, commission, board, bureau, agency or instrumentality wherever located; and

       (ix) upon consummation of the transactions contemplated by the Merger Agreement in accordance with its terms and upon filing of the Articles of Merger relating to the Merger by the Department of State of Florida, the Merger will have been legally consummated in accordance with the laws of the States of Florida and the United States with the consequences specified in Section
607.1106 of the Florida Business Corporation Act.

                                   EXHIBIT G

                                 BENNETT BROWN
                          CHANGE OF CONTROL AGREEMENT
                          ---------------------------


     AGREEMENT by and between COMPASS BANCSHARES, INC., a Delaware corporation (the "Company"), and BENNETT BROWN (the "Executive"), dated July 31, 1996.

     Executive has been an employee of Enterprise National Bank of Jacksonville ("Bank") which is being acquired (the "Merger") by Compass Bank, a subsidiary of the Company, pursuant an Agreement and Plan of Merger dated as of July 31, 1996 ("the Merger Agreement") among the Company, Compass Bank, a Florida banking corporation, and the Bank. The Company and the Executive wish to enter into this Agreement contemporaneously with the execution of the Merger Agreement, with terms and provisions of this Agreement to become effective automatically as of the effective date of the Merger.

     The Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section
2) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

     NOW, THEREFORE, it is hereby agreed, effective as of the date of the consummation of the Merger, as follows:

     1.  Certain Definitions.
         -------------------

         (a) The "Effective Date" shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

         (b) The "Change of Control Period" shall mean the period commencing on the date hereof and ending on the third anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

     2.  Change of Control.  For the purpose of this Agreement, a "Change of
         -----------------
Control" shall mean:

         (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by the Company,
     (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and
     (iii) of subsection (c) of this Section 2 are satisfied; or

         (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

         (c) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

         (d) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly,

     20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

     3.  Employment Period.  The Company hereby agrees to continue the
         -----------------
Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of such date (the "Employment Period"). Nothing contained herein shall be construed as conferring upon the Executive any right to continue to be employed by the Company prior to the Effective Date, as defined in Section 1(a), unless this agreement is modified in writing as provided for in Section 11(a).

     4.  Terms of Employment.
         -------------------

         (a)   Position and Duties.
               -------------------

               (i) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date.

               (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. To the extent permitted by the Code of Conduct of the Company then applicable during the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities were permitted by the Code of Conduct prior to the Effective Date and have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities

         (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

         (b)   Compensation.
               ------------

               (i)   Base Salary.  During the Employment Period, the Executive
                     -----------
         shall receive an annual base salary ("Annual Base Salary"), which shall be paid in equal installments on a bi-monthly basis, at least equal to twenty-four times the highest bi-monthly base salary paid or payable to the Executive by the Company or its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

               (ii)  Annual Bonus.  In addition to Annual Base Salary, the
                     ------------
         Executive shall be awarded, for each calendar year ending during the Employment Period, an annual bonus (the "Annual Bonus") in cash at least equal to the greater of (A) the annualized bonus payable to the Executive for the year in which the Effective Date occurs or (B) the average annualized (for any year with respect to which the Executive has been employed by the Company for less than twelve full months) bonus paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the three calendar years immediately preceding the calendar year in which the Effective Date occurs (the "Recent Average Bonus"). Each such Annual Bonus shall be paid no later than the end of February of the year next following the year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

               (iii) Incentive, Savings and Retirement Plans.  During the
                     ---------------------------------------
         Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

               (iv)  Leave Programs. During the Employment Period, the Executive
                     --------------
         shall be eligible for participation in and shall receive all benefits under leave programs provided by the Company and its affiliated companies (including, without limitation, sick leave, short-term disability, emergency leave, jury duty, military leave, and family and medical leave) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such programs in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

               (v)   Welfare Benefit Plans.  During the Employment Period, the
                     ---------------------
         Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

               (vi)  Expenses. During the Employment Period, the Executive shall
                     --------
         be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

               (vii)  Fringe Benefits.  During the Employment Period, the
                      ---------------
         Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

               (viii)  Office and Support Staff.  During the Employment Period,
                       ------------------------
         the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

               (ix)  Vacation.  During the Employment Period, the Executive
                     --------
         shall be entitled to paid vacation and other vacation benefits in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

     5.  Termination of Employment.
         -------------------------

         (a)   Death or Disability.  The Executive's employment shall terminate
               -------------------
     automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred and has continued for a period of 180 consecutive days during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with
     Section 12(b) of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, a "Disability" shall occur when a physician confirms, because of sickness or injury, that the Executive cannot perform each of the material duties of his or her regular occupation.

         (b)   Cause.  The Company may terminate the Executive's employment
               -----
     during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall include (i) a willful and material violation of applicable banking laws and regulations, (ii) dishonesty, (iii) theft, (iv) fraud, (v) embezzlement, (vi) commission of a felony or a crime involving moral turpitude, (vii) substantial dependence or addiction to alcohol or any drug, (viii) conduct disloyal to the Company or its affiliates or (ix) willful disregard of lawful instructions or directions of the officers or directors of the Company or its affiliates relating to a material matter.

         (c)   Good Reason; Window Period.  The Executive's employment may be
               --------------------------
     terminated (i) during the Employment Period by the Executive for Good Reason or (ii) during the Window Period by the Executive without any reason. For purposes of this Agreement, the "Window Period" shall mean the 30-day period immediately following the first anniversary of the Effective Date. For purposes of this Agreement, "Good Reason" shall mean:

               (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (ii) any failure by the Company to comply with any of the provisions of Section 4(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (iii) the Company's requiring the Executive to be based at any office or location other than that described in Section 4(a)(i)(B);

               (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

               (v) any failure by the Company to comply with and satisfy Section 10(c).

For purposes of this Section 5(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive.

          (d)  Notice of Termination.  Any termination by the Company for Cause,
               ---------------------
     or by the Executive without any reason during the Window Period or for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon,
     (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          (e)  Date of Termination.  "Date of Termination" means (i) if the
               -------------------
     Executive's employment is terminated by the Company for Cause, or by the Executive during the Window Period or for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

     6.   Obligations of the Company upon Termination.
          -------------------------------------------

          (a) Good Reason or during the Window Period; Other Than for Cause,
              --------------------------------------------------------------
     Death or Disability.  If, during the Employment Period, the Company shall
     -------------------
     terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment either for Good Reason or without any reason during the Window Period:

               (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                    A. the sum of (1) the amount of any Compensation for
               services rendered previously earned through the Date of Termination to the extent not theretofore paid and (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the "Accrued Obligations" and are hereby agreed to constitute reasonable compensation for services rendered); and

                    B. two hundred percent (200%) of the Executive's Annual Base
               Salary and Annual Bonus as of the Date of Termination (the "Severance Amount").

               (ii) for the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(v) if the Executive's employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies as in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical and other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility (such continuation of such benefits for the applicable period herein set forth shall be hereinafter referred to as "Welfare Benefit Continuation"). For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period; and

               (iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive's family any other amounts or benefits required to be paid or provided or which the Executive and/or the Executive's family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies as in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally thereafter with respect to other peer executives of the Company and its affiliated companies and their families (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

               (iv) any stock options held by the Executive pursuant to the 1989 Long Term Incentive Stock Option Agreement or any other stock option agreement with Company (the "Option Agreements") shall remain exercisable following the Effective Date and during the Employment Period notwithstanding any provision in the Option Agreements to the contrary. Further, any covenant not to compete in an Option Agreement shall become null and void as of the Effective Date. Notwithstanding any provision herein deemed to be to the contrary, nothing herein shall extend the maximum period of time in which the Executive shall have the right to exercise such options.

          (b)  Death.  If the Executive's employment is terminated by reason of
               -----
     the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination) and the timely payment or provision of the Welfare Benefit Continuation and Other Benefits (excluding, in each case, Death Benefits (as defined below)) and (ii) payment to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination of an amount equal to the Severance Amount.

          (c)  Disability.  If the Executive's employment is terminated by
               ----------
     reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination) and the timely payment or provision of the Welfare Benefit Continuation and Other Benefits (excluding, in each case, Disability Benefits (as defined below)) and (ii) payment to the Executive in a lump sum in cash within 30 days of the Date of Termination of an amount equal to the greater of (A) the Severance Amount and (B) the present value (determined as provided in Section 280G(d)(4) of the Code) of any cash amount to be received by the Executive as a disability benefit pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies, but not including any proceeds of disability insurance covering the Executive to the extent paid for directly or on a contributory basis by the Executive (which shall be paid in any event as an Other Benefit) (the benefits included in this clause (B) shall be hereinafter referred to as the "Disability Benefits").

          (d)  Cause; Other than for Good Reason.  If the Executive's employment
               ---------------------------------
     shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid. If the Executive terminates employment during the Employment Period, excluding a termination either for Good Reason or without any reason during the

     Window Period, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

     7.    Non-exclusivity of Rights.  Except as provided in Sections 6(a)(ii),
           -------------------------
6(b) and 6(c), nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

     8.   Full Settlement; Resolution of Disputes.
          ---------------------------------------

          (a) The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except as provided in Section 8(b) of this Agreement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 6(a)(ii), such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

          (b) If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive's employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive's family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 6(a) as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

     9.    Limitation on Amounts to be Received. Notwithstanding anything to the
           ------------------------------------
contrary herein contained, if any amount payable to the Executive or for his benefit pursuant to the terms of this Agreement or otherwise would not be deductible by the Company by reason of Section 280G of the Internal Revenue Code, as amended from time to time, or any regulations promulgated pursuant thereto, then such amount shall not be paid to the extent that it would cause the aggregate amount payable by the Company to the Executive or for his benefit pursuant to the terms of this Agreement or otherwise to exceed the amount which may be paid without causing a loss of deduction under said Section 280G. The Executive shall determine which of the amounts payable under this Agreement shall be eliminated or reduced consistent with the requirements of this Section 9; provided, however, that, if the Executive does not make such determination within ten (10) business days of receipt by the Executive of a notice from the Company or its agent (including, without limitation, attorneys or accountants) indicating that the amount deductible under Section 280G would be exceeded by the amounts payable to the Executive under this Agreement or otherwise, then the Company shall elect which of the amounts payable under this Agreement shall be eliminated or reduced consistent with the requirements of this Section 9 and shall notify the Executive promptly of such election.

     10.  Successors.
          ----------

          (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     11.   Miscellaneous.
           -------------

           (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

           (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


               If to the Executive:     Bennett Brown
                                        3007 Forest Circle
                                        Jacksonville, Florida  32257

               If to the Company:       Compass Bancshares, Inc.
                                        15 South 20th Street
                                        Birmingham, Alabama  35233

               Attention:               D. Paul Jones, Jr.

     or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

           (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

           (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

           (e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

           (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, prior to the Effective Date, may be terminated by either the Executive or the Company at any time. Moreover, if prior to the Effective Date, the Executive's employment with the Company terminates, then the Executive shall have no further rights under this Agreement.

           (g) Notwithstanding any provision to the contrary contained herein, Executive and the Company acknowledge and agree that, during the Employment Period, Executive's compensation and other benefits shall be governed solely by this Agreement and Executive shall not be entitled to additional compensation under that certain Employment Agreement by and between Executive and Compass Bank, a Florida banking corporation dated July _____, 1996, nor any other similar agreement between Executive and Company or an affiliate of Company.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


WITNESS:                             EXECUTIVE:


[SIGNATURE APPEARS HERE]             /s/ Bennett Brown
--------------------------------     --------------------------------
                                     Bennett Brown


ATTEST:                              COMPASS BANCSHARES, INC.


By: [SIGNATURE APPEARS HERE]         By: [SIGNATURE APPEARS HERE]
   -----------------------------        -----------------------------
Its: Assistant Secretary             Title: Chairman and Chief Executive Officer
    ----------------------------            --------------------------

                                   EXHIBIT H

                                 BENNETT BROWN
                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT, is made and entered into as of July ____, 1996, by and between Compass Bank, a Florida banking corporation ("Compass Bank"), and Bennett Brown ("Employee").

     WHEREAS, Compass Bank desires to enter into an employment agreement with Employee to provide for the continued management and success of its operations and those of its affiliates, and Employee desires to engage in such services, under the terms and conditions set forth in this Agreement;

     WHEREAS, Employee has been an employee of Enterprise National Bank of Jacksonville ("Bank") which is being acquired (the "Merger") by Compass Bancshares, Inc. ("Compass") and its affiliates pursuant to an Agreement and Plan of Merger dated as of July 31, 1996 (the "Merger Agreement") among Compass, Compass Bank and the Bank; and

     WHEREAS, Employee acknowledges that (i) the Bank has been engaged for a number of years in the business of banking, lending, deposit taking, and related banking and trust services (the "Business") in the State of Florida; (ii) Employee is one of a limited number of persons instrumental in the development of the Business of the Bank; (iii) Employee's work for the Bank has given him and will continue to give him access to trade secrets and confidential information concerning the Business and the relationships between the Bank and its customers; (iv) Employee's employment with Compass Bank will give him access to trade secrets and confidential information concerning the business and customer relationships of Compass Bank and its affiliates; (v) the agreements and covenants contained in this Agreement are essential to protect the Business and goodwill of the Bank being acquired by Compass and the business and goodwill of Compass Bank and its affiliates; and (vi) Compass Bank would not employ Employee except for such covenants and agreements.

     NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, Compass Bank and Employee hereby agree, effective as of the date of the consummation of the Merger, as follows:

     1.  Employment
         ----------

     During the Term (as defined herein), Compass Bank agrees to employ Employee and Employee agrees to serve as City President - Jacksonville, Florida (the "City President"). Employee hereby accepts such employment on the terms and conditions set forth in this Agreement.

     2.  Position and Responsibilities
         -----------------------------

     As the City President, Employee will be engaged by Compass Bank to provide such services consistent with such position as may be determined by the Chief Executive Officer of Compass Bank and its Board of Directors. In furtherance of such duties, Employee shall have the responsibility and authority to:

     (a) Formulate the commercial development strategies for Compass Bank in the Jacksonville, Florida market area;

     (b) Represent Compass Bank as the Jacksonville market's "executive officer" and City President in various civic, community and business development activities;

     (c) Manage multiple commercial banking functions such as commercial lending, professional banking, real estate lending and small business banking;

     (d) Extend credit through own initiatives or lending staff to business and professional clients;

     (e) Exercise the usual authority of an executive concerning staff development, performance appraisals, compensation management and status of employment;

     (f) Meet regularly with officers and other key staff of Compass Bank, communicate policies and goals to Compass Bank staff in Jacksonville, and supervise and delegate responsibility for the day-to-day operations of Compass Bank in Jacksonville;

     (g) Assist in the development and maintenance of a standard for operating efficiency with comprehensive, specific, and measurable goals for Compass Bank in Jacksonville;

     (h) Assist in developing and implementing new strategies for profitability and operating efficiency for Compass Bank in Jacksonville;

     (i) Evaluate the operation of Compass Bank to identify needs and resolve problems of the Jacksonville market; and

     (j) Coordinate the activities of the Compass Bank city board in the Jacksonville market.

     3.  Term of Employment; Place of Employment
         ---------------------------------------

     Employee's employment under this Agreement shall commence as of the effective date of the Merger and shall continue (unless sooner terminated) for two (2) years ("Term"). Employee's place of employment during the Term shall be in Jacksonville, Florida.

     4.  Extent of Services
         ------------------

     During the Term, Employee shall devote his full business time and efforts to the performance of his duties hereunder. It is, however, understood and agreed that the preceding sentence shall not prohibit Employee from spending a reasonable amount of time managing his personal investments and discharging his civic responsibilities as long as such activities do not interfere with the discharge of his duties hereunder. Employee hereby agrees and represents that his employment, and the performance of his duties as required by this Agreement, do not violate any agreements or relationships existing between Employee and any other person. During the Term, Employee will not serve as an officer or director of any business enterprise (other than Compass Bank) without the prior approval of the Chief Executive Officer of Compass Bank, which shall not be unreasonably withheld.

     5.  Compensation
         ------------

     (a) Compass Bank shall pay Employee for all services and agreements of Employee pursuant to this Agreement, and any other duties as may reasonably be assigned to him by Compass Bank, an annual base salary of $185,000 per year, with merit increases in accordance with Compass Bank's salary administration program based upon performance, which shall be payable in accordance with Compass Bank's customary payroll practices with respect to time and manner of payment. No compensation shall be payable until and unless the Merger becomes effective.

     (b) If Employee's employment under this Agreement is terminated by Compass Bank for other than death or "good cause," as defined in Section 8 hereof, Compass Bank will pay (or cause to be paid) the compensation and benefits (excluding disability and leave program benefits) provided by this Agreement for a period of two (2) years following such termination. For this purpose, should Employee's employment be terminated prior to the completion of the first period utilized to calculate bonuses pursuant to the Compass Bank Executive Incentive Plan ("Bonus Period"), Employee shall be entitled to one-half (1/2) the value of the maximum bonus owing to him if he had remained in Compass Bank's employ during the entire Bonus Period and met the bonus target required to earn his maximum bonus. If Employee is terminated after completion of the first Bonus Period, his bonus during the two-year period contemplated in this Section 5(b) shall be based upon the bonus earned in the most recently completed Bonus Period. In the event of the termination of Employee's employment under this Agreement because of Employee's disability, as defined in Section 8 hereof, any payments of disability benefits to Employee payable during the two years following such termination under any disability insurance policy or disability benefit plan covering Employee maintained by Compass Bank or its affiliates, as it may exist from time to time, shall be treated as payments by Compass Bank toward satisfaction of its obligations under this Agreement. Such payments shall be paid in accordance with Compass Bank's customary payroll practices with respect to the time and manner of payment. Payments received under medical insurance policies are not counted toward this obligation. If Employee dies, resigns or is terminated for "good cause," Compass Bank shall have no further obligation to Employee under this Agreement.

     (c) Employee shall have the right, upon prior written notice as provided in
Section 12 herein, voluntarily to terminate his employment hereunder ("Voluntary Termination"), but in such event, Employee shall have no right after the date of termination to compensation or other benefits as provided in this Agreement. In the event of Voluntary Termination, Employee shall be subject to the noncompetition provision of Section 7(c) herein, but only to the extent of any time remaining under the Term of this Agreement.

     6.  Benefits
         --------

     (a) During the Term, Compass Bank shall provide Employee such benefits, including life, health and disability insurance, as are made generally available to employees of equal title and base salary on the same basis as Compass Bank makes such benefits available to Compass Bank's other employees, including participation in the Compass Bank retirement plan.

     (b) During the Term, Compass Bank shall provide Employee an automobile allowance of $6,000 per year, payable in monthly installments of $500.

     (c) As an employee of Compass Bank or one of its affiliates, Employee shall be eligible to participate in such employee stock option plan as an employee in a similar position may participate, including the 1996 Long Term Incentive Plan. Employee shall also receive, promptly following the commencement of the Term, a grant of options to acquire 15,000 shares of Compass Bancshares, Inc. common stock, at an exercise price equal to the fair market value of such common stock on the date of grant, fifty percent (50%) of such grant becoming exercisable one year after the commencement of the Term, the remainder of such grant becoming exercisable two years after the commencement of the Term and with an expiration date ten (10) years following such date of grant. Notwithstanding any provision herein to the contrary, the entire grant of options shall become fully vested and exercisable upon the occurrence of a Change of Control (as hereinafter defined), or if Employee is terminated by Compass Bank or Compass other than for "good cause" as defined in Section 8 hereof, during the Term.

     (d) As an employee of Compass Bank or one of its affiliates, Employee shall be eligible to participate in Compass Bank's Executive Incentive Plan to the extent that Employee may receive incentives up to fifty percent (50%) of base salary per annum during the Term.

     (e) During the Term, Compass Bank shall reimburse Employee for the amount of dues paid by Employee as a member of Epping Forest Yacht Club and San Jose Country Club. Compass Bank shall also designate Employee as one of its named officers entitled to utilize Compass Bank's corporate membership in the River Club, Jacksonville, Florida.

     (f) Compass Bank shall pay for the benefit of Employee the first two annual premiums coming due after the effective date of the Merger with respect to that certain policy No. 2535790 maintained with Principal Mutual Life Insurance Company. Said annual premiums are in the amount of $23,220 and shall be made payable to the Employee.

     (g) Employee shall be entitled to four (4) weeks paid vacation per year during the Term, and thereafter as long as Employee is employed by Compass Bank or any of its affiliates, on a non-cumulative basis.

     (h) Employee shall be entitled to reimbursement of reasonable business expenses which are incurred by Employee in connection with his employment as provided by the policies, practices and procedures of Compass Bank.

     7.  Confidentiality; Noncompetition; Nonsolicitation
         ------------------------------------------------

     (a) Employee recognizes and acknowledges that he has and will have access to confidential information of a special and unique value concerning Compass Bank and its affiliates which may include, without limitation, books and records relating to operations, customer names and addresses, customer service requirements, customer financial statements and other financial, business and personal information relating to Compass Bank and its affiliates, their customers, markets, officers and employees, cost of providing service and equipment, operating and maintenance costs, and pricing criteria. Employee also recognizes that a portion of the business of Compass Bank and its affiliates is dependent upon trade secrets, including techniques, methods, systems, processes, data and other confidential information. The protection of these trade secrets and confidential information against unauthorized disclosure or use is of critical importance to Compass Bank. Employee therefore agrees that, without prior written authorization from the Chief Executive Officer of Compass Bank, he will not at any time, either while employed by Compass Bank or afterwards, make any independent use of, or disclose to any other person, any trade secrets or confidential information of Compass Bank. The agreements contained in this
Section 7(a) shall survive the termination of this Agreement.

     (b) All records, files, memoranda, reports, price lists, customer lists, documents, and other information (together with all copies thereof) which relate to Compass Bank or its affiliates which Employee, either prior to or during the Term, has obtained or obtains, uses, prepares, or comes in contact with shall remain the sole property of Compass Bank and its affiliates. Upon the termination of Employee's employment by Compass Bank, or upon the prior demand of Compass Bank, all such materials and all copies thereof shall be returned to the Bank (or its successors by merger) immediately.

     (c) To support the agreements contained in Section 7(a) hereof, during the Term and, if Employee's employment with Compass Bank is terminated for any or no reason during the Term, for a period of two years after such termination, or such lesser period as is applicable pursuant to Section 5(c) hereof, Employee, on behalf of himself and his present and future affiliates and employers (other than the Bank or its successors by merger), agrees he will not, directly or indirectly as a partner, stockholder, consultant, agent, joint venturer, investor, lender, or in any other capacity whatsoever, alone or in association with others (i) own, manage, operate, control or participate in the ownership, management, operation or control of, or work for or permit the use of his name by, or be connected in any manner with, any specific business activity in Duval or Clay County, Florida (the "Geographic Area"), which at the time, is conducted by Compass Bank or by any affiliate of Compass Bank in such Geographic Area, except that this prohibition shall not apply to the ownership of up to 5 percent (5%) of the equity of any other entity; (ii) solicit any person (natural or otherwise) who is a customer of the Bank to do business with any person other than Compass Bank or its affiliates or (iii) use in any competition, solicitation or marketing effort any proprietary list of or other information concerning customers of the Bank, Compass Bank or its affiliates developed by the Bank, Compass Bank or its affiliates. Employee further agrees that, for a period of two years following such termination, he will not, directly or indirectly, in any capacity whatsoever, own manage, operate, control or participate in the ownership, management, operation or control of, or work for or permit the use of his name by, or be connected in any manner with, any business activity in the Geographic Area that operates under or uses or identifies itself with the name "Enterprise National Bank," or a name substantially similar thereto. Notwithstanding anything to the contrary contained herein, this Section 7(c) shall not be enforceable in the event of the occurrence of a Change of Control.

     (d) In the event of a breach or threatened breach by Employee of the provisions of this Section 7, Compass Bank shall be entitled to seek temporary or permanent injunctions and other appropriate relief restraining Employee from using or disclosing, in whole or in part, trade secrets and confidential information or violating the other provisions hereof. Nothing herein shall be construed as prohibiting Compass Bank from pursuing any other remedies available to it.

     (e) Employee has read and considered the provisions of this Section 7 and, having done so, agrees that the restrictions on competition set forth in Section 7(c) herein are fair and reasonable as to time, geographical area, and scope of activities to be restrained, and are reasonably required for the protection of the Business, goodwill and other business interests of Compass Bank and its affiliates and the Bank. In the event a court of competent jurisdiction determines as a matter of law that any of the terms of Section 7 are unreasonable or too broad, the parties expressly allow such court to reform this agreement to the extent necessary to make it reasonable as a matter of law and to enforce it as so reformed.

     8.  Termination of Employment
         -------------------------

     Employee's employment with Compass Bank shall be terminated upon the occurrence of any one or more of the following events:

     (a) Compass Bank gives written notice of termination for good cause to Employee. For the purposes of this Agreement, "good cause" shall include, without limitation, a willful and material violation of applicable banking laws and regulations; dishonesty; theft; fraud; embezzlement; the commission of a felony or a crime involving moral turpitude; substantial dependence or addiction to alcohol or any drug not used in accordance with the instructions of a licensed physician; conduct disloyal to Compass Bank; willful disregard of lawful instructions of the officers or directors of Compass Bank relating to a material matter reasonably related to Employee's duties hereunder; or any other material breach of this or any other agreement between Employee and Compass Bank.

     (b)  Death.

     (c) Disability of Employee. For purposes of this Agreement, "disability" shall mean a mental or physical condition resulting from an injury or illness which shall render Employee incapable of performing the essential functions of his position with reasonable accommodations from Compass Bank pursuant to the criteria set forth in such disability plan as is maintained by Compass Bank. If Employee is terminated pursuant to this Section 8(c), nothing herein shall preclude Employee from being able to receive disability benefits pursuant to any plan or policy that Compass Bank or Compass maintains for its executive officers or employees.

     (d) Resignation of Employee, who agrees to provide not less than 45 days prior written notice of his resignation to Compass Bank.

     9.  Compliance with Rules
         ---------------------

     Employee agrees to observe and comply with the rules and regulations of Compass Bank as adopted either orally or in writing by the Board of Directors of Compass Bank and communicated to Employee in writing with respect to the performance of Employee's duties, and to carry out and to perform orders, directions, and policies announced to Employee by Compass Bank, unless such orders, directions or policies violate applicable laws or regulations.

     10.  Withholding
          -----------

     There shall be deducted from the payment of any amounts due under this Agreement the amount of tax required by any governmental authority to be withheld and paid over by Compass Bank or its affiliates to such governmental authority because of such payment.

     11.  Attorneys Fees
          --------------

     In the event that the Employee is terminated in a manner which violates any provisions of this Agreement, as determined through arbitration as provided herein or by a court of competent jurisdiction, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys fees, in challenging such termination, whether such challenge takes place in a court of law or by means of arbitration or mediation. Compass Bank agrees to advance Employee reasonable attorneys fees and costs in the maximum amount of $15,000 to enforce the terms of this Agreement or recover damages for breach of this Agreement, as follows: $10,000 at the commencement of litigation or mediation proceedings and an additional $5,000 six months thereafter. In the event the Employee is unsuccessful in his claim or defense, the Employee shall reimburse Compass Bank for any attorneys fees, expenses and costs that have been advanced. If the Employee is successful, any attorney's fee award will be reduced by the amount of attorneys fees and costs that have been advanced. Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

     12.  Notices
          -------

     Any notice required or desired to be given under this Agreement shall be deemed given if in writing mailed or delivered as follows:

     If to Employee:

     Bennett Brown
     3007 Forest Circle
     Jacksonville, Florida  32257


     If to Compass Bank:

     Jerry W. Powell, Esquire
     General Counsel
     Compass Bank
     P. O. Box 10566
     Birmingham, Alabama   35296

     13.  Entire Agreement
          ----------------

     (a) In consideration of this Agreement, Compass Bank, as the successor to the rights and obligations of the Bank pursuant to the Merger and otherwise, and Employee hereby agree that the Severance Employment Agreement, dated May 21, 1996, between Employee and the Bank shall terminate automatically as of the effective date of the Merger.

     (b) This Agreement contains the entire agreement of the parties regarding the employment of Employee by Compass Bank and supersedes any prior agreement, arrangement or understanding, whether oral or written, between Compass Bank and Employee concerning Employee's employment hereunder.

     14.  Choice of Law
          -------------

     This Agreement shall be governed by, and enforced according to, the laws of the State of Florida. The invalidity of any provision shall be automatically reformed to the extent permitted by applicable law and shall not affect the enforceability of the remaining provisions hereof.

     15.  Assignment
          ----------

     This Agreement is for the personal service of Employee and may not be assigned by Employee but may be assigned by Compass Bank to any affiliate or successor in interest to Compass Bank's business. In the event Compass Bank makes such an assignment, Employee shall continue to perform, on behalf of such affiliate or successor, the services required of Employee by this Agreement and the provisions of this Agreement shall be binding upon, and inure to the benefit of, such successor or affiliate. This Agreement shall be binding upon and inure to the benefit of Employee, his heirs, representatives and estate.

     16.  Modification; Termination
          -------------------------

     This Agreement may be modified only by written agreement signed by Employee and by a duly authorized officer of Compass Bank. The failure to insist upon compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof. This Agreement shall terminate if the Merger Agreement shall be terminated; provided however, Employee agrees that if this Agreement is terminated he will keep confidential any confidential information received from Compass Bank or its affiliates prior to such termination.

     17.  Counterparts
          ------------

     This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

     18.  Arbitration
          -----------

     Any claims or controversies governing this Agreement, or arising in any way out of the performance of this Agreement, shall be subject to binding arbitration by a single arbitrator, in accordance with the rules of the American Arbitration Association. Such arbitration shall be held in Jacksonville, Florida. Nothing herein shall prohibit a party from seeking equitable relief in a court of law to maintain the status quo while the arbitration is pending.

     19.  Change of Control
          -----------------

     For the purpose of this Agreement, "Change of Control" shall have the meaning given such term in the Change of Control Agreement between Employee and Compass of even date herewith (the "Change of Control Agreement"); provided, however, Change of Control shall include a sale or other disposition of all or substantially all of the stock or assets of Compass Bank, other than to an affiliate of Compass. In the event of the occurrence of a Change of Control, this Agreement shall be subordinate to the terms of the Change of Control Agreement.

     IN WITNESS WHEREOF, this Agreement is executed by the parties as of the day and year first above written.


ATTEST                                 COMPASS BANK



By: /s/ Daniel B. Graves               By: /s/ David N. Wright
    ---------------------------------      -------------------------------------
Name: Daniel B. Graves                 Name: David N. Wright
      -------------------------------        -----------------------------------
Title: Assistant Secretary             Title: Senior Vice President and
       ------------------------------         ----------------------------------
                                              Regional Executive
                                              ----------------------------------

WITNESS:

     /s/ signature appears here            /s/ Bennett Brown
    ---------------------------------      -------------------------------------
                                           Employee

                                   EXHIBIT I

                                R. ALAN BELLAMY
                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT, is made and entered into as of July 31, 1996, by and between Compass Bank, a Florida banking corporation ("Compass Bank"), and R. Alan Bellamy ("Employee").

     WHEREAS, Compass Bank desires to enter into an employment agreement with Employee to provide for the continued management and success of its operations and those of its affiliates, and Employee desires to engage in such services, under the terms and conditions set forth in this Agreement;

     WHEREAS, Employee has been an employee of Enterprise National Bank of Jacksonville ("Bank") which is being acquired (the "Merger") by Compass Bancshares, Inc. ("Compass") and its affiliates pursuant to an Agreement and Plan of Merger dated as of July 31, 1996 (the "Merger Agreement") among Compass, Compass Bank and the Bank; and

     WHEREAS, Employee acknowledges that (i) the Bank has been engaged for a number of years in the business of banking, lending, deposit taking, and related banking and trust services (the "Business") in the State of Florida; (ii) Employee is one of a limited number of persons instrumental in the development of the Business of the Bank; (iii) Employee's work for the Bank has given him and will continue to give him access to trade secrets and confidential information concerning the Business and the relationships between the Bank and its customers; (iv) Employee's employment with Compass Bank will give him access to trade secrets and confidential information concerning the business and customer relationships of Compass Bank and its affiliates; (v) the agreements and covenants contained in this Agreement are essential to protect the Business and goodwill of the Bank being acquired by Compass and the business and goodwill of Compass Bank and its affiliates; and (vi) Compass Bank would not employ Employee except for such covenants and agreements.

     NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, Compass Bank and Employee hereby agree, effective as of the date of the consummation of the Merger, as follows:

     1.  Employment
         ----------

     During the Term (as defined herein), Compass Bank agrees to employ Employee and Employee agrees to serve as Senior Vice President - Senior Loan Administrator or in such other capacity as a Senior Vice President of equivalent authority and responsibility ("Senior Vice President") as the Chief Executive Officer of Compass Bank may determine. Employee hereby accepts such employment on the terms and conditions set forth in this Agreement.

     2.  Position and Responsibilities
         -----------------------------

     As Senior Vice President, Employee will be engaged by Compass Bank to provide such services as may be determined by the Chief Executive Officer of Compass Bank. In furtherance of such duties, Employee shall have the responsibility and authority to:

     (a) Provide technical assistance to lending personnel within the Florida region;

     (b) Develop, initiate and implement loan policies, systems and procedures within the Jacksonville market that are consistent with corporate guidelines;

     (c) Keep abreast with financial trends in the Jacksonville market and industries served therein;

     (d) Ensure that the loan portfolio in the Florida region meets the credit and documentation standards established by Compass Bank or Compass;

     (e) Act as the final loan approval authority for the Florida region within approved limits;

     (f) Exercise the usual authority of a manager concerning staffing, staff development, performance appraisals, competition management and status of employment; and

     (g) Supervise loan administration support services, such as credit analysis, when instructed to do so by Compass Bank's Chief Executive Officer.

     3.  Term of Employment; Place of Employment
         ---------------------------------------

     Employee's employment under this Agreement shall commence as of the effective date of the Merger and shall continue (unless sooner terminated) for two (2) years ("Term"). Employee's place of employment during the Term shall be in Jacksonville, Florida.

     4.  Extent of Services
         ------------------

     During the Term, Employee shall devote his full business time and efforts to the performance of his duties hereunder. It is, however, understood and agreed that the preceding sentence shall not prohibit Employee from spending a reasonable amount of time managing his personal investments and discharging his civic responsibilities as long as such activities do not interfere with the discharge of his duties hereunder. Employee hereby agrees and represents that his employment, and the performance of his duties as required by this Agreement, do not violate any agreements or relationships existing between Employee and any other person. During the Term, Employee will not serve as an officer or director of any business enterprise (other than Compass Bank) without the prior approval of the Chief Executive Officer of Compass Bank, which shall not be unreasonably withheld.

     5.  Compensation
         ------------

         (a) Compass Bank shall pay Employee for all services and agreements of Employee pursuant to this Agreement, and any other duties as may reasonably be assigned to him by Compass Bank, an annual base salary of $124,000 per year, with merit increases in accordance with Compass Bank's salary administration program based upon performance, which shall be payable in accordance with Compass Bank's customary payroll practices with respect to time and manner of payment. No compensation shall be payable until and unless the Merger becomes effective.

         (b) If Employee's employment under this Agreement is terminated by Compass Bank for other than death or "good cause," as defined in Section 8 hereof, Compass Bank will pay (or cause to be paid) the compensation and benefits (excluding disability and leave program benefits) provided by this Agreement for a period of two (2) years following such termination. For this purpose, should Employee's employment be terminated prior to the completion of the first period utilized to calculate bonuses pursuant to the Compass Bank Executive Incentive Plan ("Bonus Period"), Employee shall be entitled to one-half (1/2) the value of the maximum bonus owing to him if he had remained in Compass Bank's employ during the entire Bonus Period and met the bonus target required to earn his maximum bonus. If Employee is terminated after completion of the first Bonus Period, his bonus during the two-year period contemplated in this Section 5(b) shall be based upon the bonus earned in the most recently completed Bonus Period. In the event of the termination of Employee's employment under this Agreement because of Employee's disability, as defined in Section 8 hereof, any payments of disability benefits to Employee payable during the two years following such termination under any disability insurance policy or disability benefit plan covering Employee maintained by Compass Bank or its affiliates, as it may exist from time to time, shall be treated as payments by Compass Bank toward satisfaction of its obligations under this Agreement. Such payments shall be paid in accordance with Compass Bank's customary payroll practices with respect to the time and manner of payment. Payments received under medical insurance policies are not counted toward this obligation. If Employee dies, resigns or is terminated for "good cause," Compass Bank shall have no further obligation to Employee under this Agreement.

         (c) Employee shall have the right, upon prior written notice as provided in Section 12 herein, voluntarily to terminate his employment hereunder ("Voluntary Termination"), but in such event, Employee shall have no right after the date of termination to compensation or other benefits as provided in this Agreement. In the event of Voluntary Termination, Employee shall be subject to the noncompetition provision of Section 7(c) herein, but only to the extent of any time remaining under the Term of this Agreement.

     6.  Benefits
         --------

         (a) During the Term, Compass Bank shall provide Employee such benefits, including life, health and disability insurance, as are made generally available to employees of equal title and base salary on the same basis as Compass Bank makes such benefits available to Compass Bank's other employees, including participation in the Compass Bank retirement plan.

         (b) As an employee of Compass Bank or one of its affiliates, Employee shall be eligible to participate in such employee stock option plan as an employee in a similar position may participate, including the 1996 Long Term Incentive Plan. Employee shall also receive, promptly following the commencement of the Term, a grant of options to acquire 5,000 shares of Compass Bancshares, Inc. common stock, at an exercise price equal to the fair market value of such common stock on the date of grant, fifty percent (50%) of such grant becoming exercisable one year after the commencement of the Term, the remainder of such grant becoming exercisable two years after the commencement of the Term and with an expiration date ten (10) years following such date of grant. Notwithstanding any provisions herein to the contrary, the entire grant of options shall become fully vested and exercisable upon the occurrence of a Change of Control (as hereinafter defined), or if Employee is terminated by Compass Bank other than for "good cause" or defined in Section 8 hereof, during the Term.

         (c) As an employee of Compass Bank or one of its affiliates, Employee shall be eligible to participate in Compass Bank's Executive Incentive Plan to the extent that Employee may receive incentives up to thirty percent (30%) of base salary per annum during the Term.

         (d) Compass Bank shall pay for the benefit of Employee the first two annual premiums coming due after the effective date of the Merger with respect to that certain policy No. 2535809 maintained with Principal Mutual Life Insurance Company. Said annual premiums are in the amount of $18,360 and shall be made payable to the Employee.

         (e) Employee shall be entitled to four (4) weeks paid vacation per year during the Term, and thereafter as long as Employee is employed by Compass Bank or any of its affiliates, on a non-cumulative basis.

         (f) Employee shall be entitled to reimbursement of reasonable business expenses which are incurred by Employee in connection with his employment as provided by the policies, practices and procedures of Compass Bank.

     7.  Confidentiality; Noncompetition; Nonsolicitation
         ------------------------------------------------

         (a) Employee recognizes and acknowledges that he has and will have access to confidential information of a special and unique value concerning Compass Bank and its affiliates which may include, without limitation, books and records relating to operations, customer names and addresses, customer service requirements, customer financial statements and other financial, business and personal information relating to Compass Bank and its affiliates, their customers, markets, officers and employees, cost of providing service and equipment, operating and maintenance costs, and pricing criteria. Employee also recognizes that a portion of the business of Compass Bank and its affiliates is dependent upon trade secrets, including techniques, methods, systems, processes, data and other confidential information. The protection of these trade secrets and confidential information against unauthorized disclosure or use is of critical importance to Compass Bank. Employee therefore agrees that, without prior written authorization from the Chief Executive Officer of Compass Bank, he will not at any time, either while employed by Compass Bank or afterwards, make any independent use of, or disclose to any other person, any trade secrets or confidential information of Compass Bank. The agreements contained in this Section 7(a) shall survive the termination of this Agreement.

         (b) All records, files, memoranda, reports, price lists, customer lists, documents, and other information (together with all copies thereof) which relate to Compass Bank, its affiliates, or the Bank, and which Employee, either prior to or during the Term, has obtained or obtains, uses, prepares, or comes in contact with shall remain the sole property of Compass Bank and its affiliates. Upon the termination of Employee's employment by Compass Bank, or upon the prior demand of Compass Bank, all such materials and all copies thereof shall be returned to the Bank (or its successors by merger) immediately.

         (c) To support the agreements contained in Section 7(a) hereof, during the Term and, if Employee's employment with Compass Bank is terminated for any or no reason during the Term, for a period of two years after such termination, or such lesser period as is applicable pursuant to Section 5(c) hereof, Employee, on behalf of himself and his present and future affiliates and employers (other than the Bank or its successors by merger), agrees he will not, directly or indirectly as a partner, stockholder, consultant, agent, joint venturer, investor, lender, or in any other capacity whatsoever, alone or in association with others (i) own, manage, operate, control or participate in the ownership, management, operation or control of, or work for or permit the use of his name by, or be connected in any manner with, any specific business activity in Duval or Clay County, Florida (the "Geographic Area"), which at the time is conducted by Compass Bank or by any affiliate of Compass Bank in such Geographic Area, except that this prohibition shall not apply to the ownership of up to 5 percent (5%) of the equity of any other entity; (ii) solicit any person (natural or otherwise) who is a customer of the Bank to do business with any person other than Compass Bank or its affiliates or (iii) use in any competition, solicitation or marketing effort any proprietary list of or other information concerning customers of the Bank, Compass Bank or its affiliates developed by the Bank, Compass Bank or its affiliates. Employee further agrees that, for a period of two years following such termination, he will not, directly or indirectly, in any capacity whatsoever, own manage, operate, control or participate in the ownership, management, operation or control of, or work for or permit the use of his name by, or be connected in any manner with, any business activity in the Geographic Area that operates under or uses or identifies itself with the name "Enterprise National Bank," or a name substantially similar thereto. Notwithstanding anything to the contrary contained herein, this Section 7(c) shall not be enforceable in the event of the occurrence of a Change of Control (as hereinafter defined).

         (d) In the event of a breach or threatened breach by Employee of the provisions of this Section 7, Compass Bank shall be entitled to seek temporary or permanent injunctions and other appropriate relief restraining Employee from using or disclosing, in whole or in part, trade secrets and confidential information or violating the other provisions hereof. Nothing herein shall be construed as prohibiting Compass Bank from pursuing any other remedies available to it.

         (e) Employee has read and considered the provisions of this Section 7 and, having done so, agrees that the restrictions on competition set forth in
Section 7(c) herein are fair and reasonable as to time, geographical area, and scope of activities to be restrained, and are reasonably required for the protection of the Business, goodwill and other business interests of Compass Bank and its affiliates and the Bank. In the event a court of competent jurisdiction determines as a matter of law that any of the terms of Section 7 are unreasonable or too broad, the parties expressly allow such court to reform this agreement to the extent necessary to make it reasonable as a matter of law and to enforce it as so reformed.

     8.  Termination of Employment
         -------------------------

         Employee's employment with Compass Bank shall be terminated upon the occurrence of any one or more of the following events:

         (a) Compass Bank gives written notice of termination for good cause to Employee. For the purposes of this Agreement, "good cause" shall include, without limitation, a willful and material violation of applicable banking laws and regulations; dishonesty; theft; fraud; embezzlement; the commission of a felony or a crime involving moral turpitude; substantial dependence or addiction to alcohol or any drug not used in accordance with the instructions of a licensed physician; conduct disloyal to Compass Bank; willful disregard of lawful instructions of the officers or directors of Compass Bank relating to a material matter reasonably related to Employee's duties hereunder; or any other material breach of this or any other agreement between Employee and Compass Bank.

         (b) Death.

         (c) Disability of Employee. For purposes of this Agreement, "disability" shall mean a mental or physical condition resulting from an injury or illness which shall render Employee incapable of performing the essential functions of his position with reasonable accommodations from Compass Bank, pursuant to the criteria set forth in such disability plan as is maintained by Compass Bank. If Employee is terminated pursuant to this Section 8(c), nothing herein shall preclude Employee from being able to receive disability benefits pursuant to any plan or policy that Compass Bank or Compass maintains for its executive officers or employees.

         (d) Resignation of Employee, who agrees to provide not less than 45 days prior written notice of his resignation to Compass Bank.

     9.  Compliance with Rules
         ---------------------

         Employee agrees to observe and comply with the rules and regulations of Compass Bank as adopted either orally or in writing by the Board of Directors of Compass Bank and communicated to Employee in writing with respect to the performance of Employee's duties, and to carry out and to perform orders, directions, and policies announced to Employee by Compass Bank, unless such orders, directions or policies violate applicable laws or regulations.

     10. Withholding
         -----------

         There shall be deducted from the payment of any amounts due under this Agreement the amount of tax required by any governmental authority to be withheld and paid over by Compass Bank or its affiliates to such governmental authority because of such payment.

     11. Attorneys Fees
         --------------

         In the event that the Employee is terminated in a manner which violates any provisions of this Agreement, as determined through arbitration as provided herein or by a court of competent jurisdiction, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys fees, in challenging such termination, whether such challenge takes place in a court of law or by means of arbitration or mediation. Compass Bank agrees to advance Employee reasonable attorneys fees and costs in the maximum amount of $15,000 to enforce the terms of this Agreement or recover damages for breach of this Agreement, as follows: $10,000 at the commencement of litigation or mediation proceedings and an additional $5,000 six months thereafter. In the event the Employee is unsuccessful in his claim or defense, the Employee shall reimburse Compass Bank for any attorneys fees, expenses and costs that have been advanced. If the Employee is successful, any attorney's fee award will be reduced by the amount of attorneys fees and costs that have been advanced. Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

     12. Change of Control
         -----------------

         For the purpose of this Agreement, a "Change of Control" shall mean:

         (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of Compass (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of Compass entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of
Control: (i) any acquisition directly from Compass (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by Compass, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Compass or any corporation controlled by Compass or
(iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this
Section 12 are satisfied; or

         (b) Individuals who, as of the date hereof, constitute the Board of Directors of Compass (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Compass' shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

         (c) Approval by the shareholders of Compass of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding Compass, any employee benefit plan (or related trust) of Compass or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

         (d) Approval by the shareholders of Compass of (i) a complete liquidation or dissolution of Compass or (ii) the sale or other disposition of all or substantially all of the assets of Compass, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding Compass and any employee benefit plan (or related trust) of Compass or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company

Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of Compass.

          (e) Sale or other disposition of all or substantially all of the stock or assets of Compass Bank, other than to an affiliate of Compass.

     13.  Notices
          -------

          Any notice required or desired to be given under this Agreement shall be deemed given if in writing mailed or delivered as follows:

          If to Employee:

                      R. Alan Bellamy
                      12741 Shinnecock Court
                      Jacksonville, Florida  32225


          If to Compass Bank:

                      Jerry W. Powell, Esquire
                      General Counsel
                      Compass Bank
                      P. O. Box 10566
                      Birmingham, Alabama   35296

     14.  Entire Agreement
          ----------------

          (a) In consideration of this Agreement, Compass Bank, as the successor to the rights and obligations of the Bank pursuant to the Merger and otherwise, and Employee hereby agree that the Severance Employment Agreement, dated May 21, 1996, between Employee and the Bank shall terminate automatically as of the effective date of the Merger.

          (b) This Agreement contains the entire agreement of the parties regarding the employment of Employee by Compass Bank and supersedes any prior agreement, arrangement or understanding, whether oral or written, between Compass Bank and Employee concerning Employee's employment hereunder.

     15.  Choice of Law
          -------------

          This Agreement shall be governed by, and enforced according to, the laws of the State of Florida. The invalidity of any provision shall be automatically reformed to the extent permitted by applicable law and shall not affect the enforceability of the remaining provisions hereof.

     16.  Assignment
          ----------

          This Agreement is for the personal service of Employee and may not be assigned by Employee but may be assigned by Compass Bank to any affiliate or successor in interest to Compass Bank's business. In the event Compass Bank makes such an assignment, Employee shall continue to perform, on behalf of such affiliate or successor, the services required of Employee by this Agreement and the provisions of this Agreement shall be binding upon, and inure to the benefit of, such successor or affiliate. This Agreement shall be binding upon and inure to the benefit of Employee, his heirs, representatives and estate.

     17.  Modification; Termination
          -------------------------

          This Agreement may be modified only by written agreement signed by Employee and by a duly authorized officer of Compass Bank. The failure to insist upon compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof. This Agreement shall terminate if the Merger Agreement shall be terminated; provided however, Employee agrees that if this Agreement is terminated he will keep confidential any confidential information received from Compass Bank or its affiliates prior to such termination.

     18.  Counterparts
          ------------

          This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

     19.  Arbitration
          -----------

          Any claims or controversies governing this Agreement, or arising in any way out of the performance of this Agreement, shall be subject to binding arbitration by a single arbitrator, in accordance with the rules of the American Arbitration Association. Such arbitration shall be held in Jacksonville, Florida. Nothing herein shall prohibit a party from seeking equitable relief in a court of law to maintain the status quo while the arbitration is pending.

     IN WITNESS WHEREOF, this Agreement is executed by the parties as of the day and year first above written.

ATTEST                                COMPASS BANK


By:  /s/ Daniel B. Graves             By:  /s/ David N. Wright
   ---------------------------           -------------------------------
Name:    Daniel B. Graves             Name:    David N. Wright
     -------------------------             -----------------------------
Title: Assistant Secretary            Title: Senior Vice President and
      ------------------------              ----------------------------
                                             Regional Executive

WITNESS:

[SIGNATURE APPEARS HERE]              [SIGNATURE APPEARS HERE]
------------------------------        ----------------------------------
                                      Employee

                                   EXHIBIT J

                               WILLIAM J. HAMMEL
                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT, is made and entered into as of July 31, 1996, by and between Compass Bank, a Florida banking corporation ("Compass Bank"), and William J. Hammel ("Employee").

     WHEREAS, Compass Bank desires to enter into an employment agreement with Employee to provide for the continued management and success of its operations and those of its affiliates, and Employee desires to engage in such services, under the terms and conditions set forth in this Agreement;

     WHEREAS, Employee has been an employee of Enterprise National Bank of Jacksonville ("Bank") which is being acquired (the "Merger") by Compass Bancshares, Inc. ("Compass") and its affiliates pursuant to an Agreement and Plan of Merger dated as of July 31, 1996 (the "Merger Agreement") among Compass, Compass Bank and the Bank; and

     WHEREAS, Employee acknowledges that (i) the Bank has been engaged for a number of years in the business of banking, lending, deposit taking, and related banking and trust services (the "Business") in the State of Florida; (ii) Employee is one of a limited number of persons instrumental in the development of the Business of the Bank; (iii) Employee's work for the Bank has given him and will continue to give him access to trade secrets and confidential information concerning the Business and the relationships between the Bank and its customers; (iv) Employee's employment with Compass Bank will give him access to trade secrets and confidential information concerning the business and customer relationships of Compass Bank and its affiliates; (v) the agreements and covenants contained in this Agreement are essential to protect the Business and goodwill of the Bank being acquired by Compass and the business and goodwill of Compass Bank and its affiliates; and (vi) Compass Bank would not employ Employee except for such covenants and agreements.

     NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, Compass Bank and Employee hereby agree, effective as of the date of the consummation of the Merger, as follows:

     1.  Employment
         ----------

         During the Term (as defined herein), Compass Bank agrees to employ Employee and Employee agrees to serve as Senior Vice President - Commercial Loan Manager II or in such other capacity as a Senior Vice President of equivalent authority and responsibility ("Commercial Loan Manager II") as the Chief Executive Officer of Compass Bank may determine. Employee hereby accepts such employment on the terms and conditions set forth in this Agreement.

     2.  Position and Responsibilities
         -----------------------------

         As a Commercial Loan Manager II, Employee will be engaged by Compass Bank to provide such services as may be determined by the Chief Executive Officer of Compass Bank, and shall report to the Chief Executive Officer of Compass Bank or the City President in Jacksonville. In furtherance of such duties, Employee shall have the responsibility and authority to:

         (a) Provide direct guidance and supervision to a full staff of commercial lenders and support staff of Compass Bank in Jacksonville, Florida and the surrounding markets;

         (b) Develop, initiate and implement business development strategies and programs for the Jacksonville market;

         (c) Extend credit to business and professional clients through lending staff and own initiatives for the Jacksonville market;

         (d) Keep abreast with financial trends for the Jacksonville market and provide financial advice to commercial clients;

         (e) Ensure that the loan portfolio of Compass Bank in Jacksonville meets the credit and documentation standards established by Compass Bank or Compass;

         (f) Make business development calls to solicit new banking relationships for Compass Bank in Jacksonville; and

         (g) Exercise the usual authority of a commercial lending manager concerning staffing, staff development, performance appraisals, compensation management and status of employment.

     3.  Term of Employment; Place of Employment
         ---------------------------------------

         Employee's employment under this Agreement shall commence as of the effective date of the Merger and shall continue (unless sooner terminated) for two (2) years ("Term"). Employee's place of employment during the Term shall be in Jacksonville, Florida.

     4.  Extent of Services
         ------------------

         During the Term, Employee shall devote his full business time and efforts to the performance of his duties hereunder. It is, however, understood and agreed that the preceding sentence shall not prohibit Employee from spending a reasonable amount of time managing his personal investments and discharging his civic responsibilities as long as such activities do not interfere with the discharge of his duties hereunder. Employee hereby agrees and represents that his employment, and the performance of his duties as required by this Agreement, do not violate any agreements or relationships existing between Employee and any other person. During the Term, Employee will not serve as an officer or director of any business enterprise (other than Compass Bank) without the prior approval of the Chief Executive Officer of Compass Bank, which shall not be unreasonably withheld.

     5.  Compensation
         ------------

         (a) Compass Bank shall pay Employee for all services and agreements of Employee pursuant to this Agreement, and any other duties as may reasonably be assigned to him by Compass Bank, an annual base salary of $114,000 per year, with merit increases in accordance with Compass Bank's salary administration program based upon performance, which shall be payable in accordance with Compass Bank's customary payroll practices with respect to time and manner of payment. No compensation shall be payable until and unless the Merger becomes effective.

         (b) If Employee's employment under this Agreement is terminated by Compass Bank for other than death or "good cause," as defined in Section 8 hereof, Compass Bank will pay (or cause to be paid) the compensation and benefits (excluding disability and leave program benefits) provided by this Agreement for a period of two (2) years following such termination. For this purpose, should Employee's employment be terminated prior to the completion of the first period utilized to calculate bonuses pursuant to the Compass Bank Executive Incentive Plan ("Bonus Period"), Employee shall be entitled to one-half (1/2) the value of the maximum bonus owing to him if he had remained in Compass Bank's employ during the entire Bonus Period and met the bonus target required to earn his maximum bonus. If Employee is terminated after completion of the first Bonus Period, his bonus during the two-year period contemplated in this Section 5(b) shall be based upon the bonus earned in the most recently completed Bonus Period. In the event of the termination of Employee's employment under this Agreement because of Employee's disability, as defined in Section 8 hereof, any payments of disability benefits to Employee payable during the two years following such termination under any disability insurance policy or disability benefit plan covering Employee maintained by Compass Bank or its affiliates, as it may exist from time to time, shall be treated as payments by Compass Bank toward satisfaction of its obligations under this Agreement. Such payments shall be paid in accordance with Compass Bank's customary payroll practices with respect to the time and manner of payment. Payments received under medical insurance policies are not counted toward this obligation. If Employee dies, resigns or is terminated for "good cause," Compass Bank shall have no further obligation to Employee under this Agreement.

         (c) Employee shall have the right, upon prior written notice as provided in Section 12 herein, voluntarily to terminate his employment hereunder ("Voluntary Termination"), but in such event, Employee shall have no right after the date of termination to compensation or other benefits as provided in this Agreement. In the event of Voluntary Termination, Employee shall be subject to the noncompetition provision of Section 7(c) herein, but only to the extent of any time remaining under the Term of this Agreement.

     6.  Benefits
         --------

         (a) During the Term, Compass Bank shall provide Employee such benefits including life, health and disability insurance, as are made generally available to employees of equal title and base salary on the same basis as Compass Bank makes such benefits available to Compass Bank's other employees, including participation in the Compass Bank retirement plan.

         (b) As an employee of Compass Bank or one of its affiliates, Employee shall be eligible to participate in such employee stock option plan as an employee in a similar position may participate, including the 1996 Long Term Incentive Plan. Employee shall also receive, promptly following the commencement of the Term, a grant of options to acquire 5,000 shares of Compass Bancshares, Inc. common stock, at an exercise price equal to the fair market value of such common stock on the date of grant, fifty percent (50%) of such grant becoming exercisable one year after the commencement of the Term, the remainder of such grant becoming exercisable two years after the commencement of the Term and with an expiration date ten (10) years following such date of grant. Notwithstanding any provisions herein to the contrary, the entire grant of options shall become fully vested and exercisable upon the occurrence of a Change of Control (as hereinafter defined), or if Employee is terminated by Compass Bank other than for "good cause" as defined in Section 8 hereof, during the Term.

         (c) As an employee of Compass Bank or one of its affiliates, Employee shall be eligible to participate in Compass Bank's Executive Incentive Plan to the extent that Employee may receive incentives up to thirty percent (30%) of base salary per annum during the Term.

         (d) Compass Bank shall pay for the benefit of Employee the first two annual premiums coming due after the effective date of the Merger with respect to that certain policy No. 2535762 maintained with Principal Mutual Life Insurance Company. Said annual premiums are in the amount of $12,360 and shall be made payable to the Employee.

         (e) Employee shall be entitled to four (4) weeks paid vacation per year during the Term, and thereafter as long as Employee is employed by Compass Bank or any of its affiliates, on a non-cumulative basis.

         (f) Employee shall be entitled to reimbursement of reasonable business expenses which are incurred by Employee in connection with his employment as provided by the policies, practices and procedures of Compass Bank.

     7.  Confidentiality; Noncompetition; Nonsolicitation
         ------------------------------------------------

         (a) Employee recognizes and acknowledges that he has and will have access to confidential information of a special and unique value concerning Compass Bank and its affiliates which may include, without limitation, books and records relating to operations, customer names and addresses, customer service requirements, customer financial statements and other financial, business and personal information relating to Compass Bank and its affiliates, their customers, markets, officers and employees, cost of providing service and equipment, operating and maintenance costs, and pricing criteria. Employee also recognizes that a portion of the business of Compass Bank and its affiliates is dependent upon trade secrets, including techniques, methods, systems, processes, data and other confidential information. The protection of these trade secrets and confidential information against unauthorized disclosure or use is of critical importance to Compass Bank. Employee therefore agrees that, without prior written authorization from the Chief Executive Officer of Compass Bank, he will not at any time, either while employed by Compass Bank or afterwards, make any independent use of, or disclose to any other person, any trade secrets or confidential information of Compass Bank. The agreements contained in this
Section 7(a) shall survive the termination of this Agreement.

         (b) All records, files, memoranda, reports, price lists, customer lists, documents, and other information (together with all copies thereof) which relate to Compass Bank, its affiliates, or the Bank, and which Employee, either prior to or during the Term, has obtained or obtains, uses, prepares, or comes in contact with shall remain the sole property of Compass Bank and its affiliates. Upon the termination of Employee's employment by Compass Bank, or upon the prior demand of Compass Bank, all such materials and all copies thereof shall be returned to the Bank (or its successors by merger) immediately.

         (c) To support the agreements contained in Section 7(a) hereof, during the Term and, if Employee's employment with Compass Bank is terminated for any or no reason during the Term, for a period of two years after such termination, or such lesser period as is applicable pursuant to Section 5(c) hereof, Employee, on behalf of himself and his present and future affiliates and employers (other than the Bank or its successors by merger), agrees he will not, directly or indirectly as a partner, stockholder, consultant, agent, joint venturer, investor, lender, or in any other capacity whatsoever, alone or in association with others (i) own, manage, operate, control or participate in the ownership, management, operation or control of, or work for or permit the use of his name by, or be connected in any manner with, any specific business activity in Duval or Clay County, Florida (the "Geographic Area"), which at the time is conducted by Compass Bank or by any affiliate of Compass Bank in such Geographic Area except that this prohibition shall not apply to the ownership of up to 5 percent (5%) of the equity of any other entity; (ii) solicit any person (natural or otherwise) who is a customer of the Bank to do business with any person other than Compass Bank or its affiliates or (iii) use in any competition, solicitation or marketing effort any proprietary list of or other information concerning customers of the Bank, Compass Bank or its affiliates developed by the Bank, Compass Bank or its affiliates. Employee further agrees that, for a period of two years following such termination, he will not, directly or indirectly, in any capacity whatsoever, own manage, operate, control or participate in the ownership, management, operation or control of, or work for or permit the use of his name by, or be connected in any manner with, any business activity in the Geographic Area that operates under or uses or identifies itself with the name "Enterprise National Bank," or a name substantially similar thereto. Notwithstanding anything to the contrary contained herein, this Section 7(c) shall not be enforceable in the event of the occurrence of a Change of Control (as hereinafter defined).

         (d) In the event of a breach or threatened breach by Employee of the provisions of this Section 7, Compass Bank shall be entitled to seek temporary or permanent injunctions and other appropriate relief restraining Employee from using or disclosing, in whole or in part, trade secrets and confidential information or violating the other provisions hereof. Nothing herein shall be construed as prohibiting Compass Bank from pursuing any other remedies available to it.

         (e) Employee has read and considered the provisions of this Section 7 and, having done so, agrees that the restrictions on competition set forth in
Section 7(c) herein are fair and reasonable as to time, geographical area, and scope of activities to be restrained, and are reasonably required for the protection of the Business, goodwill and other business interests of Compass Bank and its affiliates and the Bank. In the event a court of competent jurisdiction determines as a matter of law that any of the terms of Section 7 are unreasonable or too broad, the parties expressly allow such court to reform this agreement to the extent necessary to make it reasonable as a matter of law and to enforce it as so reformed.

     8.  Termination of Employment
         -------------------------

         Employee's employment with Compass Bank shall be terminated upon the occurrence of any one or more of the following events:

         (a) Compass Bank gives written notice of termination for good cause to Employee. For the purposes of this Agreement, "good cause" shall include, without limitation, a willful and material violation of applicable banking laws and regulations; dishonesty; theft; fraud; embezzlement; the commission of a felony or a crime involving moral turpitude; substantial dependence or addiction to alcohol or any drug not used in accordance with the instructions of a licensed physician; conduct disloyal to Compass Bank; willful disregard of lawful instructions of the officers or directors of Compass Bank relating to a material matter reasonably related to Employee's duties hereunder; or any other material breach of this or any other agreement between Employee and Compass Bank.

         (b)   Death.

         (c) Disability of Employee. For purposes of this Agreement, "disability" shall mean a mental or physical condition resulting from an injury or illness which shall render Employee incapable of performing the essential functions of his position with reasonable accommodations from Compass Bank, pursuant to the criteria set forth in such disability plan as is maintained by Compass Bank. If Employee is terminated pursuant to this Section 8(c), nothing herein shall preclude Employee from being able to receive disability benefits pursuant to any plan or policy that Compass Bank or Compass maintains for its executive officers or employees.

         (d) Resignation of Employee, who agrees to provide not less than 45 days prior written notice of his resignation to Compass Bank.

     9.  Compliance with Rules
         ---------------------

         Employee agrees to observe and comply with the rules and regulations of Compass Bank as adopted either orally or in writing by the Board of Directors of Compass Bank and communicated to Employee in writing with respect to the performance of Employee's duties, and to carry out and to perform orders, directions, and policies announced to Employee by Compass Bank, unless such orders, directions or policies violate applicable laws or regulations.

     10. Withholding
         -----------

         There shall be deducted from the payment of any amounts due under this Agreement the amount of tax required by any governmental authority to be withheld and paid over by Compass Bank or its affiliates to such governmental authority because of such payment.

     11. Attorneys Fees
         --------------

         In the event that the Employee is terminated in a manner which violates any provisions of this Agreement, as determined through arbitration as provided herein or by a court of competent jurisdiction, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys fees, in challenging such termination, whether such challenge takes place in a court of law or by means of arbitration or mediation. Compass Bank agrees to advance Employee reasonable attorneys fees and costs in the maximum amount of $15,000 to enforce the terms of this Agreement or recover damages for breach of this Agreement, as follows: $10,000 at the commencement of litigation or mediation proceedings and an additional $5,000 six months thereafter. In the event the Employee is unsuccessful in his claim or defense, the Employee shall reimburse Compass Bank for any attorneys fees, expenses and costs that have been advanced. If the Employee is successful, any attorney's fee award will be reduced by the amount of attorneys fees and costs that have been advanced. Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

     12. Change of Control
         -----------------

         For the purpose of this Agreement, a "Change of Control" shall mean:

         (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of Compass (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of Compass entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of
Control: (i) any acquisition directly from Compass (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by Compass, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Compass or any corporation controlled by Compass or
(iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this
Section 2 are satisfied; or

         (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Compass' shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

         (c) Approval by the shareholders of Compass of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding Compass, any employee benefit plan (or related trust) of Compass or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

         (d) Approval by the shareholders of Compass of (i) a complete liquidation or dissolution of Compass or (ii) the sale or other disposition of all or substantially all of the assets of Compass, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding Compass and any employee benefit plan (or related trust) of Compass or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of Compass.

         (e) Sale or other disposition of all or substantially all of the stock or assets of Compass Bank, other than to an affiliate of Compass.

     13. Notices
         -------

         Any notice required or desired to be given under this Agreement shall be deemed given if in writing mailed or delivered as follows:

         If to Employee:

                      William J. Hammel
                      9528 Kuhn Road
                      Jacksonville, Florida  32257

         If to Compass Bank:

                       Jerry W. Powell, Esquire
                       General Counsel
                       Compass Bank
                       P. O. Box 10566
                       Birmingham, Alabama   35296

     14. Entire Agreement
         ----------------

         (a) In consideration of this Agreement, Compass Bank, as the successor to the rights and obligations of the Bank pursuant to the Merger and otherwise, and Employee hereby agree that the Severance Employment Agreement, dated May 21, 1996, between Employee and the Bank shall terminate automatically as of the effective date of the Merger.

         (b) This Agreement contains the entire agreement of the parties regarding the employment of Employee by Compass Bank and supersedes any prior agreement, arrangement or understanding, whether oral or written, between Compass Bank and Employee concerning Employee's employment hereunder.

     15. Choice of Law
         -------------

         This Agreement shall be governed by, and enforced according to, the laws of the State of Florida. The invalidity of any provision shall be automatically reformed to the extent permitted by applicable law and shall not affect the enforceability of the remaining provisions hereof.

     16. Assignment
         ----------

         This Agreement is for the personal service of Employee and may not be assigned by Employee but may be assigned by Compass Bank to any affiliate or successor in interest to Compass Bank's business. In the event Compass Bank makes such an assignment, Employee shall continue to perform, on behalf of such affiliate or successor, the services required of Employee by this Agreement and the provisions of this Agreement shall be binding upon, and inure to the benefit of, such successor or affiliate. This Agreement shall be binding upon and inure to the benefit of Employee, his heirs, representatives and estate.

     17. Modification; Termination
         -------------------------

         This Agreement may be modified only by written agreement signed by Employee and by a duly authorized officer of Compass Bank. The failure to insist upon compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof. This Agreement shall terminate if the Merger Agreement shall be terminated; provided however, Employee agrees that if this Agreement is terminated he will keep confidential any confidential information received from Compass Bank or its affiliates prior to such termination.

     18. Counterparts
         ------------

         This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

     19. Arbitration
         -----------

         Any claims or controversies governing this Agreement, or arising in any way out of the performance of this Agreement, shall be subject to binding arbitration by a single arbitrator, in accordance with the rules of the American Arbitration Association. Such arbitration shall be held in Jacksonville, Florida. Nothing herein shall prohibit a party from seeking equitable relief in a court of law to maintain the status quo while the arbitration is pending.

     IN WITNESS WHEREOF, this Agreement is executed by the parties as of the day and year first above written.

ATTEST                                   COMPASS BANK


By: /s/ Daniel B. Graves                 By: /s/ David N. Wright
   -----------------------                  ------------------------------
Name: Daniel B. Graves                   Name: David N. Wright
     ---------------------                     ---------------------------
Title: Assistant Secretary               Title: Senior Vice President and
       -------------------                      --------------------------
                                                Regional Executive

WITNESS:


[SIGNATURE APPEARS HERE]                 [SIGNATURE APPEARS HERE]
--------------------------               --------------------------------
                                            Employee

                                   EXHIBIT K

                         OPINIONS REQUIRED FROM COUNSEL
                          TO COMPASS AND COMPASS BANK
                          ---------------------------


       (i) Compass and Compass Bank are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and the State of Florida, respectively, and Compass is a bank holding company under the Bank Holding Company Act of 1956, as amended. Compass and Compass Bank have all requisite corporate power and authority to carry on their business as now being conducted and to own, lease and operate their properties as now owned, leased or operated. Compass and Compass Bank are duly qualified and in good standing in the respective states where such qualification is required;

       (ii) Compass and Compass Bank each have all requisite power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby; all acts (corporate or otherwise) and other proceedings required to be taken by or on the part of Compass and Compass Bank (or either of them) to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby have been duly and validly taken; and the Merger Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of each of Compass and Compass Bank enforceable against Compass and Compass Bank, respectively, in accordance with its terms, subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

       (iii) the shares of Compass Common Stock to be issued pursuant to the Merger Agreement are validly issued, fully paid and nonassessable; and, except as contemplated by the Merger Agreement, the shares of Compass Common Stock issued pursuant to the Merger Agreement are not subject to any agreements or understandings to which Compass is a party with respect to the voting or transfer of such shares, are not subject to any agreements or understandings among any other parties with respect to the voting or transfer of such shares, and have not been issued in violation of the preemptive rights of any person;

       (iv) the execution and delivery by Compass and Compass Bank of the Merger Agreement does not and the consummation of the transactions contemplated thereby will not contravene or violate any provision of or constitute a default under (a) the certificate of incorporation or bylaws of Compass or Compass Bank,
(b) except as disclosed in the Merger Agreement, any note, license, instrument, mortgage, deed of trust, or other agreement or understanding, permit, authorization or contract, order, arbitration award, judgment of decree, or any other restriction of any kind known to us to which Compass or Compass Bank is a party or by which Compass or Compass Bank or any of their assets or properties is bound, the breach or violation of which could have a material adverse effect on Compass and its Subsidiaries taken as a whole, and (c) except as disclosed in the Merger Agreement, any law, regulation, rule, administrative regulation or decree of any court or any governmental agency or body applicable to Compass or Compass Bank or their respective assets or properties;

       (v) except as disclosed in the Merger Agreement and except for such consents, approvals, authorizations, actions or filings as have already been obtained, no consent, approval, authorization, action or filing with any court, governmental agency or public body is required in connection with the execution, delivery and performance by Compass and Compass Bank of the Merger Agreement;

       (vi) neither Compass nor Compass Bank is in violation of or default under the respective Certificates of Incorporation or Bylaws of Compass or Compass Bank or any agreement, document or instrument under which Compass or Compass Bank is obligated or bound, or any law, order, judgment, or regulation applicable to Compass or Compass Bank or any of their Subsidiaries, the violation of which could have a material adverse effect on Compass and its Subsidiaries taken as a whole; and

       (vii) the shares of Compass Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act of 1933, as amended.

                        ---------------------------------
                                  APPENDIX II

                        Opinion of Financial Consulting
                                Associates, Inc.

                        ---------------------------------

              [LETTERHEAD OF FINANCIAL CONSULTING ASSOCIATES, INC.
                                 APPEARS HERE]



                                                                October 28, 1996



 Board of Directors
 Enterprise National Bank of Jacksonville
 4190 Belfort Road
 Jacksonville, FL  32216

 Dear Members of the Board:

 You have asked us to advise you with respect to the fairness to the shareholders and warrantholders of Enterprise National Bank of Jacksonville (the "Company"), from a financial point of view, of the per share purchase price and terms provided for in the draft Agreement and Plan of Merger (the "Merger Agreement") dated July 31, 1996 between the Company and Compass Bancshares, Inc. ("Compass"). The Merger Agreement provides for a merger (the "Merger") of the Company and Compass pursuant to which the common shareholders, the warrantholders and the optionholders of the Company will receive 911,000 Compass common shares, subject to an upward adjustment to a maximum of 1,100,000 Compass common shares depending on the amount of capital received by the Company based on the exercise of outstanding warrants and options since December 31, 1995.

 In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to Compass and the Company. We have also reviewed certain other information, including financial forecasts and budgets, provided to us by Compass and the Company, and have discussed with the Company's management the business and prospects of the Company.

 We have also considered certain financial and stock market data of Compass and the Company and we have compared that data with similar data for other publicly held bank holding companies and we have considered the financial terms of certain other comparable transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts and budgets, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Compass's and the Company's managements as to the future financial performance of Compass and the Company. In addition, we have not made

 Board of Directors
 Enterprise National Bank of Jacksonville
 October 28, 1996
 Page 2



 an independent evaluation or appraisal of the assets of Compass or the Company and we have assumed that the aggregate allowances for loan losses for Compass and the Company are adequate to cover such losses. We have solicited third party indications of interest in acquiring the Company and have considered the results of that solicitation in arriving at our opinion.

 It should be noted that this opinion is based on market conditions and other circumstances existing on the date hereof and this opinion does not represent our view as to what the value of the Compass common stock necessarily will be when the Compass common stock is issued to the stockholders of the Company upon consummation of the Merger.

 We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

 We agree to the inclusion of this opinion letter in the Proxy
 Statement/Prospectus relating to the Merger. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

 Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Per Share Purchase Price and Terms of the Merger are fair to the common shareholders and warrantholders of the Company from a financial point of view.

 Very truly yours,



 FINANCIAL CONSULTING ASSOCIATES, INC.

                        ---------------------------------

                                  APPENDIX III

                           Provisions of the National
                            Banking Act Relating to
                        Dissenters' Rights of Appraisal

                        ---------------------------------

 (S) 214a. Procedure for conversion, merger, or consolidation; vote of stockholders

      A national banking association may, by vote of the holders of at least two-thirds of each class of its capital stock, convert into, or merge or consolidate with, a State bank in the same State in which the national banking association is located, under a State charter, in the following manner:

 (a) Approval of board of directors; publication of notice of stockholders' meeting; waiver of publication; notice by registered or certified mail

      The plan of conversion, merger, or consolidation must be approved by a majority of the entire board of directors of the national banking association. The bank shall publish notice of the time, place, and object of the shareholders' meeting to act upon the plan, in some newspaper with general circulation in the place where the principal office of the national banking association is located, at least once a week for four consecutive weeks:
 Provided, That newspaper publication may be dispensed with entirely if waived by all the shareholders and in the case of a merger or consolidation one publication at least ten days before the meeting shall be sufficient if publication for four weeks is waived by holders of at least two-thirds of each class of capital stock and prior written consent of the Comptroller of the Currency is obtained. The national banking association shall send such notice to each shareholder of record by registered mail or by certified mail at least ten days prior to the meeting, which notice may be waived specifically by any shareholder.

 (b)  Rights of dissenting stockholders

      A shareholder of a national banking association who votes against the conversion, merger, or consolidation, or who has given notice in writing to the bank at or prior to such meeting that he dissents from the plan, shall be entitled to receive in cash the value of the shares held by him, if and when the conversion, merger, or consolidation is consummated, upon written request made to the resulting State bank at any time before thirty days after the date of consummation of such conversion, merger, or consolidation, accompanied by the surrender of his stock certificates. The value of such shares shall be determined as of the date on which the shareholders' meeting was held authorizing the conversion, merger, or consolidation, by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the resulting State bank, and the third by the two so chosen. The valuation agreed upon by any two of three appraisers thus chosen shall govern; but, if the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment as provided herein, such shareholder may within five days after being notified of the appraised value of his shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the appellant. If, within ninety days from the date of consummation of the conversion, merger, or consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal, or the appraisal as the case may be, shall be paid by the resulting State bank. The plan of conversion, merger, or consolidation shall provide the manner of disposing of the shares of the resulting State bank not taken by the dissenting shareholders of the national banking association.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20:     Indemnification of Directors and Officers.
--------     -----------------------------------------


Section 17 of Article V of Compass' By-Laws provides in part as follows:

             Without limitation, the Corporation shall indemnify any person who was or is a party or is threatened to become a party to litigation against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the full extent permitted by the General Corporation Law of Delaware, upon such determination having been made as to his good faith and conduct as is required by said General Corporation Law. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding to the extent, if any, authorized by the Board of Directors in accordance with the provisions of said General Corporation Law, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation.

Under Section 145 of the Delaware General Corporation Law (the "DGCL"), directors, advisory directors and officers of a Delaware corporation are entitled to indemnification permitted by the statute as provided in such corporation's certificate of incorporation, by-laws, resolutions and other proper action.

In addition, Article 8 of Compass' Restated Certificate of Incorporation, as amended, provides:

             No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty of such director, except (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article 8 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

This provision is identical to, and is authorized by, 1986 amendments to the DGCL, Section 102(b)(7).

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Compass pursuant to the foregoing provisions, or otherwise, Compass has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Compass of expenses incurred or paid by a director, officer or controlling person of Compass in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Compass will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 21:     Exhibits and Financial Statement Schedules.
--------     -------------------------------------------

     An index to Exhibits appears at pages II-5 through II-7 hereof.

Item 22:     Undertakings.
--------     ------------


     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on October 22, 1996.


                                       COMPASS BANCSHARES, INC.



                                       By:  */s/ D. Paul Jones, Jr.
                                          ------------------------------------
                                       D. Paul Jones, Jr.
                                       Chairman, Chief Executive Officer and
                                       Treasurer


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      SIGNATURE                         TITLE                DATE
      ---------                         -----                ----

                                Director, Chairman,
                                Chief Executive Officer
*/s/ D. Paul Jones, Jr.         and Treasurer                October 22, 1996
---------------------------
D. Paul Jones, Jr.

*/s/ Garrett R. Hegel           Chief Financial Officer      October 22, 1996
---------------------------
Garrett R. Hegel

*/s/ Michael A. Bean            Chief Accounting Officer     October 22, 1996
---------------------------
Michael A. Bean

*/s/ Charles W. Daniel          Director                     October 22, 1996
---------------------------
Charles W. Daniel

*/s/ W. Eugene Davenport        Director                     October 22, 1996
---------------------------
W. Eugene Davenport

*/s/ Marshall Durbin, Jr.       Director                     October 22, 1996
---------------------------
Marshall Durbin, Jr.

*/s/ Tranum Fitzpatrick         Director                     October 22, 1996
---------------------------
Tranum Fitzpatrick


*/s/ George W. Hansberry                    Director         October 22, 1996
----------------------------------------
George W. Hansberry, M.D.

*/s/ John S. Stein                          Director         October 22, 1996
----------------------------------------
John S. Stein


                                            Director
-----------------------------------------
Robert J. Wright


*By:/s/ Daniel B. Graves
    -------------------------------------
   Daniel B. Graves, Attorney-in-fact

                               INDEX TO EXHIBITS


EXHIBIT NUMBER      DESCRIPTION OF EXHIBIT
--------------      ----------------------


2 Agreement and Plan of Merger by and among Compass Bancshares, Inc., Compass Bank and Enterprise National Bank of Jacksonville, dated as of July 31, 1996 (included as Appendix I to the Proxy Statement/Prospectus in Part I of this Registration Statement)

*3(a) Restated Certificate of Incorporation of the Registrant dated May 17, 1982 (Filed with the December 31, 1982 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

*3(b) Certificate of Amendment dated May 20, 1986 to Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.2 to Registration Statement on Form S-4 Registration No. 33-46086, and incorporated herein by reference) (File No. 0-6032)

*3(c) Certificate of Amendment dated May 15, 1987 to Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1.2 to Post-Effective Amendment No. 1 to Registration Statement on Form S-4, Registration
                    No. 33-10797 and incorporated herein by reference)
                    (File No. 0-6032)

*3(d) Certificate of Amendment dated November 8, 1993 to Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3(d) to Registration Statement on Form S-4 Registration No. 33-51919 and incorporated herein by reference) (File No. 0-6032)

*3(e) Certificate of Amendment, dated September 19, 1994, to the Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.5 to Registration Statement on Form S-4 Registration No. 33-55899, and incorporated herein by reference) (File No. 0-6032)

*3(f) Bylaws of the Registrant (Amended and Restated as of March 15, 1982) (Filed with the December 31, 1982 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

5 Opinion and consent of Jerry W. Powell, Esquire, as to the legality of the securities being registered

8                   Opinion and consent of Balch & Bingham regarding tax matters

*10(a) Compass Bancshares, Inc., 1982 Long Term Incentive Plan (filed as Exhibit 1 to the Company's Registration Statement on Form S-8 filed June 15, 1983, with the Commission).

*10(b) Compass Bancshares, Inc. 1989 Long Term Incentive Plan (filed as Exhibit 28 to Registration Statement on Form S-8 Registration No. 39095 and incorporated herein by reference) (File No. 0-6032)

*10(c) Compass Bancshares, Inc. 1996 Long Term Incentive Plan (filed as Exhibit A to the Registrant's Proxy Statement filed March 13, 1996 relating to its annual meeting of shareholders held April 9, 1996 and incorporated herein by reference) (File No. 0-6032)

*10(d) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and D. Paul Jones, Jr. (filed as
                    Exhibit 10(d) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032).

*10(e) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and Jerry W. Powell (filed as
                    Exhibit 10(e) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

*10(f) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and Garrett R. Hegel (filed as
                    Exhibit 10(f) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

*10(g) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and Byrd Williams (filed as Exhibit 10(g) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

*10(h) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and Charles E. McMahen (filed as
                    Exhibit 10(h) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

10(i) Employment Agreement dated December 14, 1994 between Compass Bancshares, Inc. and G. Ray Stone.

*13(a) The Registrant's Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 0-6032)

*13(b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (File No. 06032)

*13(c) The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No. 06032)

21                  List of Subsidiaries of Compass Bancshares, Inc.

23(a)               Consent of KPMG Peat Marwick LLP, Independent Certified
                    Public Accountants

23(b)               Consent of Deloitte & Touche LLP, Independent Auditors

23(c)               Consent of Balch & Bingham (included in the opinion in
                    Exhibit 8)

24(a)               Power of Attorney

24(b)               Compass Board of Directors Resolutions

99(a) Notice of Special Meeting of Shareholders of Enterprise National Bank of Jacksonville

99(b) President's letter to Shareholders of Enterprise National Bank of Jacksonville

99(c)               Form of Proxy


-----------------------------
*Incorporated by reference